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As filed with the Securities and Exchange Commission on January 15, 2009

Registration No. 333-154648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE SERVICEMASTER COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8741 (Primary Standard Industrial Classification Code Number)	36-3858106 (I.R.S. Employer Identification No.)
860 Ridge Lake Boulevard Memphis, Tennessee 38120 (901) 597-1400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Greerson G. McMullen
Senior Vice President and General Counsel
860 Ridge Lake Boulevard
Memphis, Tennessee 38120
(901) 597-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brian J. Fahrney Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Peter J. Loughran Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

10.75%/11.50% Senior Toggle Notes due 2015	$1,150,000,000	100%	$1,150,000,000	$45,195.00

Guarantees(2)

(1)
Estimated solely to compute the amount of the registration fee under Rule 457 under the Securities Act of 1933, as amended, based on 100% of the aggregate principal amount of the 10.75%/11.50% Senior Toggle Notes due 2015.

(2)
Guarantees of ServiceMaster's 10.75%/11.50% Senior Toggle Notes due 2015 by InStar Services Group, Inc., Merry Maids Limited Partnership, MM Maids L.L.C., ServiceMaster Consumer Services, Inc., ServiceMaster Consumer Services Limited Partnership, ServiceMaster Holding Corporation, ServiceMaster Management Corporation, ServiceMaster Residential/Commercial Services Limited Partnership, SM Clean L.L.C., Terminix International, Inc., The Terminix International Company Limited Partnership, TruGreen Companies L.L.C., TruGreen, Inc., TruGreen LandCare L.L.C., TruGreen Limited Partnership and TruGreen LandCare. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is required for the guarantees.

Table of Additional Registrants

Exact name of registrant as specified in its charter*	Primary Standard Industrial Classification Code Number	State or other jurisdiction of incorporation or organization	I.R.S. employer identification number
InStar Services Group, Inc.	8741	Delaware	87-0687689
Merry Maids Limited Partnership	7349	Delaware	47-0718233
MM Maids L.L.C.	8741	Delaware	06-1668989
ServiceMaster Consumer Services, Inc.	8741	Delaware	36-3729225
ServiceMaster Consumer Services Limited Partnership	8741	Delaware	36-3729226
ServiceMaster Holding Corporation	8741	Delaware	36-4245384
ServiceMaster Management Corporation	8741	Delaware	36-3837079
ServiceMaster Residential/Commercial Services Limited Partnership	8741	Delaware	36-3747477
SM Clean L.L.C.	8741	Delaware	06-1668984
Terminix International, Inc.	8741	Delaware	36-3478839
The Terminix International Company Limited Partnership	7342	Delaware	36-3478837
TruGreen Companies L.L.C.	8741	Delaware	36-4313320
TruGreen, Inc.	8741	Delaware	36-3734601
TruGreen LandCare L.L.C.	0782	Delaware	36-4313318
TruGreen Limited Partnership	0782	Delaware	36-3734669
TruGreen LandCare	0782	California	36-4313318

*
The address for each of the additional registrants' principal executive office is 860 Ridge Lake Boulevard, Memphis, Tennessee 38120, and the telephone number for each of the additional registrants' principal executive office is (901) 597-1400.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 15, 2009

PRELIMINARY PROSPECTUS

10.75%/11.50% Senior Toggle Notes due 2015
Fully and unconditionally guaranteed by the Subsidiary Guarantors

        This prospectus relates to $1,150,000,000 aggregate principal amount of our 10.75%/11.50% Senior Toggle Notes due 2015 (the "Notes") which were originally issued by us in an offering exempt from the registration requirements of the Securities Act. The selling securityholders named herein may use this prospectus to resell from time to time any or all of their Notes and related guarantees described below. We will not receive any proceeds from the resale by the selling securityholders of the Notes and related guarantees.

        Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2009. The Notes will mature on July 15, 2015.

        For any semi-annual interest payment period through July 15, 2011, we may, at our option, elect to pay interest on the Notes (1) entirely in cash ("Cash Interest"), (2) entirely by increasing the principal amount of the outstanding Notes ("PIK Interest") or (3) 50% as Cash Interest and 50% as PIK Interest. Cash Interest will accrue on the Notes at a rate per annum equal to 10.75%. PIK Interest will accrue on the Notes at a rate per annum equal to 11.50%, which is the Cash Interest rate plus 75 basis points. If we elect to pay PIK Interest, we will increase the principal amount of the notes in an amount equal to the amount of PIK Interest payable for the applicable payment period to holders of the notes on the relevant record date. Interest payable after July 15, 2011 will be payable in the form of Cash Interest.

        We may redeem the Notes, in whole or in part, at our option, at any time prior to July 15, 2011, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date plus the applicable make-whole premium described in this prospectus. We may redeem some or all of the Notes at any time on and after July 15, 2011, at the redemption prices described in this prospectus. In addition, on or prior to July 15, 2010, we may on one or more occasions, at our option, apply funds equal to the offering proceeds from one or more equity offerings to redeem up to 35% of the Notes at the redemption price set forth in this prospectus. If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase the Notes from holders.

        The Notes are our senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The Notes are guaranteed by certain of our subsidiaries on a senior unsecured basis. The subsidiary guarantees are general unsecured senior obligations of the subsidiary guarantors and rank equally in right of payment with all of the existing and future senior unsecured indebtedness of the subsidiary guarantors. The Notes are effectively subordinated to any indebtedness of our non-guarantor subsidiaries. The Notes are effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

        We have not applied, and do not intend to apply, to list the Notes sold using this prospectus on any national securities exchange or automated quotation system.

        Investing in the Notes involves substantial risks. See "Risk Factors" beginning on page 8 of this prospectus for a discussion of the risks you should consider in connection with an investment in the Notes.

        The Notes, including the related guarantees, may be offered and sold from time to time by the selling securityholders named in this prospectus either directly or through agents or broker-dealers acting as principal or agent. The selling securityholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling securityholders. We will pay substantially all of the expenses incident to the registration of the Notes, including the related guarantees, except for the selling commissions, if any. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2009.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling securityholders are making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

 SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and may not contain all the information that you need to consider in making your investment decision. Before making a decision to purchase the Notes, you should read the entire prospectus carefully, including the "Risk Factors" and "Forward-Looking Statements" sections and our consolidated financial statements and the notes to those financial statements. When used in this prospectus, the terms "the Company," "ServiceMaster," "the issuer," "we," "our," and "us" refer to The ServiceMaster Company.

Company Overview

        The ServiceMaster Company ("ServiceMaster" or the "Company") is a national company serving both residential and commercial customers. Its services include lawn care, landscape maintenance, termite and pest control, home warranty, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection. As of September 30, 2008, ServiceMaster provided these services through a network of approximately 5,500 company-owned locations and franchise licenses operating under the following leading brands: TruGreen, TruGreen LandCare, Terminix, American Home Shield, Merry Maids, ServiceMaster Clean, Furniture Medic and AmeriSpec. Approximately 98% of our revenues are generated by sales in the United States.

        ServiceMaster is organized into five principal operating segments: TruGreen LawnCare; TruGreen LandCare; Terminix; American Home Shield; and Other Operations and Headquarters. All ServiceMaster subsidiaries are wholly owned. Our principal executive offices are located at 860 Ridge Lake Boulevard, Memphis, Tennessee 38120. Our telephone number at that address is (901) 597-1400. Our primary website is www.servicemaster.com. Information contained, or referred to, on our website is not part of this prospectus.

 The Offering

        The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains more detailed descriptions of the terms and conditions of the Notes.

Issuer	The ServiceMaster Company.
Securities	$1,150,000,000 aggregate principal amount of 10.75%/11.50% Senior Toggle Notes due 2015.
Maturity	The Notes will mature on July 15, 2015.
Interest rate

For any semi-annual interest payment period through July 15, 2011, we may, at our option, elect to pay interest (1) entirely as Cash Interest, (2) entirely as PIK Interest or (3) 50% as Cash Interest and 50% as PIK Interest. Cash Interest will accrue on the Notes at a rate per annum equal to 10.75%. PIK Interest shall accrue on the Notes at a rate per annum equal to 11.50%, which is the Cash Interest rate plus 75 basis points. If we elect to pay PIK Interest, we will increase the principal amount of the Notes in an amount equal to the amount of PIK Interest payable for the applicable payment period to holders of the Notes on the relevant record date. Interest payable after July 15, 2011 will be payable in the form of Cash Interest.

If we do not elect the form of interest payment with respect to a relevant interest payment date, the interest on the Notes will be payable on the related interest payment date in the form specified in the most recent interest election delivered by us. We have elected to pay interest due and payable on January 15, 2009 entirely in the form of Cash Interest.

Interest payment dates	January 15 and July 15, commencing on January 15, 2009. Interest will accrue on the Notes from July 24, 2008.
Ranking	The Notes are unsecured senior indebtedness of ServiceMaster and rank:
• equal in right of payment to all existing and future senior indebtedness of ServiceMaster;
• senior in right of payment to all existing and future subordinated obligations of ServiceMaster; and
•

effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities of our subsidiaries (other than subsidiaries that are or become guarantors).

As of September 30, 2008:
• we had $4,271.2 million of consolidated indebtedness, substantially all of which would have ranked equally in right of payment with the Notes.

•

of our consolidated indebtedness, we had $2,781.9 million of secured indebtedness under our Credit Facilities, to which the Notes are effectively subordinated, and have $335 million of additional commitments under the Revolving Credit Facility available to us, all of which would be secured if borrowed.

•

our non-guarantor subsidiaries had approximately $176.0 million of total debt and capital leases, including intercompany notes payable to ServiceMaster and the guarantor subsidiaries and excluding trade payables and other obligations, all of which are structurally senior to the Notes.

Guarantees

The Notes are guaranteed, on a senior basis, by certain domestic subsidiaries of ServiceMaster. These guarantees are subject to release under specified circumstances. See "Description of Notes—Subsidiary Guarantees." The guarantee of each guarantor is a senior unsecured obligation of that guarantor and ranks:

	•	equal in right of payment to all existing and future senior indebtedness of that guarantor;
	•	senior in right of payment to all existing and future guarantor subordinated obligations; and
	•	effectively subordinated to all secured indebtedness of that guarantor to the extent of the value of the assets securing such indebtedness.
Optional redemption

We may redeem the Notes, in whole or in part, at our option, at any time (1) prior to July 15, 2011, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus the applicable make-whole premium described under "Description of Notes—Redemption" and (2) on and after July 15, 2011, at the redemption prices listed under "Description of Notes—Redemption."

Optional redemption after certain equity offerings

On or prior to July 15, 2010, we may on one or more occasions, at our option, apply funds equal to the offering proceeds from one or more equity offerings to redeem up to 35% of the Notes at the redemption price listed under "Description of Notes—Redemption."

Change of control

If we experience a Change of Control, as described under "Description of Notes—Change of Control," we must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Mandatory principal redemption

If the Notes would otherwise constitute "applicable high yield discount obligations" ("AHYDO") within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), at the end of each tax accrual period beginning with the first tax accrual period ending after July 15, 2012 (each, an "AHYDO redemption date"), we will be required to redeem for cash a portion of each such note then outstanding equal to the "mandatory principal redemption amount" with respect to such accrual period (such redemption, a "mandatory principal redemption"). The redemption price for the portion of each note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The "mandatory principal redemption amount" with respect to such accrual period means the portion of a note required to be redeemed to prevent such note from being treated as an "applicable high yield discount obligation" within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to an AHYDO redemption date pursuant to any other provision of the indenture for the Notes will alter our obligation to make a mandatory principal redemption with respect to any Notes that remain outstanding on such AHYDO redemption date.

Covenants	The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur more debt;
	•	pay dividends, redeem stock or make other distributions;
	•	make investments;
	•	create liens;
	•	transfer or sell assets;
	•	merge or consolidate; and
	•	enter into certain transactions with our affiliates.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes—Certain covenants" and "Description of Notes—Merger and consolidation."
Registration rights

Pursuant to the Exchange and Registration Rights Agreement, we have agreed to register resales of the Notes under the Securities Act as described under "Description of Notes—Registration rights agreement." Upon any resale of Notes pursuant to the shelf registration statement of which this prospectus forms a part, selling securityholders will be required to deliver to the Company and Trustee the Notice of Transfer set forth in Appendix A hereto.

Under the Exchange and Registration Rights Agreement, we are required to use commercially reasonable efforts to maintain the effectiveness of the shelf registration statement of which this prospectus forms a part for a specified period ending as early as 90 days after the effective date of the shelf registration statement (when the Notes become eligible for resale pursuant to Rule 144).

Trading market for the Notes	There can be no assurance as to the development or liquidity of any trading market for the Notes.

Risk Factors

        Investment in the Notes involves risks. You should carefully consider the information under the section titled "Risk Factors" and all other information included in this prospectus and the documents incorporated by reference before investing in the Notes.

 Summary Historical Consolidated Financial Information

        We have provided the following summary historical consolidated financial information for your reference. We have derived the summary financial information for each of the years ended December 31, 2005 through December 31, 2007 from our audited consolidated financial statements. The summary financial information for each of the nine months ended September 30, 2008, the period from July 25, 2007 to September 30, 2007 and the period from January 1, 2007 to July 24, 2007 is unaudited and includes all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results for our full fiscal year ending December 31, 2008. This summary financial information should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included herein.

	Successor		Predecessor	Successor	Predecessor
		For the periods from		For the periods from		Year ended December 31
(In thousands, except per share data)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007	July 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to July 24, 2007	2006	2005	2004	2003
Operating Results:
Operating revenue	$2,577,609	$690,625	$1,934,390	$1,422,358	$1,934,390	$3,332,703	$3,239,478	$3,068,068	$2,895,028
Operating income(1)	214,548	50,554	143,932	33,240	143,932	324,128	340,083	324,308	110,655
Percentage of operating revenue	8.3%	7.3%	7.4%	2.3%	7.4%	9.7%	10.5%	10.6%	3.8%
Non-operating expense	258,952	74,469	6,551	181,734	6,551	43,639	45,385	53,464	58,394
(Benefit) provision for income taxes(1),(2)	(8,341)	(9,136)	51,692	(52,182)	51,692	95,205	114,137	(45,779)	54,716

(Loss) income from continuing operations(1),(2)	(36,063)	(14,779)	85,689	(96,312)	85,689	185,284	180,561	316,623	(2,455)
(Loss) income from businesses held pending sale and discontinued operations, net of income taxes(1),(2)	(4,670)	(2,590)	(4,588)	(27,208)	(4,588)	(15,585)	18,364	14,604	(222,232)

Net (loss) income	$(40,733)	$(17,369)	$81,101	$(123,520)	$81,101	$169,699	$198,925	$331,227	$(224,687)
Cash dividends per share	$—	$—	$0.24	$—	$0.24	$0.46	$0.44	$0.43	$0.42
Financial Position (at period end):
Total assets	$7,637,292	$7,763,116		$7,591,060		$3,134,441	$3,048,009	$3,161,074	$2,975,131
Total liabilities	6,377,818	6,351,933		6,287,526		1,945,583	1,893,369	2,069,539	2,058,305
Total long-term debt outstanding	4,271,194	4,118,450		4,130,811		706,954	677,289	825,959	837,976
Minority interest	—	—		—		100,000	100,000	100,000	100,309
Shareholders' equity(1),(2)	1,259,474	1,411,183		1,303,534		1,088,858	1,054,640	991,535	816,517

(1)
The 2007 and 2008 results include restructuring charges for severance, as well as costs associated with our current restructuring initiative, Fast Forward, and payments for employee retention and severance related to the Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $9.1 million in the nine months ended September 30, 2008, $8.2 million in the Successor Period from July 25, 2007 to September 30, 2007, $16.9 million in the Predecessor Period from January 1, 2007 to July 24, 2007 and $26.0 million in the period from July 25 to December 31, 2007. The 2006 results include restructuring charges for severance, as well as costs associated with "Project Accelerate", the Company's initiative to improve the effectiveness and efficiency of its functional support areas, and accruals for employee retention and severance to be paid in future periods that are related to the

  Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $21.6 million, which includes approximately $6 million of non-recurring net operating loss carry forward benefits which became realizable to the Company as a result of its decision to consolidate its corporate headquarters in Memphis.

  The results also include merger charges related to the purchase of ServiceMaster by a group of investors led by Clayton, Dubilier & Rice, Inc. The merger related charges totaled $0.8 million in the nine months ended September 30, 2008, $0.5 million in the period from July 25, 2007 to September 30, 2007, $41.4 million in the period from January 1, 2007 to July 24, 2007, $0.8 million in the period from July 25 to December 31, 2007 and $1.0 million in 2006.

  In accordance with SFAS 142, the Company's goodwill and intangible assets that are not amortized are subject to at least an annual assessment for impairment by applying a fair-value based test. In the fourth quarter of 2007, the Company recorded a non-cash impairment charge associated with the goodwill at its InStar business in the amount of $12.9 million. This charge is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes." In the first quarter of 2006, the Company recorded a $42 million impairment charge for expected losses on the disposition of American Residential Services and American Mechanical Services, which is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes".. In the third quarter of 2003, the Company recorded a non-cash impairment charge associated with the goodwill and intangible assets at its TruGreen LandCare business unit. This charge, which is included in the results of continuing operations for 2003, totaled $189 million. Also in the third quarter of 2003, the Company recorded a non-cash impairment charge of $292 million associated with the goodwill and intangible assets of certain sold operations and this charge is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes".

  In addition to the impairment charges noted above, the Company also recorded pre-tax impairment charges of $6.3 million in the second quarter of 2008 and $18.1 million in the fourth quarter of 2007 related to the long-lived assets (other than goodwill) at its InStar business in connection with the decision to sell the InStar business. This charge is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes."

(2)
In the fourth quarter of 2006, the Company recorded a reduction in income tax expense of $7 million resulting from the favorable resolution of state tax items related to a prior non-recurring transaction.

Related to a comprehensive agreement with the Internal Revenue Service regarding its examination of the Company's federal income taxes through the year 2002, the Company recorded a non-cash reduction in its 2004 tax provision related to deferred taxes on intangible assets, which had not previously been recorded, thereby increasing net income by approximately $159 million. Approximately $150 million related to continuing operations and $9 million related to discontinued operations.

Ratios of Earnings to Fixed Charges

        Our consolidated ratios of earnings to fixed charges for the nine months ended September 30, 2008, for the periods from July 25, 2007 to September 30, 2007, January 1, 2007 to July 24, 2007, July 25, 2007 to December 31, 2007 and January 1, 2007 to July 24, 2007 and for the years ended December 31, 2006, 2005, 2004 and 2003 are as follows:

	Successor				Predecessor	Successor		Predecessor
			For the periods from			For the periods from
	Nine months ended Sept. 30, 2008
			Jul. 25, 2007 to Sept. 30, 2007		Jan. 1, 2007 to Jul. 24, 2007	Jul. 25, 2007 to Dec. 31, 2007		Jan. 1, 2007 to Jul. 24, 2007	Year ended December 31
									2006	2005	2004	2003
Ratios of Earnings to Fixed Charges		(a)		(b)	4.92		(c)	4.92	5.05	5.53	4.94	1.71

(a)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the nine months ended September 30, 2008 was approximately $44.4 million. For purposes of calculating our ratio of earnings to fixed charges for the nine months ended September 30, 2008, fixed charges were approximately $256.9 million.

(b)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the period from July 25, 2007 to September 30, 2007 was approximately $23.9 million. For purposes of calculating our ratio of earnings to fixed charges for the period from July 25, 2007 to September 30, 2007, fixed charges were approximately $78.3 million.

(c)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the period from July 25, 2007 to December 31, 2007 was approximately $148.5 million. For purposes of calculating our ratio of earnings to fixed charges for the period from July 25, 2007 to December 31, 2007, fixed charges were approximately 177.9 million.

 RISK FACTORS

        An investment in the Notes involves substantial risks. In addition, our business, operations and financial condition are subject to various risks. You should consider the risks described below with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones relevant to us or to an investment in the Notes. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also impair our business, results of operations, financial condition and liquidity. The following information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes included elsewhere in this prospectus.

Risks related to our business and our industry

Weather conditions and seasonality affect the demand for our services and our results of operations.

        The demand for our services and our results of operations are affected by weather conditions and by the seasonal nature of our lawn care and landscape maintenance services, termite and pest control services, home warranty and home inspection services, and disaster restoration services. For example, in our markets that do not have a year-round growing season, the demand for our lawn care and landscape maintenance services decreases during the winter months. Droughts and late spring or fall snow storms can adversely impact the demand for lawn care and landscape maintenance services; above normal temperatures can result in increased service calls in the home warranty business; and cooler temperatures can impede the development of the termite swarm and lead to lower demand for our termite services.

Our markets are highly competitive. Competition could reduce our market share and adversely impact our results of operations.

        We operate in highly competitive markets. Changes in the source and intensity of competition in the markets served by us impact the demand for our services and may result in additional pricing pressures. The relatively low capital cost of entry to certain of our businesses has led to strong competitive markets, including regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labor, benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, pricing, customer satisfaction and reputation. No assurance can be given that we will be able to compete successfully against current or future competitors and that the competitive pressures that we face will not result in reduced market share or negatively impact our financial performance.

Increases in raw material prices, fuel prices and other operating costs adversely affect our results of operations.

        Our financial performance is affected by the level of our operating expenses, such as fuel, raw materials, wages and salaries, employee benefits, health care, vehicle, self-insurance costs and other insurance premiums as well as various regulatory compliance costs, all of which may be subject to inflationary pressures. In particular, our financial performance is adversely affected by increases in these operating costs. In recent years, fuel prices have fluctuated widely and have generally increased, including sharp increases in 2007 and 2008. These fuel price increases raise our costs of operating vehicles and equipment. Fuel price increases can also result in increases in the cost of fertilizer, chemicals and other materials used in our business. We cannot predict the extent to which we may experience future increases in fuel costs and other operating costs. In the first six months of 2008, increases in fuel, fertilizer and other costs throughout the Company negatively impacted our cost of services rendered and products sold. To the extent such cost increases continue, we may not be able to fully pass these increased costs through to our existing and prospective customers, and the rates we pay to our subcontractors may increase, any of which could have a material adverse impact on our operating results. With respect to fuel, our fleet, which consumes roughly 30 million gallons annually, has been negatively impacted by significant increases in fuel prices. Each year, we typically hedge approximately two-thirds of our estimated annual fuel usage. As of September 30, 2008, a 10% change in fuel prices would result in a change of approximately $12 million in the Company's annual fuel cost before considering the impact of fuel swap contracts. A shortage in supply of fuel would also adversely affect our business.

Our future success depends on our ability to attract and retain trained workers and third party contractors.

        Our future success and financial performance depends substantially on our ability to attract, retain and train workers and attract and retain third party contractors. Our ability to expand our operations is in part impacted by our ability to increase our labor force including on a seasonal basis, which may be adversely impacted by a number of factors, including a failure of the U.S. Congress to reauthorize the returning worker exception to the H2B Visa Program, which may negatively impact the number of foreign nationals available to engage in seasonal employment. In the event of a labor shortage, we could experience difficulty in delivering our services in a high-quality or timely manner and could be forced to increase wages in order to attract and retain employees, which would result in higher operating costs and reduced profitability.

We may not successfully implement our business strategies or realize all of our expected cost savings.

        We may not be able to fully implement our business strategies or realize, in whole or in part within the time frames anticipated, the anticipated benefits of our various initiatives, such as our Terminix Termite Inspection and Protection Plan and TruGreen Targeted Lawn Care program and our agreement with Realogy Corporation, or our expected cost savings and efficiency improvements, including those related to the Company's reorganization and restructuring of certain of its businesses and support functions ("Fast Forward"). Our various business strategies and initiatives, including our productivity and customer retention initiatives, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. We expect to incur certain costs to achieve our expected cost savings and efficiency improvements. These costs may turn out to be substantially higher than we currently estimate, and we may not fully achieve our expected cost savings and efficiency improvements. Our ability to successfully realize cost savings and the timing of any realization may be affected by factors such as the need to ensure continuity in our operations, contracts, regulations and/or statutes governing employee-employer relationships, our ability to renegotiate contracts or find alternative suppliers and other factors. Our business strategy may also change from time to time. As a result, we may not be able to achieve our expected results of operations.

Changes in general economic conditions, especially as they may affect home re-sales or consumer confidence or spending levels, may adversely affect the demand for our services.

        Changes in general economic conditions and consumer confidence affect the demand for our services. Unfavorable general economic conditions such as those experienced recently, including rising fuel prices, changes in interest rates, continued or further softening of the home resale market, increases in home foreclosures, disruption of the credit markets and increases in unemployment rates, could reduce consumer confidence and related spending levels and, in turn, reduce the demand for our services. These factors could also negatively impact the timing or the ultimate collection of accounts receivable, which would negatively impact our operating revenues, profitability and cash flow.

Public perceptions that our products and services are not environmentally friendly or safe may adversely affect the demand for our services.

        In providing our services, we use, among other things, fertilizers, herbicides and pesticides. Public perception that our products and services are not environmentally friendly or safe or are harmful to humans, whether justified or not, could lead to reduced demand for our services, impair our reputation, involve us in litigation, damage our brand names and otherwise have a material adverse effect on our business, financial condition and results of operations.

Changes in the types or mix of our service offerings could affect our financial performance.

        Our financial performance is affected by changes in the types or mix of services we offer our customers. For example, when Terminix transitioned from offering primarily bait termite services to providing both liquid and bait termite services, this transition required the purchase of additional equipment and additional training for our associates. The bait and termite service lines also have different price points (for both the initial treatment and for renewals), different ongoing service obligations, and different revenue recognition policies. These changes in mix can also affect the timing of our revenues. An unsuccessful rollout or adjustment of our service offerings could have a material adverse effect on our financial performance.

Government laws and regulations applicable to our businesses could increase our legal and regulatory expenses and affect our financial performance.

        Our businesses are subject to significant federal, state and local laws and regulations. These federal and state laws include laws relating to consumer protection, wage and hour requirements, the employment of immigrants, permit and licensing requirements, workers' safety, the environment, insurance and home warranty, employee benefits, telemarketing, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution from power equipment and local regulations, including water management techniques. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our businesses. The laws and regulations applicable to our businesses will likely change in the future and affect our operations and financial performance. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in litigation, suffer losses to our reputation and suffer the loss of licenses or penalties that may affect how our business is operated, which, in turn, would have a material adverse effect on our business, financial condition and results of operations.

The loss of the services of management personnel and other employees as a result of restructuring could adversely affect our financial performance.

        Among the purposes of Fast Forward is to eliminate layers and bureaucracy and simplify work processes in order to better align the Company's work processes around its operational and strategic objectives. Fast Forward has resulted in employee workforce reductions as part of the cost-savings to be achieved and may include additional workforce reductions in the future. Ultimately, Fast Forward is expected to enhance our financial performance; however, the loss of management personnel and other employees could affect our success and financial performance until the Fast Forward process is completed.

Our business process outsourcing initiatives may increase our reliance on third-party contractors and expose our business to harm upon the termination or disruption of our third-party contractor relationships.

        Our strategy to increase profitability by reducing our costs of operations includes the implementation of business process outsourcing initiatives. As a result, our future operations will increasingly rely on third-party vendors to provide services that we currently perform internally. Any disruption, termination, or substandard performance of these outsourced services, including possible breaches by third party vendors of their agreements with us, could adversely affect our brands, customer relationships, operating results and financial condition. Also, if a third-party outsourcing provider relationship is terminated, there is a risk that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable. In addition, in the event a third-party outsourcing relationship is terminated and we are unable to replace it, there is a risk that we may no longer have the capabilities to perform these services internally.

Laws and regulations regarding the use of pesticides and fertilizers and claims of personal injury and property damage, as well as other environmental laws and regulations, could result in significant costs that adversely affect our operating results.

        Local, state, federal and international laws and regulations relating to environmental, health and safety matters affect us in several ways. In the United States, all products containing pesticides must be registered with the U.S. Environmental Protection Agency ("EPA") (and similar state agencies) before they can be sold or applied. The failure to obtain or the cancellation of any such registration, or the other withdrawal from the market place of such pesticides, could have an adverse effect on our business, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are manufactured by independent third parties and are evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we use will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect of the EPA's continuing evaluations.

        In addition, the use of certain pesticides, herbicides and fertilizer products is regulated by various local, state, federal and international environmental and public health agencies. These regulations may require that only certified or professional users apply the product or that certain products be used only on certain types of locations, may require users to post notices on properties to which products have been or will be applied, may require notification to individuals in the vicinity that products will be applied in the future or may restrict or ban the use of certain products. Even if we are able to comply with all such regulations and obtain all necessary registrations and licenses, we cannot assure you that the products we apply or the manner in which we apply them, particularly pesticide products, will not be alleged to cause injury to the environment or to people under any circumstances. The costs of compliance, remediation or products liability lawsuits could materially affect our future operating results.

        Local, state, federal and foreign agencies regulate the disposal, handling and storage of waste, air and water discharges from our facilities and the investigation and clean-up of contaminated sites. We could incur significant costs, including clean-up costs, fines and civil or criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under these laws and regulations. If there is a significant change in the facts and circumstances surrounding the assumptions upon which we operate or if we are found not to be in substantial compliance with applicable environmental and public health laws and regulations, it could have a material impact on future environmental capital expenditures and other environmental expenses and our results of operations, financial position and cash flows. In addition, potentially significant expenditures could be required to comply with environmental laws and regulations, including requirements that may be adopted or imposed in the future.

        Local, state, federal and foreign agencies that regulate environmental matters may change environmental laws, regulations or standards. Changes in any of these or other laws, regulations or standards could materially affect our future operating results.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

        Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, Terminix, TruGreen, TruGreen LawnCare, TruGreen LandCare, Merry Maids, ServiceMaster Clean, American Home Shield, AmeriSpec, Furniture Medic and ServiceMaster. We have not sought to register every one of our marks either in the United States or in every country in which they are used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse effect on our business, financial condition or results of operations.

        Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain services under our recognized brand names, which could have a material adverse effect on our business, financial condition or results of operations.

Disruptions or security failures in our information technology systems could create liability for us and/or limit our ability to effectively monitor, operate and control our operations and adversely affect our operating results.

        Our information technology systems facilitate our ability to monitor, operate and control our operations. While we have disaster recovery plans in place, any disruption in these plans or the failure of our information technology systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting, among other things, our capacity to monitor, operate and control our operations effectively. In addition, because our systems contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities relating to violations of privacy laws or otherwise, which may lead to lower revenues, increased costs and other material adverse effects on our results of operations.

We are subject to various restrictive covenants that could adversely impact our operations.

        From time to time, we enter into noncompetition agreements that restrict us from entering into lines of business (e.g., heating, ventilation and air conditioning repair and installation, electrical repair and installation, plumbing) or operating in certain areas into which we may desire to expand our business. We also are subject to non-solicitation and no hire covenants that may restrict our ability to solicit potential customers or employees. To the extent that such restrictive covenants prevent us from taking advantage of business opportunities, our operations may be adversely impacted.

Future acquisitions and our reorganization efforts could affect our financial performance.

        We plan to continue to pursue opportunities to expand through selective acquisitions. Our ability to make acquisitions at reasonable prices and to integrate acquired businesses are important factors in our future growth. We cannot assure that we will be able to manage or integrate acquired businesses successfully and/or retain customers of the acquired businesses. Any inability on our part to consolidate and manage growth from acquired businesses could have an adverse effect on our financial performance, and there can be no assurance that any acquisition that we make in the future will provide us with the benefits that were anticipated when entering into such acquisition. The process of integrating an acquired business and/or reorganizing our management and merit processes may create unforeseen difficulties and expenses, including the diversion of resources needed to integrate new businesses, technologies, products, personnel or systems; the inability to retain employees, customers and suppliers; the assumption of actual or contingent liabilities; failure to follow internal processes; write-offs or impairment charges relating to goodwill and other intangible assets; and unanticipated or unknown liabilities relating to acquired businesses.

We are indirectly owned and controlled by the Equity Sponsors, and their interests as equity holders may conflict with holders of our debt.

        We are indirectly owned and controlled by the Equity Sponsors (as defined below), who will have the ability to control our policies and operations. The directors appointed by affiliates of the Equity Sponsors are able to make decisions affecting our capital structure, including decisions to issue or repurchase capital stock, pay dividends and incur additional debt. The interests of the Equity Sponsors may not in all cases be aligned with the interests of the holders of our debt. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our Equity Sponsors might conflict with the interests of holders of our debt. In addition, our Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transaction might involve risks to holders of our debt. Furthermore, the Equity Sponsors may in the future own businesses that directly or indirectly compete with us. One or more of the Equity Sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Recent market events and conditions, including disruptions in the U.S. and international credit markets and other financial systems and the deterioration of the U.S. and global economic conditions, could, among other things, impede access to or increase the cost of financing, cause our lenders to depart from prior credit industry practice and not give technical or other waivers under our Credit Facilities to the extent we may seek them in the future, thereby causing us to be in default under one or more of the Credit Facilities, cause our commercial customers to incur liquidity issues that could lead to some of our services being cancelled and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on our financial condition or results of operations.

        In the second half of 2007, the U.S. residential mortgage market began to experience serious disruption due to credit quality deterioration and delinquencies in a significant portion of originated mortgages, particularly subprime and non-prime mortgages; foreclosure activity began to rise; the residential housing market began to experience a slowing pace of transactions, declining housing prices and increased cost and reduced availability of mortgages; delinquencies in non-mortgage consumer credit increased; consumer confidence began to decline and credit markets became disrupted and illiquid. These conditions continued and worsened throughout 2007 and in 2008, expanding into a crisis of confidence in the broader U.S. and global credit and financial markets and resulting in greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Securities and debt ratings have been downgraded and a number of institutions have defaulted on their debt, filed for bankruptcy or have been taken over. Concerns about various financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to deteriorate further, notwithstanding various actions by the U.S. and foreign governments. In addition, the unemployment rate has been increasing and economic growth has been slowing. Concerns about adverse developments in the credit and financial markets, declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings continue to challenge the U.S. and global financial and credit markets and overall economies.

        These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, lead to impairment charges, make it more difficult for us to obtain, or increase our cost of obtaining, financing for our operations or investments or to refinance our debt in the future, cause our lenders to depart from prior credit industry practice and not give technical or other waivers under our Credit Facilities to the extent we may seek them in the future, thereby causing us to be in default under one or more of the Credit Facilities, and/or cause our commercial customers to incur liquidity issues that could lead to some of our services being cancelled or reduced. As described on page 30 of this registration statement, we expect that we will have to take a non-cash impairment charge for the period ending December 31, 2008 with respect to our goodwill and indefinite-lived intangible assets and that such a charge could be material to our balance sheet and results of operations.

        In light of the current uncertainty in the credit and financial markets, in September 2008, we borrowed $165 million under our existing $500 million Revolving Credit Facility to increase our cash position to preserve our financial flexibility. In addition, during the third quarter of 2008, $10 million of interests were transferred under our receivables sales arrangement. Although we are not currently experiencing any limitation of access to the Credit Facilities and are not aware of any issues currently impacting the ability of the lenders under them to honor their commitments to extend credit, there is no assurance that the U.S. and global credit crisis will not adversely affect our ability to borrow on the Credit Facilities in the future. Liquidity or capital problems at one or more of the lenders on the Revolving Credit Facility could reduce or eliminate the amount available for us to draw under such facility. Our access to additional capital may not be available on terms acceptable to us or at all.

        There can be no assurance that these disruptions and turmoil will not get worse over time and thus impact us more than they have to date. These economic uncertainties make it very difficult for us to accurately forecast and plan future business activities. If the current uncertain economic conditions continue or deteriorate, there could be a material adverse impact on our financial position, revenues, results of operations and cash flows.

Risks relating to our capital structure and the Notes

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments on the Notes and our other debt.

        As of September 30, 2008, we had $4,271.2 million of consolidated indebtedness and $335 million of available borrowings under our Revolving Credit Facility. In addition, under the Notes, we will have the option to elect to pay interest in the form of PIK Interest. In the event we make a PIK Interest election in each period, our debt will increase by the amount of such PIK Interest.

        Our substantial debt could have important consequences to holders of the Notes. Because of our substantial debt:

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  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing could become impaired;

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  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to the Notes may be impaired in the future;

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  a large portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for other purposes;

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  we are exposed to the risk of increased interest rates because a portion of our borrowings, including under the Term Loan Facilities and the Revolving Credit Facility (each as herein defined and, collectively, the "Credit Facilities"), and certain floating rate operating leases are at variable rates of interest;

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  it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on, and acceleration of, such debt;

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  we may be more vulnerable to general adverse economic and industry conditions;

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  we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt on more favorable terms and that, as a result, they may be better positioned to withstand economic downturns;

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  our ability to refinance debt may be limited or the associated costs may increase; and

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  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins of our businesses.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial debt.

        We and our subsidiaries may be able to incur substantial additional debt in the future. The terms of the indenture governing the Notes do not prohibit us or our subsidiaries from doing so. The Credit Facilities provide us with commitments for additional borrowings of up to $335 million under the Revolving Credit Facility, as of September 30, 2008, and permit additional borrowings beyond those commitments under certain circumstances. All of those borrowings are, and any other secured debt permitted under the agreements governing such Credit Facilities and the indenture would be, effectively senior to the Notes to the extent of the value of the assets securing such debt. In addition, under the Notes, we have the option to elect to pay interest in the form of PIK Interest, which will increase our debt by the amount of any such PIK Interest. If new debt is added to our current debt levels, the related risks we face would increase, and we may not be able to meet all of our debt obligations, including the repayment of the Notes. In addition, the indenture governing the Notes does not prevent us from incurring obligations that do not constitute debt.

We may elect not to pay any Cash Interest accrued on the Notes.

        Pursuant to the indenture governing the Notes, we may elect not to pay Cash Interest on the Notes on any interest payment date prior to July 24, 2011, and may elect to pay PIK Interest in lieu of Cash Interest. PIK Interest will accrue on the Notes at a rate per annum equal to 11.50%, which is the Cash Interest rate plus 75 basis points. The failure to pay Cash Interest on the Notes on any interest payment date for which we have elected to pay PIK Interest will not constitute an event of default under the indenture governing the Notes. Under such circumstances, interest will be paid in the form of PIK Interest by increasing the principal amount of the Notes by the amount of the PIK Interest. See "Description of Notes—Principal, maturity and interest."

We intend to treat the Notes as debt instruments bearing original issue discount for U.S. federal income tax purposes.

        Because interest on the Notes is not unconditionally payable in cash at least annually, the Notes will be considered to be issued with original issue discount. As a result of the characterization of the Notes as debt instruments bearing original issue discount, U.S. persons will be required to include in income the interest accruing on the Notes, and the rate of such accrual may be higher than the nominal rate on the Notes. In addition, U.S. persons will be required to include interest in income even though we may elect not to pay cash interest. See "Material U.S. Federal Tax Considerations."

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the Notes.

        The Credit Facilities contain covenants that, among other things, restrict our ability to:

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  incur additional debt (including guarantees of other debt);

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  pay dividends or make other restricted payments, including investments;

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  prepay or amend the terms of the Notes or certain other outstanding notes;

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  enter into certain types of transactions with affiliates;

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  sell certain assets, or, in the case of any borrower under the Credit Facilities, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

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  create liens;

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  in the case of the Term Loan Facility, enter into agreements restricting dividends or other distributions by subsidiaries to ServiceMaster; and

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  in the case of the Revolving Credit Facility, make acquisitions, enter into agreements restricting our ability to incur liens securing the Revolving Credit Facility and change our business or ServiceMaster's fiscal year.

        The indenture governing the Notes also contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

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  incur more debt;

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  pay dividends, redeem stock or make other distributions;

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  make investments;

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  create liens;

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  transfer or sell assets;

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  merge or consolidate; and

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  enter into certain transactions with our affiliates.

        The restrictions in the indenture governing the Notes, the Credit Facilities and the instruments governing our other debt may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be able to refinance our debt, at maturity or otherwise, on terms acceptable to us, or at all.

        Our ability to comply with the covenants and restrictions contained in the Credit Facilities, the indenture and the instruments governing our other debt may be affected by economic, financial and industry conditions beyond our control including credit or capital market disruptions. The breach of any of these covenants or restrictions could result in a default that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay debt, lenders having secured obligations, such as the lenders under the Credit Facilities, could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under the Credit Facilities and may not be able to repay the amounts due under the Credit Facilities and the Notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on the Notes and service our other debt and our ability to refinance all or a portion of our debt or obtain additional financing depends on many factors beyond our control.

        As a holding company, we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries, and we will depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including satisfying our obligations under the Notes and our other debt. Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on the ability of our subsidiaries to make distributions and dividends to us, which, in turn, will depend on their operating results, cash requirements and financial condition, general business conditions, and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control, and as described under "—Risks relating to our business and our industry" above. The payment of ordinary and extraordinary dividends by our subsidiaries that are regulated as insurance, home warranty, service contract or similar companies is subject to applicable state law limitations. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        The Revolving Credit Facility will mature in 2013 and the Term Loan Facilities will mature in 2014. As a result, we may be required to refinance any outstanding amounts under those facilities prior to the maturity date of the Notes. We cannot assure you that we will be able to refinance any of our debt or obtain additional financing, particularly because of our high levels of debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We cannot assure you we will be able to consummate those sales, or if we do, what the timing of the sales will be, whether the proceeds that we realize will be adequate to meet debt service obligations when due or whether we would receive fair value for such assets.

The Notes are unsecured and effectively subordinated to the rights of our and the guarantors' existing and future secured creditors to the extent of the value of our and our guarantors' assets.

        The indenture governing the Notes permits us to incur a significant amount of secured indebtedness, including indebtedness under the Credit Facilities. Indebtedness under the Credit Facilities is secured by substantially all of the tangible and intangible assets of ServiceMaster and the guarantors under the Credit Facilities, subject to certain exceptions. The Notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, the Notes are effectively subordinated to all such secured indebtedness. If an event of default occurs under the Credit Facilities, the senior secured lenders will have a prior right to our assets securing the Credit Facilities, to the exclusion of the holders of the Notes, even if we are in default under the Notes. In that event, our assets would first be used to repay indebtedness and other obligations secured by them (including amounts outstanding under the Credit Facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the Notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of Notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. Further, if the lenders foreclose and sell the pledged interests in any subsidiary guarantor under the Notes, then that guarantor will be released from its guarantee of the Notes automatically and immediately upon the sale. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than holders of secured indebtedness.

        As of June 30, 2008, approximately $2,624 million of our indebtedness was secured. We also have commitments for additional borrowings under the Revolving Credit Facility of $500 million, all of which would be secured if borrowed.

The Notes will be effectively subordinated to the debt of our non-guarantor subsidiaries.

        The Notes are not guaranteed by any of our non-U.S. subsidiaries, any subsidiary subject to regulation as an insurance, home warranty, service contract or similar company, or certain other subsidiaries. Payments on the Notes are only required to be made by us and the subsidiary guarantors. Accordingly, claims of holders of the Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the Notes. Our subsidiaries that do not guarantee the Notes, including our non-U.S. subsidiaries and our subsidiaries subject to regulation as insurance, home warranty and service contract companies (including the American Home Shield companies), represent a significant portion of our operations and assets.

If the lenders under the Credit Facilities release the guarantors under the credit agreement, those guarantors will be released from their guarantees of the Notes.

        The lenders under the Credit Facilities have the discretion to release the guarantees under the credit agreements. If a subsidiary guarantor is released from all of its obligations under the Credit Facilities or any other successor credit facility that may be then outstanding, then such subsidiary guarantor will automatically and unconditionally be released from its obligation under its guarantee of the Notes. See "Description of Notes—Subsidiary Guarantees." You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

If we or our subsidiaries default on our and their obligations to pay our and their indebtedness, we may not be able to make payments on the Notes.

        Any default under the agreements governing our or our subsidiaries' indebtedness, including a default under the Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes when due and substantially decrease the market value of the Notes.

        If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we or they otherwise fail to comply with the various covenants in the instruments governing our or their indebtedness (including covenants in the Credit Facilities, the indenture governing the Notes and the indenture governing the continuing Notes), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If amounts outstanding under the Credit Facilities, the continuing Notes or other debt of our subsidiaries are accelerated, all our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distributions of our subsidiaries' assets to pay interest and principal on the Notes, and we might not be able to repay or make any payments on the Notes.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the Notes.

        If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding Notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that would constitute a change of control will constitute a default under the Credit Facilities. In addition, the Credit Facilities may limit or prohibit the purchase of the Notes by us in the event of a change of control, unless and until such time as the indebtedness under the Credit Facilities is repaid in full or we have made an offer to repay all such indebtedness and repaid in full all lenders who accept such an offer. As a result, following a change of control event, we may not be able to repurchase Notes unless we first repay all indebtedness outstanding under the Credit Facilities (or make an offer to do so and repay all lenders who accept such an offer) and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. In addition, our failure to purchase the Notes after a change of control in accordance with the terms of the indenture would constitute an event of default under the indenture, which in turn would result in a default under the Credit Facilities.

        Our inability to repay the indebtedness under the Credit Facilities would also constitute an event of default under the indenture for the Notes, which could have materially adverse consequences to us and to the holders of the Notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under the Credit Facilities and the Notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

Certain corporate events may not trigger a change of control event, in which case we will not be required to redeem the Notes.

        The indenture governing the Notes permits us to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a "change of control." If we effected a leveraged recapitalization or other such non-change of control transaction that resulted in an increase in indebtedness, our ability to make payments on the Notes would be adversely affected. However, we would not be required to redeem the Notes, and you might be required to continue to hold your Notes, despite our decreased ability to meet our obligations under the Notes.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt, including under the Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. As of September 30, 2008, each one percentage point change in interest rates would result in an approximately $12 million change in the annual interest expense on our Term Loan Facilities after considering the impact of the interest rate swaps into which we have entered. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $5 million change in annual interest expense on our Revolving Credit Facility. We are also exposed to increases in interest rates in respect of our arrangement enabling us to transfer an interest in certain receivables to unrelated third parties. Assuming all available amounts were transferred under this arrangement, each one percentage point change in interest rates would result in a $1 million change in annual interest expense in respect of this arrangement. We are also exposed to increases in interest rates in respect of our floating rate leases, and a one percentage point change in interest rates would result in an approximately $2 million change in annual rent expense in respect of such leases. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial debt and floating rate leases.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the Notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the issuer, a court were to find that, at the time the issuer or any guarantor, as applicable, issued the Notes or incurred the applicable guarantee:

  •
  the issuer or guarantor did so with the intent of hindering, delaying or defrauding current or future creditors or received less than reasonably equivalent value or fair consideration for issuing the Notes or incurring the guarantee, as applicable; or

  •
  the issuer or guarantor:
  •
  was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the Notes or the guarantee, as applicable,

  •
  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

  •
  the court could avoid (cancel) or subordinate the Notes or the applicable guarantee to presently existing and future indebtedness of the issuer or the subject guarantor and take other action detrimental to the holders of the Notes including, under certain circumstances, invalidating the Notes or the applicable guarantee.

        A court would likely find that the issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the Notes or such guarantee if the issuer or such guarantor did not substantially benefit directly and indirectly from the issuance of the Notes. If a court were to void the Notes or a guarantee, you would no longer have a claim against the issuer or the applicable guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or any guarantor.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, the issuer or a guarantor would be considered insolvent if, at the time it incurs the indebtedness constituting the Notes or its guarantee, as applicable:

  •
  the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured; or

  •
  such entity could not pay such entity's debts as they become due.

        We cannot give you any assurance as to what standards a court would use to determine whether the issuer or a guarantor was solvent at the relevant time, or whether, whatever standard was used, the Notes or the applicable guarantee would not be avoided on another of the grounds described above.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the Notes, if any, could cause the liquidity or market value of the Notes to decline.

        The Notes have been rated by nationally recognized statistical ratings organizations. The Notes may in the future be rated by additional rating agencies. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, circumstances relating to the basis of the rating, such as adverse change to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the Notes.

We cannot assure you that an active trading market will develop for the Notes.

        We cannot give you any assurance as to the development or liquidity of any market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through any national securities association. Even if an active trading market for the Notes does develop, you may not be able to sell your Notes at a particular time, if at all, or you may not be able to obtain the price you desire for your Notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities. The trading price of the Notes will depend on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the Notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry. The liquidity of, and trading market for, the Notes may also be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

 FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seek," "intends," "plans," "estimates," "anticipates" or other comparable terms. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation, statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth strategies, valuation of goodwill and intangibles, the industries in which we operate, customer retention, employee retention, communications improvements, the continuation of tuck-in acquisitions, our plans and ability to make cash interest payments on our debt, the amounts we will pay under variable rate agreements for information technology services, restructurings and reorganizations, including Fast Forward, and cost savings from such restructurings and reorganizations, and any expected charges or savings.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual outcomes and performances, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including the risks and uncertainties discussed in the section titled "Risk Factors," could cause actual results and outcomes to differ materially from those in the forward-looking statements. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

  •
  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

  •
  our ability to generate the significant amount of cash needed to service our debt obligations;

  •
  our ability to secure sources of financing or other funding to allow for the leasing of our fleet of commercial vehicles;

  •
  increases in interest rates;

  •
  weather conditions and seasonality factors that affect the demand for our services;

  •
  changes in the source and intensity of competition in our markets;

  •
  higher commodity prices and lack of availability, including fuel and fertilizer;

  •
  increases in operating costs, such as higher insurance premiums, self-insurance costs and health care costs;

  •
  employee retention, labor shortages or increases in compensation and benefits;

  •
  the risk that the benefits from the Merger (as defined below) or Fast Forward, including any business process outsourcing, may not be fully realized or may take longer to realize than expected;

  •
  changes or continued softness in general economic, financial and credit conditions in the United States and elsewhere (including disruptions in the credit and financial markets), especially as they may affect home resales, consumer or business liquidity, impairments in goodwill or intangibles, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, mortgage foreclosures or subprime credit dislocations;

  •
  changes in the type or mix of our service offerings or products;

  •
  existing and future governmental regulation and the enforcement thereof, including regulation relating to restricting or banning of telemarketing, direct mail or other marketing activities, the Termite Inspection Protection Plan, pesticides and/or fertilizers;

  •
  the success of our current restructuring initiatives, including the implementation of Centers of Excellence;

  •
  the number, type, outcomes and costs of legal or administrative proceedings;

  •
  possible labor organizing activities at the Company or its franchisees;

  •
  risks inherent in acquisitions and dispositions;

  •
  the timing and structuring of our business process outsourcing and risks associated with such outsourcing; and

  •
  other factors described from time to time in documents that we file with the Securities and Exchange Commission.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

        Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future, performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

        We will not receive any proceeds from any sale by any selling securityholder of the Notes and related guarantees.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

	Successor		Predecessor	Successor	Predecessor
		For the periods from		For the periods from		Year ended December 31
(In thousands, except per share data)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007	July 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to July 24, 2007	2006	2005	2004	2003
Operating Results:
Operating revenue	$2,577,609	$690,625	$1,934,390	$1,422,358	$1,934,390	$3,332,703	$3,239,478	$3,068,068	$2,895,028
Operating income(1)	214,548	50,554	143,932	33,240	143,932	324,128	340,083	324,308	110,655
Percentage of operating revenue	8.3%	7.3%	7.4%	2.3%	7.4%	9.7%	10.5%	10.6%	3.8%
Non-operating expense	258,952	74,469	6,551	181,734	6,551	43,639	45,385	53,464	58,394
(Benefit) provision for income taxes(1),(2)	(8,341)	(9,136)	51,692	(52,182)	51,692	95,205	114,137	(45,779)	54,716

(Loss) income from continuing operations(1),(2)	(36,063)	(14,779)	85,689	(96,312)	85,689	185,284	180,561	316,623	(2,455)
(Loss) income from businesses held pending sale and discontinued operations, net of income taxes(1),(2)	(4,670)	(2,590)	(4,588)	(27,208)	(4,588)	(15,585)	18,364	14,604	(222,232)

Net (loss) income	$(40,733)	$(17,369)	$81,101	$(123,520)	$81,101	$169,699	$198,925	$331,227	$(224,687)
Cash dividends per share	$—	$—	$0.24	$—	$0.24	$0.46	$0.44	$0.43	$0.42
Financial Position (at period end):
Total assets	$7,637,292	$7,763,116		$7,591,060		$3,134,441	$3,048,009	$3,161,074	$2,975,131
Total liabilities	6,377,818	6,351,933		6,287,526		1,945,583	1,893,369	2,069,539	2,058,305
Total long-term debt outstanding	4,271,194	4,118,450		4,130,811		706,954	677,289	825,959	837,976
Minority interest	—	—		—		100,000	100,000	100,000	100,309
Shareholders' equity(1),(2)	1,259,474	1,411,183		1,303,534		1,088,858	1,054,640	991,535	816,517

(1)
The 2007 and 2008 results include restructuring charges for severance, as well as costs associated with Fast Forward, and payments for employee retention and severance related to the Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $9.1 million in the nine months ended September 30, 2008, $8.2 million in the Successor Period from July 25, 2007 to September 30, 2007, $16.9 million in the Predecessor Period from January 1, 2007 to July 24, 2007 and $26.0 million in the period from July 25 to December 31, 2007. The 2006 results include restructuring charges for severance, as well as costs associated with "Project Accelerate", the Company's initiative to improve the effectiveness and efficiency of its functional support areas, and accruals for employee retention and severance to be paid in future periods that are related to the Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $21.6 million, which includes approximately $6 million of non-recurring net operating loss carry forward benefits which became realizable to the Company as a result of its decision to consolidate its corporate headquarters in Memphis.

The results also include merger charges related to the purchase of ServiceMaster by a group of investors led by Clayton, Dubilier & Rice, Inc. The merger related charges totaled $0.8 million in the nine months ended September 30, 2008, $0.5 million in the period from July 25, 2007 to September 30, 2007, $41.4 million in the period from January 1, 2007 to July 24, 2007, $0.8 million in the period from July 25 to December 31, 2007 and $1.0 million in 2006.

In accordance with SFAS 142, the Company's goodwill and intangible assets that are not amortized are subject to at least an annual assessment for impairment by applying a fair-value based test. In the fourth quarter of 2007, the Company recorded a non-cash impairment charge associated with the goodwill at its InStar business in the amount of $12.9 million. This charge is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes." In the first quarter of 2006, the Company recorded a $42 million impairment charge for expected losses on the disposition of American Residential Services and American Mechanical Services, which is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes". In the third quarter of 2003, the Company recorded a non-cash impairment charge associated with the goodwill and intangible assets at its TruGreen LandCare business unit. This charge, which is included in the results of continuing operations for 2003, totaled $189 million. Also in the third quarter of 2003, the Company recorded a non-cash impairment charge of $292 million associated with the goodwill and intangible assets of certain sold operations and this charge is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes".

  In addition to the impairment charges noted above, the Company also recorded impairment charges of $6.3 million in the second quarter of 2008 and $18.1 million in the fourth quarter of 2007 related to the long-lived assets (other than goodwill) at its InStar business in connection with the decision to sell the InStar business. This charge is classified within the financial statement caption "(loss) income from businesses held pending sale and discontinued operations, net of income taxes."

(2)
In the fourth quarter of 2006, the Company recorded a reduction in income tax expense of $7 million resulting from the favorable resolution of state tax items related to a prior non-recurring transaction.

Related to a comprehensive agreement with the Internal Revenue Service regarding its examination of the Company's federal income taxes through the year 2002, the Company recorded a non-cash reduction in its 2004 tax provision related to deferred taxes on intangible assets, which had not previously been recorded, thereby increasing net income by approximately $159 million. Approximately $150 million related to continuing operations and $9 million related to discontinued operations.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements that are subject to risks, uncertainties and other factors described under the captions "Risk Factors" and "Forward Looking Statements." These factors could cause our actual results in 2008 and beyond to differ materially from those expressed in, or implied by, those forward-looking statements.

Recent Developments

        On December 11, 2008, ServiceMaster Consumer Services Limited Partnership entered into a Master Services Agreement (the "IBM Agreement") with International Business Machines Corporation ("IBM") pursuant to which IBM will provide information technology operations and applications development services to ServiceMaster and its subsidiaries. Under the terms of the IBM Agreement, IBM is expected to provide information technology infrastructure and application development and maintenance, including networking, telecommunication and messaging; help desk, desktop and franchise services; server hosting and management; data management, security and business intelligence; and disaster recovery services (collectively, the "IT Services"). The Company will retain certain information technology functions, including security policies and procedures and management and allocation of resources.

        The initial term of the IBM Agreement is seven years. ServiceMaster, in its sole discretion, has the right to extend the agreement for an additional term of one year. The IBM Agreement commenced on December 11, 2008 and the IT Services are expected to be phased in over a six month period.

        ServiceMaster has the right to terminate the Agreement both for cause and for its convenience. Upon termination of the IBM Agreement for convenience and in the case of certain other termination events, ServiceMaster would be required to pay a termination charge to IBM, which charge may be material. IBM would have the right to terminate the IBM Agreement only in the event of a failure by the Company to make timely payment of any fees due and payable. In the event of termination by either party and upon the Company's request, IBM is obligated to provide termination assistance services at agreed-upon pricing for up to 24 months.

        ServiceMaster will pay IBM for the IT Services under the IBM Agreement through a combination of fixed and variable charges, with the variable charges fluctuating based on the Company's actual need for IT Services. The minimum annual fixed charges for IT Services ranges between $12.45 million and $15.35 million. The Company estimates that the variable charges for the IT Services will be in the range of $12.0 million to $16.0 million per year, which estimates are based on the current projected usage of IT Services during the term of the IBM Agreement.

Merger Agreement

        On March 18, 2007, ServiceMaster entered into an Agreement and Plan of Merger (the "Merger Agreement") with ServiceMaster Global Holdings, Inc. (formerly CDRSVM Topco, Inc.) ("Holdings") and CDRSVM Acquisition Co., Inc., an indirect wholly owned subsidiary of Holdings ("Acquisition Co."). The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Co. would merge with and into ServiceMaster, with ServiceMaster as the surviving corporation (the "Merger").

        On the July 24, 2007 (the "Closing Date"), the Merger was completed, and each issued and outstanding share of ServiceMaster common stock, other than shares held by ServiceMaster or Holdings or their subsidiaries and shares held by stockholders who validly perfected their appraisal rights under Delaware law, was converted into the right to receive $15.625 in cash. Each share of ServiceMaster common stock owned by ServiceMaster, Holdings or Acquisition Co. or any of their respective direct or indirect wholly-owned subsidiaries was cancelled and retired, and no consideration was paid in exchange for it.

        Immediately following the completion of the Merger, all of the outstanding capital stock of Holdings, the ultimate parent company of ServiceMaster, was owned by investment funds sponsored by, or affiliates of Clayton, Dubilier & Rice, Inc. ("CD&R"), Citigroup Private Equity L.P., BAS Capital Funding Corporation and J.P. Morgan Ventures Corporation (collectively, the "Equity Sponsors").

        Equity contributions totaling $1,431 million from the Equity Sponsors, together with (i) borrowings under a new $1,150 million senior unsecured interim loan facility ("Interim Loan Facility"), (ii) borrowings under a new $2,650 million senior secured term loan facility and (iii) cash on hand at ServiceMaster, were used, among other things, to finance the aggregate Merger Consideration, to make payments in satisfaction of other equity-based interests in ServiceMaster under the Merger Agreement, to settle existing interest rate swaps, to redeem or provide for the repayment of certain of the Company's existing indebtedness and to pay related transaction fees and expenses. In addition, letters of credit issued under a new $150 million pre-funded letter of credit facility (together with the senior secured term loan facility, the "Term Facilities") were used to replace and/or secure letters of credit previously issued under a ServiceMaster credit facility that was terminated as of the Closing Date. On the Closing Date, the Company also entered into, but did not draw under, a new $500 million senior secured revolving credit facility (the "Revolving Credit Facility").

        In connection with the Merger and the related transactions (the "Transactions"), ServiceMaster retired certain of its existing indebtedness, including ServiceMaster's $179.0 million, 7.875% Notes due August 15, 2009 (the "2009 Notes"). On the Closing Date, the 2009 Notes were called for redemption and they were redeemed on August 29, 2007. Additionally, the Company utilized a portion of the proceeds from the Term Facilities to repay at maturity ServiceMaster's $49.2 million, 6.95% Notes due August 15, 2007.

        The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into the 10.75%/11.50% Senior Toggle Notes due 2015 (the "Notes") that are the subject of this registration statement. The Notes were issued pursuant to a refinancing indenture. In connection with the issuance of the Notes, ServiceMaster entered into a registration rights agreement, pursuant to which ServiceMaster became obligated to file with the SEC the registration statement of which this prospectus is a part.

Results of Operations

        Although ServiceMaster continued as the same legal entity after the Merger, the accompanying consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The separate presentation is required under GAAP when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of the Predecessor. Purchase accounting requires that the historical carrying value of the assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. The Company refers to the operations of ServiceMaster for both the Predecessor and Successor periods. The condensed consolidated statements of financial position as of September 30, 2008 and December 31, 2007 and the condensed consolidated statements of operations and of cash flows for the nine months ended September 30, 2008 and for the period from July 25, 2007 to September 30, 2007 reflect the financial position, operations and cash flows of the Successor. The condensed consolidated statements of operations and of cash flows for the period from January 1, 2007 to July 24, 2007 reflect the operations and cash flows of the Predecessor.

Nine Months Ended September 30, 2008 Compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007

        The Company reported revenue of $2,577.6 million for the nine months ended September 30, 2008, a $47.4 million or 1.8 percent decrease compared to the combined Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. The revenue for the nine months ended September 30, 2008 and the Successor Period from July 25 to September 30, 2007 has been reduced by $34.1 million (non-cash) and $30.8 million (non-cash), respectively, resulting from recording deferred revenue at its fair value in connection with purchase accounting. Excluding this impact of purchase accounting, revenue for the nine months ended September 30, 2008 decreased $44.1 million or 1.7 percent, from 2007 levels, driven by the results of our business units as described in our "Segment Reviews for the Nine Months Ended September 30, 2008 Compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007".

        Operating income was $214.5 million in the nine months ended September 30, 2008 compared to $50.6 million and $143.9 million in the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. Loss from continuing operations before income taxes was $44.4 million in the nine months ended September 30, 2008 compared to a loss from continuing operations before income taxes of $23.9 million and income from continuing operations before income taxes of $137.4 million in the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. The decrease in (loss) income from continuing operations before income taxes of $157.9 million primarily reflects the net effect of:

(In millions)
Non-cash purchase accounting adjustments (1)	$(94.1)
Increased interest expense (2)	(147.0)
Decreased interest and net investment income (3)	(33.4)
Decreased merger related charges (4)	41.1
Decreased restructuring charges (5)	16.0
Improved segment results (6)	59.5

$(157.9)

    (1)
    The net unfavorable impact of non-cash purchase accounting adjustments in the nine months ended September 30, 2008 of $94.1 million consists primarily of increased amortization of intangible assets of $72.0 million, a $3.3 million reduction in revenue and increased deferred customer acquisition expense of $18.2 million.

    (2)
    Represents an increase in interest expense as a result of the new debt structure entered into upon the completion of the Transactions.

    (3)
    As further described in "Operating and Non-Operating Expenses", represents a decrease in interest and net investment income primarily reflecting (1) the unfavorable impact to investment gains and income realized on the American Home Shield investment portfolio due to realized losses on disposals of securities and other than temporary declines in the value of certain investments and (2) lower investment income resulting from a decrease in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting decrease in compensation expense within operating loss (income)).

    (4)
    Represents a decrease in charges related to the Merger which cannot be capitalized as part of the purchase cost for financial reporting purposes.

    (5)
    Represents a decrease in restructuring charges primarily resulting from Fast Forward and the consolidation of the Company's corporate headquarters into its operations support center in Memphis, Tennessee.

    (6)
    Represents an increase in income from continuing operations before income taxes, non-cash purchase accounting adjustments, interest expense, interest and net investment income, merger related charges and restructuring charges supported by the improved results at Terminix, TruGreen LawnCare, TruGreen LandCare, American Home Shield and Other Operations and Headquarters as described in our "Segment Reviews for the Nine Months Ended September 30, 2008 Compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007."

Operating and Non-Operating Expenses

        The Company reported cost of services rendered and products sold of $1,566.7 million for the nine months ended September 30, 2008 compared to $420.5 million and $1,196.3 million for the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. Excluding the unfavorable non-cash reduction of revenue of $34.1 million for the nine months ended September 30, 2008 and $30.8 million for the Successor Period from July 25 to September 30, 2007 resulting from recording deferred revenue at its fair value in conjunction with purchase accounting, as a percentage of revenue these costs decreased to 60.0 percent for the nine months ended September 30, 2008 from 59.2 percent and 61.8 percent for the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. This decrease primarily reflects the impact of improved labor efficiency at Terminix, offset by increases in fuel, fertilizer and other factor costs throughout the enterprise.

        The Company reported selling and administrative expenses of $653.4 million for the nine months ended September 30, 2008 compared to $154.5 million and $530.7 million for the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. The nine months ended September 30, 2008 and the Successor Period from July 25 to September 30, 2007 includes a $14.1 million (non-cash) and $25.8 million (non-cash) decrease, respectively, in selling and administrative expenses resulting from recording deferred customer acquisition costs at their fair value in connection with purchase accounting. Excluding the impact of purchase accounting, these costs decreased as a percentage of revenue to 25.6 percent for the nine months ended September 30, 2008 from 25.0 percent and 27.4 percent for the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. The decrease in selling and administrative expenses as a percentage of revenue primarily reflects lower functional support costs, improved sales labor efficiency at TruGreen LawnCare and Terminix, and lower compensation charges for the Company due primarily to a decrease in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting decrease within interest and net investment loss (income)).

        Amortization expense was $133.1 million for the nine months ended September 30, 2008 compared to $56.4 million and $5.2 million for the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. The increase reflects $126.6 million and $54.6 million of amortization for the nine months ended September 30, 2008 and the Successor Period from July 25 to September 30, 2007, respectively related to recording amortizable intangible assets of $844 million in purchase accounting in connection with the Merger.

        The Company reviews goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter and between annual test dates in certain circumstances. The majority of the Company's goodwill and indefinite-lived intangible assets (mainly trade names) relate to the Merger. The Company does not believe a triggering event requiring the Company to conduct an interim impairment test had occurred as of September 30, 2008 and will perform the annual test during the preparation of its December 31, 2008 financial statements. However, due to the uncertainty in the credit markets, the recent declines in global equity markets and the general economic downturn, the Company expects that its fourth quarter analysis will result in a non-cash impairment charge and such charge could be material to the Company's balance sheet and results of operations. As of September 30, 2008, the balances of the Company's goodwill and indefinite-lived intangible assets were $3.1 billion and $2.5 billion, respectively.

        Non-operating expense totaled $259.0 million for the nine months ended September 30, 2008 compared to $74.5 million and $6.6 million for the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. This change includes a $147.0 million increase in interest expense for the nine months ended September 30, 2008 primarily resulting from the increased debt levels related to the Merger, and a $34.2 million decrease in interest and net investment income for the nine months ended September 30, 2008. Interest and net investment income was comprised of the following for the nine months ended September 30, 2008, the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007:

	Successor		Predecessor
(In millions)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Realized gains (1)	$8,379	$606	$25,091
Impairments (2)	(9,030)	(290)	(928)
Deferred compensation trust (3)	(3,907)	120	2,880
Other	2,921	3,454	1,581

Interest and net investment (loss) income	$(1,637)	$3,890	$28,624

    (1)
    Represents the net investment gains and the interest and dividend income realized on the American Home Shield investment portfolio.

    (2)
    Represents other than temporary declines in the value of certain investments in the American Home Shield investment portfolio.

    (3)
    Represents investment income (loss) resulting from a change in the market value of investments within an employee deferred compensation trust (for which there is an offsetting adjustment in compensation expense within operating loss (income)).

        The effective tax rate on (loss) income from continuing operations was a benefit of 18.8 percent for the nine months ended September 30, 2008 compared to 38.2 percent and 37.6 percent for the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. The change in the effective tax rate between the nine months ended September 30, 2008 and the combined period for the nine months ended September 30, 2007 is due to state tax expense offsetting the annual projected federal benefit in 2008 compared to state tax expense increasing the effective annual tax rate in 2007. In addition, the projected 2008 benefit is reduced by additional tax reserves and permanent items related to the Merger. The effective tax rate for the combined periods for the nine months ended September 30, 2007 includes reductions in tax expense resulting from the favorable resolution of state tax items related to a prior non-recurring transaction, as well as the incremental deferred tax benefits that became recognizable during the second quarter of 2007 upon the conversion of the minority equity interests in Terminix into eight million shares of ServiceMaster common stock. These factors were offset, in part, by the unfavorable impact of merger related book expenses that are not deductible for federal income tax reporting purposes.

Restructuring and Merger Related Charges

        The Company is engaged in a reorganization and restructuring of certain of its businesses and support functions under Fast Forward. Among the purposes of Fast Forward is to eliminate layers and bureaucracy and simplify work processes in order to better align the Company's work processes around its operational and strategic objectives. It is expected that Fast Forward will be effected in phases. The first phase involved, among other things, a reduction in work force and various process improvements, including the closing of American Home Shield's call center located in Santa Rosa, California. The second phase is expected to include the organization of certain corporate support functions into Centers of Excellence which are expected to deliver higher quality services to our business units at lower costs, the outsourcing to third party vendors of various business activities that currently are handled internally, as well as other employee workforce reductions expected to result in cost-savings. The first phase of Fast Forward was substantially completed in the first quarter of 2008, and the second phase is underway.

        We are currently in the late stages of negotiations with a third party vendor to outsource certain of our information technology activities. The remaining negotiations include refining the scope of work, developing service level agreements and negotiating the terms and conditions of the contract. If the negotiations conclude successfully, we would anticipate transitioning certain information technology activities to the third party vendor during the first half of 2009. In connection with such transition we would expect to incur cash charges related to, among other things, employee retention and severance costs and transition fees paid to the third party vendor, and such cash charges would be material.

        In connection with Fast Forward, the Company incurred costs in the nine months ended September 30, 2008 of approximately $8.7 million. Such costs include consulting fees of approximately $4.4 million and severance, lease termination and other costs of approximately $4.3 million. For the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007 the Company incurred $3.4 million and $0.2 million of restructuring charges related to Fast Forward, respectively.

        The Company expects that it will incur substantial additional costs in order to implement the second phase of Fast Forward, but is currently unable to estimate the aggregate amount or timing of such charges or the anticipated related cash outlays. The Company is on schedule with respect to realizing its previously forecasted savings from Fast Forward. The Company believes that it will ultimately realize annual pretax savings of $60 million by the end of 2009. Most of these savings will benefit the selling, general and administrative line in the statement of operations.

        The results for the Successor and Predecessor periods ended September 30, 2007 include restructuring charges related to the Company's consolidation of its corporate headquarters into its operations support center in Memphis, Tennessee and the closing of its headquarters in Downers Grove, Illinois. The transition to Memphis was substantially completed in 2007. Almost all costs related to the transition were cash expenditures, and, in accordance with GAAP, these costs were expensed throughout the transition period. In the Successor period from July 25, 2007 to September 30, 2007, the Company recognized charges of approximately $4.7 million, which consisted of $3.7 million of employee retention and severance and $1.0 million of recruiting and related costs. In the Predecessor Period from January 1, 2007 to July 24, 2007, the Company recognized charges of approximately $16.8 million, which consisted of $12.8 million of employee retention and severance and $4.0 million of recruiting and related costs. During the nine months ended September 30, 2008, the Company incurred costs of $0.4 million relating to this relocation, which includes additional severance and other costs.

        During the nine months ended September 30, 2008, the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, the Company incurred Merger related charges totaling $0.8 million, $0.5 million and $41.4 million, respectively. These Merger related charges include investment banking, accounting, legal and other costs associated with the Merger, which cannot be capitalized as part of the purchase cost for financial reporting purposes.

Key Performance Indicators

        The table below presents selected operating metrics related to customer counts and customer retention for the three largest profit businesses in the Company. These measures are presented on a rolling, twelve-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of September 30,
	2008	2007
TruGreen LawnCare—
Growth in Full Program Accounts (1)	1%	1%
Customer Retention Rate (1)	68.2%	67.5%
Terminix—
Growth in Pest Control Customers	0%	6%
Pest Control Customer Retention Rate	78.8%	78.8%
Growth in Termite Customers	1%	1%
Termite Customer Retention Rate	87.5%	87.6%
American Home Shield—
Growth in Warranty Contracts	0%	6%
Customer Retention Rate	61.5%	61.1%

    (1)
    During the third quarter of 2008, TruGreen LawnCare changed its definition of Full Program Accounts to include sales in the second half of the year with the completion of the initial full program to occur in the first half of the following year. Prior to the third quarter of 2008 such sales were reflected as full program accounts and included in customer retention in the first quarter of the year following the sale. Growth in Full Program Accounts and Customer Retention Rate for 2007 have been adjusted to conform to the 2008 definition.

Segment Reviews for the Nine Months Ended September 30, 2008 Compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007

        The following business segment reviews should be read in conjunction with the required footnote disclosures presented in the Notes to the Condensed Consolidated Financial Statements. This disclosure provides a reconciliation of segment operating (loss) income to income from continuing operations before income taxes, with net non-operating expenses as the only reconciling item.

        The Company uses Adjusted EBITDA and Comparable Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA and Comparable Operating Performance are supplemental measures of the Company's performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and Comparable Operating Performance are not measurements of the Company's financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the Company's cash flow or liquidity. "Adjusted EBITDA" means net income before net income (loss) from businesses held pending sale and discontinued operations; provision (benefit) for income taxes; minority interest and other expense, net; interest expense and interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income. The Company views its total interest and investment income as an integral part of its business model and earnings stream. "Comparable Operating Performance" is calculated by adding back to Adjusted EBITDA non-cash option and restricted stock expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger.

        The Company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. The Company uses Comparable Operating Performance as a supplemental measure to assess the Company's performance because it excludes non-cash option and restricted stock expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger. The Company presents Comparable Operating Performance because it believes that it is useful for investors and lenders to analyze disclosures of the Company's operating results on the same basis as that used by the Company's management.

        Adjusted EBITDA and Comparable Operating Performance are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

        Adjusted EBITDA and Comparable Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the Company's results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA and Comparable Operating Performance do not reflect changes in, or cash requirements for, the Company's working capital needs;

  •
  Adjusted EBITDA and Comparable Operating Performance do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on the Company's debt;

  •
  Adjusted EBITDA and Comparable Operating Performance do not reflect the Company's tax expense or the cash requirements to pay the Company's taxes;

  •
  Adjusted EBITDA and Comparable Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Comparable Operating Performance do not reflect any cash requirements for such replacements; and

  •
  Other companies in the Company's industries may calculate Adjusted EBITDA and Comparable Operating Performance differently, limiting their usefulness as comparative measures.

        Operating revenues and Comparable Operating Performance by operating segment are as follows:

	Successor		Predecessor
(In thousands)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Operating Revenue:
TruGreen LawnCare	$876,180	$273,485	$597,147
TruGreen LandCare	240,894	76,325	242,154
Terminix	846,594	201,087	645,700
American Home Shield	450,316	99,389	331,361
Other Operations and Headquarters	163,625	40,339	118,028

Total Operating Revenue	$2,577,609	$690,625	$1,934,390

Comparable Operating Performance:
TruGreen LawnCare	$152,437	$66,357	$84,208
TruGreen LandCare	6,764	(1,600)	965
Terminix	174,414	32,027	120,057
American Home Shield	76,770	26,217	63,432
Other Operations and Headquarters	2,382	(2,393)	(60,277)

Total Comparable Operating Performance	$412,767	$120,608	$208,385

Memo: Items included in Comparable Operating Performance
Restructuring charges and Merger related charges (1)	$9,910	$8,669	$58,350

Management fee (2)	$1,500	$375	$—

Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of InStar	$(2,502)	$(3,207)	$(5,739)
Comparable Operating Performance of all other discontinued operations	2,296	(111)	326

Comparable Operating Performance of discontinued operations	$(206)	$(3,318)	$(5,413)

(1)
Comparable Operating Performance includes (i) severance and employee retention costs and costs related to the consolidation of our corporate headquarters in Memphis, Tennessee, including the closing of our office in Downers Grove, Illinois, (ii) costs to exit leases and severance payments related to organizational changes within the TruGreen LandCare operations, (iii) charges related to Fast Forward and (iv) Merger related charges. Substantially all of the restructuring charges and Merger related charges are included in the Comparable Operating Performance of the Other Operations and Headquarters segment.

(2)
Represents a management fee payable to CD&R pursuant to a consulting agreement under which CD&R provides the Company with on-going consulting and management advisory services for a minimum annual fee of $2 million.

        The following table presents reconciliations of operating income (loss) to Adjusted EBITDA and Comparable Operating Performance for the periods presented.

(In thousands)	TruGreen LawnCare	TruGreen LandCare	Terminix	American Home Shield	Other Operations and Headquarters	Total
Successor nine months ended September 30, 2008
Operating income (loss) (1)	$85,914	$(925)	$133,591	$14,606	$(18,638)	$214,548
Depreciation and amortization expense	66,490	8,177	44,611	36,539	16,490	172,307

EBITDA before adding back interest and net investment income	152,404	7,252	178,202	51,145	(2,148)	386,855
Interest and net investment loss (2)	—	—	—	(651)	(986)	(1,637)

Adjusted EBITDA	152,404	7,252	178,202	50,494	(3,134)	385,218
Non-cash option and restricted stock expense	—	—	—	—	5,137	5,137
Non-cash charges (credits) attributable to purchase accounting (3)	33	(488)	(3,788)	26,276	379	22,412

Comparable Operating Performance	$152,437	$6,764	$174,414	$76,770	$2,382	$412,767

Memo: Items included in Comparable Operating Performance
Restructuring charges and merger related charges (4)	$315	$382	$57	$493	$8,663	$9,910

Management fee (5)	$—	$—	$—	$—	$1,500	$1,500

Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of InStar	$—	$—	$—	$—	$(2,502)	$(2,502)
Comparable Operating Performance of all other discontinued operations	—	—	—	—	2,296	2,296

Comparable Operating Performance of discontinued operations	$—	$—	$—	$—	$(206)	$(206)

Successor period July 25, 2007 to September 30, 2007
Operating income (loss) (1)	$48,027	$(4,434)	$21,661	$(4,327)	$(10,373)	$50,554
Depreciation and amortization expense	37,683	2,864	11,305	9,363	4,406	65,621

EBITDA before adding back interest and net investment income	85,710	(1,570)	32,966	5,036	(5,967)	116,175
Interest and net investment income (2)	—	—	—	316	3,574	3,890

Adjusted EBITDA	85,710	(1,570)	32,966	5,352	(2,393)	120,065
Non-cash option and restricted stock expense	—	—	—	—	—	—
Non-cash (credits) charges attributable to purchase accounting (3)	(19,353)	(30)	(939)	20,865	—	543

Comparable Operating Performance	$66,357	$(1,600)	$32,027	$26,217	$(2,393)	$120,608

Memo: Items included in Comparable Operating Performance
Restructuring charges and merger related charges (4)	$—	$2,826	$—	$—	$5,843	$8,669

Management fee (5)	$—	$—	$—	$—	$375	$375

Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of InStar	$—	$—	$—	$—	$(3,207)	$(3,207)
Comparable Operating Performance of all other discontinued operations	—	—	—	—	(111)	(111)

Comparable Operating Performance of discontinued operations	$—	$—	$—	$—	$(3,318)	$(3,318)

Predecessor period January 1, 2007 to July 24, 2007
Operating income (loss) (1)	$75,656	$(2,206)	$109,461	$35,582	$(74,561)	$143,932
Depreciation and amortization expense	8,552	3,171	10,596	3,687	6,408	32,414

EBITDA before adding back interest and net investment income	84,208	965	120,057	39,269	(68,153)	176,346
Interest and net investment income (2)	—	—	—	24,163	4,461	28,624

Adjusted EBITDA	84,208	965	120,057	63,432	(63,692)	204,970
Non-cash option and restricted stock expense	—	—	—	—	3,415	3,415
Non-cash charges attributable to purchase accounting (3)	—	—	—	—	—	—

Comparable Operating Performance	$84,208	$965	$120,057	$63,432	$(60,277)	$208,385

Memo: Items included in Comparable Operating Performance
Restructuring charges and merger related charges (4)	$—	$—	$—	$—	$58,350	$58,350

Management fee (5)	$—	$—	$—	$—	$—	$—

Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of InStar	$—	$—	$—	$—	$(5,739)	$(5,739)
Comparable Operating Performance of all other discontinued operations	—	—	—	—	326	326

Comparable Operating Performance of discontinued operations	$—	$—	$—	$—	$(5,413)	$(5,413)

(1)
Presented below is a reconciliation of total segment operating income to net (loss) income.

	Successor		Predecessor
(In thousands)	Nine months ended Sept 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Total segment operating income	$214,548	$50,554	$143,932
Non-operating expense (income):
Interest expense	256,897	78,257	31,643
Interest and net investment loss (income)	1,637	(3,890)	(28,624)
Minority interest and other expense, net	418	102	3,532

(Loss) income from Continuing Operations before income taxes	$(44,404)	$(23,915)	$137,381
(Benefit) provision for income taxes	(8,341)	(9,136)	51,692

(Loss) income from Continuing Operations	$(36,063)	$(14,779)	$85,689
Loss from discontinued operations, net of income taxes	(4,670)	(2,590)	(4,588)

Net (loss) income	$(40,733)	$(17,369)	$81,101

(2)
Interest and net investment income is primarily comprised of investment income and realized gains/losses on our American Home Shield ("AHS") segment investment portfolio. Cash, short-term and long-term marketable securities associated with regulatory requirements in connection with AHS and for other purposes totaled approximately $294 million as of September 30, 2008. As further described in "Operating and Non-Operating Expenses", AHS interest and net investment (loss) income was ($0.7) million for the nine months ended September 30, 2008, $0.3 million for the Successor Period from July 25 to September 30, 2007 and $24.2 million for the Predecessor Period from January 1, 2007 to July 24, 2007. The balance of interest and net investment income primarily relates to (i) a portion of the earnings generated by ServiceMaster Acceptance Company Limited Partnership, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units; (ii) investment income from our employee deferred compensation trust (for which there is a corresponding and offsetting increase in compensation expense within operating income); and (iii) interest income on other cash balances.

(3)
The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

(4)
Includes (i) severance and employee retention costs and costs related to the consolidation of our corporate headquarters in Memphis, Tennessee, including the closing of our office in Downers Grove, Illinois, (ii) costs to exit leases and severance payments related to organizational changes within the TruGreen LandCare operations, (iii) Merger related charges and (iv) charges related to Fast Forward.

(5)
The Company entered into a consulting agreement with CD&R under which CD&R provides the Company with on-going consulting and management advisory services in exchange for a minimum annual management fee of $2 million. This fee is payable quarterly.

TruGreen LawnCare Segment

        LawnCare reported a 0.6 percent increase in revenue, a 30.5 percent decrease in operating income and a 1.2 percent increase in Comparable Operating Performance for the nine months ended September 30, 2008 compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. The revenue results were favorably impacted by additional seasonal sales of ice-melt materials, improved price realization and increased customer counts. LawnCare experienced a 2.4 percent decline in new unit sales and a 70 basis point increase in its rolling twelve-month retention rate from last year resulting in an overall 1.3 percent increase in customer counts from last year's level. The trends in new sales and retention were adversely impacted by soft consumer demand in the first-half of 2008. The decrease in new sales was also impacted by poor weather in early 2008.

        The 1.2 percent increase in Comparable Operating Performance for the nine months ended September 30, 2008 compared to 2007 also reflects increased fuel and fertilizer costs offset, in part, by reduced overhead spending.

TruGreen LandCare Segment

        LandCare reported a 24.4 percent decrease in revenue, an 86.1 percent decrease in operating loss and a 1,165.2 percent increase in Comparable Operating Performance for the nine months ended September 30, 2008 compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. The decline in revenue included a 22.1 percent decline in base contract maintenance revenue, a 23.9 percent decrease in enhancement revenue, and an $8.0 million decrease in snow removal service revenue. The revenue comparison was adversely impacted by branch closures completed during the third quarter of 2007, as well as the impacts of LandCare's efforts to improve the quality of its customer base with a better customer mix by pruning less profitable jobs, implementing stricter pricing on new sales, and increasing the average size of new proposals and sales. In addition, new sales and enhancement revenue trends were adversely impacted by soft consumer demand in 2008.

        The Comparable Operating Performance improved $7.4 million for the nine months ended September 30, 2008 compared to 2007 primarily due to improved materials and labor management on the base contract maintenance portfolio and reduced overhead spending. These factors were offset, in part, by increased fuel costs.

Terminix Segment

        The Terminix segment reported comparable revenue for the nine months ended September 30, 2008 compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. Revenue for the nine months ended September 30, 2008 and the Successor Period from July 25, 2007 to September 30, 2007 has been reduced by $3.3 million (non-cash) and $2.7 million (non-cash), respectively, as a result of recording deferred revenue at its fair value in connection with purchase accounting. Excluding this impact of purchase accounting, Terminix reported comparable revenue for the nine months ended September 30, 2008. Terminix reported a 1.9 percent increase in operating income and a 14.7 percent increase in Comparable Operating Performance for the nine months ended September 30, 2008 compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. The segment's overall revenue results, excluding purchase accounting, reflected modest growth in pest control revenues and termite contract renewals, offset by a decrease in revenue from termite completions. Pest control revenues increased 2.3 percent for the nine months ended September 30, 2008, as the impact of acquisitions and price realization more than offset a decrease in new unit sales. A 0.8 percent increase in termite renewal revenues for the nine months ended September 30, 2008 was supported by price realization offset by a 10 basis point reduction in termite customer retention. Revenue from termite completions declined 4.5 percent for the nine months ended September 30, 2008, as reduced termite swarm activity negatively impacted demand for services and due to reduced average pricing on new termite treatments.

        The growth in Comparable Operating Performance also reflects lower termite materials costs, effective management of seasonal staffing of production and sales labor, lower vehicle fleet counts and reduced overhead spending, offset, in part, by increased fuel costs.

American Home Shield Segment

        The American Home Shield segment reported a 4.5 percent increase in revenue for the nine months ended September 30, 2008 compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. Revenue for the nine months ended September 30, 2008 and the Successor Period from July 25 to September 30, 2007 has been reduced by $30.8 million (non-cash) and $28.1 million (non-cash), respectively, as a result of recording deferred revenue at its fair value in connection with purchase accounting. Excluding this impact of purchase accounting, revenue increased 4.8 percent for the nine months ended September 30, 2008. American Home Shield reported a 53.3 percent decrease in operating income and a 14.4 percent decrease in Comparable Operating Performance for the nine months ended September 30, 2008 compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. Total new contract sales and renewal units, which are reported as earned revenue over the subsequent twelve-month contract period, decreased 1.3 percent. Contract unit sales from customer renewals increased 5.5 percent, reflecting a comparable base of renewable customers and a 40 basis point improvement in retention. American Home Shield's sales in the real estate channel were significantly impacted by the continued softness in the home resale market throughout most of the country with overall unit sales declines of 17.9 percent through this channel.

        The decrease in Comparable Operating Performance for the nine months ended September 30, 2008 also includes a $25.1 million decrease in interest and net investment income from the American Home Shield investment portfolio (primarily reflecting the unfavorable impact of realized losses on disposals of securities and other than temporary declines in the value of certain investments) as compared to 2007 and increased provisions for certain legal matters partially offset by the beneficial impacts of increases in prices and service fees per claim.

Other Operations and Headquarters Segment

        The Other Operations and Headquarters segment reported a 3.3 percent increase in revenue, a 78.1 percent decrease in operating loss and a 103.8 percent increase in Comparable Operating Performance for the nine months ended September 30, 2008 compared to the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007. The ServiceMaster Clean and Merry Maids operations reported a combined 3.8 percent increase in revenue for the nine months ended September 30, 2008. The growth in revenue resulted from strong increases in disaster restoration services and franchise revenues, offset in part by decreases in product sales. The

ServiceMaster Clean and Merry Maids operations reported a combined increase in operating income of 0.6 percent and an increase in Comparable Operating Performance of 14.8 percent, or $6.6 million, for nine months ended September 30, 2008. The increase in the segment's Comparable Operating Performance for the nine months ended September 30, 2008 compared to 2007 of $65.1 million primarily reflects the decrease in Restructuring and Merger related charges incurred in 2008, increased Comparable Operating Performance from the ServiceMaster Clean and Merry Maids operations resulting from increased revenue and lower functional support costs.

Discontinued Operations

        The components of loss from discontinued operations, net of income taxes, and the reconciliation of operating (loss) income to Adjusted EBITDA and Comparable Operating Performance for the nine months ended September 30, 2008, the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007 are as follows:

	Successor		Predecessor
(In thousands)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Operating loss	$(206)	$(4,304)	$(7,617)
Interest expense	(73)	(9)	(38)
Impairment charge	(6,317)	—	—

Pretax loss	$(6,596)	(4,313)	(7,655)
(Benefit) from income taxes	(2,513)	(1,723)	(3,067)
Loss on sale, net of tax	(587)	—	—

Loss from discontinued operations, net of income taxes	$(4,670)	$(2,590)	$(4,588)

Operating loss	$(206)	$(4,304)	$(7,617)
Depreciation and amortization expense	—	986	2,204

EBITDA before adding back interest and investment income, net	(206)	(3,318)	(5,413)
Interest and net investment income	—	—	—

Adjusted EBITDA	(206)	(3,318)	(5,413)
Non-cash option and restricted stock expense	—	—	—
Non-cash charges attributable to purchase accounting	—	—	—

Comparable Operating Performance of discontinued operations	$(206)	$(3,318)	$(5,413)

        During the third quarter of 2008, the Company completed the sale of InStar for $22.9 million, with the payment of $3.0 million of that amount deferred until November 2011. During the second quarter of 2008, the Company recorded a pre-tax impairment charge of $6.3 million as a result of a change in our fair value estimate of InStar's net assets based on changing market conditions and the ongoing sales process. Upon the sale of InStar the Company recorded a loss on sale, net of tax, of $0.6 million. The purchase price noted above is subject to a final adjustment based on closing date working capital balances at InStar. These closing balances are subject to review by the Company. The loss on sale noted above includes an estimated adjustment for the closing date working capital balances. However, this amount could change pending the completion of the review.

FINANCIAL POSITION AND LIQUIDITY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

Cash Flows from Operating Activities from Continuing Operations

        Net cash provided from operating activities from continuing operations was $51.7 million in the nine months ended September 30, 2008 compared to $33.6 million and $195.5 million in the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007.

        The principal components (in millions) of the net decrease for the nine months ended September 30, 2008 were:

Decrease in net income before merger related charges, restructuring charges and non-cash charges	(115.4)
Increase in restructuring payments	(2.9)
Increase in working capital requirements	(59.1)

(177.4)

        The decrease in net income before merger related charges, restructuring charges and non-cash charges for the nine months ended September 30, 2008 was driven by increased interest payments offset by Comparable Operating Performance growth at Terminix, TruGreen LandCare, TruGreen LawnCare and Other Operations and Headquarters. The increase in working capital requirements for the nine months ended September 30, 2008 was driven primarily by reduced accruals for bonuses and change in control severance payments related to the Merger and decreased customer prepayments offset by a shift in the timing of advertising payments as compared to the 2007 period.

Cash Flows from Investing Activities from Continuing Operations

        Net cash used for investing activities from continuing operations was $26.3 million in the nine months ended September 30, 2008. Amounts paid in connection with the Merger decreased $4,868.6 million. Amounts paid in connection with the Merger in 2008 were primarily related to payments under change in control agreements.

        Capital expenditures increased to $75.2 million for the nine months ended September 30, 2008 from $7.8 million and $26.6 million in the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively, and included recurring capital needs and information technology projects. In addition, the Company paid approximately $49.9 million to acquire assets in connection with exiting certain of its fleet leases. The Company has no additional material capital commitments at this time. The Company anticipates that capital expenditures for the remainder of 2008 will total approximately $10 million to $20 million, reflecting the continuation of investments in information systems and productivity enhancing operating systems.

        Acquisitions for the nine months ended September 30, 2008 totaled $27.5 million, compared with $4.0 million and $25.5 million in the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. Consideration paid for tuck-in acquisitions consisted of cash payments and seller financed debt. The Company expects to continue its tuck-in acquisition program at both Terminix and LawnCare.

        The change in notes receivable, financial investments and securities for the nine months ended September 30, 2008 includes an increase in the net sale of marketable securities at American Home Shield due in part to lowering the amount of excess reserves over minimum statutory reserve requirements in certain states in accordance with our investment policy, reduced statutory reserve requirements, and the sale of certain marketable securities and the subsequent investment in repurchase agreements in an effort to limit our exposure to changing market conditions.

Cash Flows from Financing Activities from Continuing Operations

        During the nine months ended September 30, 2008 the Company made borrowings of $347 million and repayments of $182 million under our Revolving Credit Facility. In September 2008, the Company borrowed $165 million under the Revolving Credit Facility and transferred $10 million of interests under its receivables sales arrangement to increase the Company's cash position to preserve its financial flexibility in light of the current uncertainty in the credit markets. ServiceMaster invested $150 million of the borrowings in money market funds which are invested in short-term U.S. Government securities. During the nine months ended September 30, 2008, the Company paid debt issuance costs of $26.6 million related to the conversion of the amounts outstanding under the Interim Loan Facility into the Notes. The Company also made scheduled principal payments of long-term debt of $45 million in the nine months ended September 30, 2008. Borrowings and payments of debt during the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007 were primarily related to the funding of seasonal working capital needs through the Company's revolving bank credit facility and the proceeds from debt incurred in connection with the merger, net of issuance costs, of $3,699.2 million. The Company also received cash equity contributions in connection with the Merger of $1,431.1 million.

        Cash dividends paid to shareholders totaled $70.1 million for the Predecessor period from January 1, 2007 to July 24, 2007. No dividends were paid to the Company's shareholder in the nine months ended September 30, 2008 and the Successor period from July 25, 2007 to September 30, 2007. During the Predecessor period from January 1, 2007 to July 24, 2007, the Company received proceeds of $36.1 million under an employee share purchase plan. The employee share purchase plan was terminated subsequent to the Merger.

Liquidity

        The Merger was completed on the Closing Date. Following the completion of the Merger, the Company is highly leveraged, and a very substantial portion of the Company's liquidity needs arise from debt service on indebtedness incurred in connection with the Merger and from funding the Company's operations, working capital and capital expenditures. Equity contributions totaling $1,431 million from the Equity Sponsors, together with (i) borrowings under the $1,150 million Interim Loan Facility, (ii) borrowings under a new $2,650 million senior secured term loan facility and (iii) cash on hand at ServiceMaster, were used, among other things, to finance the aggregate Merger Consideration, to make payments in satisfaction of other equity-based interests in ServiceMaster under the Merger Agreement, to settle existing interest rate swaps, to redeem or provide for the repayment of certain of the Company's existing indebtedness and to pay related transaction fees and expenses. In addition, letters of credit issued under a new $150 million pre-funded letter of credit facility were used to replace and/or secure letters of credit previously issued under a ServiceMaster credit facility that was terminated as of the Closing Date. On the Closing Date, the Company also entered into, but did not draw under, the $500 million Revolving Credit Facility.

        The agreements governing the Term Facilities, the Interim Loan Facility and the Revolving Credit Facility contain or contained certain covenants that limit or restrict the incurrence of additional indebtedness, debt repurchases, liens, sales of assets, certain payments (including dividends) and transactions with affiliates, subject to certain exceptions. The Company was in compliance with the covenants under these agreements at September 30, 2008.

        The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into the Notes that are the subject of this registration statement. The Notes were issued pursuant to a refinancing indenture. In connection with the issuance of the Notes, ServiceMaster entered into a registration rights agreement, pursuant to which ServiceMaster filed with the SEC the registration statement of which this prospectus is a part.

        Through July 15, 2011, the Company may, at its option prior to the start of any interest period, elect to pay interest on outstanding amounts under the Notes entirely in cash ("Cash Interest"), entirely by increasing the principal amount of the outstanding loans ("PIK Interest"), or 50% as Cash Interest and 50% as PIK Interest. Interest payable after July 15, 2011 is payable entirely as cash interest. The Company elected to pay interest payable on January 15, 2009 entirely as cash interest. At the present time, the Company does not plan to elect its option to pay PIK Interest through at least 2009.

        Cash and short-and long-term marketable securities totaled approximately $504 million at September 30, 2008, compared with approximately $475 million at December 31, 2007. Approximately $294 million of the cash and short- and long-term marketable securities balance as of September 30, 2008 is associated with regulatory requirements at American Home Shield and for other purposes. For example, the payment of ordinary and extraordinary dividends to ServiceMaster by our subsidiaries that are regulated as insurance, home warranty or similar companies, is subject to applicable state law limitations. AHS's investment portfolio has been invested in a combination of high quality, short duration fixed income securities and equities. The Company closely monitors the performance of the investments. In the ordinary course of business the Company reviews the statutory reserve requirements to which its regulated entities are subject and may adjust its reserves accordingly. These reviews may result in identifying excess reserves over minimum statutory reserve requirements or a determination that the Company can satisfy certain regulatory reserve requirements through alternate financial vehicles, both of which would enhance our liquidity.

        The Company maintains lease facilities with banks totaling $65 million, which provide for the financing of branch properties to be leased by the Company. At September 30, 2008, approximately $65 million was funded under these facilities. Approximately $12 million of these leases are treated as capital leases and have been included on the balance sheet as assets with related debt as of September 30, 2008. The balance of the funded amount is treated as operating leases. The Company has guaranteed the residual value of the properties under the leases up to 73 percent of the fair market value at the commencement of the lease. At September 30, 2008, the Company's residual value guarantee related to the leased assets totaled $53 million for which the Company has recorded the estimated fair value of this guarantee (approximately $0.1 million) in the Condensed Consolidated Statements of Financial Position. In connection with the closing of the Merger, the Company amended these leases effective July 24, 2007. Among the modifications, the Company extended the lease terms through July 24, 2010. The operating lease and capital lease classifications of these leases did not change as a result of the modifications.

        The majority of the Company's vehicle fleet and some equipment are leased through operating leases. The lease terms are non-cancelable for the first twelve-month term, and then are month-to-month, cancelable at the Company's option. There are residual value guarantees by the Company (ranging from 70 percent to 84 percent of the estimated terminal value at the inception of the lease depending on the agreement) relative to these vehicles and equipment, which historically have not resulted in significant net payments to the lessors. At September 30, 2008, there was approximately $114 million of residual value relating to the Company's fleet and equipment leases. The fair value of the assets under all of the fleet and equipment leases is expected to substantially mitigate the Company's guarantee obligations under the agreements. At September 30, 2008, the Company has recorded the estimated fair value of this guarantee of approximately $2.1 million in the Condensed Consolidated Statement of Financial Position. The Company's primary vehicle fleet lessor has elected not to renew its current agreement with the Company, which expires December 21, 2008. This election will not affect vehicle leases in place with this lessor prior to expiration of the agreement. We expect to fulfill our ongoing vehicle fleet needs through alternative financing arrangements, including new leasing agreements with other lessors, or through direct purchases of vehicles. The Company's expected capital requirement for fleet vehicles in 2009 is expected to range from $30 million to $50 million.

        The Company holds certain financial instruments that are measured at fair value on a recurring basis. The fair values of these instruments are measured using both the market and income approaches. For investments in marketable securities, deferred compensation trust assets and derivative contracts, which are carried at their fair values, the Company's fair value estimates incorporate quoted market prices, other observable inputs (for example, interest rates) and unobservable inputs (for example, forward commodity prices) at the balance sheet date.

        Under the terms of its fuel swap contracts, the Company is required to post collateral in the event that the fair value of the contracts exceeds a certain agreed upon liability level. As of September 30, 2008, the fair value of the Company's fuel swap contracts was a liability of $4.4 million and the Company posted approximately $4.0 million in letters of credit as collateral for these contracts. The continued use of letters of credit for this purpose could limit the Company's ability to post letters of credit for other purposes and could limit the Company's borrowing availability under the Revolving Credit Facility. However, the Company does not expect the fair value of its outstanding fuel swap contacts to materially impact its financial position or liquidity.

        The Company's ongoing liquidity needs are expected to be funded by net cash provided by operating activities and, as required, borrowings under the Revolving Credit Facility and receivables sales arrangements. We expect that cash provided from operations and available capacity under the Revolving Credit Facility and receivables sales arrangements will provide sufficient funds to operate our business, make expected capital expenditures and meet our foreseeable liquidity requirements, including payment of interest and principal on our debt. As of September 30, 2008, the Company had $335 million of remaining capacity available under the Revolving Credit Facility and $40 million of remaining capacity under the receivables sales arrangement.

        The Company may from time to time repurchase or otherwise retire the Company's debt and take other steps to reduce the Company's debt or otherwise improve the Company's balance sheet. These actions may include open market repurchases, negotiated repurchases and other retirements of outstanding debt. The amount of debt that may be repurchased or otherwise retired will depend on market conditions, trading levels of the Company's debt from time to time, the Company's cash position and other considerations. Affiliates of the Company may also purchase the Company's debt from time to time, through open market purchases or other transactions. In such cases, the Company's debt may not be retired, in which case the Company would continue to pay interest in accordance with the terms of the debt.

        In light of the uncertainty in the credit and financial markets, in September 2008, we borrowed $165 million under our existing $500 million Revolving Credit Facility to increase our cash position to preserve our financial flexibility. Although we are not currently experiencing any limitation of access to the Revolving Credit Facility and are not aware of any issues currently impacting the ability of the lenders under them to honor their commitments to extend credit, there is no assurance that the U.S. and global credit crisis will not adversely affect our ability to borrow on the Revolving Credit Facility or otherwise in the future.

        The Company has an arrangement to provide for the ongoing revolving sale of a designated pool of accounts receivable of TruGreen LawnCare and Terminix to a wholly-owned, bankruptcy-remote subsidiary, ServiceMaster Funding Company LLC. ServiceMaster Funding Company LLC has entered into an arrangement pursuant to which it may transfer, on a revolving basis, an undivided percentage ownership interest in a pool of accounts receivable to unrelated third party purchasers. ServiceMaster Funding Company LLC retains an undivided percentage interest in the pool of accounts receivable and bad debt losses for the entire pool are allocated first to this retained interest. During the third quarter of 2008 an interest in the pool of accounts receivable was transferred to a third party in exchange for $10 million to increase our cash position to preserve our financial flexibility in light of the uncertainty in the credit and financial markets. During the Successor Period from July 25, 2007 to September 30, 2007, the Predecessor Period from July 1, 2007 to July 24, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, there were no transfers of interests in the pool of accounts receivables to third parties under this arrangement. The arrangement is a 364-day facility that is renewable at the option of ServiceMaster Funding Company LLC, with a final termination date of July 17, 2012. The Company may transfer up to $50 million of interests in its pool of receivables to third party purchasers and therefore has immediate access to cash proceeds from these transfers. The amount of the eligible receivables varies during the year based on seasonality of the business and could, at times, limit the amount available to the Company from the sale of these interests. There are two potential third party purchasers under the arrangement. However, only one purchaser is required to purchase interests in the pool of receivables under the arrangement. If this purchaser were to exercise its right to terminate its participation in the arrangement, which it may do in the third quarter of each year, the amount of cash available to the Company may be reduced or eliminated. The purchaser did not exercise its right to terminate its participation in the arrangement in the third quarter of 2008.

        As a holding company, we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including our debt service obligations. The ability of our subsidiaries to make distributions and dividends to us depends on their operating results, cash requirements and financial condition and general business conditions. As previously described, certain of our subsidiaries are subject to legal and regulatory restrictions on the payment of dividends to us.

        The Company's 2007 Annual Report on Form 10-K included disclosure of the Company's contractual obligations and commitments as of December 31, 2007. The Company continues to make the contractually required payments and therefore, the 2008 obligations and commitments as listed in the December 31, 2007 Annual Report on Form 10-K have been reduced by the required payments. Other than the $165 million drawn under the Revolving Credit Facility discussed in "—Liquidity," there were no material changes outside of ordinary course of business in the Company's previously disclosed contractual obligations and commitments during the nine months ended September 30, 2008. See page 61 below for a listing of the Company's contractual obligations and commitments as of December 31, 2007.

Financial Position—Continuing Operations

        Marketable securities decreased from year end levels reflecting the sale of certain marketable securities and subsequent investment in repurchase agreements, which are classified as cash and cash equivalents in our condensed consolidated statements of financial position, in an effort to limit our exposure to changing market conditions.

        Receivables increased from year-end levels as a result of increased seasonal activity.

        Inventories increased from year-end levels, reflecting increased seasonal activity. Prepaid expenses and other assets increased from year-end primarily reflecting preseason advertising costs at TruGreen LawnCare and other advertising costs of the Company which are incurred early in the year and deferred on an interim basis and recognized approximately in proportion to revenue over the balance of the year. Deferred customer acquisition costs increased, reflecting the seasonality in the lawn care operations. In the winter and spring, this business sells a series of lawn applications to customers, which are rendered primarily in March through October. These direct and incremental selling expenses which relate to successful sales are deferred and recognized over the production season and are not deferred beyond the calendar year-end. The Company capitalizes sales commissions and other direct contract acquisition costs relating to termite baiting and pest contracts, as well as home warranty agreements.

These costs vary with and are directly related to a new sale, and are amortized over the life of the related contract.

        Property and equipment increased from year-end levels due to the payment of $49.9 million to acquire assets in connection with exiting certain of its fleet leases. The Company has no additional material capital commitments at this time.

        Deferred revenue increased from year-end levels, reflecting the significant amount of customer prepayments recorded in the first quarter (pre-season) at TruGreen LawnCare, growth in prepaid contracts written at American Home Shield, and growth in Termite Inspection and Protection Plan customers at Terminix.

        Accrued payroll and related expenses include provisions for payments due under change in control and severance agreements and provisions for litigation reserves. Accrued payroll and related expenses have decreased from year end levels, reflecting the payment during the first nine months of incentive compensation related to 2007 performance and the payment during the first nine months of payments due under change in control and severance agreements.

        Other long-term obligations, primarily self-insured claims, decreased from year-end levels due primarily to reductions in our obligations under the employee deferred compensation plan and a decrease in the fair value liability of our interest rate swap contracts.

        Total shareholder's equity was $1,259 million at September 30, 2008 as compared to $1,304 million at December 31, 2007.

Financial Position—Discontinued Operations

        The assets and liabilities related to discontinued operations have been classified in a separate caption on the Consolidated Statements of Financial Position. Assets and liabilities from discontinued operations have decreased reflecting the sale of the InStar business.

        As part of the American Residential Services and American Mechanical Services sale agreements, the Company guaranteed obligations to third parties with respect to bonds (primarily performance and license type), operating leases for which the Company has been released as being the primary obligor, real estate leased and operated by the buyers, and other guarantees of payment. At the present time, the Company does not believe it is probable that the buyers will default on their obligations subject to guarantee. The fair value of the Company's obligations related to these guarantees is not significant and no liability has been recorded.

Periods from January 1 to July 24, 2007 and July 25 to December 31, 2007 Compared with the Year Ended December 31, 2006

        The Company reported revenue of $1,934.4 million in the period from January 1 to July 24, 2007 and $1,422.4 million in the period from July 25 to December 31, 2007 compared to $3,332.7 million in the year ended December 31, 2006. The revenue for the period from July 25 to December 31, 2007 has been reduced by $60.6 million (non-cash) resulting from recording deferred revenue at its fair value in connection with purchase accounting. Excluding purchase accounting, revenue for the combined periods for the year ended December 31, 2007 increased $84.6 million, or 2.5 percent, over 2006 levels, driven by the results of our business units as described in our "Segment Review (Periods from January 1 to July 24, 2007 and July 25 to December 31, 2007 compared with the Year Ended December 31, 2006)."

        Operating income was $143.9 million in the period from January 1 to July 24, 2007 and $33.2 million in the period from July 25 to December 31, 2007 compared to $324.1 million in the year ended December 31, 2006. (Loss) Income from continuing operations before income taxes was $137.4 million in the period from January 1 to July 24, 2007 and ($148.5) million in the period from

July 25 to December 31, 2007 compared to income from continuing operations before income taxes of $280.5 million in the year ended December 31, 2006. The decrease in (Loss) Income from continuing operations before income taxes as compared to the year ended December 31, 2006 primarily reflects the net effect of:

  •
  The net unfavorable impact of non-cash purchase accounting adjustments in the period from July 25 to December 31, 2007 of $136.9 million consisting primarily of increased amortization of intangible assets of $128.5 million, a $60.6 million reduction in revenue and reduced deferred customer acquisition expense of $54.3 million.

  •
  A $146.1 million increase in interest expense as a result of the new debt structure upon the completion of the Transactions.

  •
  A $41.2 million increase in charges related to the Merger which cannot be capitalized as part of the purchase cost for financial reporting purposes.

  •
  A $21.3 million increase in restructuring charges primarily resulting from the consolidation of the Company's corporate headquarters into its operations support center in Memphis, Tennessee.

  •
  A $50.3 million, or 14.5 percent, increase in operating income before income taxes, non-cash purchase accounting adjustments, interest expense, merger related charges and restructuring charges supported by profit growth at Terminix, TruGreen LawnCare and American Home Shield.

        The Company continued to experience significant increases in its fuel costs. The Company's fleet, which consumes roughly 30 million gallons annually, continued to be negatively impacted by significant increases in oil prices. Historically, the Company has hedged approximately two-thirds of its estimated annual fuel usage. Fuel costs, after the impacts of the hedges, increased approximately $8 million pretax in the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. Based upon the hedges the Company has executed to date for 2008, as well as current Department of Energy price forecasts, the Company would again expect an incremental adverse impact in 2008, currently projected at $8 to $10 million, pretax.

        Health care costs continued to experience strong inflationary pressures for the combined periods for the year ended December 31, 2007. In total, health care and related costs did not increase significantly for the combined periods for the year ended December 31, 2007 as inflationary increases were offset by favorable experience in self-insured claims. For 2008, the Company estimates that it will incur approximately $5 million to $8 million pretax of incremental health care costs due to inflationary pressures.

        The decline in short term interest rates has had a beneficial impact on the Company's business on both operating income (loss) and non-operating expense (income) by virtue of its effect on variable rate-based fleet and occupancy leases and investment income. Short term interest rates have improved the Company's results by approximately $1 million pretax for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006.

Operating and Non-Operating Expenses

        The Company reported cost of services rendered and products sold of $1,196.3 million for the period from January 1 to July 24, 2007 and $898.5 million for the period from July 25 to December 31, 2007 compared to $2,082.1 million for the year ended December 31, 2006. The period from July 25 to December 31, 2007 includes a $10.1 million (non-cash) decrease in cost of services rendered and products sold from recording deferred costs of services at their fair value in connection with purchase accounting. Excluding purchase accounting, as a percentage of revenue, these costs decreased to 61.6 percent for the combined periods for the year ended December 31, 2007 from 62.5 percent for the year ended December 31, 2006. This decrease primarily reflects the impact of improved labor efficiency at Terminix and a decrease in the incidence of contract claims at AHS, offset by increases in fuel and other factor costs throughout the enterprise.

        The Company reported selling and administrative expenses of $530.7 million for the period from January 1 to July 24, 2007 and $331.1 million for the period from July 25 to December 31, 2007 compared to $896.7 million for the year ended December 31, 2006. The period from July 25 to December 31, 2007 includes a $44.2 million (non-cash) decrease in selling and administrative expenses resulting from recording deferred customer acquisition costs at their fair value offset by increased depreciation as a result of recording property and equipment at its fair value in connection with purchase accounting. Excluding purchase accounting, these costs decreased as a percentage of revenue to 26.5 percent for the combined periods for the year ended December 31, 2007 from 26.9 percent for the year ended December 31, 2006. The decrease in selling and administrative expenses as a percentage of revenue primarily reflects lower functional support costs and improved sales labor efficiency at TruGreen LawnCare and Terminix.

        Amortization expense was $5.2 million for the period from January 1 to July 24, 2007 and $132.7 million for the period from July 25 to December 31, 2007 compared to $7.2 million for the year ended December 31, 2006. The increase reflects $128.5 million of amortization for the period from July 25 to December 31, 2007 related to recording amortizable intangible assets of $861 million in purchase accounting.

        Non-operating expense totaled $6.5 million for the period from January 1 to July 24, 2007 and $181.7 million for the period from July 25 to December 31, 2007 compared with $43.6 million for the year ended December 31, 2006. This change includes a $148.2 million increase in interest expense for the combined periods for the year ended December 31, 2007, primarily resulting from the increased debt levels related to the Merger, and a $0.9 million decrease in interest and investment income for the combined periods for the year ended December 31, 2007 reflecting (1) the impact to investment gains and income realized on the American Home Shield investment portfolio from revaluing the investment portfolio in purchase accounting, and (2) lower investment income resulting from a decrease in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting decrease in compensation expense within operating income). Investment returns are an integral part of the business model at American Home Shield, and there will always be some market-based variability in the timing and amount of investment returns realized from year to year.

        The effective tax rate on income (loss) from continuing operations was 37.6 percent for the period from January 1 to July 24, 2007 and (35.1) percent for the period from July 25 to December 31, 2007 compared to 33.9 percent for the year ended December 31, 2006. The effective tax rate for the combined periods for the year ended December 31, 2007 includes reductions in tax expense resulting from the favorable resolution of state tax items related to a prior non-recurring transaction, as well as the incremental deferred tax benefits that became recognizable during the second quarter of 2007 upon the conversion of the minority equity interests in Terminix into eight million shares of ServiceMaster common stock. These factors were offset, in part, by the unfavorable impact of merger related book expenses that are not deductible for federal income tax reporting purposes.

Restructuring and Merger Related Charges

        The Company recognized restructuring charges of $16.9 million for the period from January 1 to July 24, 2007 and $26.0 million for the period from July 25 to December 31, 2007. Approximately $25.4 million of the charges for the combined periods for the year ended December 31, 2007 are related to the Company's consolidation of its corporate headquarters into its operations support center in Memphis, Tennessee and closing of its headquarters in Downers Grove, Illinois. The Company believes the consolidation of the Downers Grove support functions and positions with the operating unit leadership in Memphis will improve the speed and effectiveness of communications and decision-making. Such costs include employee retention and severance costs, lease termination costs, training of replacement employees, and temporary employee staffing and recruiting costs. Almost all such costs were cash expenditures. In accordance with GAAP, these costs were expensed over the transition period.

        In connection with the consolidation, the Company expects to realize reductions in travel and rent costs of approximately $3 million per year, with full realization of these annual savings beginning in 2008. Depending on the impact of Fast Forward (as discussed below), savings may be realized from state and local tax incentives.

        The transition to Memphis was substantially completed in 2007 and the Company expects costs incurred related to this transition in 2008 to be insignificant.

        The restructuring amount for the combined periods for the year ended December 31, 2007 also included approximately $7.9 million of charges, primarily severance costs, related to organizational changes made within the TruGreen LandCare operations.

        In connection with the first phase of Fast Forward, the Company incurred costs of approximately $9.8 million pre-tax in the period from July 25 to December 31, 2007. Such costs include lease termination costs and related asset impairments related to closing the Santa Rosa call center of approximately $3.7 million; and severance and other costs of approximately $6.1 million.

        The Company expects that it will incur substantial additional costs in order to implement the second phase of Fast Forward, but is currently unable to estimate the aggregate amount or timing of such charges or the anticipated related cash outlays.

        Management has set a goal of achieving $60 million in annual cost savings from Fast Forward and other initiatives currently underway, which are expected to be fully realized by the end of 2009.

        The 2006 aggregate restructuring charges totaled $21.6 million pretax. The after-tax impact of the restructuring charges including approximately $6 million of non-recurring net operating loss carryforward benefits which became realizable to the Company as a result of its decision to consolidate its corporate headquarters in Memphis, Tennessee, totaled $6.9 million. The 2006 aggregate restructuring charges were comprised of the following:

  •
  Severance costs and third party professional fees and expenses resulting from the organizational changes made as part of "Project Accelerate" (a Company initiative to improve the effectiveness and efficiency of its functional support areas) and severance costs associated with the resignation in the second quarter of 2006 of the Company's former Chief Executive Officer. These costs totaled $11.2 million, substantially all of which was paid by the end of 2006.

  •
  Approximately $10.4 million of restructuring charges in the fourth quarter of 2006 related to the Company's consolidation of its corporate headquarters into its operations support center in Memphis, Tennessee and closing of its headquarters in Downers Grove, Illinois.

        The Company incurred Merger related expenses totaling $41.4 million for the period from January 1 to July 24, 2007 and $0.8 million for the period from July 25 to December 31, 2007 compared to $1.0 million for the year ended December 31, 2006. These Merger related costs include investment banking, accounting, legal and other costs associated with the Merger, which cannot be capitalized as part of the purchase cost for financial reporting purposes.

Key Performance Indicators

        The table below presents selected operating metrics related to customer counts and customer retention for the three largest profit businesses in the Company. These measures are presented on a rolling, twelve-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators
	2007	2006
TruGreen LawnCare—
Growth in Full Program Accounts	2%	0%
Customer Retention Rate	65.1%	62.9%
Terminix(a)—
Growth in Pest Control Customers	2%	9%
Pest Control Customer Retention Rate	78.1%	79.5%
Growth in Termite Customers	1%	0%
Termite Customer Retention Rate	87.6%	87.5%
American Home Shield—
Growth in Warranty Contracts	6%	2%
Customer Retention Rate	61.9%	58.2%

    (a)
    2006 pest control customer count growth, excluding the impact of the Safeguard Pest Control acquisition completed at the beginning of the fourth quarter of 2006, was 5%. The customer retention rate in 2006, excluding the impact of the Safeguard acquisition added to the customer base, was approximately 78.9%.

Segment Review (Periods from January 1 to July 24, 2007 and July 25 to December 31, 2007 Compared with the Year Ended December 31, 2006)

        The following business segment reviews should be read in conjunction with the required footnote disclosures presented in the Notes to the Consolidated Financial Statements. This disclosure provides a reconciliation of segment operating income to income from continuing operations before income taxes, with net non-operating expenses as the only reconciling item. See page 29 above for a description of the various non-GAAP financial measures that appear in the table below, including a discussion of the reasons management has included such measures in this filing and a discussion of some of the limitations of such measures.

        Operating revenues and Comparable Operating Performance by operating segment are as follows:

	Successor	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Operating Revenue:
TruGreen LawnCare	$501,830	$597,147	$1,052,257	$1,024,641
TruGreen LandCare	169,741	242,154	444,338	453,323
Terminix	445,760	645,700	1,075,481	1,056,285
American Home Shield	209,661	331,361	564,817	528,687
Other Operations and Headquarters	95,366	118,028	195,810	176,542

Total Operating Revenue	$1,422,358	$1,934,390	$3,332,703	$3,239,478

Comparable Operating Performance:
TruGreen LawnCare	$102,296	$84,208	$172,157	$184,369
TruGreen LandCare	1,483	965	5,622	12,728
Terminix	74,047	120,057	166,594	157,346
American Home Shield	41,528	63,432	91,360	96,409
Other Operations and Headquarters	(17,025)	(60,277)	(20,458)	(32,604)

Total Comparable Operating Performance	$202,329	$208,385	$415,275	$418,248

Memo: Items included in Comparable Operating Performance:
Restructuring charges and Merger related expenses(1)	$26,815	$58,350	$22,640	$—
Management fee(2)	$875	$—	$—	$—

    (1)
    Comparable Operating Performance includes (i) restructuring charges associated with Project Accelerate, (ii) severance costs and costs related to the consolidation of our corporate headquarters in Memphis, Tennessee, including the closing of our office in Downers Grove, Illinois, (iii) costs to exit leases and severance payments related to organizational changes within the TruGreen LandCare operations, (iv) charges related to Fast Forward and (v) Merger related expenses. Substantially all of the restructuring charges and Merger related expenses are included in the Comparable Operating Performance of the Other Operations and Headquarters segment, with the exception of $5.9 million included in the American Home Shield segment for the period from July 25 to December 31, 2007 and $7.9 million included in the TruGreen LandCare segment for the period from July 25 to December 31, 2007.

    (2)
    Represents a management fee payable to CD&R pursuant to a consulting agreement under which CD&R will provide the Company with on-going consulting and management advisory services for a minimum annual fee of $2 million.

        The following table presents reconciliations of operating income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA and Comparable Operating Performance for the periods presented.

(in thousands)	TruGreen LawnCare	TruGreen LandCare	Terminix	American Home Shield	Other Operations and Headquarters	Total
Successor Jul. 25, 2007 to December 31, 2007
Operating income (loss)(1)	$42,156	$(6,351)	$49,216	$(20,764)	$(31,017)	$33,240
Depreciation and amortization expense	88,628	5,928	28,543	22,038	10,504	155,641

EBITDA before adding back interest and investment income, net	130,784	(423)	77,759	1,274	(20,513)	188,881
Interest and investment income, net(2)	—	—	—	(6,749)	3,186	(3,563)

Adjusted EBITDA	130,784	(423)	77,759	(5,475)	(17,327)	185,318
Non-cash option and restricted stock expense	—	—	—	—	300	300
Non-cash charges attributable to purchase accounting(3)	(28,488)	1,906	(3,712)	47,003	2	16,711

Comparable Operating Performance	$102,296	$1,483	$74,047	$41,528	$(17,025)	$202,329

Memo: Items included in Comparable Operating Performance
Restructuring charges and merger related expenses(4)	$405	$7,920	$76	$5,874	$12,540	$26,815
Management fee(5)	$—	$—	$—	$—	$875	$875
Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of InStar	$—	$—	$—	$—	$(6,382)	$(6,382)
Comparable Operating Performance of all other discontinued operations	—	—	—	—	(165)	(165)

Comparable Operating Performance of businesses held pending sale and discontinued operations	$—	$—	$—	$—	$(6,547)	$(6,547)

Predecessor Jan. 1, 2007 to Jul. 24, 2007
Operating income (loss)(1)	$75,656	$(2,206)	$109,461	$35,582	$(74,561)	$143,932
Depreciation and amortization expense	8,552	3,171	10,596	3,687	6,408	32,414

EBITDA before adding back interest and investment income, net	84,208	965	120,057	39,269	(68,153)	176,346
Interest and investment income, net(2)	—	—	—	24,163	4,461	28,624

Adjusted EBITDA	84,208	965	120,057	63,432	(63,692)	204,970
Non-cash option and restricted stock expense	—	—	—	—	3,415	3,415
Non-cash charges attributable to purchase accounting(3)	—	—	—	—	—	—

Comparable Operating Performance	$84,208	$965	$120,057	$63,432	$(60,277)	$208,385

Memo: Items included in Comparable Operating Performance
Restructuring charges and merger related expenses(4)	$—	$—	$—	$—	$58,350	$58,350
Management fee(5)	$—	$—	$—	$—	$—	$—
Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of InStar	$—	$—	$—	$—	$(5,739)	$(5,739)
Comparable Operating Performance of all other discontinued operations	—	—	—	—	326	326

Comparable Operating Performance of businesses held pending sale and discontinued operations	$—	$—	$—	$—	$(5,413)	$(5,413)

(in thousands)	TruGreen LawnCare	TruGreen LandCare	Terminix	American Home Shield	Other Operations and Headquarters	Total
Predecessor Year Ended Dec. 31, 2006
Operating income (loss)(1)	$157,695	$(587)	$152,161	$62,780	$(47,921)	$324,128
Depreciation and amortization expense	14,462	6,209	14,433	8,222	11,010	54,336

EBITDA before adding back interest and investment income, net	172,157	5,622	166,594	71,002	(36,911)	378,464
Interest and investment income, net(2)				20,358	5,584	25,942

Adjusted EBITDA	172,157	5,622	166,594	91,360	(31,327)	404,406
Non-cash option and restricted stock expense					10,869	10,869
Non-cash charges attributable to purchase accounting(3)	—	—	—	—	—	—

Comparable Operating Performance	$172,157	$5,622	$166,594	$91,360	$(20,458)	$415,275

Memo: Items included in Comparable Operating Performance
Restructuring charges and merger related expenses(4)	$—	$—	$—	$—	$22,640	$22,640
Management fee(5)	$—	$—	$—	$—	$—	$—
Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of InStar	$—	$—	$—	$—	$7,781	$7,781
Comparable Operating Performance of all other discontinued operations	—	—	—	—	17,837	17,837

Comparable Operating Performance of businesses held pending sale and discontinued operations	$—	$—	$—	$—	$25,618	$25,618

(in thousands)	TruGreen LawnCare	TruGreen LandCare	Terminix	American Home Shield	Other Operations and Headquarters	Total
Predecessor Year Ended Dec. 31, 2005
Operating income (loss)(1)	$171,758	$4,317	$145,568	$70,959	$(52,519)	$340,083
Depreciation and amortization expense	12,611	8,411	11,778	8,492	8,475	49,767

EBITDA before adding back interest and investment income, net	184,369	12,728	157,346	79,451	(44,044)	389,850
Interest and investment income, net(2)				16,958	2,874	19,832

Adjusted EBITDA	184,369	12,728	157,346	96,409	(41,170)	409,682
Non-cash option and restricted stock expense	—	—	—	—	8,566	8,566
Non-cash charges attributable to purchase accounting(3)	—	—	—	—	—	—

Comparable Operating Performance	$184,369	$12,728	$157,346	$96,409	$(32,604)	$418,248

Memo: Items included in Comparable Operating Performance
Restructuring charges and merger related expenses(4)	$—	$—	$—	$—	$—	$—
Management fee(5)	$—	$—	$—	$—	$—	$—
Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of Instar	$—	$—	$—	$—	$—	$—
Comparable Operating Performance of all other discontinued operations	—	—	—	—	36,497	36,497

Comparable Operating Performance of businesses held pending sale and discontinued operations	$—	$—	$—	$—	$36,497	$36,497

(1)
Presented below is a reconciliation of total segment operating income to net (loss) income.

	Successor	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to July 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Total segment operating income	$33,240	$143,932	$324,128	$340,083
Non-operating expense (income):
Interest expense	177,938	31,643	61,341	56,999
Interest and net investment loss (income)	3,563	(28,624)	(25,942)	(19,832)
Minority interest and other expense, net	233	3,532	8,240	8,218

(Loss) Income from Continuing Operations before Income Taxes	$(148,494)	$137,381	$280,489	$294,698
(Benefit) provision for income taxes	(52,182)	51,692	95,205	114,137

(Loss) Income from Continuing Operations	(96,312)	85,689	185,284	180,561
(Loss) income from businesses held pending sale and discontinued operations, net of income taxes	(27,208)	(4,588)	(15,585)	18,364

Net (Loss) Income	$(123,520)	$81,101	$169,699	$198,925

(2)
Interest and investment income is primarily comprised of investment income and realized gains/losses on our American Home Shield (AHS) segment investment portfolio. Cash, short-term and long-term marketable securities associated with regulatory requirements in connection with AHS and for other purposes totaled approximately $382.6 million as of December 31, 2007. AHS interest and investment income was $24.1 million for the period from January 1 to July 24, 2007, ($6.7) million for the period from July 25 to December 31, 2007 and $20.4 million for the year ended December 31, 2006. The balance of interest and investment income primarily relates to (i) a portion of the earnings generated by ServiceMaster Acceptance Corporation ("SMAC"), our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units; (ii) investment income from our employee deferred compensation trust (for which there is a corresponding and offsetting increase in compensation expense within operating income); and (iii) interest income on other cash balances.

(3)
The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

(4)
Includes (i) restructuring charges for severance as well as costs associated with Project Accelerate, (ii) severance costs and costs related to the consolidation of our corporate headquarters in Memphis, Tennessee, including the closing of our office in Downers Grove, Illinois, (iii) costs to exit leases and severance payments related to organizational changes within the TruGreen LandCare operations, (iv) Merger related expenses and (v) charges related to Fast Forward.

(5)
The Company entered into a consulting agreement with CD&R under which CD&R will provide the Company with on-going consulting and management advisory services in exchange for a minimum annual management fee of $2 million. This fee is payable quarterly.

TruGreen LawnCare Segment

        The TruGreen LawnCare segment, which includes lawn, tree and shrub care services, reported a 4.4 percent increase in revenue, a 25.3 percent decrease in operating income and an 8.3 percent increase in Comparable Operating Performance for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. The growth in revenue and Comparable Operating Performance was supported by improved price realization and continued improvements in customer retention. Customer counts at December 31, 2007 were 2 percent higher than last year's level. Improved customer retention helped offset a 0.3 percent decline in new sales, which were adversely impacted by poor April weather. The rolling twelve-month retention rate improved 220 basis points over last year, driven by improvements in overall quality of service delivery and enhanced customer communication, including the Lawn Quality Audit (LQA) visits initiated during the second half of 2006. The Company believes that improvement in customer retention can be achieved over the next several years as it expands the LQA program, focuses its efforts on reducing route manager turnover and continues to improve overall communication with customers. Additionally, the lawn care operations realized improvements in average pricing as compared to 2006.

        The 8.3 percent increase in Comparable Operating Performance for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006 was supported by lower sales costs, the favorable leveraging of overhead costs and improved labor productivity, due to a reduction in route manager turnover and a reduced level of service calls relative to last year.

TruGreen LandCare Segment

        The TruGreen LandCare segment, which includes landscape maintenance services, reported a 7.3 percent decrease in revenue, a 1,357.8 percent decrease in operating income and a 56.5 percent decrease in Comparable Operating Performance for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. The decline in revenue included a 7.5 percent decline in base contract maintenance revenue and an 11.6 percent decrease in enhancement revenue. These factors were offset, in part, by a $6 million increase in 2007 snow removal service revenue. The revenue comparison was adversely impacted by branch closures completed during the third quarter of 2007, as well as the near-term impacts of the Company's efforts to improve the quality of its customer base with a better customer mix by pruning less profitable jobs, implementing stricter pricing on new sales, and increasing the average size of new proposals and sales. Although the total base contract maintenance sales dollars declined for the combined periods for the year ended December 31, 2007, the Company realized a meaningful improvement in the average value per contract sold (higher value contracts tend to be more profitable).

        TruGreen LandCare's Comparable Operating Performance includes the impact of $7.9 million of restructuring charges for the period from July 25 to December 31, 2007. Excluding the impact of the restructuring charges Comparable Operating Performance improved 84.4 percent for the combined periods for the year ended December 31,2007, over 2006 levels, primarily due to the increase in high margin snow removal work and improved materials and labor management on the base contract maintenance portfolio. These factors were offset, in part, by increased sales labor resulting from investments made to increase the size, caliber and training of the sales team and reductions in higher margin enhancement revenue. These investments have led to steady improvement in the relative size and quality of sales proposals, which the Company believes will support improving growth in base contract maintenance sales in 2008 and future periods.

        Over the next several years, the Company's plan targets significant margin improvement, which the Company believes will be accomplished through: (1) a better customer mix, reflecting higher average job size, stricter pricing on new sales, and the pruning of less profitable jobs, (2) improvement in branch manager selection and training, and (3) increased customer retention from new operating and account management initiatives.

Terminix Segment

        The Terminix segment, which includes termite and pest control services, reported a 1.5 percent increase in revenue for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. Revenue for the period from July 25 to December 31, 2007 has been reduced by $5.3 million (non-cash) as a result of recording deferred revenue at its fair value in connection with purchase accounting. This only impacts revenue and operating income as the non-cash effects attributable to purchase accounting are excluded from Comparable Operating Performance. Excluding purchase accounting, revenue increased 2.0 percent for the combined periods for the year ended December 31, 2007 over the year ended December 31, 2006. Terminix reported a 4.3 percent increase in operating income and a 16.5 percent increase in Comparable Operating Performance for the combined periods for the year ended December 31, 2007, compared to the year ended December 31, 2006. The segment's overall revenue growth reflected strong growth in pest control revenues and increases in termite contract renewals, offset, in part, by a double digit percentage decline in revenue from termite completions. Pest control revenues increased 8.1 percent for the combined periods for the year ended December 31, 2007 as compared to the year ended December 31, 2006, as the impact of acquisitions more than offset a decrease in new unit sales. In October 2006, Terminix acquired SafeGuard Pest Control, a company with annual revenues of over $23 million. A 3.5 percent increase in renewal revenues for the combined periods for the year ended December 31, 2007 was supported by improved pricing and a 10 basis point improvement in termite customer retention.

        Revenue from termite completions declined 12.5 percent for the combined periods for the year ended December 31, 2007, due primarily to a weak annual termite swarm season. However, there was an increase in renewable unit sales in 2007, driven by the Company's new Termite Inspection and Protection Plan offering. The revenue related to Termite Inspection and Protection Plan sales is deferred and recognized over the one year term of the contract. The strong growth in operating income and Comparable Operating Performance reflects lower termite materials costs, effective management of seasonal staffing of production and sales labor, and reduced overhead spending, offset, in part, by increased provisions for certain legal matters.

American Home Shield Segment

        The American Home Shield segment, which provides home warranties to consumers that cover heating, ventilation, air conditioning ("HVAC"), plumbing and other systems and appliances, reported a 4.2 percent decrease in revenue for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. Revenue for the period from July 25 to December 31, 2007 has been reduced by $55.3 million (non-cash) as a result of recording deferred revenue at its fair value in connection with purchase accounting. This only impacts revenue and operating income as the non-cash effects attributable to purchase accounting are excluded from Comparable Operating Performance. Excluding purchase accounting, revenue increased 5.6 percent for the combined periods for the year ended December 31, 2007 over the year ended December 31, 2006. American Home Shield reported a 76.4 percent decrease in operating income and a 14.9 percent increase in Comparable Operating Performance for the combined periods for the year ended December 31, 2007 over the year ended December 31, 2006. New contract sales and renewal units, which are reported as earned revenue over the subsequent twelve-month contract period, increased 5.3 percent. Contract unit sales from customer renewals increased 7.2 percent, reflecting a larger base of renewable customers and a 370 basis point improvement in retention. Sales in the real estate channel were supported by the favorable impact of the Realogy agreement signed during the third quarter of 2006, with overall unit sales growth through this channel of 4.5 percent. Real estate unit sales, excluding the impact of sales from the Realogy agreement, declined 12.7% due to continued softness in the home resale market throughout most of the country. The Company expects this agreement to generate incremental sales in 2008 in amounts to enable continued growth through this channel in the face of anticipated softness in the home resale market throughout most of the country. The annual level of incremental sales is expected to continue to grow over the balance of the five year contract term, as the Company expands penetration of the franchised outlets of Realogy's brands and increases contract renewals. The increase in Comparable Operating Performance for the combined periods for the year ended December 31, 2007 includes a $4.9 million increase in interest and investment income from the American Home Shield investment portfolio as compared to 2006, a decrease in the incidence of contract claims from the levels experienced last year and the beneficial impacts of increases in prices and service fees per claim.

Other Operations and Headquarters Segment

        This segment includes the operations of ServiceMaster Clean and Merry Maids, as well as the Company's headquarters functions. The segment reported an 9.0 percent increase in revenue for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. The ServiceMaster Clean and Merry Maids franchise operations reported a combined 9.6 percent increase for the combined periods for the year ended December 31, 2007. The growth in revenue resulted from strong increases in product sales and disaster restoration services, as well as the impact of acquisitions at Merry Maids. The ServiceMaster Clean and Merry Maids franchise operations reported a combined decrease in operating income of 0.7 percent and an increase in Comparable Operating Performance of 10.0 percent for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. The decrease in the segment's Comparable Operating Performance for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006 primarily reflects the Merger related expenses incurred in 2007 and an increase in restructuring charges in 2007 over 2006 levels, offset, in part, by increased profits from the ServiceMaster Clean and Merry Maids operations.

Discontinued Operations

        In the fourth quarter of 2007, management of the Company concluded that InStar did not fit within the long-term strategic plans of the Company and committed to a plan to sell the business. InStar provides disaster response and reconstruction services to primarily commercial customers and was previously reported as part of the Company's Other Operations and Headquarters segment. As a result of the decision to sell this business, an $18.1 million impairment charge ($12.3 million, net of tax) was recorded in "(loss) income from businesses held pending sale and discontinued operations, net of income taxes" in the fourth quarter of 2007 to reduce the carrying value of InStar's long-lived assets to their fair value less cost to sell in accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This charge was in addition to a $12.9 million ($8.8 million, net of tax) goodwill impairment charge.

        In the third quarter of 2006, the Company completed the sales of American Residential Services (ARS) and American Mechanical Services (AMS) generating gross cash proceeds of approximately $115 million, which was used to reduce outstanding debt balances. During the first quarter of 2006, the Company recorded a $25 million after-tax ($42 million pretax) impairment charge for expected losses on the disposition of certain ARS/AMS properties held pending sale. The Company recorded an after-tax net loss of ($0.5) million related to the sales of the ARS and AMS businesses in the third quarter of 2006.

        The components of (loss) income from businesses held pending sale and discontinued operations, net of income taxes and the reconciliation of operating (loss) income to Adjusted EBITDA and Comparable Operating Performance for the 2007 Predecessor and Successor periods, 2006 and 2005 are as follows:

	Successor	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Operating (loss) income	$(8,833)	$(7,617)	$16,509	$30,355
Interest expense	(34)	(38)	(55)	—
Impairment charge	(31,006)		(42,000)	—

Pretax (loss) income	(39,873)	(7,655)	(25,546)	30,355
(Benefit) provision for income taxes	(12,665)	(3,067)	(10,456)	11,991
Loss on sale, net of tax	—	—	(495)	—

(Loss) income from businesses held pending sale and discontinued operations, net of income taxes	$(27,208)	$(4,588)	$(15,585)	$18,364

Operating (loss) income	$(8,833)	$(7,617)	$16,509	$30,355
Depreciation and amortization expense	2,286	2,204	9,109	6,142

EBITDA before adding back interest and investment income, net	(6,547)	(5,413)	25,618	36,497
Interest and investment income, net	—	—	—	—

Adjusted EBITDA	(6,547)	(5,413)	25,618	36,497
Non-cash option and restricted stock expense	—	—	—	—
Non-cash charges attributable to purchase accounting		—	—	—

Comparable Operating Performance	$(6,547)	$(5,413)	$25,618	$36,497

2006 Compared with 2005

        Revenue from continuing operations for 2006 was $3,333 million, a three percent increase over 2005. The Company reported income from continuing operations in 2006 of $185.3 million and a loss from discontinued operations of ($15.6) million. Net income (i.e., from both continuing operations and discontinued operations) was $169.7 million in 2006 compared with $198.9 million in 2005.

        As more fully discussed in the Restructuring Charges section, the income from continuing operations for 2006 includes restructuring charges net of related tax benefits of $22 million pre-tax ($7 million after-tax). Additionally, the 2006 results include a reduction in income tax expense of $7 million from the favorable resolution in the fourth quarter of 2006 of state tax items related to a prior year non-recurring transaction. Operating income for 2006, which included $22 million in restructuring charges, was $324.1 million compared with $340.1 million in 2005. The net change in operating income reflects the impact of the restructuring charges and lower profits in several business segments, which are more fully discussed in the segment reviews, offset in part by continued favorable trending of prior year insurance claims, lower functional support costs and solid profit growth at Terminix.

        The Company continued to experience significant increases in some of its key factor costs. Unusually rapid increases in fuel, health care, and interest costs had a combined adverse impact relative to 2005 of approximately $36 million pretax. With respect to fuel, the Company's fleet, which consumes roughly 30 million gallons annually, continued to be negatively impacted by significant increases in oil prices. Each year, the Company hedges approximately two-thirds of its estimated annual fuel usage. Fuel costs, after the impacts of the hedges, increased approximately $13 million pretax in 2006.

        Health care costs continued to experience strong inflationary pressures in 2006. In addition, the Company made incremental investments in employee health benefits in 2006 as part of its efforts to further enhance employee satisfaction and retention. In total, health care and related costs increased approximately $15 million pretax in 2006.

        Increases in short term interest rates have adversely impacted the Company's businesses at both the operating and non-operating income lines by virtue of their effects on variable rate-based fleet and occupancy leases, as well as floating rate debt and investment income. On a combined basis, interest rate increases adversely impacted the Company's 2006 results by approximately $8 million pretax.

        The Company continued to make strides in reducing the costs that it can more directly control. The Company has maintained its focus and momentum in driving down safety-related costs. Total safety-related costs, including the income statement effects of favorable trending of prior year claims, decreased approximately $14 million pretax in 2006.

Restructuring Charges

        The 2006 results include restructuring charges for severance, as well as costs associated with Project Accelerate and the costs related to the Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its headquarters in Downers Grove, Illinois. Combined restructuring charges totaled $21.6 million pretax, $6.9 million after-tax in 2006. The after-tax impact of the restructuring charges includes approximately $6 million of non-recurring net operating loss carry forward benefits which became realizable to the Company as a result of its decision to consolidate its corporate headquarters in Memphis.

        The 2006 results include severance and third party professional fees and expenses resulting from the organizational changes made as part of Project Accelerate and severance costs associated with the resignation in the second quarter of the Company's former Chief Executive Officer. These charges totaled $11.2 million, substantially all of which was paid by the end of 2006.

        In October 2006, the Board of Directors of the Company approved a plan to consolidate the Company's headquarters into its operations support center in Memphis, Tennessee and close its then current headquarters in Downers Grove, Illinois. The Company recognized approximately $10.4 million of these charges in the fourth quarter of 2006.

Operating and Non-Operating Expenses

        Cost of services rendered and products sold increased four percent compared to the prior year and increased as a percentage of revenue to 62.5 percent in 2006 from 62.1 percent in 2005. This increase primarily reflects the impact of fuel and other factor cost increases throughout the enterprise. Selling and administrative expenses increased two percent and decreased as a percentage of revenue to 26.9 percent from 27.2 percent in 2005. The decrease in selling and administrative expenses as a percentage of revenue primarily reflects lower functional support costs and improved sales labor efficiency at Terminix.

        Interest and investment income increased $6 million reflecting both higher investment income resulting from an increase in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting increase in compensation expense within operating income), as well as higher investment income experienced on the American Home

Shield investment portfolio. Interest expense increased $4 million due to higher debt balances and interest rates.

        The effective tax rate for continuing operations was 33.9 percent in 2006 and 38.7 percent in 2005. The 2006 effective tax rate is impacted by the tax benefits related to the restructuring charges, which include a non-recurring credit of approximately $6 million of non-recurring net operating loss carryforward benefits which became realizable to the Company as a result of its decision to relocate its corporate headquarters to Memphis, as well as an approximately $7 million reduction in the 2006 tax expense resulting from the resolution of state tax items related to a prior non-recurring transaction.

Segment Review (2006 vs 2005)

        The segment reviews should be read in conjunction with the required footnote disclosures presented in the Notes to the Consolidated Financial Statements. This disclosure provides a reconciliation of segment operating income to (loss) income from continuing operations before income taxes, with net non-operating expenses as the only reconciling item.

        The table below presents selected operating metrics related to customer counts and customer retention for the three largest profit businesses in the Company.

Key Performance Indicators

As of December 31,	2006		2005
TruGreen LawnCare—
Growth in Full Program Accounts	0%		1%
Customer Retention Rate	62.9%		61.2%
Terminix—
Growth in Pest Control Customers	9	%(a)	3%
Pest Control Customer Retention Rate	79.5	%(a)	77.2%
Growth in Termite Customers	0%		0%
Termite Customer Retention Rate	87.5%		87.2%
American Home Shield—
Growth in Warranty Contracts	2%		6%
Customer Retention Rate	58.2%		57.4%

(a)
Pest control customer count growth, excluding the impact of the Safeguard Pest Control acquisition completed at the beginning of the fourth quarter of 2006, was 5%. The customer retention rate improvement in 2006, excluding the impact of the Safeguard acquisition added to the customer base, was approximately 170 basis points.

TruGreen LawnCare Segment

        The TruGreen LawnCare segment, which includes lawn, tree and shrub care services, reported a three percent increase in revenue to $1.05 billion from $1.02 billion in 2005. Operating income totaled $157.7 million and Comparable Operating Performance totaled $172.2 million in 2006 compared to $171.8 million and $184.4 million in 2005, respectively.

        The growth in revenue reflects increased price realization during the year, as well as increases in supplemental and commercial services. At year end, customer counts were comparable to 2005 levels, as strong improvements in retention and the impacts of acquisitions offset a decline in unit sales. Customer retention for the rolling twelve months ended December 31, 2006 increased 170 basis points, a sharp improvement from the declines that existed in the first half of the year. The Company expanded its efforts to improve customer satisfaction and retention. These efforts included the initiation of a program of lawn quality audits (LQAs), which are customer visits to evaluate the condition of the lawn and landscape.

        Significant declines in telemarketing sales, due to the expansion of Do-Not-Call lists and caller ID mechanisms, more than offset solid growth in sales from newer channels, including direct mail and neighborhood programs.

        The decrease in operating income and Comparable Operating Performance was attributable to investments in new programs to improve customer satisfaction and retention, as well as increased fuel and fertilizer prices and higher health insurance and variable lease costs.

TruGreen LandCare Segment

        The TruGreen LandCare segment, which includes landscape maintenance services, reported a two percent decrease in revenue to $444 million from $453 million in 2005 and Comparable Operating Performance of $5.6 million compared to Comparable Operating Performance of $12.7 million in 2005. Operating income decreased from $4.3 million in 2005 to a loss of $0.6 million in 2006.

        Base contract maintenance revenue was comparable to the prior year. Sales activity at the end of 2006 was strong and there was a modest improvement in customer retention. During 2006, TruGreen LandCare continued to invest in expanding the size and caliber of its sales force and providing it with improved tools and training.

        Enhancement revenue (e.g., add-on services such as seasonal flower plantings, mulching, etc.), which represents approximately one-third of LandCare's revenue, was consistent with 2005 levels, as solid growth early in 2006 was offset by a large amount of fourth quarter 2005 hurricane-related work that did not recur.

        The decline in operating results was largely impacted by much lower snow removal revenue due to less snow. Although the Company's snow removal business accounts for less than five percent of the full year revenue, it has relatively high margins. In 2006, gross profit from snow removal work decreased $6 million from the level in 2005.

Terminix Segment

        The Terminix segment, which includes termite and pest control services, reported a two percent increase in revenue to $1.08 billion from $1.06 billion in 2005. Comparable Operating Performance increased six percent to $166.6 million compared to $157.3 million in 2005. Operating income increased 4.5 percent from $145.6 million in 2005 compared to $152.2 million in 2006.

        The Terminix segment's overall revenue growth reflected solid growth on the pest control side of the business and increases in termite contract renewals, offset in part by a decline in revenue from initial termite applications. Revenue from pest control services, which represents approximately one-half of the annual revenues of the Terminix segment, increased six percent, supported by an improvement in retention, solid growth in unit sales, and the impact of acquisitions. In October 2006, Terminix acquired Safeguard Pest Control, a company with annual revenue of over $23 million.

        Revenue from initial termite applications declined eight percent as a result of a combination of factors. A weak annual termite swarm season in most regions of the country drove a significant (16 percent) decline in the inflow of sales leads. However, the lead to sales conversion rate for the year improved, resulting in a four percent increase in unit sales. The increase in unit sales was, in turn, offset by the combined effects of a continued shift in mix from the bait service to lower priced liquid treatments, as well as less revenue being recognized in the current year from prior year sales. This latter factor resulted from the change to a new bait product in early 2005. The new bait product has different operational protocols, which required less revenue and profits to be deferred into 2006 than had been deferred into 2005. Revenue from termite contract renewals increased four percent, supported by improved pricing and gains in retention.

        The operating income and Comparable Operating Performance comparisons include unusual and offsetting items that did not have a significant net impact on comparability of results between years. In 2006, the Company recorded $2 million of costs associated with site remediation at two locations in the first quarter and $4 million of litigation expense in the fourth quarter. Additionally, 2006 included the above-mentioned impact of less deferred bait revenue and profit. Offsetting these items, the Company recorded $10 million of incremental damage claims expense in 2005 due to a correction in estimating prior years' termite damage claims reserves. The overall growth in operating income and Comparable Operating Performance primarily resulted from lower termite material costs and improved labor efficiency, offset in part by higher fuel prices and health insurance costs.

American Home Shield Segment

        The American Home Shield segment, which provides home warranties to consumers that cover HVAC, plumbing and other systems and appliances, reported a seven percent increase in revenue to $565 million from $529 million in 2005, and Comparable Operating Performance of $91.4 million compared to $96.4 million in 2005, a decrease of five percent. Operating income decreased 11.5 percent from $71.0 million in 2005 to $62.8 million in 2006.

        Warranty contract sales and renewals, which are reported as earned revenue over the subsequent twelve-month contract period, increased six percent in 2006. Warranty contract renewals, which represent approximately 60 percent of total annual contracts written, increased fifteen percent, supported by a larger base of renewable customers and continued improvements in retention. This growth was partially offset by declines in new sales from both the real estate and direct to consumer channels.

        Unit sales in the real estate channel, which represents approximately 25 percent of total annual contracts written, were down nine percent, due to a pervasive weakening in the home resale market. In the third quarter of 2006, the Company signed an agreement with Realogy, which includes the Coldwell Banker, Century 21 and ERA brands. This agreement is strategically very important and is expected to help generate strong growth in real estate sales in the future.

        The direct-to-consumer channel, which represents approximately 15 percent of total annual contracts written, experienced a six percent decline in unit sales due to lower response rates on certain direct mail programs.

        The decline in operating income and Comparable Operating Performance primarily resulted from increases in the average cost per service claim. Heating and air conditioning related costs were at relatively higher levels than last year due to the required conversion to more efficient "13 SEER" units as a result of legislation that became effective early in 2006. Claim costs in other areas, such as appliance and plumbing, were also higher as a result of inflationary pressures. Additionally, the Company incurred marketing fees related to the Realogy agreement; and the Company increased its volume of direct mailing in the second half of 2006.

Other Operations and Headquarters Segment

        The Other Operations and Headquarters segment includes the operations of ServiceMaster Clean and Merry Maids, as well as the Company's headquarters functions. Revenue in this segment increased to $196 million in 2006 compared with $177 million in 2005. The ServiceMaster Clean and Merry Maids franchise operations reported a combined growth in revenue of 12 percent, driven by continued strong increases in disaster restoration and solid internal revenue growth in residential maid service. The overall segment operating loss and Comparable Operating Performance for 2006 was ($47.9) million and ($20.5) million, respectively, compared with ($52.5) million and ($32.6) million in 2005, respectively. Included in the 2006 Comparable Operating Performance are restructuring charges totaling $21.6 million. The segment's operating loss and Comparable Operating Performance improved despite the inclusion of the restructuring charges, primarily reflecting continued favorable trending of prior year insurance claims, lower overhead support costs and incentive compensation expense, and increased profits from the combined franchise operations, offset in part by the aforementioned restructuring charges.

        Total initial and recurring franchise fees represented 3.6 percent and 3.4 percent of consolidated revenue from continuing operations in 2006 and 2005, respectively and direct franchise operating expenses were 2.3 percent and 2.1 percent of consolidated operating expenses in 2006 and 2005, respectively. Total franchise fee profits comprised 15.8 percent and 14.1 percent of consolidated operating income in 2006 and 2005, respectively. The portion of total franchise fee profits related to initial fees received from the sales of franchises was not material to the Company's consolidated financial statements for all periods.

Discontinued Operations

        In the third quarter of 2006, the Company completed the sales of ARS and AMS generating gross cash proceeds of approximately $115 million, which was used to reduce outstanding debt balances. During the first quarter of 2006, the Company recorded a $25 million after-tax ($42 million pretax) impairment charge for expected losses on the disposition of certain ARS/AMS properties held pending sale. The Company recorded an after-tax net loss of ($0.5) million related to the sales of the ARS and AMS businesses in the third quarter of 2006.

        In addition, operating income from discontinued operations in 2005 includes approximately $11 million related to the favorable conclusion of certain obligations related to international pest control businesses sold in prior years.

FINANCIAL POSITION AND LIQUIDITY FOR THE YEAR ENDED DECEMBER 31, 2007

        As a result of the Merger, the 2007 cash flow results have been separately presented in the consolidated statements of cash flows for the Predecessor period, covering the period January 1, 2007 to July 24, 2007 and the Successor period, covering the period July 25, 2007 to December 31, 2007. The comparable period results for the prior year are presented under Predecessor.

Cash Flows from Operating Activities from Continuing Operations

        Net cash provided from operating activities from continuing operations was $195.5 million in the period from January 1, 2007 to July 24, 2007 and $67.4 million in the period from July 25, 2007 to December 31, 2007, compared to $298.6 million in the prior year.

        The principal components (in millions) of the net decrease for the combined periods for the year ended December 31, 2007 were:

Increase in net income before merger related charges, restructuring charges and non-cash charges	8.3
Increase in restructuring payments	(25.2)
Increase in working capital requirements	(18.8)

(35.7)

        The increase in net income before merger related charges, restructuring charges and non-cash charges for the combined periods for the year ended December 31, 2007 was driven by profit growth at Terminix, TruGreen LawnCare and American Home Shield offset by increased interest payments. The increase in working capital requirements for the combined periods for the year ended December 31, 2007 was driven primarily by increased tax assets reflecting the impact of future tax deductions related to the Company's net operating loss carryforwards generated in 2007 offset by growth in interest accruals.

Cash Flows from Investing Activities from Continuing Operations

        Net cash used for investing activities from continuing operations was $16.8 million in the period from January 1, 2007 to July 24, 2007 and $4,964.0 million in the period from July 25, 2007 to December 31, 2007. Net cash used for investing activities for the period from July 25, 2007 to December 31, 2007 included $4,906.5 million paid in connection with the Merger. Capital expenditures decreased for the combined periods for the year ended December 31, 2007 from the prior year, and included recurring capital needs and information technology projects. The Company anticipates that capital expenditures for the full year 2008 will total approximately $45 million to $55 million, reflecting the continuation of investments in information systems and productivity enhancing operating systems. In addition, as further discussed hereunder in "Liquidity", the Company expects to pay approximately $50 million to acquire assets in connection with exiting certain of its fleet leases. The Company has no additional material capital commitments at this time.

        Acquisitions, excluding the Merger, for the combined periods for the year ended December 31, 2007 totaled $40.3 million, compared with $143.4 million in 2006. This decrease includes the 2006 acquisition of InStar, a direct provider of commercial disaster response and reconstruction services, for approximately $85 million of cash. Consideration paid for tuck-in acquisitions consisted of cash payments, seller financed Notes and, for 2006 only, Company stock. The Company expects to continue its tuck-in acquisition program at both Terminix and TruGreen LawnCare.

        The change in notes receivable, financial investments and securities for the combined periods for the year ended December 31, 2007 includes an increase in the net sale of marketable securities at American Home Shield due in part to lowering the amount of excess reserves over minimum statutory reserve requirements in certain states in accordance with our investment policy and reduced statutory reserve requirements.

Cash Flows from Financing Activities from Continuing Operations

        Net cash provided from financing activities from continuing operations increased by $4,945.3 million for the combined periods for the year ended December 31, 2007 compared to the year ended December 31, 2006. Proceeds from debt incurred in connection with the Merger, net of issuance costs, aggregated $3,698.5 million and cash equity contributions received in connection with the Merger totaled $1,431.1 million for the combined periods for the year ended December 31, 2007. Cash dividends paid to shareholders totaled $70.1 million for the combined periods for the year ended December 31, 2007. On May 31, 2007, the Company paid its last dividend to shareholders prior to the Merger.

        There were no share repurchases for the combined periods for the year ended December 31, 2007. As a result of the Merger, the Company's share repurchase program is no longer in effect.

Liquidity

        Cash and short and long-term marketable securities totaled approximately $469.0 million at December 31, 2007, compared with approximately $420.9 million at December 31, 2006. Approximately $382.6 million of the cash and short and long-term marketable securities balance is associated with regulatory requirements at American Home Shield and for other purposes. For example, the payment of ordinary and extraordinary dividends to ServiceMaster by our subsidiaries that are regulated as insurance, home warranty, service contract or similar companies is subject to applicable state law limitations. AHS' investment portfolio has been invested in a combination of high quality, short duration fixed income securities and equities. The Company closely monitors the performance of the investments.

        The Company has an arrangement enabling it to sell, on a revolving basis and without recourse, certain receivables generated by our TruGreen LawnCare and Terminix segments to unrelated third party purchasers. The Company may sell up to $70 million of its receivables to these purchasers in the future and therefore would have immediate access to cash proceeds from these sales. The amount of the eligible receivables varies during the year based on seasonality of the business. For example, the amount available generally is less than $70 million during winter and spring. During the year ended December 31, 2007, no receivables were sold to third parties under this agreement.

        The Company maintains lease facilities with banks totaling $68 million, which provide for the financing of branch properties to be leased by the Company. At December 31, 2007, approximately $68 million was funded under these facilities. Approximately $15 million of these leases are treated as capital leases and have been included on the balance sheet as assets with related debt as of December 31, 2007. The balance of the funded amount is treated as operating leases. The Company has guaranteed the residual value of the properties under the leases up to 73 percent of the fair market value at the commencement of the lease. At December 31, 2007, the Company's residual value guarantee related to the leased assets totaled $53 million for which the Company has recorded the estimated fair value of this guarantee (approximately $0.1 million) in the Consolidated Statements of Financial Position. In connection with the closing of the Merger, the Company amended these leases effective July 24, 2007. Among the modifications, the Company extended the lease terms through July 24, 2010. The operating lease and capital lease classifications of these leases did not change as a result of the modifications.

        The majority of the Company's vehicle fleet and some equipment are leased through operating leases. The lease terms are non-cancelable for the first twelve-month term, and then are month-to-month, cancelable at the Company's option. There are residual value guarantees by the Company (ranging from 70 percent to 87 percent of the estimated terminal value at the inception of the lease depending on the agreement) relative to these vehicles and equipment, which historically have not resulted in significant net payments to the lessors. At December 31, 2007, there was approximately $184 million of residual value relating to the Company's fleet and equipment leases. Approximately $67 million of this residual value is with a lessor that has exercised its option to terminate the lease effective August 2008. The cost of acquiring the assets subject to these leases is expected to amount to approximately $50 million. The fair value of the assets under all of the fleet and equipment leases is expected to substantially mitigate the Company's guarantee obligations under the agreements. At December 31, 2007, the Company has recorded the estimated fair value of this guarantee of approximately $2.4 million in the Consolidated Statements of Financial Position.

        The Company's ongoing liquidity needs are expected to be funded by net cash provided by operating activities and, as required, borrowings under the Revolving Credit Facility. We expect that cash provided from operations and available borrowings under the Revolving Credit Facility will provide sufficient funds to operate our business, make expected capital expenditures and meet our foreseeable liquidity requirements, including payment of interest and principal on our debt.

        As a holding company, we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including our debt service obligations. The ability of our subsidiaries to make distributions and dividends to us depends on their operating results, cash requirements and financial condition and general business conditions. As previously described, certain of our subsidiaries are subject to legal and regulatory restrictions on the payment of dividends to us.

        The following table presents the Company's contractual obligations and commitments as of December 31, 2007:

(In millions)	Total	Less than 1 Yr	1-3 Yrs	3-5 Yrs	More than 5 Yrs
Principal repayments*	$4,202.1	$51.7	$78.3	$60.6	$4,011.5
Capital leases	25.4	1.8	18.9	2.4	2.3
Estimated interest payments(1)	2,683.5	284.5	687.5	672.3	1,039.2
Non-cancelable operating leases	265.8	70.0	101.3	48.7	45.8
Purchase obligations:
Telecommunications	12.9	12.1	0.8	—	—
Supply agreements and other	39.8	29.0	6.5	1.8	2.5
Other long-term liabilities:*
Insurance claims	196.0	84.8	50.4	15.2	45.6
Discontinued Operations	11.9	4.1	3.5	1.1	3.2
Other, primarily deferred compensation trust	43.1	4.6	4.6	3.9	30.0

Total Amount	$7,480.5	$542.6	$951.8	$806.0	$5,180.1

    *
    These items are reported in the Consolidated Statements of Financial Position

    (1)
    These amounts represent future interest payments related to the Company's existing debt obligations based on fixed and variable interest rates specified in the associated debt agreements. Payments related to variable debt are based on applicable rates at December 31, 2007 plus the specified margin in the associated debt agreements for each period presented. The amounts provided relate only to existing debt obligations and assumes the interim loan under the Interim Loan Facility is converted under the current terms in 2008 through maturity in 2015. The estimated debt balance (including capital leases) for each fiscal year from 2008 through 2012 is $4,174 million, $4,131 million, $4,077 million, $4,043 million, and $4,014 million, respectively. The weighted average interest rate (including interest rate swaps) on the estimated debt balances on each fiscal year end from 2008 through 2012 is expected to be 8.1%, 8.4%, 8.4%, 8.3%, and 8.3%, respectively. See Note 14 of the consolidated financial statements for the terms and maturities of existing debt obligations.

        Not included in the table above are deferred income tax liabilities and the related interest payments on the Company's long-term debt. Deferred income tax liabilities totaled $1,080 million and are discussed in Note 6 of the consolidated financial statements. In addition, due to the uncertainty with respect to the timing of future cash flows associated with unrecognized tax benefits at December 31, 2007, the Company is unable to reasonably estimate the period of cash settlement with the respective taxing authority. Accordingly, $13.3 million of unrecognized tax benefits have been excluded from the contractual obligations table above. See the discussion of income taxes in the Note 6 of the consolidated financial statements.

Financial Position—Continuing Operations

        The Company has accounted for the Merger in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations", which requires the cost of the Merger to be allocated to the assets and liabilities of the Company based on fair value. Consequently, goodwill, other intangible assets, deferred customer acquisition costs, property and equipment, deferred revenue and other balances changed significantly from the December 31, 2006 balances.

        Receivables decreased from prior year levels reflecting the collection of certain non-operating receivables during 2007.

        Inventories increased from year-end levels, reflecting general business growth.

        Deferred customer acquisition costs decreased from prior year levels as a result of recording these costs at their fair value in connection with applying purchase accounting related to the Merger.

        There is seasonality in the lawn care operations. In the winter and spring, this business sells a series of lawn applications to customers, which are rendered primarily in March through October. On an ongoing basis, these direct and incremental selling expenses which relate to successful sales will be deferred and recognized over the production season and are not deferred beyond the calendar year-end. In addition, the Company will continue to capitalize sales commissions and other direct contract acquisition costs relating to termite baiting and pest contracts, as well as home warranty agreements. These costs vary with and are directly related to a new sale, and will be amortized over the life of the related contract.

        Property and equipment increased from prior year levels, reflecting the purchase accounting impacts of recording the assets at their fair value. As further discussed hereunder in "Liquidity", the Company expects to pay approximately $50 million to acquire assets in connection with exiting certain of its fleet leases. The Company has no additional material capital commitments at this time.

        The increase in goodwill and intangible assets from year-end resulted from the application of purchase accounting related to the Merger. Debt issue costs increased as a result of the debt incurred related to the Transactions.

        Accrued payroll and related expenses include employee retention and severance accruals related to the Company's corporate headquarters consolidation plan, as well as provisions for payments due under change in control and severance agreements as well as increased provisions for litigation reserves. Deferred revenue decreased from year-end levels as a result of recording these amounts at fair value in connection with purchase accounting.

        On June 4, 2007, the Company converted the minority equity interest of the minority investor in Terminix into eight million shares of ServiceMaster common stock. Total shareholders' equity was $1,303.5 million at December 31, 2007.

        Under Federal tax rules, dividends are considered taxable only when paid out of current or accumulated earnings and profits as defined under federal tax laws. The Company currently expects that none of the Predecessor dividends in 2007 will be taxable as dividend income for federal income tax purposes. Any portion of the dividend that is not taxable as dividend income would be treated as a return of capital and would generally be applied to reduce the cost basis of outstanding shares. The 2007 estimate is subject to change, based on the outcome of future events.

        On November 20, 2007, the board of directors of Holdings adopted the ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the sale of shares of Holdings stock to our executive officers, other key employees and directors as well as the grant of deferred share units and options to purchase shares of Holdings to those individuals. On December 19, 2007, Holdings completed an equity offering to certain of our executive officers and key employees pursuant to the Stock Incentive Plan. The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. In connection with this offering, Holdings sold 1,416,870 shares of common stock at a purchase price of $10.00 per share and sold 576,668 deferred share units ("DSUs") at a purchase price of $10.00 per DSU. DSUs represent a right to receive a share of common stock in the future. Holdings also granted options to purchase 3,937,076 additional shares of common stock at an exercise price of $10.00 per share in connection with this equity offering. In addition, Holdings granted our executive officers and key employees options to acquire an additional 5,332,125 shares of Holdings common stock at $10.00 per share. These options are subject to and governed by the terms of the Stock Incentive Plan. For further discussion see Note 19 of the consolidated financial statements.

Financial Position—Discontinued Operations

        The assets and liabilities related to businesses held pending sale and discontinued businesses have been classified in a separate caption on the Consolidated Statements of Financial Position. Assets from the businesses held pending sale have decreased reflecting decreases in receivables at the InStar business. The assets held for sale balance at December 31, 2007 includes approximately $42.0 million of InStar receivables (including approximately $14.4 million of work-in-process that has not yet been billed). InStar's receivables include hurricane disaster recovery work performed in New Orleans, southern Florida and other hurricane-affected areas in late 2005 and 2006. The assets held for sale included an allowance for doubtful accounts at December 31, 2007 of approximately $8.8 million related to InStar's accounts receivable. Such allowance reflects management's best estimate of the amounts that will not be collected. If the estimated amounts recoverable on the projects change from the amounts currently recorded, these differences will be recognized as income or loss when the change in estimate is made. Such changes, if any, would not currently be expected to be material to the Company's consolidated financial statements.

        As part of the ARS and AMS sale agreements, the Company guaranteed obligations to third parties with respect to bonds (primarily performance and license type), operating leases for which the Company has been released as being the primary obligor, real estate leased and operated by the buyers, and other guarantees of payment. At the present time, the Company does not believe it is probable that the buyers will default on their obligations subject to guarantee. The fair value of the Company's obligations related to these guarantees is not significant and no liability has been recorded.

Quantitative and Qualitative Disclosures about Market Risk as of December 31, 2007

        The economy and its impact on discretionary consumer spending, labor wages, fuel prices, fertilizer and other material costs, home re-sales, unemployment rates, insurance costs and medical inflation rates could have a material adverse impact on future results of operations.

        The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company has entered into specific financial arrangements, primarily interest rate swaps and fuel hedges, in the normal course of business to manage certain market risks, with a policy of matching positions and limiting the terms of contracts to relatively short durations. The effect of derivative financial instrument transactions could have a material impact on the Company's financial statements.

        In August 2007, the Company entered into three, 3-year interest rate swap agreements, effective September 4, 2007. The total notional amount of the agreements was $530 million. Under terms of the these agreements, the Company pays a weighted average fixed rate of 5.05% on the $530 million notional amount and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, the effective interest rate for $530 million of the Company's floating rate debt is fixed at approximately 7.80%, including the borrowing margin of 2.75%. In accordance with FAS 133, "Accounting for Derivative Instruments and Hedging Activities", the Company's interest rate swap agreements are classified as cash flow hedges and, as such, the hedging instruments are recorded on the balance sheet as either as asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in other comprehensive income.

        The Company believes its exposure to interest rate fluctuations, when viewed on both a gross and net basis, is material to its overall results of operations. A significant portion of outstanding debt, including debt under the Credit Facilities, bears interest at variable rates. As a result, increases in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Each one percentage point change in interest rates would result in an approximately $21 million change in the annual interest expense on our Term Loan Facilities after considering the impact of the interest rate swaps into which we had entered as of December 31, 2007. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $5 million change in annual interest expense on our Revolving Credit Facility. We are also exposed to increases in interest rates in respect of our floating rate leases, and a one percentage point change in interest rates would result in an approximately $3 million change in annual rent expense in respect of such leases. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial debt and floating rate operating leases.

        The following table summarizes information about the Company's debt as of December 31, 2007 (after considering the effect of the interest rate swap agreements), including the principal cash payments and related weighted-average interest rates by expected maturity dates.

	Expected Year of Maturity
								Fair Value
As of December 31, 2007	2008	2009	2010	2011	2012	Thereafter	Total
	($ in millions)
Debt:
Fixed rate	$27	$17	$13	$7	$3	$889	$956	$839
Average interest rate	5.4%	4.8%	5.2%	5.1%	6.1%	7.6%	7.4%
Variable rate	$27	$27	$41	$27	$27	$3,123	$3,272	$3,083
Average interest rate	7.4%	7.4%	7.4%	7.4%	7.4%	8.6%	8.0%
Interest Rate Swaps:
Receive variable/pay fixed			$530
Average pay rate			5.1%
Average receive rate			4.6%
Quantitative and Qualitative Disclosures about Market Risk as of September 30, 2008

Interest Rate Risk

        The Company is exposed to the impact of interest rate changes and manages this exposure through the use of variable-rate and fixed-rate debt and by utilizing interest rate swaps. The Company does not enter into contracts for trading or speculative purposes. The market risk associated with debt obligations and other significant instruments as of September 30, 2008 has not materially changed from December 31, 2007 except as noted below.

        In February 2008, the Company entered into two 3-year interest rate swap agreements and one 4-year interest rate swap agreement, effective March 3, 2008. The total notional amount of the 3-year agreements was $250 million and the total notional amount of the 4-year swap agreement was $250 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of approximately 3.15% on the notional amount of the 3-year swap agreements and 3.48% on the notional amount of the 4-year swap agreement. The Company will receive a floating rate of interest (based on three month LIBOR) on the notional amount. Therefore, the effective interest rate for $500 million of the term loans is fixed at a rate between 5.90% and 6.23%, including the borrowing margin described in Note 14 to the consolidated financial statements in the 2007 Annual Report.

        In August 2008, the Company entered into two 3-year interest rate swap agreements effective September 2, 2008. The total notional amount of the swap agreements was $200 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of approximately 3.83% on the $200 million notional amount of the swap agreements. The Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, the effective interest rate for $200 million of the term loans is fixed at a rate of approximately 6.58%, including the borrowing margin described in Note 14 to the consolidated financial statements in the 2007 Annual Report.

        In September 2008, the Company entered into a 4-year interest rate swap agreement effective October 1, 2008. The notional amount of the swap agreement was $200 million. Under the terms of the agreement, the Company will pay a weighted average fixed rate of interest of 3.53% on the $200 million notional amount of the swap agreement. The Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, the effective interest rate for $200 million of the term loans is fixed at a rate of approximately 6.28%, including the borrowing margin described in Note 14 to the consolidated financial statements in the 2007 Annual Report.

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the interest rate swap agreements referred to above are classified as cash flow hedges and, as such, the hedging instruments will be recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in other comprehensive income.

        The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into the 10.75%/11.50% senior toggle Notes due 2015 (the "Notes") that are the subject of this registration statement. The Notes were issued pursuant to a refinancing indenture. In connection with the issuance of the Notes, ServiceMaster entered into a registration rights agreement, pursuant to which ServiceMaster filed with the SEC the registration statement of which this prospectus is a part.

        The following table summarizes information about the Company's debt as of September 30, 2008 (after considering the effect of the interest rate swap agreements), including the principal cash payments and related weighted-average interest rates by expected maturity dates.

	Expected Year of Maturity
								Fair Value
As of September 30, 2008	2008	2009	2010	2011	2012	Thereafter	Total
	($ in millions)
Debt:
Fixed rate	$5	19	13	8	4	2,941	2,990	1,977
Average interest rate	5.7%	6.1%	6.3%	6.5%	7.3%	8.4%	8.4%
Variable rate	$182	27	39	27	27	1,072	1,374	1,066
Average interest rate	6.7%	6.7%	6.8%	6.7%	6.7%	6.7%	6.7%
Interest Rate Swaps:
Receive variable/pay fixed			$530	$450	$450
Average pay rate			5.1%	3.5%	3.5%
Average receive rate			3.9%	4.1%	4.1%

Fuel Price Risk

        The Company is exposed to market risk for changes in fuel prices through the consumption of fuel by its vehicle fleet in the delivery of services to its customers. The Company uses approximately 30 million gallons of fuel on an annual basis. A 10% change in fuel prices would result in a change of approximately $12 million in the Company's annual fuel cost before considering the impact of fuel swap contracts.

        The Company uses fuel swap contracts to mitigate the financial impact of fluctuations in fuel prices. As of September 30, 2008, the Company had fuel swap contracts to pay fixed prices for fuel with an aggregate notional amount of $82.3 million, maturing through 2010. The estimated fair value of these contracts at September 30, 2008 was a liability of $4.4 million, substantially all of which relates to contracts maturing in 2009. These fuel swap contracts provide a fixed price for approximately 66% of the Company's estimated fuel usage for the fourth quarter of 2008 and approximately 62% of the Company's estimated fuel usage for 2009.

 BUSINESS

        The ServiceMaster Company ("ServiceMaster" or the "Company") is a national company serving both residential and commercial customers. Its services include lawn care, landscape maintenance, termite and pest control, home warranty, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection. As of September 30, 2008, ServiceMaster provided these services through a network of approximately 5,500 company-owned locations and franchise licenses operating under the following leading brands: TruGreen, TruGreen LandCare, Terminix, American Home Shield, Merry Maids, ServiceMaster Clean, Furniture Medic and AmeriSpec. Approximately 98% of ServiceMaster's revenues are generated by sales in the United States. Incorporated in Delaware in 1991, ServiceMaster is the successor to various entities dating back to 1947.

        ServiceMaster is organized into five principal operating segments: TruGreen LawnCare; TruGreen LandCare; Terminix; American Home Shield; and Other Operations and Headquarters. All ServiceMaster subsidiaries are wholly owned. The financial information for each operating segment for 2007, 2006 and 2005 is contained in the financial statements beginning on page F-1 of this prospectus.

Merger Transaction

        On March 18, 2007, ServiceMaster entered into an Agreement and Plan of Merger (the "Merger Agreement") with ServiceMaster Global Holdings, Inc. (formerly CDRSVM Topco, Inc.) ("Holdings") and CDRSVM Acquisition Co., Inc., an indirect wholly owned subsidiary of Holdings ("Acquisition Co."). The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Co. would merge with and into ServiceMaster, with ServiceMaster as the surviving corporation (the "Merger").

        On July 24, 2007 (the "Closing Date"), the Merger was completed, and each issued and outstanding share of ServiceMaster common stock, other than shares held by ServiceMaster or Holdings or their subsidiaries and shares held by stockholders who validly perfected their appraisal rights under Delaware law, was converted into the right to receive $15.625 in cash (the "Merger Consideration"). Each share of ServiceMaster common stock owned by ServiceMaster, Holdings or Acquisition Co. or any of their respective direct or indirect wholly-owned subsidiaries was cancelled and retired, and no consideration was paid in exchange for it.

        Immediately following the completion of the Merger, all of the outstanding capital stock of Holdings, the ultimate parent company of ServiceMaster, was owned by investment funds sponsored by, or affiliates with, Clayton, Dubilier & Rice, Inc ("CD&R"), Citigroup Private Equity L.P., BAS Capital Funding Corporation and J.P. Morgan Ventures Corporation. (collectively, the "Equity Sponsors").

Services

        The following table shows the percentage of ServiceMaster's consolidated revenue from continuing operations derived from each of ServiceMaster's reportable segments in the years indicated:

Segment	2007	2006	2005
TruGreen LawnCare	33%	32%	32%
TruGreen LandCare	12%	13%	14%
Terminix	33%	32%	33%
American Home Shield	16%	17%	16%
Other Operations and Headquarters	6%	6%	5%

TruGreen LawnCare Segment

        The TruGreen LawnCare segment provides lawn care services primarily under the TruGreen brand name. Revenues derived from the TruGreen LawnCare segment constituted 33%, 32% and 32% of the revenue from continuing operations of the consolidated ServiceMaster enterprise in 2007, 2006 and 2005, respectively. The TruGreen LawnCare business is seasonal in nature. Weather conditions such as a drought, or snow in the late spring or fall, can affect the demand for lawn care services and may result in a decrease in revenues or an increase in costs.

        TruGreen LawnCare is a leading provider of lawn, tree and shrub care services in the United States, serving both residential and commercial customers. As of June 30, 2008, TruGreen LawnCare provided these services in 43 states and the District of Columbia through approximately 206 company-owned locations and 54 franchised locations. As of December 31, 2007, TruGreen LawnCare also provided lawn care services through a subsidiary in Canada and had licensing arrangements with licensees who provided these services in Japan and the United Kingdom.

TruGreen LandCare Segment

        The TruGreen LandCare segment provides landscape maintenance services primarily under the TruGreen LandCare brand name. Revenues derived from the TruGreen LandCare segment constituted 12%, 13% and 14% of the revenue from continuing operations of the consolidated ServiceMaster enterprise in 2007, 2006 and 2005, respectively. The TruGreen LandCare business is seasonal in nature. Weather conditions such as a drought can affect the demand for landscape maintenance services, or declines in the volume of snow fall can affect the level of snow removal services, and may result in a decrease in revenues or an increase in costs.

        TruGreen LandCare is a leading provider of landscape maintenance services in the United States, serving primarily commercial customers. As of June 30, 2008, TruGreen LandCare provided these services in 41 states and the District of Columbia through approximately 69 company-owned locations and had no international operations. TruGreen LandCare also operates a nursery in California.

Terminix Segment

        The Terminix segment provides termite and pest control services primarily under the Terminix brand name. Revenues derived from the Terminix segment constituted 33%, 32% and 33% of the revenue from continuing operations of the consolidated ServiceMaster enterprise in 2007, 2006 and 2005, respectively. The Terminix business is seasonal in nature. The termite swarm season, which generally occurs in early spring but varies by region depending on climate, leads to the highest demand for termite control services and, therefore, the highest level of revenues. Similarly, increased pest activity in the warmer months leads to the highest demand for pest control services and, therefore, the highest level of revenues.

        Terminix is a leading provider of termite and pest control services in the United States, serving both residential and commercial customers. As of June 30, 2008, Terminix provided these services in 46 states and the District of Columbia through approximately 388 company-owned locations and 128 franchised locations. As of June 30, 2008, Terminix also provided termite and pest control services through three subsidiaries in Mexico and had licensing arrangements whereby licensees provided these services in 13 other countries, primarily in Japan, the Caribbean and the Middle East.

American Home Shield Segment

        The American Home Shield segment provides home warranty contracts for systems and appliances primarily under the American Home Shield brand name. Revenues derived from the American Home

Shield segment constituted 16%, 17% and 16% of the revenue from continuing operations of the consolidated ServiceMaster enterprise in 2007, 2006 and 2005, respectively.

        American Home Shield is a leading provider of home warranty contracts for systems and appliances in the United States. It provides residential customers with contracts to repair or replace electrical, plumbing, central heating and central air conditioning systems, hot water heaters and other covered appliances that break down due to normal wear and tear and services those contracts through independent repair contractors. As of June 30, 2008, American Home Shield issued and administered home warranty contracts in 49 states and the District of Columbia and had no international operations.

Other Operations and Headquarters Segment

        The Other Operations and Headquarters segment provides residential and commercial disaster restoration and cleaning services primarily under the ServiceMaster and ServiceMaster Clean brand names, home cleaning services primarily under the Merry Maids brand name, on-site furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations segment also includes ServiceMaster's headquarters functions. Revenues derived from the Other Operations and Headquarters segment constituted 6%, 6% and 5% of the revenue from continuing operations of the consolidated ServiceMaster enterprise in 2007, 2006 and 2005, respectively.

         ServiceMaster Clean.    ServiceMaster Clean is a leading franchisor in the residential and commercial disaster restoration and cleaning field in the United States. As of June 30, 2008, ServiceMaster Clean provided these services in all 50 states and the District of Columbia through approximately 3,000 franchised locations. As of June 30, 2008, ServiceMaster Clean, through subsidiaries, also provided disaster restoration and cleaning services in Canada, Ireland, the United Kingdom and Spain and had entered into licensing arrangements to provide these services in six other countries: Honduras, India, Lebanon, Saudi Arabia, Japan, Malaysia and the Philippines.

         Merry Maids.    Merry Maids is a leading provider of home cleaning services in the United States. As of June 30, 2008, these services were provided in 48 states and the District of Columbia through approximately 77 company-owned locations and 450 franchised locations. As of June 30, 2008, Merry Maids, through subsidiaries, also provided home cleaning services, in Canada, Denmark, Ireland and the United Kingdom and had entered into licensing arrangements to provide these services in five other countries: Hong Kong, Japan, Korea, Malaysia, and the Philippines.

         Furniture Medic.    Furniture Medic is a leading provider of on-site furniture repair and restoration services in the United States serving residential customers. As of June 30, 2008, Furniture Medic provided these services in 49 states and the District of Columbia through approximately 275 franchised locations. As of June 30, 2008, Furniture Medic also provided on-site furniture repair and restoration services through subsidiaries in Canada and the United Kingdom and had entered into licensing arrangements to provide these services in France and Saudi Arabia.

         AmeriSpec.    AmeriSpec is a leading provider of home inspection services in the United States serving residential customers. As of June 30, 2008, AmeriSpec provided these services in 46 states and the District of Columbia through approximately 288 franchised locations. AmeriSpec also provided home inspection services through a subsidiary in Canada.

Marketing and Distribution

        ServiceMaster markets its services primarily through yellow pages advertisements, direct mail, the internet, television and radio advertising, print advertisements, door-to-door solicitation and telemarketing. Additionally, American Home Shield markets its home service contracts through real estate brokerage offices in conjunction with the resale of single-family residences and through financial institutions and insurance agencies.

Headquarter Functions

        The Business Support Center, headquartered in Memphis, Tennessee, administers payroll, benefits, risk management, travel and certain procurement services for ServiceMaster's internal operations. Various administrative support departments also provide personnel, communications, marketing, government and public relations, administrative, accounting, financial, tax, human resources, information technology and legal services.

Service Marks, Trademarks and Trade Names

        ServiceMaster holds various service marks, trademarks and trade names, such as ServiceMaster, Terminix, TruGreen, TruGreen LandCare, Merry Maids, ServiceMaster Clean, American Home Shield, AmeriSpec and Furniture Medic, that it deems particularly important to the advertising and franchising activities conducted by each of its operating segments. As of September 30, 2008, ServiceMaster's marks were registered in the United States and 118 other countries.

Franchises

        Franchises are important to the TruGreen LawnCare, Terminix, ServiceMaster Clean, Merry Maids, AmeriSpec and Furniture Medic businesses. Total franchise fees (initial and recurring) represented 3.7%, 3.6% and 3.4% of consolidated revenue from continuing operations in 2007, 2006 and 2005, respectively. Related franchise operating expenses were 2.2%, 2.3% and 2.1% of consolidated operating expenses in 2007, 2006 and 2005, respectively. Total franchise related profits comprised 31.7%, 15.8% and 14.1% of consolidated operating income in 2007, 2006 and 2005, respectively. Franchise agreements entered into in the course of these businesses are generally for a term of five to ten years. The majority of these franchise agreements are renewed prior to expiration. The majority of international licenses are for ten year terms.

Competition

        ServiceMaster competes with many other companies in the sale of its services, franchises and products. The principal methods of competition in ServiceMaster's businesses include quality and speed of service, name recognition and reputation, pricing and promotions, customer satisfaction, brand awareness, professional sales forces, and reputation/referrals. Competition in all of the Company's markets is strong.

         Lawn Care Services.    Competition in the market for lawn care services comes mainly from local, independently owned firms and from homeowners who care for their own lawns. Competition also comes from Scotts, which continues to expand towards a more national footprint.

         Landscape Maintenance Services.    Competition in the market for commercial landscape maintenance services comes mainly from small, owner-operated companies operating in a limited geographic market and, to a lesser degree, from a few large companies (notably, The Brickman Group and The Valley Crest Companies) operating in multiple markets, and from property owners who perform their own landscaping services.

         Termite and Pest Control Services.    Competition in the market for termite and pest control services comes mainly from regional and local, independently owned firms, from homeowners who treat their own termite and pest control problems, and from Orkin, a subsidiary of Rollins, which operates on a national basis. Ecolab Inc. competes nationally in the commercial pest control segment.

         Home Warranty Contracts for Systems and Appliances.    Competition in the market for home warranty contracts for systems and appliances comes mainly from regional providers of home warranties.

         Home Inspection Services.    Competition in the market for home inspection services comes mainly from regional and local, independently owned firms.

         Residential & Commercial Disaster Restoration and Cleaning Services.    Competition in the market for disaster restoration and cleaning services comes mainly from local, independently owned firms and a few national professional cleaning companies such as ServPro, Paul Davis, Befor and BMS Cat.

         Home Cleaning Services.    Competition in the market for home cleaning services comes mainly from local, independent contractors and a few national companies such as The Maids, Molly Maids and The Cleaning Authority.

         Furniture Repair Services.    Competition in the market for furniture repair services comes mainly from local, independent contractors.

Major Customers

        ServiceMaster has no single customer that accounts for more than 10% of its consolidated operating revenue. Additionally, no operating segment has a single customer that accounts for more than 10% of its operating revenue. None of ServiceMaster's operating segments is dependent on a single customer or a few customers, the loss of which would have a material adverse effect on the segment.

Regulatory Compliance

Government Regulations

        ServiceMaster's operating segments are subject to various federal, state and local laws and regulations, compliance with which increases ServiceMaster's operating costs, limits or restricts the services provided by ServiceMaster's operating segments or the methods by which ServiceMaster's operating segments sell those services or conduct their respective businesses, or subjects ServiceMaster and its operating segments to the possibility of regulatory actions or proceedings. Noncompliance with these laws and regulations can subject ServiceMaster to fines or various forms of civil or criminal prosecution, any of which could have an adverse effect on its reputation and financial condition, results of operations and cash flows.

        These federal and state laws include laws relating to consumer protection, wage and hour regulations, deceptive trade practices, permit and license requirements, Real Estate Settlement Procedures Act, workers' safety (e.g., the Occupational Safety and Health Act), environmental regulations (e.g., the Clean Air Act) and employee benefits (e.g., the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Employee Retirement Income Security Act of 1974). The TruGreen LawnCare, TruGreen LandCare and Terminix businesses must also meet the Department of Transportation and Federal Motor Carrier Safety Administration requirements with respect to their fleets of vehicles. American Home Shield is regulated by the Department of Insurance in certain states and the Real Estate Commission in Texas. TruGreen and Terminix are regulated by various state and local laws and regulations which are enforced by state Departments of Agriculture, Pest Control Boards, Departments of Environmental Conservation and similar government entities. AmeriSpec is regulated by various state and local home inspection laws and regulations.

Consumer Protection and Telemarketing Matters

        ServiceMaster is subject to federal and state laws and regulations designed to protect consumers, including laws governing consumer privacy and fraud, the collection and use of consumer data, telemarketing and other forms of solicitation.

        The telemarketing rules adopted by the Federal Communications Commission pursuant to the Federal Telephone Consumer Protection Act and the Federal Telemarketing Sales Rule issued by the Federal Trade Commission govern ServiceMaster's telephone sales practices. In addition, many states have adopted statutes and regulations targeted at direct telephone sales activities. The implementation of Do-Not-Call lists requires TruGreen LawnCare, and, to a lesser extent, ServiceMaster's other operating segments, to rely more extensively on other marketing methods and channels.

Franchise Matters

        TruGreen LawnCare, Terminix, ServiceMaster Clean, Merry Maids, AmeriSpec and Furniture Medic are subject to various federal, state and international laws and regulations governing franchise sales and marketing and franchise trade practices generally, including applicable rules and regulations of the Federal Trade Commission. These laws and regulations generally require disclosure of business information in connection with the sale of franchises. Certain state regulations also affect the ability of the franchisor to revoke or refuse to renew a franchise. ServiceMaster seeks to comply with regulatory requirements and deal with franchisees in good faith. From time to time, ServiceMaster and one or more franchisees may become involved in a dispute regarding the franchise relationship, including, among other things, payment of royalties or fees, location of branches, advertising, purchase of products by franchisees, compliance with ServiceMaster standards and franchise renewal criteria. There can be no assurance that compliance problems will not be encountered from time to time or that material disputes with one or more franchisees will not arise.

Environmental Matters

        ServiceMaster's businesses are subject to various federal, state and local laws and regulations regarding environmental matters. Terminix, TruGreen LawnCare and TruGreen LandCare are regulated under many federal and state environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Environmental Pesticide Control Act of 1972, the Federal Insecticide, Fungicide and Rodenticide Act of 1947, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Oil Pollution Act of 1990 and the Clean Water Act of 1977. ServiceMaster cannot predict the effect on its operations of possible future environmental legislation or regulations. During 2007, there were no material capital expenditures for environmental control facilities.

Insurance

        We maintain insurance coverage that we believe is appropriate for our business, including workers' compensation, auto liability, general liability, umbrella and property insurance. In addition, we provide various insurance coverages, including deductible reimbursement policies, to our business units through our wholly-owned captive insurance company, which is domiciled in Vermont.

Employees

        On September 30, 2008, ServiceMaster had approximately 31,000 employees.

Properties

        The headquarters for TruGreen LawnCare, TruGreen LandCare and Terminix, along with the corporate headquarters, are located in leased premises at 860 Ridge Lake Boulevard, Memphis, Tennessee. The headquarters for American Home Shield are located in leased premises at 889 Ridge Lake Boulevard, Memphis, Tennessee. The headquarters for ServiceMaster Clean, Merry Maids, AmeriSpec and Furniture Medic and a training facility are located in leased premises at 3839 Forest Hill Irene Road, Memphis, Tennessee. In addition, ServiceMaster leases space for a call center located at 6399 Shelby View Drive, Memphis, Tennessee; offices located at 850 and 855 Ridge Lake Boulevard, Memphis, Tennessee; a training facility located at 1650 Shelby Oaks Drive North, Memphis, Tennessee; and a warehouse located at 1575 Two Place, Memphis, Tennessee. ServiceMaster believes that the headquarters, call center facility, offices, training facilities and warehouse located in Memphis are suitable and adequate to support the current needs of its operating companies and corporate headquarters in the Memphis area.

        ServiceMaster's operating companies own and lease a variety of facilities principally in the United States for branch and service center operations and for office, storage, call center and data processing space. The following chart identifies the number of owned and leased facilities for each operating company, as of September 30, 2008. ServiceMaster believes that these facilities, when considered with the headquarters, call center facility, offices, training facilities and warehouses described above, are suitable and adequate to support the current needs of its business.

Operating Company	Owned Facilities	Leased Facilities
TruGreen LawnCare	4	316
TruGreen LandCare	2	137
Terminix	12	479
American Home Shield	1	6
ServiceMaster Clean	0	11
Merry Maids	0	77

Legal Proceedings

Class Action suits brought against the Company and CD&R

        Following the announcement of the proposed acquisition of ServiceMaster by CD&R, five (5) complaints were filed against ServiceMaster concerning the proposed merger: Kaiman v. Spainhour, et al. (filed in Chancery Court in Memphis, Tennessee) ("Kaiman"); Golombuski v. The ServiceMaster Co., et al. (filed in Circuit Court in Memphis, Tennessee) ("Golombuski"); Sokol and Bowen v. The ServiceMaster Co., et al. (filed in Circuit Court in Memphis, Tennessee) ("Sokol"); Palmer v. The ServiceMaster Co., et al. (filed in Cook County Circuit Court in Chicago, Illinois) ("Palmer"); and Smith v. The ServiceMaster Co., et al. (filed in Chancery Court for Newcastle County, Delaware) ("Smith").

        All of the complaints name ServiceMaster, its Chief Executive Officer and its Board of Directors as defendants. The Kaiman, Golombuski and Smith complaints additionally name CD&R as a defendant and the Smith complaint also names the investors in CDRSVM Topco, Inc., CDRSVM Topco, Inc. and CDRSVM Acquisition Co. All of the complaints allege breach of fiduciary duties and seek injunctive relief. The Kaiman complaint also contains a specific count seeking indemnification of costs. The Golombuski and Smith complaints also allege that CD&R aided and abetted the individual defendants' breach of fiduciary duties, while the Kaiman complaint generally alleges that "defendants" breached their fiduciary duties or aided and abetted a breach of fiduciary duty. The Smith complaint also alleges that there are material omissions in the preliminary proxy statement relating to the proposed acquisition that the Company filed with the SEC on April 16, 2007. All five of the complaints challenged and indicated an intent to enjoin the proposed acquisition of ServiceMaster.

        After the plaintiff in the Smith case filed a motion for expedited discovery and for the scheduling of a preliminary injunction hearing, the parties to the Smith case reached an agreement in principle to settle that case on a class wide basis and entered into a Memorandum of Understanding reflecting that agreement. The Memorandum of Understanding provides, among other things, for ServiceMaster to include certain additional disclosures in the final Proxy Statement with respect to the proposed merger (subsequently made) and for a reduction of the Company termination fee from $100 million to $90.8 million (subsequently made). The Memorandum of Understanding stated that if the settlement contemplated by the Memorandum of Understanding is approved, plaintiff and his counsel intend to petition the court for an award of fees and expenses. It further stated that the parties reached no agreement with regard to an appropriate award of fees to plaintiffs' counsel, and defendants reserved all rights to oppose any fee application. Confirmatory discovery has been completed and, on July 21, 2008, the Stipulation of Settlement was filed with the Court. On September 29, 2008, the Court approved the settlement and awarded plaintiffs $500,000 in plaintiffs' attorneys' fees. The judgment is now final and non-appealable, and the Company has satisfied the payment of the plaintiffs' attorneys' fees in November 2008.

        Notwithstanding the settlement agreement reached in the Smith case, the plaintiffs in the other four pending actions nonetheless attempted to pursue those actions. The Kaiman, Golombuski and Sokol complaints were consolidated, and the Tennessee court handling those cases entered an order denying the plaintiffs' motion for expedited discovery and granting a stay of these actions pending the resolution of the Smith case in Delaware. In light of the resolution of the Smith case, we expect that these cases will now be dismissed.

        Notwithstanding the settlement, the Company believes the various remaining litigation to be without merit and, if the settlement is not fully consummated for any reason, intends to defend them vigorously.

Colorado Department of Agriculture Notice of Disciplinary Proceedings to Terminix

        On or about September 2, 2004, two Terminix branches in Colorado, Colorado Springs and Pueblo, received subpoenas duces tecum from the Colorado Department of Agriculture requesting various information for all Sentricon customers of those branches. Those Terminix branches produced documents to the Colorado Department of Agriculture in response to those subpoenas. In 2007, the Colorado Department of Agriculture conducted announced inspections of several Terminix branches in Colorado. On February 5, 2008, the Colorado Department of Agriculture issued Notices of Disciplinary Proceedings relating to the Colorado Springs, Colorado, and Pueblo, Colorado, Terminix branches, which included approximately 270 alleged violations of various sections of the Colorado Pesticide Applicators' Act, including failure to properly inspect monitoring devices pursuant to the label requirements, failure to install auxiliary stations and follow self-recruitment procedures, and failure to replace monitoring devices and/or bait in those stations. The maximum financial penalty for each individual violation could be $1,000 and additional penalties could include the suspension or revocation of the license for Terminix in the state of Colorado. Terminix served its response to the Colorado Department of Agriculture on March 25, 2008. On November 14, 2008, the parties executed a consent order resolving this matter.

Squires v. The ServiceMaster Company and Clayton, Dubilier & Rice, Inc.

        On March 11, 2008, a lawsuit was filed by Vernon Squires, on behalf of himself and a putative class, against the Company and CD&R, in the Chancery Court of Shelby County, Tennessee. The Complaint alleges that, in connection with the acquisition of the Company by CD&R, the defendants improperly cancelled out-of-the-money stock options that had been previously granted to individuals in connection with certain stock option plans. The Complaint asserts causes of action against the Company for breach of contract and breach of the duty of good faith and fair dealing, conversion, and for a declaratory judgment, and asserts additional claims against CD&R. The Complaint seeks compensatory damages, attorneys' fees and costs, as well as pre-judgment and post-judgment interest against the Company. No specific monetary demand has been asserted. The Company has filed a motion to dismiss the Squires litigation. A hearing on that motion has been set for December 12, 2008, and a hearing on the motion for class certification has been set for July 14, 2009.

Wisconsin Department of Agriculture

        On April 22, 2008, TruGreen LawnCare met with the Wisconsin Department of Agriculture to propose a remediation plan regarding soil contamination allegedly caused by spills of fertilizer from its trucks and tanks. Following its preliminary approval of the remediation plan, the State is now requiring a higher remediation standard. TruGreen LawnCare is working with its environmental consultants to develop a final plan to meet the Wisconsin Department of Agriculture's requirements.

United States Environmental Protection Agency

        On April 11, 2006, Terminix received a letter from the United States Environmental Protection Agency, Region 4, demanding reimbursement under CERCLA with respect to the Vertut Packaging and Blending Superfund Site located in Memphis, Tennessee. Vertut was a former blender and repackager of herbicides, pesticides, and wood treating chemicals. USEPA asserted that Terminix could be liable as a generator of hazardous wastes at the site. There is currently no litigation pending with respect to this location. Terminix is in negotiations with the Environmental Protection Agency to attempt to resolve this matter.

        In the ordinary course of conducting our business activities, we become involved in other judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include general and commercial liability actions and a small number of environmental proceedings. We do not expect any of these proceedings to have a material effect on our business, financial condition, or results of operations.

 MANAGEMENT

        The Board of Directors is responsible for reviewing the qualifications of nominees for membership on the Board. Consideration of Board candidates typically involves a series of internal discussions and review of information concerning candidates.

        The Board does not have an audit committee or an audit committee financial expert.

Directors

Name	Age	Principal Occupation	Director Since
Kenneth A. Giuriceo	35	Principal, Clayton, Dubilier & Rice, Inc.	2007
David H. Wasserman	41	Principal, Clayton, Dubilier & Rice, Inc.	2007

        Mr. Giuriceo joined CD&R in 2003. Prior to joining CD&R, Mr. Giuriceo worked in the principal investment area of Goldman, Sachs & Co. Mr. Giuriceo earned a B.S. from Boston College and an M.B.A. from Harvard Business School.

        Mr. Wasserman has been with CD&R for ten years. He is currently a director of Culligan Ltd., Hertz Global Holdings, Inc., and ICO Global Communications (Holdings) Limited. Previously, he served on the board of Kinko's, Inc. and Convansys Company. Before joining CD&R, Mr. Wasserman worked in the principal investment area at Goldman, Sachs & Co. and as a management consultant at Monitor Company. He is a graduate of Amherst College and holds an M.B.A. from Harvard Business School.

Executive Officers of ServiceMaster

        The names and ages of the executive officers of ServiceMaster as of September 30, 2008, together with certain biographical information, are as follows:

Name	Age	Present Positions	First Became an Officer of ServiceMaster or a subsidiary
J. Patrick Spainhour	58	Chief Executive Officer	2006
Steven J. Martin	44	Senior Vice President and Chief Financial Officer	2000
Greerson G. McMullen	46	Senior Vice President and General Counsel	2007
Jed L. Norden	57	Senior Vice President, Human Resources	2008
David W. Martin	44	Senior Vice President and Corporate Controller	2005
Mark W. Peterson	54	Senior Vice President and Corporate Treasurer	2007
Dan J. Marks	43	Chief Information Officer	1994
Peter L. Tosches	43	Vice President, Corporate Communications	2007
Richard A. Ascolese	54	President and Chief Operating Officer, TruGreen LandCare	1997
Thomas G. Brackett	42	President and Chief Operating Officer, Terminix International	1997
David J. Crawford	51	President and Chief Operating Officer, American Home Shield	2005
Laura J. Hendricks	46	President and Chief Operating Officer, Merry Maids	2007
Michael M. Isakson	55	President and Chief Operating Officer, ServiceMaster Clean, Furniture Medic and AmeriSpec	1992

        J. Patrick Spainhour has served as Chairman and Chief Executive Officer since May 2006. He served as Chairman and Chief Executive Officer of Ann Taylor Stores Corporation, a women's specialty retailer, from 1996 to 2005.

        Steven J. Martin has served as Chief Financial Officer since November 2007. He served as Senior Vice President and Chief Financial Officer of TruGreen LawnCare from September 2003 to November 2007. Mr. Martin served as Senior Vice President and Chief Financial Officer of TruGreen Companies from December 2000 to September 2003.

        Greerson G. McMullen has served as Senior Vice President and General Counsel of ServiceMaster since August 2007. From October 2005 to May 2007, Mr. McMullen worked at CNL Hotels & Resorts, a hotel real estate investment trust, where he served as Senior Vice President, General Counsel and Secretary and Executive Vice President, General Counsel and Secretary. From July 2004 to September 2005, Mr. McMullen served as Executive Vice President, General Counsel and Secretary of Global Signal, a wireless communication tower real estate investment trust. Prior to joining Global Signal, Mr. McMullen worked for General Electric Company, a technology, media and financial services company, from 1996 to 2004, where he served in various roles, including General Counsel and Attesting Secretary of GE Power Control Technologies and Senior Vice President and General Counsel of GE Fanuc Automation N.A.

        Jed L. Norden has served as Senior Vice President, Human Resources of ServiceMaster since June 2008. From January 2004 to May 2008, Mr. Norden worked at Retail Ventures, Incorporated, a footwear and fashion retailer, where he served as Executive Vice President and Chief Administrative Officer, Executive Vice President, Human Resources, Real Estate and Construction, and Executive Vice President, Human Resources. From December 2002 to December 2003, Mr. Norden served as Vice President, Human Resources of Ultimate Electronics, Inc., a home entertainment and consumer electronics retailer.

        David W. Martin has served as Senior Vice President and Corporate Controller since November 2007. He served as Vice President and Chief Financial Officer of Terminix from March 2006 to October 2007, and Vice President and Financial Controller of Terminix from April 2005 to February 2006. Prior to joining Terminix, Mr. Martin served as Audit Partner of Grant Thornton, an accounting, tax and business advisory organization, from January 2003 to March 2005.

        Mark W. Peterson has served as Senior Vice President and Corporate Treasurer since November 2007. Prior to joining ServiceMaster, Mr. Peterson served as Treasurer of Cincinnati Bell, an integrated communications solutions company, from March 1999 to November 2007.

        Dan J. Marks has served as Senior Vice President and Chief Information Officer since August 2007. He served as Senior Vice President and Chief Information Officer for American Home Shield from October 1994 to August 2007.

        Peter L. Tosches has served as Vice President, Corporate Communications since December 2007. Prior to joining ServiceMaster, Mr. Tosches served as Vice President, Corporate Communications of Mars, a confectionery manufacturer, from August 2005 to August 2007, Vice President of Corporate Communications of Cendant, a vehicle rental operations company, from February 2005 to March 2005, and Vice President, Corporate Communications of General Electric, a technology, media and financial services company, from April 1997 to February 2005.

        Richard A. Ascolese has served as President and Chief Operating Officer of TruGreen LandCare since September 2005. He served as Chief Operating Officer, TruGreen LandCare from November 2004 to September 2005. Mr. Ascolese served as Executive Vice President of American Home Shield from January 1997 to November 2004.

        Thomas G. Brackett has served as President and Chief Operating Officer of Terminix International since December 2006. He served as Chief Operating Officer of Terminix from January 2005 to December 2006, and served as Division Vice President of Terminix from December 1997 to January 2005.

        David J. Crawford has served as President and Chief Operating Officer of American Home Shield since March 2006. Mr. Crawford served as Senior Vice President, Sales of American Home Shield from January 2005 to February 2006, and served as Vice President, Real Estate Sales of American Home Shield from June 1994 to December 2004. He served as President of AmeriSpec from February 2006 to December 2006.

        Laura J. Hendricks has served as President and Chief Operating Officer of Merry Maids since December 2007. Prior to joining ServiceMaster, Ms. Hendricks served as Vice President, Supply Chain of Cintas, a corporate uniform and supply company, from January 2005 to December 2007, and served as Region Business Director of Cintas from September 2000 to January 2005.

        Michael M. Isakson has served as President and Chief Operating Officer of ServiceMaster Clean since August 1995. He has served as President and Chief Operating Officer of Furniture Medic and AmeriSpec since January 2007. He served as President of Merry Maids from August 1992 to September 1998.

Financial Code of Ethics

        ServiceMaster has a Financial Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions, and other designated officers and employees, including the Chief Financial Officer of each ServiceMaster business unit and the Treasurer. ServiceMaster also has a Code of Conduct that applies to directors, officers and employees. The Financial Code of Ethics and Code of Conduct each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. Copies of the Financial Code of Ethics and the Code of Conduct are available on ServiceMaster's website at http://www.svm.com and are also available in print to any person who requests it by writing to the Corporate Secretary at the following address: The ServiceMaster Company, 860 Ridge Lake Boulevard, Memphis, Tennessee 38120.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section provides information regarding the material elements of our 2007 compensation program for our principal executive officer, principal financial officers, the three most highly-compensated executive officers other than the principal executive officer and principal financial officers, and two executive officers whose employment terminated in 2007 ("NEOs"). Until July 24, 2007, the Compensation and Leadership Development Committee of our Board of Directors (the "Committee") oversaw the design and administration of our executive compensation program with the assistance of Frederic W. Cook & Company Inc. ("Cook"), an independent consulting firm retained by the Committee. The Committee requested that Cook examine compensation-related presentations, data and research prepared by the Company to be reviewed and discussed at Committee meetings, and to attend such meetings, for the purpose of providing the Committee critical advice on such materials and discussions.

        On July 24, 2007 the Merger was completed. At the time of the Merger, the structure and composition of our Board of Directors changed. Our compensation program is now administered by our Board of Directors, with the exception of the ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the "MSIP") under which our NEOs are eligible to receive equity in Holdings, which is administered by Holdings. The material elements of our 2007 compensation program, with the exception of the MSIP, were put in place by the Committee prior to the Merger.

        Below is a timeline of material changes in compensation during 2006 - 2007 and a brief overview for 2008.

2006	•	March: The Committee undertook a compensation program market review resulting in a shift in focus from short-term annual compensation to long-term, performance based compensation in support of longer, more sustainable Company performance goals.
	•	November: The Company announced the pursuit of strategic alternatives to include the possibility of a change in ownership which would ultimately become the Merger, and delayed approvals of 2007 compensation plan changes.
2007	•
March: With the Merger pending, the Committee approved annual bonus plans (as defined below) unchanged for 2007, the suspension of annual equity stock-based awards, and a shift to performance-based long-term cash incentives through a new 2007 Long Term Incentive Plan ("LTIP").
	•	July: The Merger closed and new owners agreed to continue the current cash compensation programs for 2007; equity awards outstanding at the time of the Merger, whether or not vested, were cancelled in exchange for cash payments based on the Merger price.
2008	•
The Company's compensation plan will include market based increases to base salary, if appropriate, and market based reductions in annual bonus plan targets including the elimination of the Corporate Performance Plan ("CPP") (with a one time bridge bonus to soften the impact of the annual bonus plan reductions). 2008 will be the first full year of operation under the new MSIP.

Philosophy and Objectives of Our Compensation Program

  Executive Compensation Philosophy

        ServiceMaster's compensation plans for executive officers are designed to:

  •
  attract, motivate and retain highly qualified executives;

  •
  align the interests of executive officers with those of ownership through the use of equity-based incentive awards that link a significant portion of compensation to increasing company value; and

  •
  link pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical performance criteria.

        The objectives of our compensation program for our NEOs include ensuring alignment between performance achieved and compensation rewarded, and motivating achievement of both annual goals and sustainable long-term performance. To meet these objectives, the Committee considered objective and subjective factors in structuring the compensation program for executive officers. These factors included competitive pay practices (carrying the heaviest weighting), then individual performance and potential, internal compensation comparisons and lastly a consideration for historical compensation levels. This weighting is used first to determine competitive pay practices in the design of variable pay (with the assistance of peer group data), such that upper quartile performance would be rewarded in a manner commensurate with upper quartile rewards for individuals. Internal comparisons, while an important factor in compensation, were viewed as more of a subset of the first two factors than its own overriding factor. Historical compensation levels were reviewed; however, these factors were not viewed as critically as the others, as they are considered more of a reference point than a determining factor. Competitive pay practices are collected from market data for base salary, bonus, long-term incentives and total compensation.

        During 2006, ServiceMaster engaged Hewitt Associates ("Hewitt") to conduct a total market review to determine whether our compensation program was competitive and aligned appropriately. Companies used for executive compensation pay comparison included a broad group of companies similar in size to ServiceMaster. We developed a peer group consisting of 69 diversified or service, retail and manufacturing companies with revenues ranging from one-half to two times our revenues. The decision to set the range for establishing the peer group at one-half to two times our revenues was made on Hewitt's recommendation due to our diversified business model. As the size of our peer group is in part a function of the breadth of our businesses, we felt it necessary, in developing the peer group, to include companies that operate in each of the major sectors in which we operate businesses. The companies in our peer group were:

Gannett Co	Interpublic Group of Cos.	NCR Corp
Starwood Hotels & Resorts Worldwide	Unisys Corp.	Tribune Co.
Quest Diagnostics Inc	Kelly Services Inc	Beazer Homes USA Inc
Avaya Inc	Hilton Hotels Corp	H&R Block Inc
United Stationers Inc	Fiserv Inc	Warner Music Group Corp
New York Times Co	Washington Group Intl Inc	Convergys Corp
DST Systems Inc	Brightpoint Inc	Chicago Bridge & Iron Co
American Greetings	Renal Care Group Inc	Ceridian Corp
Dunn & Bradstreet Corp	Equifax Inc	Advo Inc
Imation Corp	Covance Inc	Acxiom Corp
Gatx Corp	Dollar General Corp	CDW Corp
Blockbuster Inc	AutoZone Inc	Darden Restaurants Inc
Ross Stores Inc	Longs Drug Stores Corp	Big Lots Inc
Neiman-Marcus Group Inc	PetSmart Inc	Williams-Sonoma Inc
Retail Ventures Inc	Charming Shoppes Inc	Payless ShoeSource Inc
Dicks Sporting Goods Inc	Rent-a-Center Inc	Brown Shoe Co Inc
Pep Boys-Manny Moe & Jack	AnnTaylor Stores Corp	Tractor Supply Co
Spartan Stores Inc	Petco Animal Supplies Inc	Pier 1 Imports Inc
Phillips-Van Heusen Corp	Sherwin-Williams Co	Fortune Brands Inc
Black & Decker Corp	Dover Corp	Brunswick Corp
Avery Dennison Corp	Whirlpool	Ecolab Inc
Clorox Co	Alberto-Culver Co	Lennox International Inc
Hasbro Inc	Scotts Miracle-Gro Co	Walter Industries Inc

        The Company used survey data on this new peer group in order to: (i) approve the base pay and total compensation targets for 2007 for the CEO and other NEOs, which was done on February 22, 2007 and (ii) determine the increases in salary effective for 2007 for Mr. Mrozek upon his promotion to Vice Chairman, effective as of November 1, 2006. The peer group survey data contained the 25th percentile, 50th percentile, 75th percentile and average Base, Bonus, Long-term, and Total Compensation for the peer group's equivalent executive officers to the NEOs. The peer group survey data was designed to be used in the review, benchmarking and recommendation to the Committee of all elements of compensation for the NEOs, with the exception of the MSIP (as discussed below).

Role of Executive Officers in Compensation Decisions

        In early 2007, consistent with prior years, the Committee recommended to the full Board of Directors for approval the compensation of the Chairman and CEO, including base salary, annual bonus incentives and long-term incentives. The Chairman and CEO was not present during any discussions regarding his compensation. The Chairman and CEO also recommended to the Committee for approval the compensation of the remaining executive officers, including base salary, annual bonus incentives and long-term incentives. Historically, the Committee, when determining compensation of the Chairman and CEO, and when determining compensation of the remaining executive officers, arrived at recommendations for compensation after considering objective and subjective factors as described above in the objectives of our compensation programs.

Departure of Key Executives

        ServiceMaster entered into agreements with Messrs. Sutton, Mrozek, Engel, Kaput and Cromie providing for severance to be paid upon their departures. Pursuant to the agreements, each received a lump sum amount of severance and prorated bonuses under ServiceMaster's Annual Bonus Plan and Corporate Performance Plan, subject to withholding and other deductions. Each will also be entitled to receive a gross-up payment in the event that any payment received related to terminations and the change in control is subject to excise tax and interest and/or penalties related thereto.

        The table below describes the impact of the change in control severance agreements on 2007 compensation and the respective separation dates.

	Separation Date	2007 Bonus ABP	2007 Bonus CPP	2007 LTIP	MSIP
Dennis R. Sutton	09/12/2008	Paid on actual results	Paid on actual results	To be paid pursuant to the plan	All stock options canceled and shares repurchased at fair market value
Ernest J. Mrozek	02/29/2008	Paid on actual results	Paid on actual results	Forfeited upon termination	Not participating
Mitchell T. Engel	12/31/2007	Paid at target	Paid at target	Not participating	Not participating
Jim L. Kaput	10/31/2007	Paid at prorated target	Paid at prorated target	Not participating	Not participating
Scott J. Cromie	08/31/2007	Paid at prorated target	Paid at prorated target	Forfeited upon termination	Not participating

        Details concerning the change in control severance agreements are further discussed under "Potential Payments upon Termination or Change-in-Control."

The Elements of Our Compensation Program

        The following section describes the elements of our 2007 compensation program for NEOs, together with a discussion of what each element was designed to reward and why the Company chose to include each element in our compensation program.

  Executive Officer Compensation Components

        For 2007, the compensation package for executive officers consisted primarily of the following components:

        Pre-Acquisition:

  •
  Annual Cash Compensation—

  •
  salary;

  •
  incentive compensation under our Annual Bonus Plan ("ABP"); and

  •
  incentive compensation under our CPP.

  •
  Long-term Cash Compensation—

  •
  incentive compensation under our LTIP.

        In addition, Post-Acquisition:

  •
  Long-term Equity Compensation—

  •
  incentive compensation under the MSIP.

  Total Compensation

        Total compensation is designed to support our executive compensation philosophy and is comprised of both annual and long-term compensation. Differences in total compensation generally reflect the length of time that particular NEOs have served in their roles and the relevant experience and expertise of each NEO. ServiceMaster has historically focused on short term incentives to drive annual performance in support of the overall strategic direction set by the Board. With the introduction of a new three year business plan beginning in 2007, ServiceMaster began to shift its focus to more sustainable long-term results. Consistent with this shift in business strategy, the Company introduced the LTIP, a new cash-based incentive plan that is variable and based on performance over a three-year plan period. The following describes the compensation mix for our NEOs who participate in the LTIP:

2007 Total Compensation Mix for LTIP Participants(1)

	% of Total Compensation		% of Total Compensation
Name(7)	Fixed %(2)	Variable %(3)	Annual %(4)	Long-Term %(5)
J. Patrick Spainhour(6)	21%	79%	42%	58%
Ernest J. Mrozek	25%	75%	73%	27%
Steven J. Martin	35%	65%	85%	15%
Dennis R. Sutton	35%	65%	85%	15%
Michael M. Isakson	32%	68%	82%	18%
Scott J. Cromie	30%	70%	79%	21%
Average	26%	74%	65%	35%

    (1)
    For the purpose of representing the 2007 Total Compensation Mix, the MSIP grant occurring on 12/17/2007 was not included.

    (2)
    Fixed consists of base salary.

    (3)
    Variable consists of performance based awards under the ABP, CPP and LTIP (assuming target or plan achievement).

    (4)
    Annual consists of base salary and awards under the ABP and CPP (assuming target or plan achievement).

    (5)
    Long-Term consists of grants of LTIP units (assuming target or plan achievement).

    (6)
    Mr. Spainhour has a larger percentage attached to Long-Term as he was hired during the Committee's consideration of the shift to long-term awards.

    (7)
    Due to their separation agreements related to the consolidation of our offices in Memphis, Messrs. Kaput and Engel were not included in ServiceMaster's 2007 long-term compensation plans and are therefore excluded from this table. See "Potential Payments Upon Termination of Change in Control" for information regarding these agreements.

  Annual Cash Compensation

        Our 2007 compensation program for NEOs was designed to shift focus to long-term results through performance based long-term awards. This resulted in approximately 2/3rds of total target compensation being delivered in the form of annual compensation. Annual compensation was paid in the form of base salary and bonuses under our two annual performance-based non-equity incentive plans, the ABP and CPP. Salary is included in the compensation package because we determined that an appropriate portion of NEO compensation should be fixed and, therefore, not subject to the attainment of performance targets. Performance-based annual cash bonuses were included in the 2007 compensation package because they motivate our NEOs to pursue the annual performance targets the

Committee believed were consistent with the overall strategic direction the Board of Directors set for our Company. The components comprising the annual cash portion of total compensation are described below.

         Salary.    Base salaries for NEOs for 2007 were fixed by the Committee at its meeting on February 22, 2007, to be effective January 1, 2007. Increases or decreases in salary on a year-over-year basis are dependent on competitive pay practices (carrying the heaviest weighting), then individual performance and potential, internal compensation equity, and lastly a consideration for historical compensation levels. For 2007, the Committee approved an overall 3% salary increase. Following such increases, base salary comprised 27% of total target compensation of all NEOs. Both the overall base increase percentage and the percentage of total target compensation are consistent with median market data. In some cases, an individual salary was adjusted more or less than 3% to reflect market data or individual performance.

  2007 Salary Increase Table

	Increase %	New Salary	Basis for Increase	Committee Approval	Effective Date
J. Patrick Spainhour	New Hire	$900,000	Made permanent Chairman and CEO	07/20/2006	7/1/2006
Ernest J. Mrozek	8.5%	$667,080	Promotion to Vice Chairman	10/26/2006	11/1/2006
Steven J. Martin	5.0%	$276,150	Merit adjustment for individual performance	N/A	1/1/2007
	26.7%	$350,000	Promotion to CFO	11/14/2007	11/15/2007
Mitchell T. Engel	2.5%	$457,150	Merit adjustment for individual performance	2/22/2007	1/1/2007
Dennis R. Sutton	4.0%	$390,000	Market adjustment and for individual performance	2/22/2007	1/1/2007
Michael M. Isakson	8.1%	$280,000	Market adjustment and for individual performance	N/A	1/1/2007
	3.2%	$289,000	Adjustment for expiration of vehicle lease	N/A	8/1/2007
	6.9%	$309,000	Market adjustment	N/A	9/1/2007
Jim L. Kaput	2.5%	$435,625	Merit adjustment for individual performance	2/22/2007	1/1/2007
Scott J. Cromie	3.0%	$412,000	Merit adjustment for individual performance	2/22/2007	1/1/2007

         Annual Bonus Plans.    The Company had two cash bonus plans in 2007: the annual bonus plan ("ABP") and the corporate performance plan ("CPP"). These plans provide annual cash compensation to NEOs if performance targets set by the Committee were met. For 2008, our Board of Directors decided to eliminate the CPP and retain only one bonus plan going forward, the ABP, which will be tied to Company performance. This decision reflects a change in philosophy and elements of the compensation plan which, in conjunction with the MSIP, is designed to motivate sustainable long-term performance.

        For 2007, target bonuses under each plan were designed to reward attainment of short-term performance targets supporting the overall strategic direction the Board set for our Company. Individual target awards under each plan for 2007 were established by the Committee based on the recommendation of our CEO, after first considering external market data and then our total compensation review and historical compensation levels. Target award levels under each plan generally remained the same for 2007 compared to 2006 due to the potential acquisition of the Company at the time targets were set.

        The table below reflects the annual bonus plan targets for our NEOs for 2007.

	Target Bonus ABP %	Target Bonus ABP $	Target Bonus CPP
J. Patrick Spainhour	100%	$900,000	$0
Ernest J. Mrozek	100%	$667,080	$595,000
Steven J. Martin	100%	$285,381	$126,000
Mitchell T. Engel	100%	$457,150	$280,000
Dennis R. Sutton	100%	$390,000	$175,000
Michael M. Isakson	100%	$288,135	$157,500
Jim L Kaput	100%	$435,625	$280,000
Scott Cromie	100%	$412,000	$249,900

        The tables below describe information regarding the 2007 ABP, including the performance goals, the weight attached to each performance goal, the thresholds required for minimum payout and the payout as a percent of target bonus if the threshold, target or maximum performance is met. The performance goals and relative weighting reflect the Committee's objective of ensuring that a substantial amount of each NEO's total compensation is tied to company-wide, business unit and individual performance goals. In 2007, the Committee set pretax income, revenue, business unit pretax income and individual performance targets under the ABP based on management's business plan supporting the three year plan. Generally, the Committee set aggressive target payout levels consistent with the relative difficulty of achieving the budget performance levels set for the coming year. For the company-wide measures of pretax income and revenue, the Committee set threshold performance levels for 2007 at 90% of pretax and revenue targets. The maximum award was set at 110% of plan. Maximum payout reflects goals which can be attained only when business results are exceptional. In the past four years, the Company has exceeded target three times and fallen below target one time with performance well within the threshold and maximum in each year.

        Threshold is defined as the minimum performance required for any incentive payout and below which payout is zero ($0). Target is defined as the expected or planned performance at which payout is target (100%). Maximum is defined as the maximum performance to which payouts are increased and beyond which payouts are capped.

2007 Annual Bonus Plan (In thousands)

		Pre-tax Income goals
Business Unit	Threshold (90% Plan)	Target (100% Plan)	Maximum (110% Plan)
TruGreen ChemLawn	$158,271	$175,857	$193,443
TruGreen LandCare	$(23,885)	$(21,714)	$(19,543)
Terminix	$131,390	$145,989	$160,588
Group—Branch Business	$265,776	$300,132	$334,488
American Home Shield	$86,056	$95,618	$105,180
ServiceMaster Clean	$45,732	$50,813	$55,894
InStar	$10,040	$11,155	$12,271
Merry Maids	$16,335	$18,150	$19,965
Group—Franchise Business	$158,163	175,736	193,310
ServiceMaster Overall	$264,685	$294,094	$323,503

 2007 Annual Bonus Plan (In thousands)

		Revenue goals
	Threshold (90% Plan)	Target (100% Plan)	Maximum (110% Plan)
ServiceMaster Overall	$3,289,633	$3,655,148	$4,020,662

 2007 Corporate Performance Plan (In Thousands)

		Pre-tax Income goal
	Threshold (80% Plan)	Target (100% Plan)	Maximum (120% Plan)
ServiceMaster Overall	$235,275	$294,094	$352,913

        ServiceMaster Overall Pre-tax income goal reflects an adjustment to target for adjustments related to the Merger and resulting in corresponding adjustments to threshold and maximum.

2007 ABP Weighting

Participant(1)	Weighting	Threshold Required (% of target performance)	Scale = Payout (% of target bonus)(1)
J. Patrick Spainhour	80% ServiceMaster Pre-tax income	Pre-tax income 90%	Threshold = 50%
Ernest J. Mrozek	20% Revenue	Revenue 90%	Target = 100%
Maximum = 120%
Dennis R. Sutton	50% TruGreen LawnCare Pre-tax income	Pre-tax income 90%	Threshold = 50%
Steven J. Martin	20% ServiceMaster Pre-tax income		Target = 100%
	30% Individual goals & objectives		Maximum = 120%
Michael M. Isakson	50% ServiceMaster Clean Pre-tax income	Pre-tax income 90%	Threshold = 50%
	20% ServiceMaster Pre-tax income		Target = 100%
	30% Individual goals & objectives		Maximum = 120%
Scott J. Cromie	60% Group Pre-tax income(2)	Pre-tax income 90%	Threshold = 50%
	40% ServiceMaster Pre-tax income		Target = 100%
Maximum = 120%

(1)
Messrs. Engel, Kaput and Cromie were paid at target, prorated for their respective termination dates, under their change in control severance agreements. Messrs. Engel and Kaput did not have performance weighted measures; their change in control severance agreements provided that they would be paid 100% on Company results, and after the Merger they were paid at target subject to their change in control severance agreements. Weighting for Mr. Cromie was established at the beginning of the year before his separation was known.

(2)
"Group" included American Home Shield, AmeriSpec, ServiceMaster Clean, InStar, Merry Maids and Furniture Medic.

        The following table sets forth information regarding the 2007 performance under the ABP, including the percentage of performance target attained and the percentage of target bonus earned.

Participant(1)	Target % of Salary	% of Pre-tax Target Attained	% of Revenue Target Attained	% of Business Unit Pre-tax Income Target Attained	% of Individual Goals Attained	% of Target Bonus Earned
J. Patrick Spainhour	100%	107.3%	95.5%	N/A	N/A	107%
Ernest J. Mrozek	100%	107.3%	95.5%	N/A	N/A	107%
Steven J. Martin(2)	100%	107.3%	N/A	102%	105%	124%
Dennis R. Sutton	100%	107.3%	N/A	102%	112.3%	109%
Michael M. Isakson	100%	107.3%	N/A	104.4%	100%	107%

(1)
Messrs. Engel, Kaput and Cromie were paid at target, prorated for their respective termination dates, under their change in control severance agreements.

(2)
Mr. Martin's ABP award for 2007 included a one-time discretionary amount of $50,000 for his efforts on Fast Forward resulting in his larger percentage of Target Bonus Earned.

  CPP

        The sole performance goal under the 2007 CPP was ServiceMaster pre-tax income. The performance goal reflected the Committee's objective of ensuring that a substantial amount of each NEO's total compensation was tied to Company-wide performance independent of business unit and individual performance. As with the ABP, in 2007, the Committee set the pre-tax income performance target under the CPP based on management's three year business plan. The budget and business plan are considered aggressive by management and create a financial stretch goal for the Company. Generally, the Committee set the target level such that the relative difficulty of achieving the target level is consistent from year to year and in support of the overall strategic direction the Board set for our Company. The maximum award target reflects goals which can be attained only when business results are exceptional. In the past four years, the Company has met or exceeded target three times and fallen below target one time with performance well within the threshold and maximum in each year.

        The following table sets forth information regarding the 2007 CPP, including the target bonus and the amount of bonus earned based on achievement in 2007 of the respective ServiceMaster pre-tax income performance targets.

Participant(1)	Target Bonus	Bonus Earned	Percent Target Bonus Earned
J. Patrick Spainhour(2)	$0	$0	0%
Ernest J. Mrozek	$595,000	$638,435	107.3%
Steven J. Martin	$126,000	$135,198	107.3%
Dennis R. Sutton	$175,000	$187,775	107.3%
Michael M. Isakson	$157,500	$168,998	107.3%

    (1)
    Messrs. Engel, Kaput and Cromie were paid at target, prorated for their respective termination dates, under their change in control severance agreements.

    (2)
    Mr. Spainhour did not participate in CPP due to his larger percentage attached to long-term compensation as he was hired during the Committee's consideration of the shift to long-term awards.

  Long-term Compensation

        Approximately 33% of total target compensation for our NEOs in 2007 was delivered in the form of long-term compensation to align the interests of executives with those of ownership and to motivate achievement of sustainable long-term performance. In 2007, the Committee approved the LTIP, which was designed to reward performance against management's three year plan. Thus, performance goals were set for overall three year accumulated pretax income and revenue. The shift to cash and to performance based long-term awards was designed to bring more attention to management's long term goals. Individual grant levels were based mostly on a valuation of historical compensation levels, taking into consideration internal compensation equity, and are delivered in the form of units with a target cash value of $100 per unit. The Committee established the LTIP levels for each NEO for 2007 in March of 2007. The LTIP was intended to take the place of the suspended equity-based compensation plan due to the pending acquisition.

        The Committee instituted the LTIP to benefit the Company by linking the compensation of its key employees to the achievement of performance goals established by the Committee relating to consolidated pre-tax income and revenue of the Company and its subsidiaries over a three-year performance period beginning January 1, 2007 and ending December 31, 2009. Calculations of income and revenue will be performed by the CFO and reviewed by an independent accounting firm. Payments under the LTIP will be made by March 15, 2010.

2007 LTIP

		Pre-tax Income & Revenue goals
Goals are 3 year accumulated performance goals. (2007 - 2009 plan)	Threshold (90% Plan)	Target (100% Plan)	Maximum (115% Pretax Plan) (110% Revenue Plan)
ServiceMaster Overall Pretax Income	$989,882	$1,099,869	$1,264,849
ServiceMaster Overall Revenue	$10,752,414	$11,947,127	$13,141,840

        Threshold is defined as the minimum performance required for any incentive payout and below which payout is zero ($0). Target is defined as the expected or planned performance at which payout is target (100%). Maximum is defined as the maximum performance to which payouts are increased and beyond which payouts are capped.

  Practices Regarding the Grant of Equity Awards

        Historically, the Committee made annual equity award grants to certain employees. The Committee did not include annual equity awards as part of our 2007 compensation program, as the Committee decided that such awards would be imprudent while the Company was considering offers for its purchase. Further, the definitive agreement executed for the Merger in March of 2007 provided that no new equity awards would be granted by the Company prior to the closing of the Merger. Following the Merger, in December of 2007, Holdings offered key members of management of the Company, including the NEOs, the opportunity to purchase stock and receive stock options of Holdings pursuant to the MSIP.

  Pre-Merger—Historical Grants of Equity Awards and the Cash-Based LTIP

        Historically the Committee granted the same level of equity awards from year to year. In 2007, the Committee replaced the annual equity awards with a grant under the new, cash-based LTIP based on the value of the 2006 equity grant. For 2007 the value of the 2006 equity grant was converted to a cash value and issued in the form of units with a target value of $100 per unit. This conversion was based on fair market value. The following table sets forth information regarding LTIP awards granted in 2007 to our NEOs.

	Long-Term grants 2007 LTIP
	Units Granted	Target Value
J. Patrick Spainhour	25,000	$2,500,000
Ernest J. Mrozek	7,142	$714,200
Steven J. Martin	1,250	$125,000
Dennis R. Sutton	1,666	$166,600
Michael M. Isakson	1,587	$158,700
Scott J. Cromie	2,857	$285,700

        Mr. Spainhour has a larger percentage attached to long-term compensation as he was hired during the Committee's consideration of the shift to long-term awards.

        Messrs. Engel and Kaput did not have 2007 long-term compensation awards.

  Post-Merger—Investment Opportunities and Equity Incentive Compensation under the MSIP

        On November 20, 2007, Holdings adopted the MSIP, under which Holdings may provide certain of our key employees with the opportunity to invest in shares of Holdings common stock and/or receive options to purchase shares of Holdings common stock. Each of our executive officers is eligible to participate in the MSIP, but actual investment opportunities provided to any individual or the officers as a group are entirely at the discretion of Holdings. Although the investment opportunities and grants of stock options are not made to our executive officers by us, we consider these equity transactions and grants to be an important part of our overall executive officer compensation program. The costs of these transactions are borne by us and are reflected in our financial statements. Accordingly, we will factor these transactions into our evaluation of each executive officer's overall compensation when we are making executive officer compensation decisions.

        We believe that these investment opportunities and grants encourage our executive officers to focus on our long-term performance, thereby aligning their interests with the interests of the other Holdings stockholders. The investment opportunities provide an opportunity for executive officers and certain designated key employees to increase their stake in the Company by putting their own financial resources "at risk" based on the performance of the Company. In addition, through stock option grants, the executive officers are encouraged to focus on sustained increases in the Company's share value. Specifically, we believe the granting of stock options assists the Company to:

  •
  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

  •
  provide an opportunity for increased equity ownership by executives; and

  •
  maintain competitive levels of total compensation.

        On December 19, 2007, Holdings completed an offering of shares and grants of options to MSIP participants, including Messrs. Spainhour, Martin, Sutton and Isakson. Additional information regarding this offering can be found in the narrative accompanying the Summary Compensation Table and 2007 Grants of Plan-Based Awards Table below.

  Perquisites

        The Company provides its executive officers with perquisites that the Board of Directors believes are reasonable and consistent with the overall objectives of the compensation program to attract and retain highly qualified executives. The Committee historically reviewed the perquisites provided to our NEOs on a regular basis, using peer group data provided by Hewitt and research conducted by the Company, to ensure that they continued to be appropriate in light of the Committee's overall goal of designing a compensation program for NEOs that increases Company value. The perquisites provided to our NEOs are memberships in social and professional clubs, certain spousal travel, Company-provided vehicles and, for our CEO and former CFO, personal use of Company aircraft. These perquisites are provided by many companies with which ServiceMaster competes for management talent for their executive officers and the Company believes they facilitate retention and recruitment of executive officers.

        The Committee established a policy regarding personal use of the Company aircraft (the "Aircraft Policy") by our CEO and former CFO. The Aircraft Policy provided that the CEO and former CFO shall recognize taxable income for their personal use of the Company aircraft occurring in any year and shall reimburse the Company for personal use of the Company aircraft exceeding the designated limits set forth in the Aircraft Policy (up to fifty hours for the CEO, and up to twenty-five hours for the former CFO). Any amount so reimbursed to the Company shall be applied to reduce the individual's taxable income accordingly. Our current CFO, Steven J. Martin, does not have the right to personal use of the Company aircraft.

  Deferred Compensation

        Employees, including the NEOs, are generally eligible to participate in the ServiceMaster Profit Sharing and Retirement Plan ("PSRP"). The PSRP is a tax-qualified defined contribution plan pursuant to which the NEOs, as "highly compensated employees" (as defined in the IRS Code), were eligible to contribute up to 2% of their annual salary in 2007. We also maintain the ServiceMaster Deferred Compensation Plan ("DCP"), which is a non-qualified supplemental plan designed to afford certain highly compensated employees (including the NEOs) the opportunity to defer additional amounts of compensation on a pretax basis, over and above the amounts allowed under the PSRP. The Company provides this benefit because the Company wished to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. All deferred amounts under the DCP are subject to earnings or losses based on the investments selected by the individual participants. The Company believes that provision of this benefit is important as a recruitment and retention tool as many if not all of the companies with which the Company competes for executive talent provide a similar plan to their senior employees. Participants may defer 2% to 75% of compensation under the PSRP and DCP. For 2007, the Board approved a discretionary employer match of up to 2% of employee contributions.

  Post-Termination Compensation

        The Company has entered into employment agreements with Messrs. Spainhour and Mrozek which provide for certain payments and, for Mr. Mrozek, accelerated vesting of equity awards in the event of certain circumstances surrounding his termination of employment. These agreements were entered into to attract Mr. Spainhour to take the position of CEO and to encourage Mr. Mrozek to remain as the Company's CFO until such time as the Company's headquarters were successfully consolidated from Downers Grove, Illinois to Memphis, Tennessee.

        The Company also entered into change in control severance agreements with each of the NEOs to secure their continued service and to ensure their dedication and objectivity in the event of a change in control or threatened change in control. As previously described, a change in control of the Company occurred on July 24, 2007. Therefore, a termination of the employment under certain circumstances of a named executive officer within two years following that date may trigger payments under that officer's change in control severance agreement. In addition to their change in control severance agreements, the Company entered into separation agreements with Messrs. Engel and Kaput in connection with the consolidation of our offices in Memphis. Under these separation agreements, the executives agreed to remain employed with the Company through the separation dates set forth in their respective agreements. These agreements were entered into to ensure the retention of both individuals through the time of transition brought on by the consolidation of Company headquarters. As a result of the change in control of the Company, these separation agreements were superseded by the change in control severance agreements. Additional information regarding the severance provisions of these agreements, including the definition of key terms and a quantification of benefits that have been received upon termination and would have been received if termination had occurred, is found under the heading "Potential Payments Upon Termination or Change-in-Control".

 Summary Compensation Table

							Non-Equity Incentive Plan Compensation ($)
						Option/ SAR Awards ($)(1)
		Salary ($)	Bonus ($)		Stock Awards ($)(1)					All Other Compensation ($)(6)	Total ($)
Name and Principal Position	Year						ABP	CPP
J. Patrick Spainhour	2007	900,000	0		72,242	79,332	964,800	0	(3)	38,459	2,054,833
Chief Executive Officer	2006	550,000	151,233	(2)	53,858	33,095	421,200	0		53,540	1,262,926
Ernest J. Mrozek	2007	667,080	0		0	0	715,110	638,435		64,768	2,085,393
Former Vice Chairman and Chief Financial Officer	2006	623,679	0		466,875	286,875	491,784	526,116		51,060	2,446,389
Steven J. Martin	2007	285,381	50,000	(5)	73,459	21,909	303,703	135,198		5,850	875,500
Chief Financial Officer
Mitchell T. Engel(4)	2007	457,150	0		90,220	85,651	0	0		6,326,061	6,959,082
Chief Marketing Officer	2006	442,250	0		153,915	254,042	366,695	247,584		39,260	1,503,746
Dennis R. Sutton	2007	390,000	0		36,416	7,391	423,618	187,775		3,045	1,048,245
Former TruGreen LawnCare President
Michael M. Isakson	2007	288,135	0		35,712	6,585	309,227	168,998		5,850	814,507
ServiceMaster Clean President
Jim L. Kaput(4)	2007	363,021	0		93,684	64,268	0	0		5,664,252	6,185,225
Former Sr. Vice President and General Counsel	2006	425,000	0		160,036	175,159	354,501	247,584		1,080	1,363,360
Scott J. Cromie(4)	2007	275,717	0		57,772	0	0	0		5,125,621	5,459,110
Former Group President

(1)
The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes during the specified years for restricted stock, restricted stock unit, stock option and stock appreciation rights awards. The assumptions used in the valuation of these awards are disclosed in the Shareholders' Equity footnote to ServiceMaster's audited financial statements for the fiscal year ended December 31, 2007 included in this prospectus.

(2)
Represents a guaranteed bonus for service as Interim Chairman and CEO from May 15, 2006 through June 30, 2006.

(3)
Mr. Spainhour did not participate in the CPP due to his larger percentage attached to long-term compensation as he was hired during the Committee's consideration of the shift to long-term awards.

(4)
Messrs. Engel, Kaput and Cromie were paid under their respective Change in Control Severance Agreements listed under All Other Compensation and therefore did not receive any award under Non-Equity Incentive Plan Compensation.

(5)
Represents a one-time discretionary amount of $50,000 for Mr. Martin's efforts on Fast Forward.

(6)
Amounts in this column for 2007 are detailed in the All Other Compensation Table below:

Name of NEO	Perquisites and Other Personal Benefits		Company Contributions to PSRP and DCP	Tax Payments(3)	Company Contributions Under Employee Stock Purchase Plan	Severance Payments(4)	Total
J. Patrick Spainhour	38,459	(1)	0	0	0	0	38,459
Ernest J. Mrozek	58,918	(2)	5,850	0	0	0	64,768
Steven J. Martin	0		5,850	0	0	0	5,850
Mitchell T. Engel	0		5,850	1,988,661	11,500	4,320,050	6,326,061
Dennis R. Sutton	0		2,925	0	120	0	3,045
Michael M. Isakson	0		5,850	0	0	0	5,850
Jim L. Kaput	0		0	1,614,115	360	4,049,777	5,664,252
Scott J. Cromie	0		5,850	1,457,259	150	3,662,362	5,125,621

(1)
Includes personal use of corporate aircraft ($37,443), Company provided lawn care and/or pest control services and club dues and membership fees.

(2)
Includes personal use of corporate aircraft ($44,504), Company provided lawn care and/or pest control services, mobile phone, auto-related expenses, sporting event tickets and club dues and membership fees.

(3)
Represents gross-up payments in connection with severance payments.

(4)
Represents payments in connection with Change in Control Severance Agreements.

        The incremental cost of the use of Company aircraft is calculated based on the variable operating costs to ServiceMaster, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, lamp/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips are excluded. The aggregate cost of other perquisites and personal benefits is measured on the basis of the actual cost to the Company.

        Auto-related expenses include, and are valued according to the costs actually paid for, lease, fuel, repairs and insurance. Club dues are valued according to the amount actually reimbursed to the executive.

 2007 Grants of Plan-Based Awards

		Units Granted Under Non-Equity Incentive Plans (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units(5)(7)	All Other Option Awards: Number of Securities Underlying Options(6)		Grant Date Fair Value of Stock and Option Awards ($)
								Exercise Price of Options ($/Sh)(7)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
J. Patrick Spainhour	ABP(1)
	3/12/2007		450,000	900,000	1,080,000
	LTIP(3)
	3/12/2007	25,000	1,000,000	2,500,000	5,000,000
	MSIP
	12/19/2007						1,300,000	$10.00	$4,251,000
	MSIP
	12/19/2007					300,000			$3,000,000
Ernest J. Mrozek	ABP(1)
	3/12/2007		333,540	667,080	800,496
	CPP(2)
	3/12/2007	850	476,000	595,000	714,000
	LTIP(3)
	3/12/2007	7,142	285,680	714,200	1,428,400
Steven J. Martin	ABP(1)
	3/12/2007		142,691	285,381	342,457
	CPP(2)
	3/12/2007	180	100,800	126,000	151,200
	LTIP(3)
	3/12/2007	1,250	50,000	125,000	250,000
	MSIP
	12/19/2007						275,000	$10.00	$899,250
	MSIP
	12/19/2007					50,000			$500,000
Mitchell T. Engel(9)	ABP(1)
	3/12/2007		228,575	457,150	548,580
	CPP(2)
	3/12/2007	400	224,000	280,000	336,000
Dennis R. Sutton	ABP(1)
	3/12/2007		195,000	390,000	468,000
	CPP(2)
	3/12/2007	250	140,000	175,000	210,000
	LTIP(3)
	1/1/2007	1,666	66,640	166,600	333,200
	MSIP
	12/19/2007						275,000	$10.00	$899,250
	MSIP
	12/19/2007					50,000			$500,000
Michael M. Isakson	ABP(1)
	3/12/2007		144,068	288,135	345,763
	CPP(2)
	3/12/2007	225	126,000	157,500	189,000
	LTIP(3)
	1/1/2007	1,587	63,480	158,700	317,400
	MSIP
	12/19/2007						245,000	$10.00	$801,150
	MSIP
	12/19/2007					60,000			$600,000
Jim L. Kaput(8)	ABP(1)
	3/12/2007		217,813	435,635	522,750
	CPP(2)
	3/12/2007	400	224,000	280,000	336,000
Scott J. Cromie(8)	ABP(1)
	3/12/2007		206,000	412,000	494,400
	CPP(2)
	3/12/2007	357	199,920	249,900	299,880
	LTIP(3)
	1/1/2007	2,857	114,270	285,700	571,350

(1)
The amounts in this row represent potential earnings under the 2007 ABP. The actual amounts earned by each of the NEOs under the 2007 ABP are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
The amounts in this row represent grants under the 2007 CPP. These grants were made in the form of units with a target value of $700 per unit. The value of each unit increases or decreases based on the achievement of the CPP performance target, as discussed in Compensation Discussion and Analysis. In 2007, the achievement of the pre-tax income performance target under the CPP resulted in a payout of 107.3% of target, or a value of $751.10 per unit. The actual amounts earned by each of the NEOs under the 2007 CPP are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)
The amounts in this row represent grants under the 2007 LTIP for the performance period beginning January 1, 2007 and ending December 31, 2009. These grants were made in the form of units with a target value of $100 per unit. The value of each unit will increase or decrease based upon the achievement of the LTIP performance targets during the performance period, as discussed in Compensation Discussion and Analysis.

(4)
The amounts listed in these columns represent the potential earnings under each respective non-equity incentive plan. The threshold amount is the minimum earned amount if the threshold performance is attained. The maximum amount is the maximum earned amount if the maximum performance target is attained or exceeded.

(5)
The amounts in this column represent the number of shares purchased or the number of deferred stock units invested in pursuant to the MSIP. Each NEO paid the following amounts for the stock purchased or deferred stock units invested in and reflected in this column: Mr. Spainhour, $3,000,000; Mr. Martin and Mr. Sutton, $500,000; and Mr. Isakson, $600,000 (Mr. Isakson made an irrevocable election to allocate $400,000 of eligible deferred compensation to invest in 40,000 deferred stock units).

(6)
These amounts represent the number of shares underlying matching options granted under the MSIP in the following amounts: 600,000 for Mr. Spainhour, 100,000 for Mr. Martin, 100,000 for Mr. Sutton and 120,000 for Mr. Isakson; and the number of shares underlying stand-alone options granted under the MSIP in the following amounts: 700,000 for Mr. Spainhour, 175,000 for Mr. Martin, 175,000 for Mr. Sutton and 125,000 for Mr. Isakson.

(7)
The $10.00 per share purchase price and exercise price was based on the determination of the Board of Directors of Holdings of the fair market value of the common stock of Holdings as of the grant date. For additional information regarding this valuation, see Note 19 to ServiceMaster's audited financial statements for the fiscal year ended December 31, 2007, included in this prospectus.

(8)
All grants of plan based awards to these individuals were forfeited pursuant to their respective Change in Control Severance Agreements.

Employment Agreement with J. Patrick Spainhour

        ServiceMaster entered into an employment agreement with J. Patrick Spainhour to serve as our Chairman and Chief Executive Officer effective as of June 30, 2006. The term of the employment agreement ends on December 31, 2008, with an automatic one-year renewal provision unless terminated by ServiceMaster or Mr. Spainhour.

        The employment agreement provides Mr. Spainhour with an annual base salary of not less than $900,000. Mr. Spainhour's annual bonus target under the ABP is 100% of his salary, or $900,000, with a maximum payout of 200% of his salary. The actual payouts under the ABP are subject to satisfaction of performance targets established by the Committee.

        Mr. Spainhour's base salary, target annual bonus, equity awards and all other compensation are subject to approval each year by the Board and Board of Directors of Holdings.

        ServiceMaster has also entered into a change in control severance agreement with Mr. Spainhour. This agreement, as well as additional provisions of his employment agreement which provide for payments upon the termination of his employment, are discussed under "Potential Payments Upon Termination or Change-in-Control."

Other Agreements

        In addition to the agreements described above, we have entered into change in control severance agreements with each of the NEOs. These agreements are further described under "Potential Payments upon Termination or Change-in-Control."

MSIP

        On December 19, 2007, Holdings completed an offering of shares and grants of options to MSIP participants, including Messrs. Spainhour, Martin, Sutton and Isakson. To become eligible to purchase shares and receive options in the offering, certain participants, including Messrs. Spainhour, Martin, Sutton and Isakson, were required to make certain acknowledgments and agree to certain limitations under their Change in Control Severance Agreements. For more information regarding these acknowledgments and limitations, which were made pursuant to individual Participation Agreements, see "Potential Payments Upon Termination or Change of Control."

        Participants in the offering either purchased shares for cash, or allocated eligible deferred compensation to deferred share units, which represent the right to receive a share on the first to occur of (i) the participant's termination of employment, (ii) a fixed date selected by the participant, or (iii) a change in control of Holdings. Shares and deferred share units were acquired for $10 per share or deferred share unit. Messrs. Spainhour, Martin, Sutton and Isakson purchased 300,000 shares, 50,000 shares, 50,000 shares and 20,000 shares, respectively. Mr. Isakson also made an irrevocable election to allocate a portion of his eligible deferred compensation to 40,000 deferred share units. The MSIP and an Employee Stock Subscription Agreement (or Employee Deferred Share Unit Agreement, as applicable) govern each MSIP participant's investment. See "Potential Payments Upon Termination or Change of Control" for information regarding the repurchase of shares from the MSIP participants upon a termination of employment.

        For each share of Holdings common stock or deferred share unit invested in by a participant, Holdings generally granted the participant two "matching" options to purchase additional shares of Holdings common stock. Apart from the "matching" options, Holdings granted additional "standalone" options to participants in the offering. The options granted to the named executive officers in 2007 are shown in the 2007 Grants of Plan-Based Awards Table above. The MSIP and an Employee Stock Option Agreement govern each option award and provide, among other things, that the options vest in equal installments over the first four years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. See "Potential Payments Upon Termination or Change of Control" for information regarding the cancellation or acceleration of vesting of stock options.

2007 Outstanding Equity Awards at Fiscal Year-End

			Option Awards
Name(2)	Award Type(1)	Options Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
J. Patrick Spainhour	Options	12/19/2007	0	1,300,000	$10.00	12/19/2017
Steven J. Martin	Options	12/19/2007	0	275,000	$10.00	12/19/2017
Dennis R. Sutton	Options	12/19/2007	0	275,000	$10.00	12/19/2017
Michael M. Isakson	Options	12/19/2007	0	245,000	$10.00	12/19/2017

(1)
Represents options to purchase shares of Holdings granted under the MSIP. Options become exercisable on the basis of passage of time and continued employment over a four-year period, with 25% becoming exercisable on each of 12/19/08, 12/19/09, 12/19/10 and 12/19/11.

(2)
Messrs. Mrozek, Engel, Kaput and Cromie did not participate in the equity offering or receive any awards under the MSIP.

 2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
J. Patrick Spainhour	185,000	$975,875	66,285	$1,025,197
Ernest J. Mrozek	1,547,953	$5,631,779	68,516	$1,020,213
Steven J. Martin	82,333	$254,673	39,088	$599,307
Mitchell T. Engel	410,000	$1,227,850	49,170	$737,249
Dennis R. Sutton	112,900	$366,849	19,537	$297,284
Michael M. Isakson	200,167	$771,901	20,007	$300,469
Jim L. Kaput	246,667	$736,502	50,683	$759,537
Scott J. Cromie	339,022	$1,491,341	32,723	$491,857

(1)
The amounts in this column represent the number of shares of ServiceMaster common stock cashed out on July 24, 2007 upon the accelerated vesting and exercise of SARs and options in connection with the Merger.

(2)
The amounts in this column represent the number of shares of ServiceMaster common stock cashed out on July 24, 2007 upon the accelerated vesting of RSUs and restricted stock in connection with the Merger.

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)		Aggregate Balance at Last FYE ($)(3)
J. Patrick Spainhour	0	0	0	0		0
Ernest J. Mrozek	281,529	2,925	126,053	0		2,605,279
Steven J. Martin	27,001	2,925	5,666	0		253,844
Mitchell T. Engel	581,027	2,925	120,982	129,957		2,435,401
Dennis R. Sutton	0	0	0	0		0
Michael M. Isakson(5)	90,904	2,925	24,137	0		425,267
Jim L. Kaput	0	0	16,554	99,976	(4)	0
Scott J. Cromie	88,944	2,925	37,693	657,266	(4)	0

(1)
Amounts shown in this column are included in the Summary Compensation Table as follows: (a) as salary, $150,000 for Mr. Mrozek, $153,498 for Mr. Engel, $20,170 for Mr. Isakson, and $13,786 for Mr. Cromie; and (b) as non-equity incentive plan compensation, $131,529 for Mr. Mrozek, $27,001 for Mr. Martin, $427,529 for Mr. Engel, $70,734 for Mr. Isakson, and $75,159 for Mr. Cromie.

(2)
The amounts in this column do not represent above-market or preferential earnings and therefore are not included in the Summary Compensation Table.

(3)
Amounts shown in this column were included in ServiceMaster's 2006 Summary Compensation Table as follows: (a) as salary, $146,400 for Mr. Mrozek, and $44,225 for Mr. Engel; and (b) as non-equity incentive plan compensation, $149,388 for Mr. Mrozek, and $468,777 for Mr. Engel.

(4)
Represents withdrawal made as a result of termination of officer's employment.

(5)
Mr. Isakson made an irrevocable election to allocate $400,000 of eligible deferred compensation to invest in 40,000 deferred stock units.

Deferred Compensation

  DCP

        The DCP is a non-qualified supplemental plan designed to afford certain highly compensated employees the opportunity to defer additional amounts of compensation on a pretax basis, over and above the amounts allowed under the PSRP. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the DCP. We match amounts that are deferred by employees pursuant to the DCP. Distributions are paid in accordance with the Plan. Distributions upon termination are payable no earlier than the six-month anniversary of the termination of employment with the Company.

        Participants in the DCP may defer 2% to 75% of compensation. For 2007, the Committee approved a discretionary employer match of $0.65 for each $1 contributed up to the first 2% contributed for a maximum benefit of $2,925.

        The DCP is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due under the DCP. All plan assets are considered general assets of the Company. When such payments are due, the cash will be distributed from the plan's rabbi trust.

MSIP

        As discussed above in the narrative following the 2007 Grants of Plan-Based Awards table, participants in the offering under the MSIP could allocate eligible deferred compensation to deferred share units, which represent the right to receive a share of Holdings common stock on the first to occur of (i) the participant's termination of employment, (ii) a fixed date selected by the participant, or (iii) a change in control of Holdings. Deferred share units were acquired for $10 per deferred share unit. Mr. Isakson is the only named executive officer who elected to allocate a portion of his eligible deferred compensation to 40,000 deferred share units.

Potential Payments upon Termination or Change-in-Control

Change in Control Severance Agreements

        To secure the continued service of our executives and to ensure their dedication and objectivity in the event of a change in control or threatened change in control, we previously entered into change in control severance agreements with our executives, including each of the NEOs. Each executive who is a party to a change in control severance agreement agreed that in the event of an attempted change in control the executive would not voluntarily resign until the attempt ends or 90 days after a change in control occurs.

        A change in control means:

  •
  an acquisition by a person or group of 25% or more of our common stock (other than an acquisition from or by the company or by a company benefit plan),

  •
  a change in a majority of our Board,

  •
  consummation of a reorganization, merger or consolidation or sale of substantially all of our assets (unless stockholders receive 60% or more of the stock of the resulting company) or

  •
  a liquidation or dissolution of the company.

        As previously described, a change in control of the Company occurred on July 24, 2007. Therefore, a termination of the employment of any named executive officer under certain circumstances within two years following that date may trigger payments under that officer's change in control severance agreement.

        Upon a termination by the Company for cause, by the executive without good reason, or upon death or disability, we have no obligation to pay any prospective amounts or provide any benefits under the agreement. Our obligations will consist of those obligations accrued at the date of termination, including payment of earned salary, reimbursement of expenses and obligations which may otherwise be payable in the event of death or disability. Under these agreements, "cause" means a material breach by the executive of the duties and responsibilities of the executive which do not differ in any material respect from his duties and responsibilities during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied in a reasonable period of time after receipt of written notice from ServiceMaster specifying such breach and period of time; or the commission by the executive of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by the executive that materially and adversely affects the business affairs or reputation of ServiceMaster or an affiliated company. "Good reason" means a material reduction in position, duties or responsibilities, a transfer of the executive's home office by more than 40 miles, a reduction in salary, a failure to maintain substantially comparable benefit or compensation plans or to provide benefits substantially comparable to other peer employees, or a failure by the Company to require a successor to assume our obligations under the agreement. The definition of "good reason" was amended pursuant to the Participation Agreements as further discussed below.

         Participation Agreements.    As a condition to participation in the 2007 offering under the MSIP, each participant party to a change in control severance agreement (among the NEOs, Mr. Spainhour, Mr. Martin, Mr. Sutton and Mr. Isakson) was required to enter into a Participation Agreement pursuant to which he consented to amendments to the definition of "good reason" under his change in control severance agreement, with the practical effect that any of the following may occur without triggering the participant's ability to terminate his employment for "good reason" and be entitled to benefits under his change in control severance agreement:

  •
  the Company can choose not to re-elect such officer to any particular position, so long as the Company does not reduce his positions, duties and responsibilities in any material respect;

  •
  such participant will not be entitled to guaranteed raises based on prior average raises to executive officers' base salaries;

  •
  the Company can provide such participant with employee benefits and compensation plans that are comparable on an overall, rather than plan-by-plan, basis; and

  •
  when the Company is required to provide such participant comparable benefits, the basis for comparison will be the benefits such participant received prior to the closing of the Merger, not benefits provided after closing or to other employees.

        In the Participation Agreements, the participants also made the following important acknowledgments to the Company that affected their rights under the change in control severance agreements:

  •
  the consummation of the Merger and any change between the participant's position and terms of employment as in effect before the Merger, compared with immediately thereafter, did not permit the participant to terminate his employment for "good reason" under his change in control severance agreement;

  •
  any change that occurred to the participant's position and terms of employment after the consummation of the Merger, or any planned change to his position and terms of employment that had been communicated to him but not yet implemented, in each case at the time the participant entered into the Participation Agreement, did not permit the participant to terminate his employment for "good reason" under his change in control severance agreement;

  •
  the officer's participation in the MSIP satisfied all of the Company's obligations to provide long-term incentive opportunities under his change in control severance agreement; and

  •
  the annual bonus plan in which the officer participated on the date of his purchase of shares under the MSIP satisfied all of the Company's obligations to provide annual incentive opportunities under his change in control severance agreement.

         Severance Benefits Payable to NEOs.    If we terminate the employment of any NEO for a reason other than cause or if such NEO terminates his employment for good reason, in either case prior to July 24, 2009, we will pay to the NEO a lump sum cash payment consisting of:

  •
  accrued salary through the date of termination,

  •
  any unpaid previously earned ABP and CPP bonuses,

  •
  any accrued and unpaid vacation pay,

  •
  a pro rated ABP and CPP bonus through the date of termination based upon the target bonus amounts for the year in which the change in control occurs or, if higher, the year in which the date of termination occurs, and

  •
  an amount equal to any unvested employer matching contributions under our 401(k) plan and nonqualified deferred compensation plan.

        In addition, if any payment pursuant to the change in control severance agreements or otherwise would be subject to the excise tax imposed on excess parachute payments, then we agreed to make an additional payment (i.e., a gross-up payment) such that the executive would receive a net amount equal to the amount the executive would have received if the excise tax did not apply. When paid, these amounts are reported in the Summary Compensation Table as All Other Compensation. We are obligated to reimburse each executive, on a current basis, for all legal fees and expenses incurred in connection with a dispute under his or her change in control severance agreement. The executive must repay us if his or her claims are denied in total.

        In addition to the payments described above, Mr. Spainhour would receive pursuant to his change in control severance agreement:

  •
  one times his highest annual base salary during the prior 12 months plus 1/12th of such salary for each completed month of service from July 1, 2006, up to a maximum of 24 completed months (i.e., three times his highest annual base salary if the termination occurs on or after June 30, 2008), and

  •
  one times his target annual bonus under the ABP for the year in which the change in control occurs plus 1/12th of such target bonus for each completed month of service from July 1, 2006,

    up to a maximum of 24 completed months (i.e., three times his target annual bonus if the termination occurs on or after June 30, 2008).

        In addition to the payments described above, Messrs. Martin and Isakson would receive pursuant to their change in control severance agreements:

  •
  two times the executive's highest annual base salary in the 12 months prior to termination, and

  •
  two times the executive's target ABP and CPP bonus immediately prior to the change in control, or if higher for the year of the termination, and medical and life insurance plan benefits for a two-year period following termination.

         MSIP.    If an executive's employment terminates with cause before there is a public offering of the shares, all options (vested and unvested) are immediately cancelled and Holdings and certain Equity Sponsors have the right to purchase shares owned by the executive at the lower of fair market value or the original cost of the shares to the executive.

        If an executive's employment terminates involuntarily without cause before there is a public offering of the shares, all unvested options immediately terminate and Holdings and certain Equity Sponsors have the right to repurchase shares owned by the executive at fair market value. If Holdings and certain Equity Sponsors choose not to exercise their repurchase rights following an involuntary termination without cause, the executive may require Holdings to repurchase the shares at fair market value. Upon such a termination, the executive may exercise vested options before the first to occur of (i) the three month anniversary of the executive's termination of employment and (ii) the expiration of the options' normal term, after which date such options are cancelled.

        If an executive's employment terminates voluntarily before there is a public offering of the shares, all unvested options are immediately cancelled and Holdings and certain Equity Sponsors have the right to purchase the shares at fair market value. Upon such a termination, the executive may exercise vested options before the first to occur of (i) the three month anniversary of the executive's termination of employment (one year anniversary in the case of retirement) and (ii) the expiration of the options' normal term, after which date such options are cancelled. If the executive's voluntary termination is because of the executive's retirement and if Holdings and certain Equity Sponsors choose not to exercise their repurchase rights, the executive may require Holdings to repurchase the shares at fair market value.

        If an executive's employment terminates by reason of death or disability before there is a public offering of the shares, Holdings and certain Equity Sponsors have the right to purchase the shares at fair market value. Upon such termination, all options, whether or not vested, will become exercisable before the first to occur of (i) the one year anniversary of the executive's date of termination and (ii) the expiration of the options' normal term, after which date such options are cancelled.

        The stock option agreements provide that the vesting of options to purchase shares of Holdings common stock granted will be accelerated if Holdings experiences a change in control (as defined in the MSIP), unless the Holdings Board of Directors reasonably determines in good faith that options with substantially equivalent or better terms are substituted for the existing options. The Holdings Board of Directors also has the discretion to accelerate the vesting of options at any time and from time to time.

Payment upon a Qualifying Termination as of December 31, 2007 Following the Change in Control

        The following table sets forth information regarding the value of payments and other benefits payable by the Company to each of the NEOs employed by the Company as of December 31, 2007 in the event of a qualifying termination pursuant to the change in control severance agreements and otherwise. The amounts shown do not include deferred compensation payable in a lump sum upon the six-month anniversary of the executive's termination as disclosed under "2007 Nonqualified Deferred Compensation." The amounts shown assume termination effective as of December 31, 2007.

Executive Officer	Severance Payment(1)	Health & Welfare(2)	Gross-Up Adjustment(3)	Total Payments Sum(1-3)
J. Patrick Spainhour	5,400,000	13,311	2,393,573	7,806,884
Ernest J. Mrozek(1)	7,049,560	22,144	2,888,797	9,960,501
Steven J. Martin	1,934,143	20,297	793,493	2,747,933
Dennis R. Sutton(1)	2,475,000	20,297	970,865	3,466,162
Michael M. Isakson	1,954,905	15,041	642,434	2,612,380

(1)
Mr. Mrozek's and Mr. Sutton's employment with the Company ended on February 29, 2008, and September 9, 2008, respectively. The actual amounts awarded to Mr. Mrozek and Mr. Sutton in connection with their terminations are reported in the table below under "NEOs No Longer Employed by the Company."

NEOs No Longer Employed by the Company

        In connection with the consolidation of our offices in Memphis, we determined that it was in our best interest to provide an incentive to our executives based in Downers Grove who were not relocating to Memphis to remain employed through their individual separation dates and assist with the consolidation. As a result, we entered into separation agreements with these executives, including Messrs. Mrozek, Engel and Kaput. Under these separation agreements, the executives agreed to remain employed through the separation dates set forth in their respective agreements. The separation date for Mr. Mrozek was February 29, 2008; the separation date for Mr. Engel was December 31, 2007; the separation date for Mr. Kaput was October 31, 2007.

        As a result of the Merger, the NEOs in Downers Grove were entitled to the change in control severance benefits described above if the change in control occurred on or before the executive's scheduled separation date and either the executive was terminated without cause or resigned for good reason after the change in control. If the executive remained employed through his separation date, the relocation pursuant to the office consolidation would constitute good reason unless any acquirer affirmatively abandoned the consolidation. If an executive became entitled to the rights and obligations under his change in control severance agreement (as described above), the executive would have no rights or obligations under the separation agreement. Each executive received a lump sum severance payment under his respective change in control severance agreement instead of his separation agreement.

Scott J. Cromie

        As a result of the change in control in connection with the Merger, and his subsequent separation effective August 31st, 2007, Mr. Cromie was entitled to change in control severance benefits for good reason.

Dennis R. Sutton

        As a result of the change in control in connection with the Merger, and his subsequent separation effective September 12, 2008, Mr. Sutton was entitled to change in control severance benefits for good reason. Under the terms of the MSIP, Mr. Sutton's options to purchase shares of Holdings common stock, all of which were unvested, were canceled upon Mr. Sutton's termination of employment, and Holdings purchased Mr. Sutton's shares of Holdings common stock for fair market value.

        In addition to the payments described in the first paragraph under "Severance Benefits Payable to NEOs" above, Messrs. Sutton, Mrozek, Engel, Kaput and Cromie received pursuant to their change in control severance agreements:

  •
  three times (two times, in the case of Mr. Sutton) the executive's highest annual base salary in the 12 months prior to termination,

  •
  three times (two times, in the case of Mr. Sutton) the executive's target ABP and CPP bonus immediately prior to the change in control, or if higher for the year of the termination, and medical and life insurance plan benefits for a three-year period following termination.

        The following table sets forth information regarding the value of payments and other benefits paid by the Company to each of the NEOs whose employment terminated following the change in control pursuant to their respective change in control severance agreements. The amounts shown do not include deferred compensation payable in a lump sum upon the six-month anniversary of the executive's termination as disclosed under "2007 Nonqualified Deferred Compensation."

Executive Officer	Severance Payment(1)	Health & Welfare(2)	Gross-Up Adjustment(3)	Total Payments Sum(1-3)	Termination Date
Dennis R. Sutton	2,352,186	21,146	913,938	3,286,406	9/12/2008
Ernest J. Mrozek	5,994,378	22,144	2,372,815	8,389,337	2/29/2008
Mitchell T. Engel	4,320,050	22,144	1,988,661	6,330,855	12/31/2007
Jim L. Kaput	4,049,777	29,415	1,614,115	5,693,307	10/31/2007
Scott J. Cromie	3,662,322	28,897	1,457,259	5,148,478	8/31/2007

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Louis Giuliano(1)	57,500	57,500
Brian Griffiths(1)	57,500	57,500
Sidney Harris(1)	65,000	65,000
Roberto Herencia(1)	65,000	65,000
Betty Jane Hess(1)	57,500	57,500
Eileen Kamerick(1)	57,500	57,500
James McLennan(1)	57,500	57,500
Coleman Peterson(1)	61,250	61,250
David Wessner(1)	57,500	57,500
Kenneth Giuriceo(2)	0	0
David Wasserman(2)	0	0

(1)
Each director received an annual retainer of $115,000, prorated for the partial year's service on the Board. The Chairman of the Audit and Finance Committee received an additional retainer of $15,000, the Chairman of the Compensation and Leadership Development Committee and the Chairman of the Governance and Nominating Committee each received an additional retainer of $7,500, and the presiding director received an additional retainer of $7,500.

These directors resigned effective July 24, 2007, in connection with the Merger.

(2)
These directors were elected effective July 24, 2007, by the new shareholder of ServiceMaster. They are employed by CD&R and do not receive additional compensation for service on our Board of Directors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        CDRSVM Holding, Inc. owns all of the outstanding common stock of The ServiceMaster Company. CDRSVM Investment Holding, Inc. owns all of the outstanding common stock of CDRSVM Holding, Inc. ServiceMaster Global Holdings, Inc. ("Holdings") owns all of the outstanding common stock of CDRSVM Investment Holding, Inc. Investment funds associated with or designated by the Equity Sponsors, together with certain of our executives and other key employees, own all of the common stock of Holdings.

        The following table sets forth information as of December 31, 2008 with respect to the ownership of the common stock of Holdings by:

  •
  each person known to own beneficially more than 5% of the common stock of Holdings;

  •
  each of our directors;

  •
  each of the executive officers named in the Summary Compensation Table appearing on page 91 of this prospectus; and

  •
  all of our executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Unless otherwise indicated, the address for each individual listed below is The ServiceMaster Company, 860 Ridge Lake Boulevard, Memphis, Tennessee 38120.

Name of Beneficial Owner	Number of Shares Owned		Percent of Class (%)
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(1)	90,610,000		62.39
Citigroup Private Equity LP managed funds(2)	25,000,000		17.21
BAS Capital Funding Corporation and related funds(3)	17,500,000		12.05
J.P. Morgan Ventures Corporation(4)	10,000,000		6.89
Kenneth A. Giuriceo(5)	0		0
David H. Wasserman(5)	0		0
J. Patrick Spainhour	625,000	(6)	*
Ernest J. Mrozek	0		0
Steven J. Martin	118,750	(6)	*
Mitchell T. Engel	0		0
Michael M. Isakson	121,250	(6)	*
Dennis R. Sutton	0		0
Scott Cromie	0		0
Jim L. Kaput	0		0
All current directors and executive officers as a group (15 persons)(7)	1,700,775	(6)	*

*
Less than one percent.

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.: (i) 60,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 14,682,792 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (iii) 10,500,000 shares of common stock held by CDR SVM Co-Investor L.P., whose general partner is CDR SVM Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; (iv) 5,000,000 shares of common stock held by CDR SVM Co-Investor No. 2 L.P., whose general partner is CDR SVM Co-Investor No. 2 GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (v) 427,208 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three-person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, Inc. Such persons disclaim such beneficial ownership.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment) VII, L.P., CD&R Parallel Fund VII, L.P., CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P. Each of CDR SVM Co-Investor GP Limited and CDR SVM No. 2 GP Limited expressly disclaims beneficial ownership of the shares held by each of CDR SVM Co-Investor L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., and CDR SVM Co-Investor No. 2 L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment) VII, L.P., CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for each of CDR SVM Co-Investor L.P., CDR SVM Co-Investor L.P., CDR SVM Co-Investor No. 2 L.P. and CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2)
Represents shares held by Citigroup Capital Partners II 2007 Citigroup Investment L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holding, L.P., and CPE Co-Investment (ServiceMaster) LLC, each an affiliate of Citigroup Inc.

(3)
Represents shares held BAS Capital Funding Corporation, Banc of America Capital Investors V, LP, and BACSVM-A, LP, each an affiliate of Bank of America Corporation. BAS Capital Funding Corporation has the right to and may transfer shares of Holdings' common stock to one or more entities controlling, controlled by or under common control with BAS Capital Funding Corporation.

(4)
J.P. Morgan Ventures Corporation is an affiliate of JPMorgan Chase & Co.

(5)
Does not include common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice Inc. Messrs. Giuriceo and Wasserman are directors of The ServiceMaster Company and Holdings and executives of Clayton, Dubilier & Rice, Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.

(6)
Includes shares which the executive officers have the right to acquire prior to March 1, 2009 through the exercise of stock options as follows: Mr. Spainhour, 325,000 shares, Mr. Martin, 68,750 shares, and Mr. Isakson, 61,250 shares. All executive officers as a group have the right to acquire prior to March 1, 2009 through the exercise of stock options 900,675 shares.

(7)
All employees of the Company as a group held 2,125,238 shares of common stock as of December 31, 2008, constituting 1.45% of the total ownership of Holdings.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transaction

        In 2007, our Board approved policies and procedures with respect to the review and approval of certain transactions between ServiceMaster and a "Related Person" (a "Related Person Transaction"), which we refer to as our "Related Person Transaction Policy". Pursuant to the terms of the Related Person Transaction Policy, the Board must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department and the legal department will determine whether it should be submitted to the Board for consideration.

        For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which ServiceMaster (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

        A "Related Person" as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of ServiceMaster's last fiscal year was, a director or executive officer of ServiceMaster or a nominee to become a director of ServiceMaster; any person who is known to be the beneficial owner of more than 5% of ServiceMaster's or its parent or affiliate's common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

Litigation Program

        Hinshaw & Culbertson has served as ServiceMaster's primary counsel in our national litigation program for our general and automobile liability risks since 2004. Total fees paid to Hinshaw & Culbertson for 2007 in connection with our national litigation program were approximately $5.5 million. Donald Mrozek, Esq., Chairman of Hinshaw & Culbertson, is the brother of Ernest Mrozek, our former Vice Chairman and Chief Financial Officer. Hinshaw & Culbertson served as one of our casualty program law firms prior to Ernest Mrozek's becoming employed by ServiceMaster. Ernest Mrozek did not have management responsibility for our litigation program.

Stockholders Agreement

        On the Closing Date of the Merger, Holdings entered into a stockholders agreement (the "Stockholders Agreement") with investment funds associated with or designated by the Equity Sponsors. The Stockholders Agreement contains agreements that entitle investment funds associated with each of the Equity Sponsors to elect (or cause to be elected) all of Holdings' directors. The directors include three designees of investment funds associated with CD&R (one of whom shall serve as the chairman and each of whom is entitled to three votes), one designee of BAS Capital Funding Corporation, and one designee of investment funds associated with Citigroup Private Equity LP, subject to adjustment in the case investment funds associated with or designated by certain of the Equity Sponsors sell more than a specified amount of their shareholdings in Holdings. The Stockholders Agreement provides for our chief executive officer to be a director of Holdings, as well as his successor as chief executive officer, subject to the approval of the Holdings board and Clayton, Dubilier & Rice Fund VII, L.P. (the "Lead Investor"). The Stockholders Agreement grants to investment funds associated with the Equity Sponsors special governance rights, including rights of approval over certain corporate and other transactions. The Stockholders Agreement also gives investment funds associated with the Equity Sponsors preemptive rights with respect to certain issuances of equity securities of Holdings and its subsidiaries, including ServiceMaster, subject to certain exceptions, and contains restrictions on the transfer of shares of Holdings, as well as tag-along rights and rights of first offer.

Registration Rights Agreement

        On the closing date of the Merger, Holdings entered into a registration rights agreement, or the "Registration Rights Agreement," with investment funds associated with or designated by the Equity Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, in the case of the Lead Investor at any time and in the case of the other Equity Sponsors at least 18 months following the initial public offering of Holdings common stock, to cause Holdings, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. In the event Holdings registers any of its common stock following its initial public offering, these investment funds also have the right to require Holdings to use its best efforts to include shares of common stock of Holdings held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for Holdings to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of Holdings' securities.

Consulting Agreement; Transaction Fee Agreement

        On the closing date of the Merger, Holdings and the ServiceMaster Company entered into a consulting agreement, or the "Consulting Agreement," with CD&R, pursuant to which CD&R provides Holdings and its subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreement, Holdings will pay or cause to be paid to CD&R an annual fee of $2 million for such services, plus expenses, unless the Equity Sponsors (or the disinterested directors of Holdings) agree to a higher amount, and Holdings will also pay to CD&R a fee for certain types of future transactions that Holdings or its subsidiaries complete. If an individual designated by CD&R serves in an executive management position, Holdings will pay CD&R an additional fee to be reasonably determined by CD&R, but not to exceed the amount of the annual fee then in effect.

        In connection with the Merger, Holdings and ServiceMaster entered into a Transaction Fee Agreement, pursuant to which they paid an aggregate fee of $55 million to the Equity Sponsors and reimbursed certain expenses of the Equity Sponsors and their affiliates.

Indemnification Agreements

        Holdings and ServiceMaster have entered into indemnification agreements with the Equity Sponsors and Holdings stockholders affiliated with the Equity Sponsors, pursuant to which Holdings and ServiceMaster will indemnify the Equity Sponsors, the Holdings stockholders affiliated with the Equity Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreement and transaction fee agreement described above under "—Consulting Agreement; Transaction Fee Agreement" and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

Director Independence

        Though not formally considered by our Board because our common stock is no longer registered with the SEC or traded on any national securities exchange, based upon the listing standards of the NYSE, the national securities exchange upon which our common stock was traded prior to the Merger, we do not believe that either of our directors would be considered "independent" because of their relationships with CD&R. See "Consulting Agreement; Transaction Fee Agreement" above.

 DESCRIPTION OF OTHER INDEBTEDNESS

Term Loan Facility

        In connection with the Merger, we entered into a credit agreement, dated as of July 24, 2007, with respect to the Term Loan Facility, with Citibank, N.A. as administrative agent, collateral agent and LC facility issuing bank, JPMorgan Chase Bank, N.A., as syndication agent and a syndicate of lenders party thereto from time to time. The following is a brief description of the principal terms of the term loan credit agreement and related documents governing the Term Loan Facility.

Overview

        The Term Loan Facility consists of a $2,650 million term loan facility, the proceeds of which were used to finance a portion of the transactions in connection with the Merger, including the refinancing of certain existing indebtedness. The term loan credit agreement also provides for a pre-funded synthetic letter of credit facility in an aggregate principal amount of $150 million. As of June 30, 2008, we had $2,623.5 million in term loan borrowings outstanding under the Term Loan Facility, $143 million in proceeds of the synthetic letter of credit facility on deposit and available for letters of credit on terms and conditions set forth in the term loan credit agreement, and $7 million in face amount of undrawn letters of credit outstanding under the synthetic letter of credit facility.

Maturity; Prepayments

        The Term Loan Facility matures July 24, 2014 and amortizes in nominal quarterly installments equal to $6.6 million until the maturity date.

        Subject to certain exceptions, the Term Loan Facility is subject to mandatory prepayment in amount equal to:

  •
  the net proceeds of (1) certain asset sales, (2) certain debt offerings and (3) certain insurance recovery and condemnation events; and

  •
  50% of annual excess cash flow (as defined in the term loan credit agreement) for any fiscal year unless a certain leverage ratio target is met.

Guarantees; Security

        ServiceMaster is the borrower under the Term Loan Facility. The direct parent of ServiceMaster and each direct and indirect domestic subsidiary of ServiceMaster (other than any subsidiary that is a foreign subsidiary holding company, a subsidiary of a foreign subsidiary, an unrestricted subsidiary, any subsidiary below a certain materiality threshold, a receivables financing subsidiary, a subsidiary subject to regulation as an insurance, home warranty, service contract or similar company (or any subsidiary thereof) and certain other specified subsidiaries) have guaranteed ServiceMaster's obligations under the Term Loan Facility. The Term Loan Facility and the guarantees thereof are secured by substantially all of the tangible and intangible assets of ServiceMaster and the guarantors (including pledges of (1) a $100 million intercompany promissory note made by The Terminix International Company Limited Partnership in favor of ServiceMaster Consumer Services Limited Partnership and (2) all the capital stock of all direct domestic subsidiaries (other than foreign subsidiary holding companies, which are deemed to be foreign subsidiaries) owned by ServiceMaster or any guarantor and of up to 65% of the capital stock of each direct foreign subsidiary owned by ServiceMaster or any guarantor), subject to certain exceptions, including but not limited to exceptions for equity interests, indebtedness or other obligations of subsidiaries, real estate or any other assets if the granting of a security interest therein would require that the notes described under "Continuing Notes" below be secured. The Term Loan Facility is secured on a pari passu basis with the security interests created in the same collateral securing the Revolving Credit Facility.

Interest

        The interest rates applicable to the loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (i) an adjusted London inter-bank offered rate plus a borrowing margin, or (ii) an alternate base rate plus a borrowing margin.

Fees

        ServiceMaster pays (1) letter of credit participation fees on the full amount of the synthetic letter of credit facility plus fronting fees for the letter of credit issuing bank and (2) other customary fees in respect of the Term Loan Facility.

Covenants

        The term loan credit agreement contains a number of negative covenants that, among other things, limit or restrict the ability of ServiceMaster and its material restricted subsidiaries to:

  •
  incur additional debt (including guarantees of other debt);

  •
  pay dividends or make other restricted payments, including investments;

  •
  prepay or amend the terms of the Notes or the continuing notes;

  •
  enter into certain types of transactions with affiliates;

  •
  sell certain assets, or, in the case of ServiceMaster, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

  •
  create liens; and

  •
  enter into agreements restricting dividends or other distributions by subsidiaries to ServiceMaster.

        The term loan credit agreement also contains certain affirmative covenants, including financial and other reporting requirements.

Events of Default

        The term loan credit agreement provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross payment default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

Revolving Credit Facility

        In connection with the Merger, we also entered into a revolving credit agreement, dated as of July 24, 2007, with respect to the Revolving Credit Facility, with Citibank, N.A. as administrative agent, revolving collateral agent and issuing bank, JPMorgan Chase Bank, N.A., as syndication agent and a syndicate of lenders party thereto from time to time. The following is a brief description of the principal terms of the revolving credit agreement and related documents governing the Revolving Credit Facility.

Overview

        The Revolving Credit Facility provides for senior secured revolving loans up to a maximum aggregate principal amount of $500 million. Up to $75 million of the Revolving Credit Facility is available for the issuance of stand-by and commercial credit. Amounts under the Revolving Credit Facility may be borrowed in certain designated foreign currencies up to a principal amount not to exceed $50 million, and revolving credit loans to foreign subsidiary borrowers may not exceed $50 million. No amounts were drawn under the Revolving Credit Facility to finance the Transactions. As of June 30, 2008, there were no amounts outstanding under this facility. As of September 30, 2008, the amount outstanding under this facility was $165 million.

Maturity; Prepayments

        The final maturity date of the Revolving Credit Facility is July 24, 2013. The Revolving Credit Facility is not subject to mandatory prepayment.

Guarantees; Security

        ServiceMaster and certain of its U.S. subsidiaries are the domestic borrowers under the Revolving Credit Facility. One or more foreign subsidiaries of ServiceMaster may become borrowers under the Revolving Credit Facility on the terms and conditions in the revolving credit agreement. The direct parent of each domestic borrower and each domestic subsidiary of ServiceMaster (other than any subsidiary that is a foreign subsidiary holding company, a subsidiary that is a subsidiary of a foreign subsidiary, an unrestricted subsidiary, any subsidiary below a certain materiality threshold, a receivables financing subsidiary, a subsidiary subject to regulation as an insurance, home warranty, service contract or similar company (or any subsidiary thereof) and certain other specified subsidiaries) have guaranteed the domestic borrowers' obligations under the Revolving Credit Facility. With respect to any non-U.S. borrower, certain non-U.S. subsidiaries may be required to provide a guarantee of its borrowings (subject to certain limitations), and such borrowings shall be guaranteed by the U.S. guarantors. The Revolving Credit Facility and the guarantees thereof are secured by the same collateral securing the Term Loan Facility, on a pari passu basis with the security interests created in the same collateral securing the Term Loan Facility. If any non-U.S. borrower is included, certain assets of such non-U.S. borrower and related non-U.S. subsidiary guarantors may be similarly pledged to the extent such pledge may be obtained without material cost or expense, and subject to legal and certain other limitations.

Interest

        The interest rates applicable to the loans under the Revolving Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (i) an adjusted London inter-bank offered rate (or, in the case of loans made in Euros, an adjusted Euro inter-bank offered rate) plus a borrowing margin or (ii) an alternate base rate plus a borrowing margin.

Fees

        The borrowers pay customary fees in respect of the Revolving Credit Facility, including a commitment fee on the unutilized portion thereof.

Covenants

        The revolving credit agreement contains a number of negative covenants that, among other things, limit or restrict the ability of ServiceMaster and its material restricted subsidiaries to:

  •
  incur additional indebtedness (including guarantees of other indebtedness);

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  pay dividends or make other restricted payments, including investments;

  •
  make acquisitions;

  •
  prepay or amend the terms of the Notes or the continuing Notes;

  •
  enter into certain types of transactions with affiliates;

  •
  sell certain assets, or, in the case of any borrower, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

  •
  create liens;

  •
  change their business or ServiceMaster's fiscal year; and

  •
  enter into agreements restricting their ability to incur liens securing the Revolving Credit Facility.

        The revolving credit agreement also contains certain affirmative covenants, including financial and other reporting requirements.

Events of Default

        The revolving credit agreement provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

Continuing Notes

        As of June 30, 2008, ServiceMaster had outstanding approximately $357 million aggregate principal amount of continuing notes, consisting of approximately $195 million aggregate principal amount of the existing 2027 notes, $79 million aggregate principal amount of the existing 2018 notes and $83 million aggregate principal amount of the existing 2038 notes.

Ranking

        The continuing notes rank pari passu with all other unsubordinated indebtedness of ServiceMaster.

Optional Redemption

        ServiceMaster may redeem the existing 2018 notes, existing 2027 notes or existing 2038 notes, upon not less than 30 or more than 60 days prior written notice, at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments (as defined) thereon discounted to the redemption date, on a semi-annual basis, at the treasury yield (as defined) plus 20 basis points, together with all accrued but unpaid interest, if any, to the date of redemption.

Covenants

        The indenture governing the continuing notes contains certain covenants that, among other things, limit ServiceMaster's and ServiceMaster's significant subsidiaries' (as defined) ability to create certain liens, enter into certain sale and lease back transactions, and, with respect to ServiceMaster, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

Events of Default

        The indenture governing the continuing notes provide for customary events of default including non-payment of principal or interest, failure to comply with covenants, and certain bankruptcy or insolvency events.

Receivables Facility

        We have an arrangement enabling us to sell, on a revolving basis, certain receivables to unrelated third party purchasers. The agreement is a 364-day facility that is renewable at the option of the receivables financing subsidiary of ServiceMaster, with a final termination date of July 17, 2012. Subject to eligibility requirements, we may sell up to $50 million of our receivables to these purchasers. The amount of the eligible receivables varies during the year based on seasonality of our business that will at times limit the amount available to us.

 DESCRIPTION OF NOTES

General

        The Notes were issued under an Indenture, dated as of July 24, 2008 (the "Indenture"), among the Company, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust FSB, as trustee (the "Trustee").

        The Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. The Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term "Company" and the other capitalized terms defined in "—Certain definitions" below are used in this "Description of Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this "Description of Notes" refers to the Holders of the Notes.

Brief description of the Notes

        The Notes are:

    •
    unsecured Senior Indebtedness of the Company;

    •
    effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

    •
    pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

    •
    senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief description of the Subsidiary Guarantees

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

    •
    unsecured Senior Indebtedness of such Subsidiary Guarantor;

    •
    effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

    •
    pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

    •
    senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, maturity and interest

        The Notes will mature on July 15, 2015. Interest on the Notes will accrue at the applicable rate per annum specified below from July 24, 2008, or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in arrears to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing, January 15, 2009. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        The aggregate principal amount of the Notes is $1,150,000,000. Additional securities may be issued under the Indenture in one or more series from time to time ("Additional Notes"), subject to the limitations set forth under "—Certain covenants—Limitation on Indebtedness," which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

        For any semi-annual interest period through July 15, 2011, the Company may, at its option, elect to pay interest on the Notes (1) entirely in cash ("Cash Interest"), (2) entirely by increasing the principal amount of the outstanding Notes ("PIK Interest") or (3) 50% as Cash Interest and 50% as PIK Interest. Cash Interest shall accrue on the Notes for each day during such interest period at a rate per annum equal to 10.75% (the "Cash Interest Rate"). PIK Interest shall accrue on the Notes for each day during such interest period at a rate per annum equal to 11.50%, which is the Cash Interest Rate plus 75 basis points. Interest payable after July 15, 2011 shall be payable in the form of Cash Interest.

        To elect the form of interest payment on the Notes with respect to any semi-annual interest period through July 15, 2011, the Company shall give the Trustee written notice of such election (an "Election Notice") not less than five Business Days prior to the commencement of the related interest period. Each Election Notice shall include information to the following effect: (1) the relevant interest payment date; (2) whether interest shall be paid on such interest payment date entirely as Cash Interest, entirely as PIK Interest or 50% as Cash Interest and 50% as PIK Interest; and (3) in the case of any PIK Payment (as defined below), the increase in the principal amount of the Notes to be effective upon the relevant interest payment date as a result of such PIK Payment and the principal amount of the Notes outstanding as of such interest payment date giving effect to such PIK Payment, as determined in accordance with the Indenture. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any semi-annual interest period with respect to the Notes, interest on the Notes shall be payable entirely in the form specified in the most recent Election Notice given by the Company to the Trustee. The Company has elected to pay interest due and payable on January 15, 2009 entirely in the form of Cash Interest.

        PIK Interest shall be payable on the related interest payment date by increasing the principal amount of the outstanding Notes by an amount equal to the amount of PIK Interest for the applicable semi-annual interest period (a "PIK Payment"), as hereinafter provided. If the Company elects to pay 50% as Cash Interest and 50% as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders of Notes pro rata in accordance with their interests. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes shall accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment. On the interest payment date for such PIK Payment, the principal amount of each Note shall be increased by the amount of the PIK Interest payable, rounded up to the nearest $1.00, for the relevant semi-annual interest period on the principal amount of such Note as of the relevant regular record date for such interest payment date, to the credit of the Holders of such Notes on such regular record date, pro rata in accordance with their interests, automatically without any further action by any Person. In the case of the Global Notes, such increase in principal amount shall be recorded in the Note Registrar's books and records and in the schedule to the Global Notes in accordance with the Indenture. Alternatively, the Company may elect, at its option, to issue a new Note or new Notes having a principal amount equal to the amount of the PIK Payment.

        Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes of the Indenture, and shall not be considered overdue. References herein and in the

Indenture to the "principal amount" of the Notes shall include increases in the principal amount of the outstanding Notes as a result of any PIK Payment.

Other Terms

        Principal of, and premium, if any, and interest on, the Notes will be payable, and such Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of Cash Interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address appears in the Note Register.

        The Notes will be issued in the form of Global Notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, and purchasers of Notes will not receive or be entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The Notes will be issued only in fully registered form, without coupons. The Notes will be issued only in minimum denominations of $2,000 or, if greater at the Issue Date, the dollar equivalent of €1,000 rounded up to the nearest $1,000 (the "Minimum Denomination") and integral multiple of $1.00 in excess thereof, subject to the provisions of the Indenture in respect of increases in principal amount of Notes resulting from any PIK Payment.

Redemption

Optional Redemption

        The Notes will be redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Notes will be redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after July 15, 2011 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Redemption Period	Price
2011	105.3750%
2012	102.6875%
2013 and thereafter	100.0000%

        In addition, the Indenture provides that at any time and from time to time on or prior to July 15, 2010, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 110.75%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption of Notes.

        "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. The Company may make such redemption upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to July 15, 2011, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on July 15, 2011 plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to July 15, 2011; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Mandatory Redemption

        If the Notes would otherwise constitute "applicable high yield discount obligations" within the meaning of Section 163(i)(1) of the Code, at the end of each tax accrual period beginning with the first tax accrual period ending after July 24, 2012 (each, an "AHYDO Redemption Date"), the Company will be required to redeem for cash a portion of each such Note then outstanding equal to the Mandatory Principal Redemption Amount (as defined below) with respect to such accrual period (such redemption, a "Mandatory Principal Redemption"). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The "Mandatory Principal Redemption Amount" with respect to an accrual period means the portion of a Note required to be redeemed to prevent such Note from being treated as an "applicable high yield discount obligation" within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to an AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Company's obligation to make a Mandatory Principal Redemption with respect to any Notes that remain outstanding on such AHYDO Redemption Date.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee not more than 60 days prior to the Redemption Date on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note with an original principal amount equal to or less than the Minimum Denomination will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        The Notes are guaranteed by certain of the Company's Domestic Subsidiaries that also guarantee the Senior Credit Facilities. The Notes are not guaranteed by any of the Company's non-U.S. Subsidiaries, any Subsidiary of the Company subject to regulation as an insurance, home warranty, service contract or similar company, or certain other Subsidiaries of the Company.

        The Company will cause each Domestic Subsidiary that guarantees (x) payment of any Indebtedness of the Company or any Subsidiary Guarantor under any Credit Facility and that is a Wholly Owned Domestic Subsidiary or (y) Capital Markets Securities, to execute and deliver to the Trustee within 30 days a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor has agreed to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations of the Subsidiary Guarantor then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenants described under "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain covenants—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment of any Indebtedness of the Company or any Subsidiary Guarantor under Credit Facilities and Capital Markets Securities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under "—Certain covenants—Future Subsidiary Guarantors"), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment of any Indebtedness of the Company or any Subsidiary Guarantor under Credit Facilities or Capital Markets Securities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof.

Ranking

        The indebtedness evidenced by the Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the

Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of its Subsidiaries (other than Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee (a) is unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor and (c) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor. Such Subsidiary Guarantee is also effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Subsidiary Guarantor (other than any Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than Subsidiaries that are or become Subsidiary Guarantors with respect to the Notes). In addition, certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the Notes. Such Subsidiary Guarantees, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of any such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "—Redemption—Optional Redemption."

        The term "Change of Control" means:

            (i)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner"; or

           (ii)  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner.

        In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Redemption—Optional Redemption"), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the provisions of this paragraph or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Redemption—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a "Change of Control Offer") to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain covenants—Limitation on Indebtedness" and "—Certain covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement prohibits, and the agreements governing future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain covenants

        The Indenture contains certain covenants including, among others, the covenants as described below:

         Limitation on Indebtedness.    The Indenture provides as follows:

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

            (i)  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $3,500.0 million, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, minus (C) the aggregate principal amount of Delayed Draw Term Loans (if any) classified by the Company as Refinancing Indebtedness Incurred pursuant to clause (b)(iii) below to refinance any Existing 2007 Notes or Existing 2009 Notes, minus (D) the amount, if any, not borrowed under the Delayed Draw Term Loan Commitments upon the termination thereof on the Delayed Draw Term Loan Commitment Termination Date;

           (ii)  Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

          (iii)  Indebtedness (x) represented by the Notes (other than any Additional Notes), any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Closing Date, or (y) represented by Notes issued in connection with the payment of PIK Interest; and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

          (iv)  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $175.0 million and 15.0% of Consolidated Tangible Assets;

           (v)  Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

          (vi)  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this covenant), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this covenant);

         (vii)  Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

        (viii)  Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, including in respect of liabilities or obligations of franchisees, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

          (ix)  Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse, and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

           (x)  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (x), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

          (xi)  Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

         (xii)  Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company would have a Consolidated Total Leverage Ratio equal to or less than 7.25:1.00 or (2) the Consolidated Total Leverage Ratio of the Company would equal or be less than the Consolidated Total Leverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

        (xiii)  Indebtedness of the Company or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $75.0 million; and

        (xiv)  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 11.25% of Consolidated Tangible Assets.

        (c)   For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this covenant as limited by the proviso thereto, or clause (b)(xiv) of this covenant, shall, at the Company's election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance on such clause; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        (d)   For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

         Limitation on Restricted Payments.    The Indenture provides as follows:

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Continuing Notes or Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

          (1)   a Default shall have occurred and be continuing (or would result therefrom);

          (2)   the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

          (3)   the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

            (A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on the Reference Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

            (B)  the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or

    (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) or any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

            (C)  (i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"); and

            (D)  in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

        (b)   The provisions of the foregoing paragraph (a) will not prohibit any of the following (each, a "Permitted Payment"):

            (i)  (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company ("Treasury Capital Stock"), Continuing Notes or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) ("Refunding Capital Stock") or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to clause (xi) of this paragraph (b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

           (ii)  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Continuing Notes or Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company (other than with respect to the Continuing Notes) or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Continuing Notes or Subordinated Obligations or (z) constituting Acquired Indebtedness;

          (iii)  any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

          (iv)  Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

           (v)  loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $30.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Company since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Closing Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (vi)  the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

         (vii)  Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 3.75% of Consolidated Tangible Assets;

        (viii)  loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

          (ix)  payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

           (x)  dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

          (xi)  (A) dividends on any Designated Preferred Stock of the Company issued after the Closing Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Company from the issuance or sale of such Designated Preferred Stock of such Parent;

         (xii)  Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $50.0 million and 5.0% of Consolidated Tangible Assets;

        (xiii)  distributions or payments of Special Purpose Financing Fees;

        (xiv)  any Restricted Payment pursuant to or in connection with the Transactions; and

         (xv)  dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "—Limitation on Indebtedness" above;

provided, that (A) in the case of clauses (i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. For the avoidance of doubt, nothing in this covenant shall restrict the making of any "AHYDO catch-up payment" required by the Indenture.

         Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

          (1)   pursuant to an agreement or instrument in effect at or entered into on the Closing Date, any Credit Facility, the Indenture or the Notes;

          (2)   pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

          (3)   pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

          (4)   (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations;

          (5)   with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

          (6)   by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary's status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary or Home Warranty Subsidiary; or

          (7)   pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

         Limitation on Sales of Assets and Subsidiary Stock.    The Indenture provides as follows:

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

            (i)  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Company, which determination shall be conclusive (including as to the value of all noncash consideration),

           (ii)  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

          (iii)  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

            (A)  first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers' acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

            (B)  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

            (C)  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

        For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 10.0% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        (b)   In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

        (c)   The Company shall, not later than 45 days after the Company becomes obligated to make an offer pursuant to this covenant, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder's Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to conditions in the Indenture); (2) the circumstances and relevant facts and financial information regarding such Asset Disposition; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) the amount of the offer. If, upon the expiration of the period for which the offer remains open, the aggregate principal amount of Notes surrendered by Holder exceeds the amount of the offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of the Minimum Denomination or integral multiples of $1.00 in excess thereof shall be purchased).

        (d)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

         Limitation on Transactions with Affiliates.    The Indenture provides as follows:

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

        (b)   The provisions of the preceding paragraph (a) will not apply to:

            (i)  any Restricted Payment Transaction,

           (ii)  (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than

  $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

          (iii)  any transaction between or among any of the Company, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

          (iv)  any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

           (v)  any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

          (vi)  any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

         (vii)  (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, and (2) payments to CD&R or any of its Affiliates (w) of fees of up to $55.0 million in the aggregate, plus out-of-pocket expenses, in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of up to $7.5 million in any fiscal year (or such other amount as may be approved by a majority of the Disinterested Directors), (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

        (viii)  the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

          (ix)  any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or any capital contribution to the Company, and

           (x)  any investment by any Investor in securities of the Company or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Limitation on Liens.    The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

         Future Subsidiary Guarantors.    As set forth more particularly under "—Subsidiary Guarantees," the Indenture provides that the Company will cause each Domestic Subsidiary that guarantees (x) payment of any Indebtedness of the Company or any Subsidiary Guarantor under any Credit Facility and that is a Wholly Owned Domestic Subsidiary or (y) Capital Markets Securities, to execute and deliver to the Trustee within 30 days a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See "—Subsidiary Guarantees."

         SEC Reports.    The Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company's accountants not being "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available, as applicable, such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the "Reporting Date") and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and consolidation

        The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

            (i)  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

           (ii)  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

          (iii)  immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

          (iv)  each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

           (v)  the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain covenants—Limitation on Indebtedness."

        Upon any transaction involving the Company in accordance with this covenant in which the Company is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and consolidation" covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and consolidation" covenant will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company.

Defaults

        An Event of Default is defined in the Indenture as:

            (i)  a default in any payment of interest on any Note when due, continued for a period of 30 days;

           (ii)  a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

          (iii)  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and consolidation" above;

          (iv)  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase the Notes);

           (v)  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

          (vi)  the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

         (vii)  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the "cross acceleration provision");

        (viii)  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

          (ix)  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $50.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

           (x)  the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a

  Significant Subsidiary of its obligations under the Indenture or its Subsidiary Guarantee, if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default." When a Default or an Event of Default is cured, it ceases.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a "notice of acceleration," may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the outstanding Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a trust committee of Responsible Officers of the Trustee in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

        Without the consent of the Holders of any Notes, the Company, the Trustee and (as applicable) each Subsidiary Guarantor may amend or supplement the Indenture or the Notes, for any of the following purposes: to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes or Exchange Notes, to increase the minimum denomination of Notes to equal the dollar-equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder under the Notes or the Indenture, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

        Subject to certain exceptions, the Company, the Trustee and (if applicable) each Subsidiary Guarantor may amend or supplement the Indenture or the Notes with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for Notes) may waive any existing Default or Event of Default or compliance by the Company or any Subsidiary Guarantor with any provision of this Indenture, the Notes or any Subsidiary Guarantee. However, without the consent of each Holder affected, an amendment or waiver may not (i) reduce the principal amount of the Notes whose Holders must consent to an amendment or waiver; (ii) reduce the rate of or extend the time for payment of interest on any Note; (iii) reduce the principal of or extend the Stated Maturity of any Note; (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under "—Redemption—Optional Redemption" above; (v) make any Note payable in money other than that stated in such Note; (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes; or (vii) make any change in the amendment or waiver provisions described in this sentence.

        The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance thereof. Until an amendment, supplement or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Trustee receives an Officer's Certificate from the Company certifying that the Holders of the requisite principal amount of Notes have consented to such amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture pursuant to the foregoing paragraph becomes effective, the Company is required to mail to Noteholders, with a copy to the Trustee, a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to mail such notice to all Noteholders, or any defect therein, will not impair or affect the validity of any supplemental indenture or the effectiveness of any amendment, supplement or waiver.

Defeasance

        The Company at any time may terminate all obligations of the Company under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under "—Certain covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and assuming the payment of unpaid interest in the form of Cash Interest, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company).

Satisfaction and discharge

        The Indenture shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal (premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "Redemption—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit and assuming the payment of any unpaid interest in the form of Cash Interest, as calculated by the Company, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums then payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer's Certificate of the Company and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No personal liability of directors, officers, employees, incorporators and stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wilmington Trust FSB is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes.

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an

Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict or resign.

Transfer and exchange

        A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition Co." means CDRSVM Acquisition Co., Inc., a Delaware corporation.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vii) any Financing Disposition, (viii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xvi) any Exempt Sale and Leaseback Transaction or (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, "Board of Directors" means the Board of Directors of the Company.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

        "Capital Markets Securities" means bonds, debentures, notes or other similar debt securities of the Company or any Subsidiary Guarantor (other than the Notes).

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Captive Insurance Subsidiary" means any of (a) Steward Insurance Company, a Vermont corporation, and any successor in interest thereto, so long as such Person either (x) satisfies the requirements of clause (c) below or (y) does not enter into any new insurance policies after the Closing Date insuring risks of any Persons other than the Company and its Subsidiaries, (b) any Subsidiary of any Captive Insurance Subsidiary referred to in clause (a) above and (c) any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

        "Cash Equivalents" means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

        "CD&R" means Clayton, Dubilier & Rice, Inc.

        "CD&R Investors" means, collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., or any legal successor thereto, (ii) Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., or any legal successor thereto, (iii) CDR SVM Co-Investor L.P., or any legal successor thereto, (iv) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (v) any Affiliate of any CD&R Investor.

        "Closing Date" means July 24, 2007.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means (i) Acquisition Co. until its merger with ServiceMaster, and thereafter (ii) ServiceMaster, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Merger as if it had occurred at the beginning of such four-quarter period); provided, that

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest

  Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and (for purposes of the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred, and including any sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or any of its Restricted Subsidiaries), (v) the amount of any minority interest expense, (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R or any of its Affiliates, (vii) interest and investment income, (viii) the amount of net cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (z) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed $35.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of "Consolidated Coverage Ratio" or "Consolidated Total Leverage Ratio"), (ix) the amount of loss on any Financing Disposition, and (x) any costs or expenses pursuant to any management or employee stock option or other equity related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock) and excluded from the calculation set forth in clause (a)(3) of the covenant described under "Certain covenants—Limitation on Restricted Payments."

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense (including any amortization during such period of any capitalized interest), (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any "additional interest" in respect of registration rights arrangements for any securities (including the Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

            (i)  any net income (loss) of any Person that is not the Company or a Restricted Subsidiary, except that the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

           (ii)  solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under "—Certain covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Closing Date), except that the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

          (iii)  any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

          (iv)  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date),

           (v)  the cumulative effect of a change in accounting principles,

          (vi)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

         (vii)  any unrealized gains or losses in respect of Currency Agreements,

        (viii)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

          (ix)  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

           (x)  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

          (xi)  any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments),

         (xii)  any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

        (xiii)  any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transactions consummated prior to the Closing Date),

        (xiv)  any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

         (xv)  to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        In addition, for purposes of clause (a)(3)(A) of such covenant, Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Company for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

        "Consolidated Total Indebtedness" means, at the date of determination thereof, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit), Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the end of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available.

        "Consolidated Total Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Merger as if it had occurred at the beginning of such four-quarter period), provided, that:

            (i)  if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

           (ii)  if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

          (iii)  if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning. For purposes of the Indenture for periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Company shall be to the consolidated financial statements of ServiceMaster (with Subsidiaries of ServiceMaster being deemed Subsidiaries of the Company), as the context may require.

        "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a "primary obligation") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Continuing Notes" means the Company's 7.10% Notes due March 1, 2018, 7.45% Notes due August 15, 2027 and 7.25% Notes due March 1, 2038, in each case issued under the Existing Notes Indenture.

        "Contribution Amounts" means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xi) of the covenant described under "—Certain covenants—Limitation on Indebtedness."

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the date of Incurrence thereof.

        "Credit Facilities" means one or more of (i) the Senior Term Facility, (ii) the Senior Revolving Credit Facility and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Delayed Draw Term Loan Commitment" means the commitment of a lender under the Senior Term Agreement to make or otherwise fund a Delayed Draw Term Loan pursuant to the Senior Term Agreement.

        "Delayed Draw Term Loan Commitment Termination Date" means the earliest to occur of (i) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to the Senior Term Agreement, (ii) the date of the termination of all of the Delayed Draw Term Loan Commitments pursuant to the Senior Term Agreement and (iii) October 17, 2007.

        "Delayed Draw Term Loans" has the meaning given to it in subsection 2.1(a)(i)(y) of the Senior Term Agreement.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Preferred Stock" means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer's Certificate of the Company.

        "Designated Senior Indebtedness" means with respect to a Person (i) the Bank Indebtedness under or in respect of the Senior Credit Facilities and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disinterested Directors" means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under "—Certain covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Exempt Sale and Leaseback Transaction" means any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Company or any of its Subsidiaries or (b) that involves property with a book value of $15.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

        "Existing 2007 Notes" means the Company's 6.95% Notes due August 15, 2007 issued under the Existing Notes Indenture.

        "Existing 2009 Notes" means the Company's 7.875% Notes due August 15, 2009 issued under the Existing Notes Indenture.

        "Existing Notes Indenture" means the Indenture between The ServiceMaster Company Limited Partnership, as issuer, and ServiceMaster Limited Partnership, as guarantor, and the Existing Notes Trustee, dated as of August 15, 1997, as supplemented by the First Supplemental Indenture thereto, between The ServiceMaster Company Limited Partnership, as issuer, and ServiceMaster Limited Partnership, as guarantor, and the Existing Notes Trustee, dated as of August 15, 1997, the Second Supplemental Indenture thereto, between the Company, as successor by merger to The ServiceMaster Company Limited Partnership and ServiceMaster Limited Partnership, and the Existing Notes Trustee, dated as of January 1, 1998, the Third Supplemental Indenture thereto, between the Company and the Existing Notes Trustee, dated as of March 2, 1998 and the Fourth Supplemental Indenture, between the Company and the Existing Notes Trustee, dated as of August 10, 1999. For purposes of this definition, "Existing Notes Trustee" means The Bank of New York Mellon Trust Company, N.A., successor to Harris Trust and Savings Bank as trustee under the Existing Notes Indenture.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

        "Foreign Borrowing Base" means the sum of (1) 80% of the book value of Inventory of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, and (3) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Closing Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Tangible Assets," "Consolidated Total Indebtedness," "Consolidated Total Leverage Ratio" and "Foreign Borrowing Base," all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

        "Holding" means CDRSVM Holding, Inc., a Delaware corporation, and any successor in interest thereto.

        "Holding Parent" means ServiceMaster Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "Home Warranty Subsidiary" means any of (a) American Home Shield Corporation, a Delaware corporation, and any successor in interest thereto, (b) any Subsidiary of any Home Warranty Subsidiary referred to in clause (a) above and (c) any Subsidiary of the Company that is subject to regulation as a home warranty, service contract, or similar company (or any Subsidiary thereof).

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms "Incurs," "Incurred" and "Incurrence" shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

            (i)  the principal of indebtedness of such Person for borrowed money,

           (ii)  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (iii)  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers' acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

          (iv)  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

           (v)  all Capitalized Lease Obligations of such Person,

          (vi)  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

         (vii)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

        (viii)  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

          (ix)  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of clause (3)(C) of paragraph (a) of the covenant described under "—Certain covenants—Limitation on Restricted Payments," the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term "Permitted Investments" or clause (vii) or (xii) of paragraph (b) of the covenant described under "—Certain covenants—Limitation on Restricted Payments"). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under "—Certain covenants—Limitation on Restricted Payments" is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain covenants—Limitation on Restricted Payments."

        "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments. As used herein, "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

        "Investment Holding" means CDRSVM Investment Holding, Inc., a Delaware corporation, and any successor in interest thereto.

        "Investors" means (i) the CD&R Investors, BAS Capital Funding Corporation, Banc of America Capital Investors V, L.P., Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CPE Co Investment (ServiceMaster) LLC and J.P. Morgan Ventures Corporation, (ii) any Person that acquires Voting Stock of Holding on or prior to the Closing Date and any Affiliate of such Person, and (iii) any of their respective legal successors.

        "Issue Date" means the date on which Notes were initially issued under the Indenture.

        "Liabilities" means, collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Stock Subscription Agreements, each dated as of the Closing Date, between Holding Parent and each of the Investors party thereto, (ii) the Transaction Fee Agreement, dated as of the Closing Date, among Holding Parent and ServiceMaster and each of CD&R, Banc of America Capital Investors V, L.P., Citigroup Alternative Investments LLC and J.P. Morgan Ventures Corporation, (iii) the Consulting Agreement, dated as of the Closing Date, among Holding Parent, ServiceMaster and CD&R, (iv) the Indemnification Agreements, each dated as of the Closing Date, among Holding Parent and ServiceMaster and each of (a) CD&R and each CD&R Investor, (b) BAS Capital Funding Corporation and Banc of America Capital Investors V, L.P., (c) Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P. and CPE Co Investment (ServiceMaster) LLC and (d) J.P. Morgan Ventures Corporation, or Affiliates thereof, respectively, (v) the Registration Rights Agreement, dated as of the Closing Date, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (vi) the Stockholders Agreement, dated as of the Closing Date, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vii) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

        "Management Indebtedness" means Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by the covenant described under "—Limitation on Restricted Payments."

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders," such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Material Subsidiary" means any Restricted Subsidiary, other than one or more Restricted Subsidiaries designated by the Company that individually and in the aggregate (if considered a single Person) do not constitute a Significant Subsidiary.

        "Merger" means the merger of Acquisition Co. with and into ServiceMaster, with ServiceMaster as the surviving corporation.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities or Indebtedness of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Obligations" means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means any of Holding Parent, Holding, Investment Holding, and any Other Parent and any other Person that is a Subsidiary of Holding Parent, Holding, Investment Holding, or any Other Parent and of which the Company is a Subsidiary. As used herein, "Other Parent" means a Person of which the Company becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following: (i) any of the Investors or Management Investors, and any of their respective Affiliates; (ii) any investment fund or vehicle managed or sponsored by CD&R, BAS Capital Funding Corporation, Banc of America Capital Investors V, L.P., Citigroup Private Equity LP, J.P. Morgan Ventures Corporation or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iii) any limited or general partners of, or other investors in, any Investor, BAS Capital Funding Corporation, Banc of America Capital Investors V, L.P., Citigroup

Private Equity LP, J.P. Morgan Ventures Corporation or any Affiliate thereof, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Company or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and (iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

            (i)  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

           (ii)  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

          (iii)  Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

          (iv)  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

           (v)  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock";

          (vi)  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

         (vii)  Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

        (viii)  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain covenants—Limitation on Indebtedness";

          (ix)  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain covenants—Limitation on Liens";

           (x)  (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (a) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

          (xi)  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

         (xii)  Notes;

        (xiii)  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent as consideration;

        (xiv)  Management Advances;

         (xv)  Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $75.0 million and 5.0% of Consolidated Tangible Assets;

        (xvi)  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under "—Certain covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

       (xvii)  any Investment (x) by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries or (y) by any Home Warranty Subsidiary in connection with its provision of home warranty, service contract or similar contracts or policies on behalf of the Company or its Subsidiaries, in each case which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary or such Home Warranty Subsidiary, as the case may be, or by reason of applicable law, rule, regulation or order, or is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or such Home Warranty Subsidiary or their respective businesses, as applicable; and

      (xviii)  other Investments in an aggregate amount outstanding at any time not to exceed the greater of $100.0 million and 7.5% of Consolidated Tangible Assets.

        If any Investment pursuant to clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under "—Certain covenants—Limitation on Restricted Payments," as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not to clause (xv) or (xviii) above or to clause (vii) of paragraph (b) of the covenant described under "—Certain convents—Limitations on Restricted Payments," as applicable, for so long as such Person continues to be a Restricted Subsidiary.

        "Permitted Liens" means:

          (a)   Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

          (b)   carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

          (c)   pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

          (d)   pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

          (e)   easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

          (f)    Liens existing on, or provided for under written arrangements existing on, the Closing Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

          (g)   (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

          (h)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain covenants—Limitation on Indebtedness";

          (i)    Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

          (j)    leases, subleases, licenses or sublicenses to or from third parties;

          (k)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(x) of the covenant described under "—Certain covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than (x) Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) of the covenant described under "—Certain covenants—Limitations on Indebtedness" or (y) Continuing Notes and Refinancing Indebtedness Incurred in respect thereof), (2) Bank Indebtedness, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

          (l)    Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

          (m)  Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

          (n)   any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

          (o)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

          (p)   Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under "—Certain covenants—Limitation on Indebtedness," on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition; and

          (q)   other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

        "Receivable" means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

        "Reference Date" means April 1, 2007.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the Indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1)(x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes) or (y) if the Indebtedness being refinanced is Continuing Notes, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes) and, if such Refinancing Indebtedness is Guaranteed by any Restricted Subsidiary of the Company, each such Guarantee shall be subordinated to the prior payment in full of the Notes on terms consistent with those for senior subordinated debt securities issued by companies sponsored by CD&R or otherwise customary (in each case, determined in good faith by the Company), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to any Parent's receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

        "Responsible Officer" when used with respect to the Trustee means the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president or assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller and any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment" (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Credit Agreements" means, collectively, the Senior Term Agreement and the Senior Revolving Credit Agreement.

        "Senior Credit Facilities" means, collectively, the Senior Term Facility and the Senior Revolving Credit Facility.

        "Senior Indebtedness," means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Revolving Credit Agreement" means the Credit Agreement, dated as of the Closing Date, among the Company, certain Subsidiaries of the Company party thereto, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as syndication agent, and Citibank, N.A., as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Revolving Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Revolving Credit Agreement hereunder).

        "Senior Revolving Credit Facility" means the collective reference to the Senior Revolving Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Revolving Credit Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement expressly provides that it is not intended to be and is not a Senior Revolving Credit Facility hereunder). Without limiting the generality of the foregoing, the term "Senior Revolving Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Term Agreement" means the Credit Agreement, dated as of the Closing Date, among the Company, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as syndication agent, and Citibank, N.A., as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Term Agreement hereunder).

        "Senior Term Facility" means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Term Facility hereunder). Without limiting the generality of the foregoing, the term "Senior Term Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "ServiceMaster" means The ServiceMaster Company, a Delaware corporation, and any successor in interest thereto.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Closing Date.

        "Special Purpose Entity" means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

        "Special Purpose Financing" means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

        "Special Purpose Financing Expense" means for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

        "Special Purpose Financing Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

        "Special Purpose Financing Undertakings" means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x) any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a "Special Purpose Subsidiary" by the Company.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under "—Certain covenants—Future Subsidiary Guarantors."

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of the Closing Date, among the Company, Holding, Investment Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "BBB-" by S&P or "Baa3" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following: (i) the Merger, (ii) the repayment at maturity or redemption of the Existing 2007 Notes, the redemption of the Existing 2009 Notes and the repayment and termination of the Existing Credit Facilities, (iii) the entry into the Indenture, and the offer and issuance of the Notes, (iv) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing). For purposes of the foregoing, "Existing Credit Facilities" means the Credit Agreement, dated as of May 19, 2004, as amended by Amendment No. 1, dated as of May 6, 2005, each among ServiceMaster, the lenders, JPMorgan Chase Bank and Bank of America, N.A. as syndication agents, SunTrust Bank, as administrative agent, and U.S. Bank National Association and Wachovia Bank, N.A. as documentation agents.

        "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Cash" means cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Company as a line item on the balance sheet as "restricted cash" and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Company or Home Warranty Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Company or any Restricted Subsidiary that is not either a Captive Insurance Company or a Home Warranty Subsidiary.
        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under "—Certain covenants—Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

        "Wholly Owned Domestic Subsidiary" means as to any Person, any Domestic Subsidiary of such Person that is a Material Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Form, denomination, transfer, exchange and book-entry procedures

        The Notes will be issued only in fully registered form, without interest coupons. The Notes will be issued in the form of Global Notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), and purchasers of Notes will not receive or be entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The Notes will be issued only in the Minimum Denomination and integral multiples of $1.00 in excess thereof, subject to the provisions of the Indenture in respect of increases in principal amount of Notes resulting from any PIK Payment. The Notes will not be issued in bearer form.

Global Notes

        Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC ("DTC participants"), or persons who hold interests through DTC participants. The Company expects that under procedures established by DTC ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors may also hold their beneficial interests in the Global Notes directly through Euroclear Bank, S.A./N.V. ("Euroclear") and Clearstream Luxembourg, société anonyme ("Clearstream"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. The Company expects that each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Global Notes that are held within DTC for the account of each settlement system on behalf of its participants.

        Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for Global Notes

        All interests in the Global Notes will be subject to the operations and procedures of DTC. The Company provides the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. The Company is not responsible for those operations or procedures.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities for DTC participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant (either directly or indirectly), or

"indirect participants." Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

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  will not be entitled to have Notes represented by the Global Note registered in their names;

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  will not receive or be entitled to receive physical, certificated Notes; and

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  will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a Holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payments of principal, premium (if any) and Cash Interest with respect to the Notes represented by a Global Note will be made by the Trustee or Paying Agent in dollars to DTC's nominee, as the registered holder of the Global Note. Any PIK Interest in respect of Notes represented by the Global Notes will be made, at the Company's option, by increasing the principal amount of the Global Notes by the amount of the PIK Payment or issuing a new Global Note or Global Notes having a principal amount equal to the amount of the PIK Payment, in either case to the credit of the Holders pro rata in accordance with their interests. Neither the Company nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        Cross market transfers of interests in the Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive a beneficial interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because the settlement of cross market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant's account will be back-valued to the date on which settlement occurs in New York. The Company understands that DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

        DTC will take any action permitted to be taken by a Holder of Notes only at the direction of one or more DTC participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

  •
  DTC notifies the Company at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 120 days,

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days,

  •
  the Company, at its option, notifies the Trustee that it elects to cause the issuance of certificated Notes or

  •
  an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from DTC to issue such Notes in certificated form.

Registration rights agreement

        The following is a summary of certain provisions of the Exchange and Registration Rights Agreement, dated as of July 24, 2008 (the "Registration Rights Agreement"), among the Company, the Subsidiary Guarantors parties thereto and JPMorgan Chase Bank, N.A. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, including the definitions of certain terms therein. The Registration Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. As used herein, the term "Registrable Securities" has the meaning given to it in the Registration Rights Agreement.

        Pursuant to the Registration Rights Agreement, the Company agreed to use its commercially reasonable efforts:

            (i)  to file under the Securities Act as promptly as practicable, but not later than October 22, 2008, a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (such filing, the "Shelf Registration" and such registration statement, the "Shelf Registration Statement");

           (ii)  to cause the Shelf Registration Statement to become effective on or prior to April 20, 2009 and to use its commercially reasonable efforts to cause such Shelf Registration Statement to remain effective for a period ending on the earlier of July 24, 2010 and such shorter period that will terminate when all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any, or are no longer Registrable Securities; provided, however, that no Holder shall be entitled to be named as a selling securityholder in the Shelf Registration Statement or to use the prospectus forming a part thereof for resales of Registrable Securities unless such holder has returned a completed and signed Notice and Questionnaire to the Company in accordance with the terms of the Registration Rights Agreement;

          (iii)  after the Shelf Registration Statement becomes effective, promptly upon the request of any holder of Registrable Securities that is not named as a selling securityholder in the prospectus, to take any action reasonably necessary to identify such holder as a selling securityholder in the Shelf Registration Statement and include any disclosure necessary or advisable in order to comply with the Securities Act or rules and regulations thereunder; provided, however, that (x) nothing in this clause (iii) shall relieve any such holder of the obligation to return a completed and signed Notice and Questionnaire to the Company in accordance with the terms of the Registration Rights Agreement and (y) the Company shall not be required to take any such action with respect to any such holders more than once every quarter; and

          (iv)  to supplement or make amendments to the Shelf Registration Statement, as and when required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or rules and regulations thereunder for shelf registration, and to furnish to each holder having returned a completed Notice and Questionnaire to the Company in accordance with the Registration Rights Agreement copies of any such supplement or amendment promptly following its filing with the SEC.

        Notwithstanding the foregoing, the Company may suspend the availability of any Shelf Registration Statement for up to an aggregate of 60 days in any consecutive twelve-month period if (i) such action is required by applicable law or (ii) such action is taken by the Company in good faith and for valid business reasons (not including avoidance of the Company's obligations under the Registration Rights Agreement), including the acquisition or divestiture of assets.

        In lieu of filing or causing to become effective a Shelf Registration Statement as described above, the Company may elect to file under the Securities Act a registration statement relating to an offer to exchange any and all of the Notes for a like aggregate principal amount of debt securities issued by the Company and guaranteed by the Subsidiary Guarantors (an "Exchange Offer Registration Statement"), which debt securities and Guarantees are substantially identical to the Notes. If the Company makes such election, the Company agrees to use its commercially reasonable efforts to cause the Exchange Registration Statement to become effective under the Securities Act on or prior to April 20, 2009, as further provided in the Registration Rights Agreement.

        In the event that:

            (i)  neither a Shelf Registration Statement or an Exchange Offer Registration Statement has become effective on or prior to April 20, 2009, or

           (ii)  the Company elects to file and cause to become effective an Exchange Offer Registration Statement in accordance with the terms of the Registration Rights Agreement and the exchange offer has not been consummated on or prior to May 20, 2009, or

          (iii)  any Shelf Registration Statement filed pursuant to the Registration Rights Agreement is filed and has become effective, and during the period the Company is required to use its commercially reasonable efforts to cause such Shelf Registration Statement to remain effective, (x) the Company shall have suspended the Shelf Registration Statement pursuant to the terms of the Registration Rights Agreement for more than 60 days in the aggregate in any consecutive twelve-month period and be continuing to suspend the availability of such Shelf Registration Statement or (y) the Shelf Registration Statement shall cease to be effective (other than by action of the Company pursuant to specified provisions of the Registration Rights Agreement) without being replaced within 90 days by a shelf registration statement that is filed and becomes effective (each such event, a "Registration Default" and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then, as liquidated damages for such Registration Default, special interest, in addition to the interest that would otherwise accrue on the Notes under the terms thereof and the Indenture, shall accrue on Registrable Securities for the Registration Default Period (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a per annum rate of 0.25% for the first 90 days of the Registration Default Period, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Following the cure of all Registration Defaults, the accrual of special interest will cease.

        The Company will provide to the holders of the Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify the holders when the Resale Registration for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Resale Registration will be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations). In addition, each such holder will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement.

        Upon any resale of Registrable Securities pursuant to the Shelf Registration Statement, selling securityholders will be required to deliver to the Company and Trustee the Notice of Transfer set forth in Appendix A hereto.

        Under the Registration Rights Agreement, as described above, we are required to use commercially reasonable efforts to maintain the effectiveness of the Shelf Registration Statement for a specified period ending as early as 90 days after the effective date of the Shelf Registration Statement (when the Notes become eligible for resale pursuant to Rule 144).

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of material U.S. federal income tax considerations and, in the case of a Non-U.S. Holder (as defined below), material U.S. federal estate tax considerations, relating to the purchase, ownership and disposition of the Notes. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion only addresses U.S. federal income tax considerations for beneficial owners of the Notes that acquired the Notes at their initial issuance at their "issue price" and that hold the Notes as "capital assets," within the meaning of the Code. The issue price of a note will be the first price at which a substantial amount of the Notes is sold to the purchasers hereunder, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

        No statutory or judicial authority directly addresses the treatment of all aspects of the Notes for U.S. federal income tax purposes. No ruling has been or is expected to be sought from the U.S. Internal Revenue Service (the "IRS") with respect to the Notes. As a result, no assurance can be given that the IRS or a court will agree with all of the tax consequences described below.

        This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific beneficial owners of the Notes in light of their particular circumstances or to beneficial owners of the Notes that are subject to special treatment under U.S. federal income tax laws (such as financial institutions, banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities or currencies, brokers, traders in securities that have elected the mark-to-market method of accounting for their securities, real estate investment trusts, regulated investment companies, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar or U.S. expatriates). This discussion does not address alternative minimum taxes or U.S. state or local or non-U.S. tax considerations.

        Investors considering the purchase of Notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Material U.S. federal income tax considerations for U.S. holders

        For purposes of this discussion, "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or of any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) the trust was in existence on August 19, 1996 and was treated as a domestic trust on that date and has made a valid election to continue to be treated as a United States person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of such partnership and each partner will depend upon the status and the activities of the partnership and the partner. If you are a partner or a partnership holding the Notes, you should consult your tax advisors.

Payment of interest

        Because interest on the Notes is not unconditionally payable in cash at least annually, the Notes will be considered to be issued with original issue discount ("OID"). Under the rules governing OID, regardless of a U.S. Holder's method of accounting, a U.S. Holder will be required to accrue its pro rata share of OID on the Notes on a constant yield basis and include such accruals in gross income, whether or not such U.S. Holder receives a cash payment of interest on the Notes on the scheduled interest payment dates.

        The amount of OID that a U.S. Holder is required to include in income with respect to a taxable year is the sum of the "daily portions" of OID with respect to the Notes for each day during such taxable year in which the U.S. Holder is the beneficial owner of the Notes. The daily portions of interest in respect of the Notes are determined by allocating to each day in an "accrual period" the ratable portion of interest on the Notes that accrues in the accrual period. The accrual period for the Notes may be of any length and may vary in length over the term of the Notes, provided that each accrual period is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period.

        The amount of interest on the Notes that accrues in an accrual period is the product of the "yield to maturity" on the Notes (adjusted to reflect the length of the accrual period) and the "adjusted issue price" of the Notes at the beginning of such accrual period. The yield to maturity on the Notes is the discount rate that, when used in computing the present value of all payments to be made under the Notes, produces an amount equal to their issue price. In determining whether to take into account a payment that is payable at our election, the Treasury regulations require us and each U.S. Holder to assume that we will or will not make such election only if such action results in decreasing the Notes' yield. Thus, for purposes of determining the OID required to be included in income by a U.S. Holder for U.S. federal income tax purposes, we and such U.S. Holder will be required to assume that we will elect to pay interest on the Notes entirely in cash and that we will not elect to redeem the Notes. This assumption is made solely for such U.S. federal income tax purposes and does not constitute a representation by us regarding the elections we will make regarding the payment of interest on, or redemption of, the Notes. If the assumptions we and each U.S. Holder are required to make are contrary to actual circumstances (i.e., we elect to pay interest on the Notes on an interest payment date in PIK Interest, a "change in circumstances"), then solely for purposes of determining the amount of OID on the Notes, the Notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to their adjusted issue price and the yield to maturity on the Notes will be redetermined taking into account such change in circumstances.

        The issue price of the Notes, as stated above, is the first price at which a substantial amount of the Notes is sold, ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of the Notes at the beginning of the first accrual period will equal their issue price and for any subsequent accrual periods will be (x) the sum of (a) the issue price of the Notes and (b) any OID previously accrued thereon, minus (y) the amount of any payments previously received with respect to the Notes.

        A U.S. Holder of a note will be required to include OID thereon in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of the note is the difference between the amount payable at the maturity of the note and the note's adjusted issue price as of the beginning of the final accrual period.

        Payments of interest and principal received with respect to the Notes (including in connection with the mandatory principal redemption described above under the heading "Description of Notes—Mandatory redemption") are not separately included in a U.S. Holder's income, but rather are first treated as payments of accrued OID to the extent of such accrued OID. Any excess is treated as payments of principal which reduce the U.S. Holder's adjusted tax basis in such Notes.

Certain additional payments

        It is possible that the IRS could assert that the additional interest which we would be obligated to pay upon our failure to make certain reports to the SEC (or certain other actions are not taken), as described above under the heading "Description of Notes—Registration covenant; exchange offer" is a contingent payment for purposes of the OID rules. It is also possible that the IRS could assert that the liquidated damages which we would be obligated to pay if our accountants were not "independent," as described above under the heading "Description of Notes—Certain covenants—SEC reports," or the payment by us of 101% of the principal amount of the Notes under the circumstances described above under the heading "Description of Notes—Change of control" is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the Notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of us making any of the above payments is remote and, accordingly, we will not treat the Notes as contingent payment debt instruments. Our determination will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a U.S. Holder might be required to accrue income on the Notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency actually occurs, it would affect the amount and timing (and possibly character) of the income that a U.S. Holder will recognize. This discussion assumes that our determination that these contingencies are remote is correct and assumes that the Notes will not be treated as contingent payment debt instruments.

Sale, exchange, redemption, retirement or other disposition of the Notes

        Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income if not previously included in income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will, in general, be its cost for the note, increased by OID previously included in income, and reduced by any cash payments on the note.

        Any gain or loss that a U.S. Holder recognizes upon the sale, exchange, redemption, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gains recognized by an individual or other non-corporate U.S. Holder are generally subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limits on deductibility.

        Payments received by a U.S. Holder upon the mandatory principal redemption of a portion of a note described above under the heading "Description of Notes—Mandatory redemption" will be treated as payments of a portion of the then-accrued OID with respect to such note in its entirety (including the portion of the note not redeemed).

Information reporting and backup withholding

        Information reporting will apply to interest (including OID) accrued on, or the proceeds of the sale, exchange, redemption, retirement or other disposition of Notes held by a U.S. Holder unless such holder establishes an exemption from information reporting. Backup withholding may also apply unless such holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. Holder's U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed such holder's actual U.S. federal income tax liability and such holder provides the required information or appropriate claim form to the IRS.

Material U.S. federal tax considerations for non-U.S. holders

        For purposes of this discussion, "Non-U.S. Holder" means a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. For purposes of the following discussion, interest on the Notes, and gain on the sale, exchange, redemption, retirement or other disposition of the Notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder. As noted above under "Material U.S. Federal income tax considerations for U.S. holders—Certain additional payments," we expect to take the position for U.S. federal income tax purposes that the likelihood that we will be obligated to pay such additional payments with respect to the Notes is remote, and the discussion below assumes that our determination in this regard is correct.

Payment of interest

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid (or OID accrued) on the Notes if the interest (or OID) qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

  •
  the interest (or OID) is not U.S. trade or business income of the Non-U.S. Holder;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of our voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to us through sufficient stock ownership; and

  •
  the Non-U.S. Holder provides the withholding agent with the certification requirement described below.

        The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. Prospective Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

        If the requirements of the portfolio interest exemption are not satisfied with respect to a Non-U.S. Holder, a 30% U.S. federal income withholding tax will apply to interest paid on the Notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute form). Alternatively, an exemption applies if the interest is U.S. trade or business income of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect to the withholding agent on IRS Form W-8ECI (or suitable substitute form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all interest (and OID) from the Notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, exchange, redemption, retirement or other disposition of the Notes

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized from the sale, exchange, redemption, retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income of the Non-U.S. Holder. If the gain is U.S. trade or business income of the Non-U.S. Holder, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

        If the proceeds from the sale, exchange, redemption, retirement or other disposition of a note represent accrued and unpaid interest, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under "Material U.S. federal tax considerations for Non U.S. holders—Payment of interest," except (other than in the case of redemption or retirement) that the U.S. federal income tax will generally not be collected by means of withholding.

Treatment of Notes for U.S. federal estate tax purposes

        A note held by an individual holder who is neither a citizen nor resident of the United States (specifically defined for estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that such individual holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such note would not have been considered U.S. trade or business income.

Information reporting and backup withholding

        Payments to a Non-U.S. Holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder.

        United States backup withholding tax generally will not apply to payments of interest and principal on a note to a Non-U.S. Holder if the statement described in "Material U.S. federal tax considerations for non-U.S. holders—Payment of interest" is duly provided by such holder or such holder otherwise establishes an exemption, provided that the payer does not have actual knowledge or reason to know that such holder is a United States person.

        Payments to a Non-U.S. Holder of the proceeds of a sale, exchange, redemption, retirement or other disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless such holder properly certifies under penalties of perjury as to such holder's foreign status and certain other conditions are met or such holder otherwise establishes an exemption. Backup withholding generally will not apply to any payment to a Non-U.S. Holder of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records as to such Non-U.S. Holder's foreign status and certain other conditions are met, or such holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

  •
  is a United States person;

  •
  derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

        Any amount withheld under the backup withholding rules is allowable as a credit against a non-U.S. holder's U.S. federal income tax liability and a refund may be obtained for any excess if the proper information is provided to the IRS.

 SELLING SECURITYHOLDERS

        The Notes were originally issued by us in an offering exempt from the registration requirements of the Securities Act to purchasers who represented that they were (i) "qualified institutional buyers" as defined under Rule 144A of the Securities Act; (ii) "accredited investors" within the meaning of Regulation D under the Securities Act; and (iii) receiving the Notes for their own accounts and not with a view to any public distribution thereof. Each holder who has provided us with a completed questionnaire setting forth the information specified below, and that selling securityholder's transferees, pledgees, donees and other successors which we refer to collectively as the "selling securityholders," may from time to time offer and sell pursuant to this prospectus or any applicable prospectus supplement, any or all of the Notes held by that selling securityholder, including the related guarantees. The selling securityholders may offer all, some or none of the Notes pursuant to this prospectus. Unless set forth in this section or under "Certain Relationships and Related Transactions" of the registration statement of which this prospectus is a part, to our knowledge, none of the selling securityholders in the table below has, or within the past three years has had, any material relationship with us or with any of our predecessors or affiliates.

        The following table sets forth certain information as of January 9, 2009, except where otherwise noted, concerning the principal amount of Notes beneficially owned by each selling securityholder that may be offered from time to time under this prospectus. This information is based on information provided by or on behalf of the selling securityholders pursuant to the questionnaires referred to above. No holder of the Notes may sell the Notes, including the related guarantees, without furnishing to us a questionnaire setting forth the information specified below.

        Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus if and when necessary.

Name of Selling Securityholder(1)	Principal Amount of Notes that May be Sold	Percentage of Notes Outstanding
BNP Paribas Arbitrage(2)	$50,000,000	4.35%
Liberty Harbor Master Fund I, L.P.(3)	$99,000,000	8.61%
Prospect Funding I, LLC(4)	$15,980,000	1.39%
R2 Investments, LDC(5)	$40,000,000	3.48%
R2 Top Hat, Ltd.(5)	$10,000,000	0.87%
Raven Credit Opportunities Master Fund, Ltd.(6)	$23,000,000	2.00%
Sankaty Credit Opportunities II, LP(4)	$13,240,000	1.15%
Sankaty Credit Opportunities III, LP(4)	$15,780,000	1.37%
Turnberry Master LTD(7)	$9,981,000	0.87%

(1)
Information concerning other selling securityholders will be set forth in supplements to this prospectus, from time to time, if required.

(2)
BNP Paribas Securities Corp ("BNP Corp") is the controlling shareholder of BNP Paribas Arbitrage ("BNP Arbitrage"). Matthew Flannery, as a director within BNP Corp, possesses voting and dispositive control over the securities held by BNP Arbitrage.

(3)
Liberty Harbor Master Fund I, L.P.'s investment manager is GS Investment Strategies, LLC, a wholly owned subsidiary of The Goldman Sachs Group, Inc. In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The

  Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect Company securities, if any, beneficially owned by any operating units of GSG whose ownership of such securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

(4)
Sankaty Advisors, LLC serves as the collateral manager for Prospect Funding I, LLC ("Prospect"), Sankaty Credit Opportunities II, LP ("COPs II") and Sankaty Credit Opportunities III, LP ("COPs III"). Jonathan S. Lavine, as Chief Investment Officer for Sankaty Advisors, LLC, possesses voting and dispositive control over the securities held by Prospect, COPs II and COPs III.

(5)
R2 Investments, LDC and R2 Top Hat, Ltd. are advised by Amalgamated Gadget, L.P., a Texas limited partnership ("Amalgamated"), pursuant to investment management agreements. Pursuant to such agreements, Amalgamated, acting through its general partner, Scepter Holdings, Inc., a Texas corporation ("Scepter"), has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the Notes. Geoffrey Raynor, as the President and sole shareholder of Scepter, has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the Notes.

(6)
Raven Asset Management, LLC ("Raven LLC") serves as the investment manager of Raven Credit Opportunities Master Fund, Ltd. ("Raven Fund"). Alan Marck, as the managing member of Raven LLC and portfolio manager for Raven Fund, possesses voting and dispositive control over the securities held by Raven Fund.

(7)
Jeffrey Dobbs, as partner and portfolio manager of Turnberry Master LTD, possesses voting and dispositive control over the securities held by Turnberry Master LTD.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table. Only securityholders identified above who beneficially own the securities set forth opposite each such selling securityholder's name in the foregoing table may sell such securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the Notes by any holder not identified above, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell such Notes.

 PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the Notes offered by this prospectus. The selling securityholders may sell all or a portion of the Notes and related guarantees beneficially owned by them from time to time to purchasers:

  •
  directly by the selling securityholders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes.

        We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Notes covered by this prospectus. If the Notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Notes and related guarantees may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Notes and related guarantees purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

        The selling securityholders may sell the Notes, from time to time, in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the Notes and related guarantees offered by them hereby will be the purchase price of the Notes and related guarantees less any discounts and commissions.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes. The selling securityholders may decide not to sell all or a portion of the Notes offered by them pursuant to this prospectus. In addition, any selling securityholder may transfer, devise or give the Notes by other means not described in this prospectus. Any Notes covered by this prospectus that qualify for sale pursuant to an exemption from the registration statement of the Securities Act may be sold under such exemption rather than pursuant to this prospectus.

 LEGAL MATTERS

        Sidley Austin LLP in Chicago, Illinois, will pass upon the validity of the Notes, including the related guarantees, offered by this prospectus and certain other legal matters for us.

RELATED MATTERS

        Deloitte & Touche LLP ("Deloitte") has served as the independent registered public accounting firm with respect to ServiceMaster's financial statements since May 2002. In September 2008, Deloitte advised ServiceMaster and the audit committee for ServiceMaster Global Holdings, Inc., the indirect parent of ServiceMaster, that Deloitte had learned that a former partner, who had been the advisory partner on Deloitte's client service team for ServiceMaster from May 2002 until July 2006, had engaged in trades involving ServiceMaster securities during his period of service on the engagement. ServiceMaster itself does not have an audit committee since it terminated its registration and suspended its reporting obligations under the Securities Exchange Act of 1934 on August 6, 2007. Instead, the audit committee of ServiceMaster Global Holdings, Inc., includes all of the members of ServiceMaster's board of directors and acts as the audit committee for ServiceMaster (the "Audit Committee").

        Deloitte concluded that these personal securities transactions violated the SEC's auditor independence rules, as well as Deloitte's own policies on auditor independence. Deloitte conducted an internal review and concluded that the former advisory partner's actions did not impair Deloitte's impartiality, objectivity or independence, or that of the engagement team that has conducted ServiceMaster's audits. Deloitte's audit engagement team consisted of a lead client service partner, who had responsibility for all substantive issues with respect to the planning, scope and conduct of the audit, an additional audit partner, a concurring review partner, a senior manager, additional professional staff, as well as the former advisory partner, who functioned primarily in a client relationship and assessment role and did not have a substantive or technical role in the audit. The former advisory partner attended meetings of ServiceMaster's former audit committee, but his primary role was to function in a client relationship role, including conducting Deloitte's annual client service assessments. He did not participate in the review of any substantive audit matters with the former audit committee at these meetings. In addition, while the former advisory partner attended a few annual meetings of stockholders, neither management nor Deloitte recalled him participating at those meetings. Deloitte provided a draft letter on October 15, 2008 to the Audit Committee concluding that the actions of its former advisory partner did not impair Deloitte's past or continuing independence.

        The Audit Committee also conducted its own review with the assistance of external counsel engaged specifically for this purpose. The Audit Committee, its external counsel and ServiceMaster held frequent meetings with Deloitte. The Audit Committee held meetings concerning the progress of its review on October 16 and 21, 2008. The review included an examination of ServiceMaster's relationship with the former advisory partner and his role on ServiceMaster's engagement. Over the course of the review, the external counsel and ServiceMaster examined a substantial number of documents and communications from ServiceMaster's and Deloitte's files, including the former advisory partner's annual goals and assessments, his communications with the audit engagement team and with ServiceMaster's management and members of the former audit committee, his independence certifications, and emails and other documents relating to ServiceMaster's audit engagement. The review concluded that the former advisory partner had functioned in a client relationship role and had not been involved in the audit or influenced any substantive portion of any audit or review of ServiceMaster's financial statements.

        The Audit Committee and external counsel also met with ServiceMaster's financial management team as well as with senior management of Deloitte, including the current and former lead client service partners. The Audit Committee's review confirmed Deloitte's findings that the former advisory partner met with ServiceMaster's former audit committee as well as senior ServiceMaster management for the purpose of enhancing Deloitte's client service to ServiceMaster rather than participating in the audit or review of ServiceMaster's financial statements.

        Therefore, the Audit Committee concurred in Deloitte's conclusion, reconfirmed in a report to the Audit Committee issued October 21, 2008, that Deloitte's impartiality and objectivity related to its audits of ServiceMaster's financial statements had not been compromised and thus, notwithstanding the violation of the SEC's independence rules, Deloitte's independence was not impaired. In reaching this conclusion, the Audit Committee took into consideration several factors, including the following:

  •
  the former advisory partner is no longer a partner or otherwise affiliated with Deloitte;

  •
  the former advisory partner did not disclose his investments to Deloitte, in contravention of Deloitte's independence policies;

  •
  the former advisory partner's role on the audit engagement was limited and did not involve participation in the scoping or execution of Deloitte's audit of ServiceMaster's annual financial statements, Deloitte's review of quarterly financial statements or technical consultations with Deloitte's national office regarding ServiceMaster matters;

  •
  Deloitte's conclusion that the former advisory partner performed his role as advisory partner in a manner that could not have influenced the audit engagement partners or any other members of the audit engagement team responsible for the audit in a manner that would impact the engagement team's objectivity or impartiality;

  •
  the review conducted by the external counsel and ServiceMaster indicated that the nature and extent of interaction between the former advisory partner and members of management and employees of ServiceMaster and the members of the former audit committee was limited to matters related to the relationship between Deloitte and ServiceMaster and did not include substantive involvement with any significant accounting or financial reporting positions or the audit scope and related findings;

  •
  a report, dated October 21, 2008, issued by Deloitte to the Audit Committee reaffirming Deloitte's independence per the requirements of the Independence Standards Board's Standard No. 1; and

  •
  Deloitte's representation that it has in place a quality control system that meets the requirements of the SEC and the Public Company Accounting Oversight Board, and provides reasonable assurance that the accounting firm and its employees do not lack independence.

        The Audit Committee and Deloitte separately reported their conclusions to the SEC Staff.

EXPERTS

        The consolidated statements of financial position of ServiceMaster and its subsidiaries as of December 31, 2007 (Successor Company) and December 31, 2006 (Predecessor Company), and the related consolidated statements of operations, shareholders' equity and cash flows for the period January 1, 2007 through July 24, 2007 (Predecessor Company), the period July 25, 2007 through December 31, 2007 (Successor Company), and the years ended December 31, 2006 and 2005 (Predecessor Company), included in this Prospectus and the related consolidated financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement, which reports express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and which report on the consolidated financial statements includes an explanatory paragraph referring to the merger of the Company with CDRSVM Acquisition Co., Inc. (the "Merger") and the acquisition of all of the outstanding stock of the Company by ServiceMaster Global Holdings, Inc. in a business combination accounted for as a purchase. As a result of the consummation of the Merger, the consolidated financial statements for the period after July 24, 2007 are presented on a different basis than that for periods before July 25, 2007, as a result of the application of purchase accounting as of July 25, 2007 and, therefore, are not comparable to prior periods. Such consolidated financial statements and consolidated financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Notes to be sold pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the Notes, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement. Statements contained in this prospectus as to the contents of any agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of the agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference to the agreement or document to which it refers.

        We will file annual, quarterly and current reports and other information with the SEC. These filings are available on our website at www.servicemaster.com. In addition, we will provide copies of our filings free of charge upon request. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available to you on the SEC's Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC.

 APPENDIX A

FORM OF NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

Wilmington Trust FSB
The ServiceMaster Company
c/o Wilmington Trust FSB
Normandale Lake Center
8400 Normandale Lake Blvd., Suite 925
Bloomington, MN 55437
Attn: Corporate Client Services

Attention: Trust Officer

  Re:
  The ServiceMaster Company (the "Company")
  10.75%/11.50% Senior Toggle Notes due 2015

Dear Sirs:

        Please be advised that                        has transferred $                aggregate principal amount of the above-referenced Notes pursuant to an effective Registration Statement on Form S-1 (File No. 333-154648) filed by the Company.

        We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the Notes is named as a "Selling Holder" in the Prospectus dated            or in supplements thereto, and that the aggregate principal amount of the Notes transferred are the Notes listed in such Prospectus opposite such owner's name.

Dated:
Very truly yours,
(Name)
	By:	(Authorized Signature)

A-1

 INDEX TO FINANCIAL STATEMENTS

Page
Unaudited interim condensed consolidated financial statements

Condensed Consolidated Statements of Operations for the nine months ended September 30, 2008 (Successor), the period July 25, 2007 to September 30, 2007 (Successor) and the period January 1, 2007 to July 24, 2007 (Predecessor)

F-2
Condensed Consolidated Statements of Financial Position as of September 30, 2008 (Successor) and December 31, 2007 (Successor)	F-3

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 (Successor), the period July 25, 2007 to September 30, 2007 (Successor) and the period January 1, 2007 to July 24, 2007 (Predecessor)

F-4
Notes to Condensed Consolidated Financial Statements	F-5
Audited annual consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Statements of Operations for the periods from July 25, 2007 to December 31, 2007 and January 1, 2007 to July 24, 2007 and for the years ended December 31, 2006 and 2005	F-34
Consolidated Statements of Financial Position as of December 31, 2007 and 2006	F-35
Consolidated Statements of Shareholders' Equity for the periods from July 25, 2007 to December 31, 2007 and January 1, 2007 to July 24, 2007 and for the years ended December 31, 2006 and 2005	F-36
Consolidated Statements of Cash Flows for the periods from July 25, 2007 to December 31, 2007 and January 1, 2007 to July 24, 2007 and for the years ended December 31, 2006 and 2005	F-37
Notes to the Consolidated Financial Statements	F-39

THE SERVICEMASTER COMPANY

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands)

	Successor		Predecessor
	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Operating Revenue	$2,577,609	$690,625	$1,934,390
Operating Costs and Expenses:
Cost of services rendered and products sold	1,566,657	420,527	1,196,262
Selling and administrative expenses	653,402	154,457	530,674
Amortization expense	133,092	56,418	5,172
Merger related charges	767	458	41,431
Restructuring charges	9,143	8,211	16,919

Total operating costs and expenses	2,363,061	640,071	1,790,458

Operating Income	214,548	50,554	143,932
Non-operating Expense (Income):
Interest expense	256,897	78,257	31,643
Interest and net investment loss (income)	1,637	(3,890)	(28,624)
Minority interest and other expense, net	418	102	3,532

(Loss) income from Continuing Operations before Income Taxes	(44,404)	(23,915)	137,381
(Benefit) provision for income taxes	(8,341)	(9,136)	51,692

(Loss) income from Continuing Operations	(36,063)	(14,779)	85,689
Loss from discontinued operations, net of income taxes	(4,670)	(2,590)	(4,588)

Net (Loss) Income	$(40,733)	$(17,369)	$81,101

See accompanying Notes to the Condensed Consolidated Financial Statements

THE SERVICEMASTER COMPANY

Condensed Consolidated Statements of Financial Position (Unaudited)

(In thousands, except share data)

	Successor
	As of September 30, 2008	As of December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$358,899	$207,219
Marketable securities	21,521	108,816
Receivables, less allowance of $23,152 and $20,994, respectively	399,560	336,068
Inventories	81,990	72,352
Prepaid expenses and other assets	56,049	26,843
Deferred customer acquisition costs	43,639	25,322
Deferred taxes	44,371	48,177
Assets of discontinued operations	240	42,474

Total Current Assets	1,006,269	867,271

Property and Equipment:
At cost	279,336	210,144
Less: accumulated depreciation	(58,263)	(22,147)

Net property and equipment	221,073	187,997

Other Assets:
Goodwill	3,078,038	3,049,923
Intangible assets, primarily trade names, service marks and trademarks, net	3,058,996	3,185,253
Notes receivable	27,087	26,401
Long-term marketable securities	123,131	158,939
Other assets	36,179	30,334
Debt issuance costs	86,519	84,942

Total Assets	$7,637,292	$7,591,060

Liabilities and Shareholder's Equity
Current Liabilities:
Accounts payable	$103,109	$103,400
Accrued liabilities:
Payroll and related expenses	92,605	132,054
Self-insured claims and related expenses	91,038	84,781
Other	150,746	138,049
Deferred revenue	446,745	408,476
Liabilities of discontinued operations	5,824	12,983
Current portion of long-term debt	221,845	53,564

Total Current Liabilities	1,111,912	933,307

Long-Term Debt	4,049,349	4,077,247
Other Long-Term Liabilities:
Deferred taxes	1,048,321	1,079,500
Liabilities of discontinued operations	4,253	7,765
Other long-term obligations, primarily self-insured claims	163,983	189,707

Total Other Long-Term Liabilities	1,216,557	1,276,972

Commitments and Contingencies (See Note 5)
Shareholder's Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,436,537	1,431,400
Retained deficit	(164,253)	(123,520)
Accumulated other comprehensive loss	(12,810)	(4,346)

Total Shareholder's Equity	1,259,474	1,303,534

Total Liabilities and Shareholder's Equity	$7,637,292	$7,591,060

See accompanying Notes to the Condensed Consolidated Financial Statements

THE SERVICEMASTER COMPANY

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Successor		Predecessor
	Nine Months ended Sept. 30, 2008	Period from July 25, 2007 to Sept. 30, 2007	Period from Jan. 1, 2007 to July 24, 2007
Cash and Cash Equivalents at beginning of period	$207,219	$237,565	$123,675
Cash Flows from Operating Activities from Continuing Operations:
Net (Loss) Income	(40,733)	(17,369)	81,101
Adjustments to reconcile net (loss) income to net cash provided from (used for) operating activities:
Loss (Income) from discontinued operations	4,670	2,590	4,588
Depreciation expense	39,215	9,202	27,242
Amortization expense	133,092	56,418	5,172
Amortization of debt issuance costs	23,366	7,921	1,261
Deferred income tax (benefit) provision	(18,806)	(7,765)	30,443
Option and restricted stock expense	5,137	—	3,415
Restructuring charges	9,143	8,211	16,919
Cash payments related to restructuring charges	(18,370)	(7,239)	(8,236)
Merger related charges	767	458	41,431
Change in working capital, net of acquisitions:
Receivables	(63,395)	(3,330)	(66,454)
Inventories and other current assets	(45,415)	1,359	(59,482)
Accounts payable	412	(13,614)	18,455
Deferred revenue	34,773	(11,739)	55,070
Accrued liabilities	(13,905)	13,895	40,635
Current income taxes	66	(6,207)	951
Other, net	1,692	835	2,982

Net Cash Provided from Operating Activities from Continuing Operations	51,709	33,626	195,493

Cash Flows from Investing Activities from Continuing Operations:
Property additions	(75,194)	(7,707)	(26,563)
Sale of equipment and other assets	5,090	610	1,091
Acquisition of The ServiceMaster Company	(26,082)	(4,890,648)	(4,030)
Other business acquisitions, net of cash acquired	(27,504)	(3,985)	(25,460)
Notes receivable, financial investments and securities	97,417	(35,452)	38,127

Net Cash Used for Investing Activities from Continuing Operations	(26,273)	(4,937,182)	(16,835)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	357,000	—	415,411
Payments of debt	(227,312)	(250,302)	(459,537)
Borrowings under senior secured term loan facility	—	2,650,000	—
Borrowings under senior unsecured interim loan facility	—	1,150,000	—
Cash equity contributions	—	1,431,100	—
Debt issuance costs paid	(26,587)	(100,813)	—
Shareholders' dividends	—	—	(70,077)
Proceeds from employee share plans	—	—	36,069

Net Cash Provided from (Used for) Financing Activities from Continuing Operations	103,101	4,879,985	(78,134)

Cash Flows from Discontinued Operations:
Cash provided from (used) for operating activities	3,995	(2,430)	12,559
Cash provided from (used for) investing activities:
Proceeds from sale of businesses	19,523	—	—
Other investing activities	(208)	(110)	988
Cash used for financing activities	(167)	(47)	(181)

Net Cash Provided from (Used for) Discontinued Operations	23,143	(2,587)	13,366

Cash Increase (Decrease) During the Period	151,680	(26,158)	113,890

Cash and Cash Equivalents at End of Period	$358,899	$211,407	$237,565

See accompanying Notes to the Condensed Consolidated Financial Statements

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1.    Basis of Presentation

        The condensed consolidated financial statements include the accounts of The ServiceMaster Company and its subsidiaries, collectively referred to as the "Company" or "ServiceMaster".

        On March 18, 2007, ServiceMaster entered into an Agreement and Plan of Merger (the "Merger Agreement") with ServiceMaster Global Holdings, Inc. (formerly CDRSVM Topco, Inc.) ("Holdings") and CDRSVM Acquisition Co., Inc., an indirect wholly owned subsidiary of Holdings ("Acquisition Co."). The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Co. would merge with and into ServiceMaster, with ServiceMaster as the surviving corporation (the "Merger").

        On July 24, 2007 (the "Closing Date"), the Merger was completed, and each issued and outstanding share of ServiceMaster common stock, other than shares held by ServiceMaster or Holdings or their subsidiaries and shares held by stockholders who validly perfected their appraisal rights under Delaware law, was converted into the right to receive $15.625 in cash (the "Merger Consideration"). Each share of ServiceMaster common stock owned by ServiceMaster, Holdings or Acquisition Co. or any of their respective direct or indirect wholly-owned subsidiaries was cancelled and retired, and no consideration was paid in exchange for it.

        Although ServiceMaster continued as the same legal entity after the Merger, the accompanying condensed consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The Company refers to the operations of ServiceMaster for both the Predecessor and Successor periods. The condensed consolidated statements of financial position as of September 30, 2008 and December 31, 2007, the condensed consolidated statements of operations and of cash flows for the nine months ended September 30, 2008 and for the period from July 25, 2007 to September 30, 2007 reflect the financial position, operations and cash flows of the Successor. The condensed consolidated statements of operations and of cash flows for the period from January 1, 2007 to July 24, 2007 reflect the operations and cash flows of the Predecessor.

        As a result of the consummation of the Merger and the application of purchase accounting described in Note 3, the condensed consolidated financial statements for the Predecessor and Successor are not comparable.

        The condensed consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Company recommends that the quarterly condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2007 ("2007 Annual Report"). The condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods presented. All intercompany transactions and balances have been eliminated in consolidation. The financial results as well as the assets and liabilities related to InStar have been classified in the financial statement caption "discontinued operations" in all periods due to the classification of InStar as held for sale in 2007. The Company completed the sale of InStar in the

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 1.    Basis of Presentation (Continued)

third quarter of 2008. The results of operations for any interim period are not necessarily indicative of the results which might be achieved for a full year.

Note 2.    Significant Accounting Policies

        The Company has identified the most important accounting policies with respect to its financial position and results of operations. These relate primarily to revenue recognition and the deferral of customer acquisition costs. The following revenue recognition policies have not changed from those disclosed in the 2007 Annual Report.

        Revenues from lawn care and pest control services, as well as liquid and fumigation termite applications, are recognized as the services are provided. Revenues from landscaping services are recognized as they are earned based upon contract arrangements or when services are performed for non-contractual arrangements. The Company eradicates termites through the use of baiting systems, as well as through non-baiting methods (e.g., fumigation or liquid treatments). Termite services using baiting systems, termite inspection and protection contracts, and home warranty services are frequently sold through annual contracts for a one-time, upfront payment. Direct costs of these contracts (service costs for termite contracts and claim costs for warranty contracts) are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company's obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). Home warranty contract revenue is recognized based on the expected emergence of total claim costs. The Company regularly reviews its estimates of direct costs for its termite bait and home warranty contracts and adjusts the estimates when appropriate. Revenue from trade name licensing arrangements is recognized when earned. The Company has franchise agreements in its TruGreen LawnCare, Terminix, ServiceMaster Clean, Merry Maids, AmeriSpec and Furniture Medic businesses. Franchise revenue (which in the aggregate represents approximately four percent of consolidated revenue from continuing operations) consists principally of continuing monthly fees based upon the franchisee's customer level revenue. Monthly fee revenue is recognized when the related customer level revenue is reported by the franchisee and collectibility is assured. Franchise revenue also includes initial fees resulting from the sale of a franchise. These fees are fixed and are recognized as revenue when collectibility is assured and all material services or conditions relating to the sale have been substantially performed. Total profits from the franchised operations (excluding trade name licensing) were approximately $47.3 million, $9.0 million and $31.6 million for the nine months ended September 30, 2008, the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively, and consolidated operating income from continuing operations was approximately $214.5 million, $50.6 million and $143.9 million for the nine months ended September 30, 2008, the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. The portion of total franchise fee income related to initial fees received from the sale of franchises was immaterial to the Company's consolidated financial statements for all periods.

        The Company had $447 million and $408 million of deferred revenue at September 30, 2008 and December 31, 2007, respectively. Deferred revenue consists primarily of payments received for annual contracts relating to home warranty, termite, pest control and lawn care services.

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 2.    Significant Accounting Policies (Continued)

        Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale.

        TruGreen LawnCare has significant seasonality in its business. In the winter and spring, this business sells a series of lawn applications to customers which are rendered primarily in March through October (the production season). This business incurs incremental selling expenses at the beginning of the year that directly relate to successful sales for which the revenues are recognized in later quarters. On an interim basis, TruGreen LawnCare defers these incremental selling expenses, pre-season advertising costs and annual repairs and maintenance procedures that are performed primarily in the first quarter. These costs are deferred and recognized in proportion to the contract revenue over the production season, and are not deferred beyond the calendar year-end. Other business segments of the Company also defer, on an interim basis, advertising costs incurred early in the year. These costs are deferred and recognized approximately in proportion to revenue over the balance of the year and are not deferred beyond the calendar year-end.

        The cost of direct-response advertising at Terminix and TruGreen LawnCare, consisting primarily of direct-mail promotions, is capitalized and amortized over its expected period of future benefits.

        The fair values of the Company's financial instruments reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to the Company as of September 30, 2008 and December 31, 2007.

        The preparation of the condensed consolidated financial statements requires management to make certain estimates and assumptions required under GAAP which may differ from actual results. Disclosures in the 2007 Annual Report presented the significant areas that require the use of management's estimates and discussed how management formed its judgments. The areas discussed included revenue recognition; the allowance for uncollectible receivables; accruals for self-insured retention limits related to medical, workers' compensation, auto and general liability insurance claims; accruals for home warranty and termite damage claims; the possible outcome of outstanding litigation; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; useful lives for depreciation and amortization expense; and the valuation of tangible and intangible assets.

Note 3.    Acquisition of ServiceMaster

        As discussed in Note 1, the Merger was completed on July 24, 2007.

        Immediately following the completion of the Merger, all of the outstanding capital stock of Holdings, the ultimate parent company of ServiceMaster, was owned by investment funds sponsored by, or affiliates of, Clayton, Dubilier & Rice, Inc. ("CD&R"), Citigroup Private Equity L.P., BAS Capital Funding Corporation and J.P. Morgan Ventures Corporation (collectively, the "Equity Sponsors").

        Equity contributions totaling $1,431 million from the Equity Sponsors, together with (i) borrowings under a new $1,150 million senior unsecured interim loan facility ("Interim Loan Facility"),

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3.    Acquisition of ServiceMaster (Continued)

(ii) borrowings under a new $2,650 million senior secured term loan facility and (iii) cash on hand at ServiceMaster, were used, among other things, to finance the aggregate Merger Consideration, to make payments in satisfaction of other equity-based interests in ServiceMaster under the Merger Agreement, to settle existing interest rate swaps, to redeem or provide for the repayment of certain of the Company's existing indebtedness and to pay related transaction fees and expenses. In addition, letters of credit issued under a new $150 million pre-funded letter of credit facility (together with the senior secured term loan facility, the "Term Facilities") were used to replace and/or secure letters of credit previously issued under a ServiceMaster credit facility that was terminated as of the Closing Date. On the Closing Date, the Company also entered into, but did not draw under, a new $500 million senior secured revolving credit facility (the "Revolving Credit Facility").

        In connection with the Merger and the related transactions (the "Transactions"), ServiceMaster retired certain of its existing indebtedness, including ServiceMaster's $179.0 million, 7.875% notes due August 15, 2009 (the "2009 Notes"). On the Closing Date, the 2009 Notes were called for redemption and they were redeemed on August 29, 2007. Additionally, the Company utilized a portion of the proceeds from the Term Facilities to repay at maturity ServiceMaster's $49.2 million, 6.95% notes due August 15, 2007.

        The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into 10.75%/11.50% senior toggle notes maturing in 2015 ("Permanent Notes"). The Permanent Notes were issued pursuant to a refinancing indenture. In connection with the issuance of Permanent Notes, ServiceMaster entered into a registration rights agreement, pursuant to which ServiceMaster filed with the SEC a registration statement with respect to the resale of the Permanent Notes on October 22, 2008.

        See Note 14 to the consolidated financial statements in the 2007 Annual Report for a description of the Company's indebtedness.

        The Company accounted for the Merger in accordance with SFAS No. 141, "Business Combinations", which requires the cost of the Merger to be allocated to the assets and liabilities of the Company based on fair value. The Merger and the allocation of the purchase price have been recorded as of July 25, 2007.

        The excess of the purchase price over the net tangible and intangible assets acquired was recorded as goodwill. The Company recorded purchase accounting adjustments to increase the carrying value of property, to establish intangible assets for trade names, service marks and trademarks ("trade names"), customer relationships, franchise agreements, backlog and lease commitments, among other things, as well as to reduce to fair value deferred revenue and deferred customer acquisition costs.

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3.    Acquisition of ServiceMaster (Continued)

        The final allocation of the purchase price is as follows:

(In millions)
Purchase consideration	$4,896
Net assets acquired (historical basis)	(1,262)

Purchase price in excess of historical assets	$3,634

Identifiable intangible assets:
Trade names	$2,484
Customer relationships	652
Franchise agreements	88
Backlog	68
Subcontractor and realtor network	10
Favorable lease commitments	10
Software	17

Total identifiable intangible assets	3,329
Eliminate historical basis of identifiable intangible assets	(249)

Net adjustment to identifiable intangible assets	3,080
Goodwill	1,380
Current assets (deferred customer acquisition costs)	(68)
Current liabilities (primarily deferred revenue)	94
Fixed assets	29
Fair value adjustment to existing debt	88
Other non-current liabilities	(5)
Historical debt issuance fees written off	(16)
Deferred taxes	(951)
Other	3

Allocation of purchase price in excess of historical assets	$3,634

        Goodwill and most trade names are indefinite-lived intangible assets. As a result, goodwill and indefinite-lived trade names will not be amortized but will be evaluated for impairment at least annually.

        The Company incurred certain costs related to the Merger that are presented as "Merger related charges" in the Condensed Consolidated Statements of Operations and are recorded in the Other Operations and Headquarters business segment.

Note 4.    Restructuring Charges

        The Company is engaged in a reorganization and restructuring of certain of its businesses and support functions ("Fast Forward"). Among the purposes of Fast Forward is to eliminate layers and bureaucracy and simplify work processes in order to better align the Company's work processes around its operational and strategic objectives. It is expected that Fast Forward will be effected in phases. The

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 4.    Restructuring Charges (Continued)

first phase involved, among other things, a reduction in work force and various process improvements, including the closing of American Home Shield's call center located in Santa Rosa, California. The second phase is expected to include the organization of certain corporate support functions into Centers of Excellence which are expected to deliver higher quality services to our business units at lower costs, the outsourcing to third party vendors of various business activities that currently are handled internally, as well as other employee workforce reductions expected to result in cost-savings. The first phase of Fast Forward was substantially completed in the first quarter of 2008, and the second phase is under way.

        In connection with Fast Forward, the Company incurred costs in the nine months ended September 30, 2008 of approximately $8.7 million. These charges included consulting fees of approximately $4.4 million and severance, lease termination and other costs of approximately $4.3 million. For the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, the Company incurred $3.4 million and $0.2 million of restructuring charges related to Fast Forward, respectively.

        The results for the Successor Period ended September 30, 2007 and the Predecessor Period ended July 24, 2007 include restructuring charges related to the Company's consolidation of its corporate headquarters into its operations support center in Memphis, Tennessee and the closing of its headquarters in Downers Grove, Illinois. The transition to Memphis was substantially completed in 2007. Almost all costs related to the transition were cash expenditures, and, in accordance with GAAP, these costs were expensed throughout the transition period. In the Successor Period from July 25, 2007 to September 30, 2007, the Company recognized charges of approximately $4.7 million, which consisted of $3.7 million of employee retention and severance and $1.0 million of recruiting and related costs. In the Predecessor Period from January 1, 2007 to July 24, 2007, the Company recognized charges of approximately $16.8 million, which consisted of $12.8 million of employee retention and severance and $4.0 million of recruiting and related costs. During the nine months ended September 30, 2008, the Company recorded additional expense of $0.4 million relating to this relocation, which includes additional severance and other costs.

        The pretax charges discussed above are reported in the "Restructuring charges" line in the Condensed Consolidated Statements of Operations.

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5.    Commitments and Contingencies

        The Company carries insurance policies on insurable risks at levels that it believes to be appropriate, including workers' compensation, auto and general liability risks. The Company purchases insurance from third-party insurance carriers. These policies often incorporate deductibles or self-insured retentions. The Company is required to pay all claims that fall below the retention limits. As of September 30, 2008 and December 31, 2007, the Company had accrued self-insured claims of $151 million and $159 million, respectively. During the nine months ended September 30, 2008, the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, the Company recorded provisions for uninsured claims totaling $28 million, $8 million and $29 million, respectively, and the Company paid claims totaling $37 million, $8 million and $33 million, respectively. The Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual includes both known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

        Accruals for warranty claims in the American Home Shield business are made based on the Company's claims experience and actuarial projections. Termite damage claim accruals are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period the adjustments are identified.

        The Company maintains lease facilities with banks totaling $65 million, which provide for the financing of branch properties to be leased by the Company. At September 30, 2008, approximately $65 million was funded under these facilities. Approximately $12 million of these leases are treated as capital leases and have been included on the balance sheet as assets with related debt as of September 30, 2008. The balance of the funded amount is treated as operating leases. The Company has guaranteed the residual value of the properties under the leases up to 73 percent of the fair market value at the commencement of the lease. At September 30, 2008, the Company's residual value guarantee related to the leased assets totaled $53 million for which the Company has recorded the estimated fair value of this guarantee (approximately $0.1 million) in the Condensed Consolidated Statements of Financial Position. In connection with the closing of the Merger, the Company amended these leases effective July 24, 2007. Among the modifications, the Company extended the lease terms through July 24, 2010. The operating lease and capital lease classifications of these leases did not change as a result of the modifications.

        The majority of the Company's vehicle fleet and some equipment are leased through operating leases. The lease terms are non-cancelable for the first twelve-month term, and then are month-to-month, cancelable at the Company's option. There are residual value guarantees by the Company (ranging from 70 percent to 84 percent of the estimated terminal value at the inception of the lease depending on the agreement) relative to these vehicles and equipment, which historically have not resulted in significant net payments to the lessors. At September 30, 2008, there was approximately $114 million of residual value relating to the Company's fleet and equipment leases. The fair value of

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5.    Commitments and Contingencies (Continued)

the assets under all of the fleet and equipment leases is expected to substantially mitigate the Company's guarantee obligations under the agreements. At September 30, 2008, the Company has recorded the estimated fair value of this guarantee of approximately $2.1 million in the Condensed Consolidated Statement of Financial Position.

        The Company has guarantees on certain bonds issued by divested companies, primarily performance type bonds. The maximum payments the Company could be required to make if the buyers of the divested companies are unable to fulfill their obligations is approximately $4.1 million at September 30, 2008. Substantially all of the bonds are scheduled to expire in 2008, but may be extended depending on the completion of the related projects. The Company believes that if it were to incur a loss on any individual bond guarantee, the likelihood of which the Company believes is remote, such loss would not have a material effect on the Company's business, financial condition, annual results of operations or cash flows.

        In the ordinary course of conducting its business activities, the Company becomes involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include general and commercial liability and employment actions as well as environmental proceedings. The Company does not expect any of these proceedings to have a material effect on the Company's business, financial condition, annual results of operations or cash flows.

Note 6.    Goodwill and Intangible Assets

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. The Company's annual assessment date is October 1.

        The table below summarizes the goodwill balances by segment for continuing operations:

(In thousands)	TruGreen LawnCare	TruGreen LandCare	Terminix	American Home Shield	Other Operations and Headquarters	Total
Balance at Dec. 31, 2007	$1,143,670	$47,872	$1,323,953	$350,079	$184,349	$3,049,923
Acquisitions	19,786	—	8,394	—	1,045	29,225
Other(1)	(143)	(1,392)	(153)	(59)	637	(1,110)

Balance at September 30, 2008	$1,163,313	$46,480	$1,332,194	$350,020	$186,031	$3,078,038

(1)
Primarily reflects the tax effect of the amortization of tax deductible goodwill and the impact of the resolution of certain tax items. Also reflects adjustments to the preliminary purchase price allocation related to the Merger.

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6.    Goodwill and Intangible Assets (Continued)

        The table below summarizes the other intangible asset balances for continuing operations:

(In thousands)	As of September 30, 2008	As of December 31, 2007
Trade names(1)	$2,468,200	$2,468,200
Other intangible assets	856,550	849,715
Accumulated amortization	(265,754)	(132,662)

Net other intangibles	590,796	717,053

Total	$3,058,996	$3,185,253

    (1)
    Not subject to amortization.

Note 7.    Stock-Based Compensation

        On November 20, 2007, the board of directors of Holdings adopted the ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the sale of shares of Holdings stock to ServiceMaster's executive officers, other key employees and directors as well as the grant of deferred share units and options to purchase shares of Holdings to those individuals. The board of directors of Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and determines the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 12,445,000 shares of Holdings stock are reserved for issuance under the Stock Incentive Plan. Holdings currently intends to satisfy any need for shares of common stock of Holdings associated with the exercise of options issued under the Stock Incentive Plan through those shares reserved for issuance or any shares repurchased from participants in the Stock Incentive Plan.

        All option grants under the Stock Incentive Plan will be non-qualified options with a per-share exercise price no less than the fair market value of one share of Holdings stock on the grant date. Any stock options granted will generally have a term of ten years and vesting will be subject to an employee's continued employment. The board of directors of Holdings, or a committee designated by it, may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or three months following termination of employment (one year in the case of death, disability or retirement at normal retirement age).

        Unless sooner terminated by the board of directors of Holdings, the Stock Incentive Plan will remain in effect until November 20, 2017.

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 7.    Stock-Based Compensation (Continued)

        All options granted will vest in four equal annual installments, subject to an employee's continued employment. The four-year vesting period is the requisite service period over which compensation cost will be recognized on a straight-line basis for all grants. The options will be accounted for as equity-classified awards. The non-cash stock-based compensation expense associated with the Stock Incentive Plan is pushed down from Holdings and recorded in the financial statements of ServiceMaster.

        During the Successor nine months ended September 30, 2008, stock-based compensation expense was approximately $5.1 million ($4.2 million after-tax). During the Predecessor Period from January 1, 2007 to July 24, 2007, stock-based compensation expense was approximately $3.4 million ($2.0 million after-tax). There was no stock-based compensation expense during the Successor period from July 25, 2007 to September 30, 2007.

        As of September 30, 2008, there was approximately $22.8 million of total unrecognized compensation cost related to non-vested options to purchase shares of Holdings stock. These remaining costs are expected to be recognized over the remaining 3.2 years of the weighted average four-year requisite service period.

Note 8.    Supplemental Cash Flow Information

        In the Condensed Consolidated Statements of Cash Flows, the caption "Cash and cash equivalents" includes investments in short-term, highly-liquid securities having a maturity of three months or less when purchased. Supplemental information relating to the Condensed Consolidated Statements of Cash Flows for the Successor nine months ended September 30, 2008, the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007 is presented in the following table:

	Successor		Predecessor
(In thousands) Cash paid for or (received from):	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Interest expense	$236,812	$50,198	$27,387
Interest and dividend income	(10,172)	(4,857)	(7,810)
Income taxes, net of refunds	8,844	2,978	17,363

Note 9.    Comprehensive Income

        Total comprehensive income (loss) was ($45) million for the Successor nine months ended September 30, 2008. Total comprehensive income (loss) was ($20) million and $83 million for the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. Total comprehensive income primarily includes net income, unrealized gains (losses) on marketable securities, unrealized gains (losses) on derivative instruments and the effect of foreign currency translation.

Note 10.    Receivable Sales

        The Company has an arrangement to provide for the ongoing revolving sale of a designated pool of accounts receivable of TruGreen LawnCare and Terminix to a wholly-owned, bankruptcy-remote

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 10.    Receivable Sales (Continued)

subsidiary, ServiceMaster Funding Company LLC. ServiceMaster Funding Company LLC has entered into an arrangement pursuant to which it may transfer, on a revolving basis, an undivided percentage ownership interest in a pool of accounts receivable to unrelated third party purchasers. ServiceMaster Funding Company LLC retains an undivided percentage interest in the pool of accounts receivable and bad debt losses for the entire pool are allocated first to this retained interest. During the third quarter of 2008 an interest in the pool of accounts receivable was transferred to a third party in exchange for $10 million. During the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, there were no transfers of interests in the pool of accounts receivables to third parties under this arrangement. The arrangement is a 364-day facility that is renewable at the option of ServiceMaster Funding Company LLC, with a final termination date of July 17, 2012. The Company may transfer up to $50 million of interests in its pool of receivables to these purchasers and therefore has immediate access to cash proceeds from these transfers. The amount of the eligible receivables varies during the year based on seasonality of the business and could, at times, limit the amount available to the Company from the sale of these interests. There are two potential third party purchasers under the arrangement. However, only one purchaser is required to purchase interests in the pool of receivables under the arrangement. If this purchaser were to exercise its right to terminate its participation in the arrangement, which it may do in the third quarter of each year, the amount of cash available to the Company may be reduced or eliminated. The purchaser did not exercise its right to terminate its participation in the arrangement in the third quarter of 2008.

        The Company has recorded its obligation to repay the third party for its interest in the pool of receivables as long-term debt in these condensed consolidated financial statements. The interest rates applicable to the Company's obligation are based on a fluctuating rate of interest measured based on the third party purchaser's pooled commercial paper rate, as defined (4.34% at September 30, 2008).

Note 11.    Cash and Marketable Securities

        Cash, money market funds and certificates of deposits, with maturities of three months or less, are included in the Condensed Consolidated Statements of Financial Position caption "Cash and Cash Equivalents." As of September 30, 2008 and December 31, 2007, the Company's investments consist primarily of domestic publicly traded debt of $90.3 million and $130.6 million, respectively and common equity securities of $54.4 million and $137.2 million, respectively.

        The aggregate market value of the Company's short-term and long-term investments in debt and equity securities was $144.7 million and $267.8 million and the aggregate cost basis was $147.8 million and $260.8 million at September 30, 2008 and December 31, 2007, respectively.

        Gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the period they are realized. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which it competes. The Company recorded an impairment charge of approximately $9.0 million ($7.3 million after-tax) during the nine months ended September 30, 2008 due to other than temporary declines in the value of certain investments. The Company recorded an impairment charge of approximately $0.3 million ($0.2 million after-tax) and $0.9 million ($0.6 million after-tax)

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 11.    Cash and Marketable Securities (Continued)

during the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, due to other than temporary declines in the value of certain investments. The unrealized gains in the investment portfolio were approximately $3.6 million and $8.4 million as of September 30, 2008 and December 31, 2007, respectively. Unrealized losses were approximately $6.7 million and $1.4 million as of September 30, 2008 and December 31, 2007, respectively. The portion of unrealized losses which have been in a loss position for more than one year at September 30, 2008 was approximately $0.1 million. There were no unrealized losses which have been in a loss position for more than one year at December 31, 2007. The aggregate fair value of the investments with unrealized losses totaled $46.2 million and $20.4 million at September 30, 2008 and December 31, 2007, respectively.

Note 12.    Long-Term Debt

        Long-term debt at September 30, 2008 and December 31, 2007 is summarized in the following table:

(In thousands)	As of September 30, 2008	As of December 31, 2007
Senior secured term loan facility maturing in 2014	$2,616,875	$2,636,750
Senior unsecured interim loan facility maturing in 2008	—	1,150,000
10.75%/11.50% Senior Toggle Notes maturing in 2015	1,150,000	—
Revolving credit facility maturing in 2013	165,000	—
7.10% notes maturing in 2018(1)	61,217	59,772
7.45% notes maturing in 2027(1)	144,548	142,457
7.25% notes maturing in 2038(1)	58,814	58,206
Other	74,740	83,626
Less current portion	(221,845)	(53,564)

Total long-term debt	$4,049,349	$4,077,247

(1)
The increase from the balance at December 31, 2007 reflects the amortization of fair value adjustments related to purchase accounting, which increases the effective interest rate from the coupon rates shown above.

        The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into the Permanent Notes. The Permanent Notes were issued pursuant to a refinancing indenture. In connection with the issuance of Permanent Notes, ServiceMaster entered into a registration rights agreement, pursuant to which ServiceMaster filed with the SEC a registration statement with respect to the resale of the Permanent Notes on October 22, 2008.

        In February 2008, the Company entered into two 3-year interest rate swap agreements and one 4-year interest rate swap agreement, effective March 3, 2008. The total notional amount of the 3-year agreements was $250 million and the total notional amount of the 4-year swap agreement was $250 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12.    Long-Term Debt (Continued)

of interest of approximately 3.15% on the notional amount of the 3-year swap agreements and 3.48% on the notional amount of the 4-year swap agreement. The Company will receive a floating rate of interest (based on three month LIBOR) on the notional amount. Therefore, the effective interest rate for $500 million of the term loans is fixed at a rate between 5.90% and 6.23%, including the borrowing margin described in Note 14 to the consolidated financial statements in the 2007 Annual Report.

        In August 2008, the Company entered into two 3-year interest rate swap agreements effective September 2, 2008. The total notional amount of the swap agreements was $200 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of approximately 3.83% on the $200 million notional amount of the swap agreements. The Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, the effective interest rate for $200 million of the term loans is fixed at a rate of approximately 6.58%, including the borrowing margin described in Note 14 to the consolidated financial statements in the 2007 Annual Report.

        In September 2008, the Company entered into a 4-year interest rate swap agreement effective October 1, 2008. The notional amount of the swap agreement was $200 million. Under the terms of the agreement, the Company will pay a weighted average fixed rate of interest of 3.53% on the $200 million notional amount of the swap agreement. The Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, the effective interest rate for $200 million of the term loans is fixed at a rate of approximately 6.28%, including the borrowing margin described in Note 14 to the consolidated financial statements in the 2007 Annual Report.

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the interest rate swap agreements referred to above are classified as cash flow hedges and, as such, the hedging instruments are recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in other comprehensive income.

Note 13.    Discontinued Operations

        Reported "loss from discontinued operations, net of income taxes" for all periods presented includes the operating results of the sold and discontinued businesses noted in the 2007 Annual Report.

        During the third quarter of 2008, the Company completed the sale of InStar for $22.9 million, with the payment of $3.0 million of that amount deferred until November 2011. During the second quarter of 2008, the Company recorded a pre-tax impairment charge of $6.3 million as a result of a change in our fair value estimate of InStar's net assets based on changing market conditions and the ongoing sales process. Upon the sale of InStar the Company recorded a loss on sale, net of tax, of $0.6 million. The purchase price noted above is subject to a final adjustment based on closing date working capital balances at InStar. These closing balances are subject to review by the Company. The loss on sale noted above includes an estimated adjustment for the closing date working capital balances. However, this amount could change pending the completion of the review. Such changes, if any, would not currently be expected to be material to the Company's consolidated financial statements.

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 13.    Discontinued Operations (Continued)

        The operating results and financial position of discontinued operations are as follows:

	Successor		Predecessor
(In thousands)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Operating Results:
Operating revenue	$50,909	$12,444	$43,413
Operating loss	(206)	(4,304)	(7,617)
Interest expense	(73)	(9)	(38)
Impairment charge	(6,317)	—	—

Pretax loss	(6,596)	(4,313)	(7,655)
Benefit from income taxes	(2,513)	(1,723)	(3,067)
Loss on sale, net of tax	(587)	—	—

Loss from discontinued operations	$(4,670)	$(2,590)	$(4,588)

	As of September 30, 2008	As of December 31, 2007
Financial Position:
Current assets	$240	$42,474

Current liabilities	5,824	12,983
Long-term liabilities	4,253	7,765

Total liabilities	$10,077	$20,748

        The table below summarizes the activity during the nine months ended September 30, 2008 for the remaining liabilities from operations that were disposed of in years prior to 2008. The remaining obligations primarily relate to long-term self-insurance claims. The Company believes that the remaining reserves continue to be adequate and reasonable.

(In thousands)	Balance at December 31, 2007	Cash Payments or Other	(Income)/ Expense	Balance at September 30, 2008
Remaining liabilities of discontinued operations:
ARS/AMS	$2,384	$(311)	$550	$2,623
LandCare Construction	1,257	(442)	153	968
LandCare utility line clearing business	1,350	(159)	—	1,191
Certified Systems, Inc. and other	6,721	161	(3,270)	3,612

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14.    Income Taxes

        As of September 30, 2008 and December 31, 2007, the Company had $16.1 million and $13.3 million, respectively, of tax items primarily reflected in state tax returns that had not been recognized for financial reporting ("unrecognized tax benefits"). If recognized prior to December 31, 2008, $12.3 million ($8.9 million, net of federal and state tax effects) would be recorded as a purchase accounting adjustment to goodwill and $3.8 million ($3.4 million, net of federal and state tax effects) would affect the Company's effective tax rate.

        Up to $7.4 million of the Company's unrecognized tax benefits could be recognized within the next twelve months. The Company recognized approximately $0.5 million of its unrecognized tax benefits during the nine months ended September 30, 2008 and approximately $1.7 million and $5.5 million during the Successor Period from July 25 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively.

        The Company files consolidated and separate income tax returns in the United States federal jurisdiction and in many state and foreign jurisdictions. The Company has been audited by the United States Internal Revenue Service ("IRS") through 2006 and is no longer subject to state and local or foreign income tax examinations by tax authorities for years before 2001.

        In the ordinary course, the Company is subject to review by domestic and foreign taxing authorities, including the IRS. As noted above, the U.S. federal tax returns filed by the Company through the 2006 return have been reviewed by the IRS. The Company paid $5 million primarily in the first quarter of 2006 relating to the resolution of the 2003 and 2004 audits. The IRS completed the audits of the Company's tax returns for 2005 and 2006, with no adjustments or additional payments. The IRS commenced examinations of the Company's U.S. federal income tax returns for 2007 and 2008 in the first quarter of 2007 and the third quarter of 2008, respectively. At this time, the outcome of these audits is not known and no significant adjustments have been proposed by the IRS pertaining to these audit periods. Five state tax authorities are in the process of auditing state income tax returns of various subsidiaries. One state audit is at the appeals level. If state authorities were to prevail with their assessments, the Company does not anticipate that these adjustments would have a material impact on the Company's financial position, annual results of operations or cash flows.

        The Company's policy is to recognize potential interest and penalties related to its tax positions within the tax provision. During the nine months ended September 30, 2008, the Company recognized interest expense of approximately $0.7 million through the tax provision. During the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, the Company recognized interest expense of approximately $10 thousand and $0.8 million, respectively, through the tax provision. As of September 30, 2008 and December 31, 2007, the Company had accrued for the payment of interest and penalties of approximately $3.3 million ($2.0 million, net of federal and state tax effects) and $2.4 million ($1.4 million, net of federal and state tax effects), respectively.

Note 15.    Business Segment Reporting

        The business of the Company is conducted through five reportable segments: TruGreen LawnCare, TruGreen LandCare, Terminix, American Home Shield and Other Operations and Headquarters. The TruGreen LawnCare segment provides residential and commercial lawn care services. The TruGreen

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 15.    Business Segment Reporting (Continued)

LandCare segment provides landscaping services primarily to commercial customers. The Terminix segment provides termite and pest control services to residential and commercial customers. The American Home Shield segment provides home warranties to consumers that cover HVAC, plumbing and other home systems and appliances. The Other Operations and Headquarters segment includes the franchised and Company-owned operations of ServiceMaster Clean (which includes the operations of AmeriSpec and Furniture Medic) and Merry Maids, which provide primarily residential disaster restoration, commercial cleaning, carpet and upholstery cleaning, home inspection services, furniture repair and maid services. The Other Operations and Headquarters segment also includes the Company's headquarters operations, which provide various technology, marketing, finance, legal and other support services to the business units.

        Segment information for continuing operations is presented below.

	Successor		Predecessor
(In thousands)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Operating Revenue:
TruGreen LawnCare	$876,180	$273,485	$597,147
TruGreen LandCare	240,894	76,325	242,154
Terminix	846,594	201,087	645,700
American Home Shield	450,316	99,389	331,361
Other Operations and Headquarters	163,625	40,339	118,028

Total Operating Revenue	$2,577,609	$690,625	$1,934,390

Operating Income (Loss): (1),(2)
TruGreen LawnCare	$85,914	$48,027	$75,656
TruGreen LandCare)	(925)	(4,434)	(2,206)
Terminix	133,591	21,661	109,461
American Home Shield	14,606	(4,327)	35,582
Other Operations and Headquarters (2)	(18,638)	(10,373)	(74,561)

Total segment operating income (loss)	$214,548	$50,554	$143,932

(1)
Presented below is a reconciliation of total segment operating income (loss) to income (loss) from continuing operations before income taxes.

	Successor		Predecessor
(In thousands)	Nine months ended Sept. 30, 2008	July 25, 2007 to Sept. 30, 2007	Jan. 1, 2007 to July 24, 2007
Total segment operating income (loss)	$214,548	$50,554	$143,932
Non-operating expense (income):
Interest expense	256,897	78,257	31,643
Interest and net investment (income) loss	1,637	(3,890)	(28,624)
Minority interest and other expense, net	418	102	3,532

Income (loss) from Continuing Operations before Income Taxes	$(44,404)	$(23,915)	$137,381

(2)
The results include restructuring charges for severance, as well as costs associated with Fast Forward, and payments for employee retention and severance related to the Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $9.1 million in the nine months ended September 30, 2008 and $8.2 million and $16.9 million in the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively. The

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 15.    Business Segment Reporting (Continued)

  results also include Merger charges related to the purchase of ServiceMaster by a group of investors led by CD&R. The Merger related charges totaled $0.8 million in the nine months ended September 30, 2008 and $0.5 million and $41.4 million in the Successor Period from July 25, 2007 to September 30, 2007 and the Predecessor Period from January 1, 2007 to July 24, 2007, respectively.

Note 16.    Related Party Transactions

        In connection with the Transactions, the Company entered into a consulting agreement with CD&R under which CD&R provides the Company with on-going consulting and management advisory services in exchange for an annual management fee of $2 million. This fee is payable quarterly. The Company recorded a management fee of $1.5 million for the nine months ended September 30, 2008. The management fee totaled $0.4 million for the Successor Period from July 25, 2007 to September 30, 2007. There was no management fee recorded for the Predecessor Period from January 1, 2007 to July 24, 2007. The consulting agreement also provides that CD&R may receive future fees in connection with certain subsequent financing and acquisition or disposition transactions.

Note 17.    Newly Issued Accounting Statements and Positions

        In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS 157, "Fair Value Measurement". This Statement defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. In February 2008, the FASB approved FASB Staff Position FAS 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"), that permits companies to partially defer the effective date of SFAS No. 157 for one year for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. FSP 157-2 does not permit companies to defer recognition and disclosure requirements for financial assets and financial liabilities or for non-financial assets and non-financial liabilities that are re-measured at least annually. SFAS No. 157 therefore is effective for financial assets and financial liabilities and for non-financial assets and non-financial liabilities that are re-measured at least annually for fiscal years beginning after November 15, 2007. It is effective for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for fiscal years beginning after November 15, 2008. The Company has assessed the impact of this Statement to the Company's consolidated financial position, results of operations and cash flows. The Company has adopted this Statement for financial assets and liabilities (See Note 18). The Company does not expect the adoption of this Statement for non-financial assets and liabilities recognized at fair value on a nonrecurring basis to have a material effect on these consolidated financial statements.

        In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This Statement permits entities to choose to measure at fair value many financial instruments and certain other items such as investments, debt and derivative instruments. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has elected not to apply the fair value option to any of its financial assets or liabilities.

        In December 2007, the FASB issued SFAS 141(R), "Business Combinations". This Statement will significantly change the accounting for business combinations and is effective for business combinations finalized in fiscal years beginning after December 15, 2008. SFAS No. 141(R) changes the method for

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 17.    Newly Issued Accounting Statements and Positions (Continued)

applying the accounting for business combinations in a number of significant respects including the requirement to expense transaction fees and expected restructuring costs as incurred, rather than including these amounts in the allocated purchase price; the requirement to recognize the fair value of contingent consideration at the acquisition date, rather than the expected amount when the contingency is resolved; the requirement to recognize the fair value of acquired in-process research and development assets at the acquisition date, rather than immediately expensing; and the requirement to recognize a gain in relation to a bargain purchase price, rather than reducing the allocated basis of long-lived assets. Because this standard is generally applied prospectively, the effect of adoption on the Company's financial statements will depend primarily on specific transactions, if any, completed after 2008. The Company is currently evaluating the effects that this statement is likely to have on potential post-2008 transactions.

        In December 2007, the FASB issued SFAS 160, "Non-controlling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51". This Statement establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of this Statement on its consolidated financial statements.

        In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133". This statement requires additional disclosures for derivative instruments and hedging activities that include how and why an entity uses derivatives, how these instruments and the related hedged items are accounted for under SFAS No. 133 and related interpretations, and how derivative instruments and related hedged items affect the entity's financial position, results of operations and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the impact of this Statement on its consolidated financial statements.

        In April 2008, the FASB approved FASB Staff Position FAS 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets." FSP 142-3 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of adopting FSP 142-3 on its consolidated financial statements.

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 18.    Fair Value of Financial Instruments

        The Company has estimated the fair value of its financial instruments measured at fair value on a recurring basis using the market and income approaches. For investments in marketable securities, deferred compensation trust assets and derivative contracts, which are carried at their fair values, the Company's fair value estimates incorporate quoted market prices, other observable inputs (for example, interest rates) and unobservable inputs (for example, forward commodity prices) at the balance sheet date.

        The carrying amount, including accrued interest, and estimated fair value of certain of the Company's financial instruments for the periods presented are as follows:

	As of September 30, 2008
		Estimated Fair Value Measurements
		Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)		As of December 31, 2007
				Significant Unobservable Inputs (Level 3)
(In thousands)	Carrying Value				Carrying Value	Estimated Fair Value
Financial Assets
Deferred compensation trust assets	$18,088	$18,088	$—	$—	$35,100	$35,100
Investments in marketable securities	126,564	58,877	67,687	—	232,655	232,655

Total financial assets	$144,652	$76,965	$67,687	$—	$267,755	$267,755

Financial Liabilities
Fuel swap contracts	$4,432	$—	$—	$4,432	$—	$—
Interest rate swap contracts	12,957	—	12,957	—	16,557	16,557

Total financial liabilities	$17,389	$—	$12,957	$4,432	$16,557	$16,557

        A reconciliation of the beginning and ending fair values of financial instruments valued using significant unobservable inputs (Level 3) is presented as follows:

(In thousands)	Fuel Swap Contract Assets (Liabilities)
Balance at December 31, 2007	$—
Total gains (realized/unrealized)
Included in earnings(1)	7,795
Included in other comprehensive income	(4,432)
Settlements, net	(7,795)

Balance at September 30, 2008	$(4,432)

    (1)
    Gains included in earnings are reported in cost of services rendered and products sold.

        The Company uses fuel swap contracts to mitigate the impact of fluctuations in fuel prices. The Company's exposure to market risk for changes in fuel prices relates to the forecasted consumption of

THE SERVICEMASTER COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 18.    Fair Value of Financial Instruments (Continued)

fuel by the Company's vehicle fleet in the delivery of services to customers. As of September 30, 2008, the Company had fuel swap contracts, designated as cash flow hedges, to pay fixed prices for fuel with an aggregate notional amount of $82.3 million, maturing through 2010.

Note 19.    Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries

        The following condensed consolidating financial statements of the Company and its subsidiaries have been prepared pursuant to Rule 3-10 of Regulation S-X. These condensed consolidating financial statements have been prepared from the Company's financial information on the same basis of accounting as the condensed consolidated financial statements. Goodwill and other intangible assets have been allocated to all of the subsidiaries of the Company based on management's estimates.

        On July 24, 2008, outstanding amounts under the Interim Loan Facility converted into the Permanent Notes. The payment obligations of the Company under the Permanent Notes are jointly and severally guaranteed on a senior unsecured basis by certain of the Company's domestic subsidiaries excluding certain subsidiaries subject to regulatory requirements in various states ("Guarantors"). Each of the Guarantors is wholly-owned, directly or indirectly, by the Company, and all guarantees are full and unconditional. All other subsidiaries of the Company, either directly or indirectly owned, do not guarantee the Permanent Notes ("Non-Guarantors").

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

For the nine months ended September 30, 2008 (Successor)

(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$2,069,513	$562,074	$(53,978)	$2,577,609
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,357,873	262,762	(53,978)	1,566,657
Selling and administrative expenses	3,929	412,651	236,822	—	653,402
Amortization expense	166	100,433	32,493	—	133,092
Merger related charges	767	—	—	—	767
Restructuring charges	—	2,299	6,844	—	9,143

Total operating costs and expenses	4,862	1,873,256	538,921	(53,978)	2,363,061

Operating (Loss) Income	(4,862)	196,257	23,153	—	214,548
Non-operating Expense (Income):
Interest expense (income)	257,132	4,601	(4,836)	—	256,897
Interest and net investment loss (income)	4,913	1,944	(5,220)	—	1,637
Other expense, net	—	—	418	—	418

(Loss) Income from Continuing Operations before Income Taxes	(266,907)	189,712	32,791	—	(44,404)
(Benefit) provision for income taxes	(69,191)	38,101	22,749	—	(8,341)

(Loss) Income from Continuing Operations	(197,716)	151,611	10,042	—	(36,063)
Loss from businesses held pending sale and discontinued operations, net of income taxes	—	—	(4,670)	—	(4,670)
Equity in earnings (losses) of subsidiaries (net of tax)	156,983	(720)	—	(156,263)	—

Net (Loss) Income	$(40,733)	$150,891	$5,372	$(156,263)	$(40,733)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

For the Successor period July 25, 2007 to September 30, 2007

(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$573,496	$130,740	$(13,611)	$690,625
Operating Costs and Expenses:
Cost of services rendered and products sold	—	366,863	67,275	(13,611)	420,527
Selling and administrative expenses	472	100,805	53,180	—	154,457
Amortization expense	41	47,792	8,585	—	56,418
Merger related charges	458	—	—	—	458
Restructuring charges	—	2,826	5,385	—	8,211

Total operating costs and expenses	971	518,286	134,425	(13,611)	640,071

Operating (Loss) Income	(971)	55,210	(3,685)	—	50,554
Non-operating Expense (Income):
Interest expense (income)	76,721	1,952	(416)	—	78,257
Interest and net investment (income) loss	(2,323)	502	(2,069)	—	(3,890)
Other expense, net	—	—	102	—	102

(Loss) Income from Continuing Operations before Income Taxes	(75,369)	52,756	(1,302)	—	(23,915)
(Benefit) provision for income taxes	(23,591)	9,988	4,467	—	(9,136)

(Loss) Income from Continuing Operations	(51,778)	42,768	(5,769)	—	(14,779)
Loss from businesses held pending sale and discontinued operations, net of income taxes	—	—	(2,590)	—	(2,590)
Equity in earnings (losses) of subsidiaries (net of tax)	34,409	(9,669)	—	(24,740)	—

Net (Loss) Income	$(17,369)	$33,099	$(8,359)	$(24,740)	$(17,369)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

For the Predecessor Period from January 1, 2007 to July 24, 2007

(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$1,565,266	$408,148	$(39,024)	$1,934,390
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,055,793	179,493	(39,024)	1,196,262
Selling and administrative expenses	2,185	330,625	197,864	—	530,674
Amortization expense	—	4,527	645	—	5,172
Merger related charges	41,431	—	—	—	41,431
Restructuring charges	—	—	16,919	—	16,919

Total operating costs and expenses	43,616	1,390,945	394,921	(39,024)	1,790,458

Operating (Loss) Income	(43,616)	174,321	13,227	—	143,932
Non-operating Expense (Income):
Interest expense (income)	19,293	11,917	433	—	31,643
Interest and net investment loss (income)	(1,764)	1,443	(28,303)	—	(28,624)
Minority interest and other expense, net	3,423	—	109	—	3,532

(Loss) Income from Continuing Operations before Income Taxes	(64,568)	160,961	40,988	—	137,381
(Benefit) provision for income taxes	(14,320)	25,836	40,176	—	51,692

(Loss) Income from Continuing Operations	(50,248)	135,125	812	—	85,689
Loss from businesses held pending sale and discontinued operations, net of income taxes	—	—	(4,588)	—	(4,588)
Equity in earnings (losses) of subsidiaries (net of tax)	131,349	(7,209)	—	(124,140)	—

Net Income (Loss)	$81,101	$127,916	$(3,776)	$(124,140)	$81,101

 THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statements of Financial Position
As of September 30, 2008
(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$210,530	$18,871	$129,498	$—	$358,899
Marketable securities	—	—	21,521	—	21,521
Receivables	—	188,550	420,421	(209,411)	399,560
Inventories	—	78,849	3,141	—	81,990
Prepaid expenses and other assets	9,426	37,499	9,124		56,049
Deferred customer acquisition costs	—	20,672	22,967	—	43,639
Deferred taxes	6,572	28,804	8,995	—	44,371
Assets of businesses held pending sale and discontinued operations	—	—	240	—	240

Total Current Assets	226,528	373,245	615,907	(209,411)	1,006,269

Property and Equipment:
At cost	—	205,948	73,388	—	279,336
Less: accumulated depreciation	—	(39,921)	(18,342)	—	(58,263)

Net property and equipment	—	166,027	55,046	—	221,073

Other Assets:
Goodwill	—	2,715,466	362,572	—	3,078,038
Intangible assets, primarily trade names, service marks and trademarks, net	—	2,172,257	886,739	—	3,058,996
Notes receivable	352,460	1,230	25,857	(352,460)	27,087
Long-term marketable securities	18,088	—	105,043	—	123,131
Investments in and advances to subsidiaries	6,006,771	2,065,118	154,359	(8,226,248)	—
Other assets	26,876	948	8,355		36,179
Debt issuance costs	86,519	—	—	—	86,519

Total Assets	$6,717,742	$7,494,291	$2,213,878	$(8,788,119)	$7,637,292

Liabilities and Shareholder's Equity
Current Liabilities:
Accounts payable	$523	$55,165	$47,421	$—	$103,109
Accrued liabilities:
Payroll and related expenses	1,849	42,051	48,705	—	92,605
Self-insured claims and related expenses	—	24,601	66,437	—	91,038
Other	10,331	56,163	84,252		150,746
Deferred revenue	—	145,917	300,828	—	446,745
Liabilities of businesses held pending sale and discontinued operations	—	—	5,824	—	5,824
Current portion of long-term debt	287,009	18,043	126,204	(209,411)	221,845

Total Current Liabilities	299,712	341,940	679,671	(209,411)	1,111,912

Long-Term Debt	4,005,887	346,087	49,835	(352,460)	4,049,349
Other Long-Term Liabilities:
Deferred taxes	112,180	838,507	97,634		1,048,321
Intercompany payable	1,009,837	—	—	(1,009,837)	—
Liabilities of businesses held pending sale and discontinued operations	—	—	4,253	—	4,253
Other long-term obligations, primarily self-insured claims	30,152	3,672	130,159	—	163,983

Total Other Long-Term Liabilities	1,152,169	842,179	232,046	(1,009,837)	1,216,557

Shareholder's Equity	1,259,474	5,964,085	1,252,326	(7,216,411)	1,259,474

Total Liabilities and Shareholder's Equity	$6,717,242	$7,494,291	$2,213,878	$(8,788,119)	$7,637,292

 THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statements of Financial Position
As of December 31, 2007
(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$100,429	$14,999	$91,791	$—	$207,219
Marketable securities	—	—	108,816	—	108,816
Receivables	2	154,811	322,040	(140,785)	336,068
Inventories	—	69,212	3,140	—	72,352
Prepaid expenses and other assets	—	14,410	12,433		26,843
Deferred customer acquisition costs	—	9,611	15,711	—	25,322
Deferred taxes	6,573	33,706	7,898	—	48,177
Assets of businesses held pending sale and discontinued operations	—	—	42,474	—	42,474

Total Current Assets	107,004	296,749	604,303	(140,785)	867,271

Property and Equipment:
At cost	—	141,933	68,211	—	210,144
Less: accumulated depreciation	—	(14,404)	(7,743)	—	(22,147)

Net property and equipment	—	127,529	60,468	—	187,997

Other Assets:
Goodwill	—	2,689,231	360,692	—	3,049,923
Intangible assets, primarily trade names, service marks and trademarks, net	—	2,265,350	919,903	—	3,185,253
Notes receivable	363,409	41,207	65,194	(443,409)	26,401
Long-term marketable securities	35,100	—	123,839	—	158,939
Investments in and advances to subsidiaries	5,831,624	1,992,455	49,526	(7,873,605)	—
Other assets	25,816	751	3,767	—	30,334
Debt issuance costs	84,942	—	—	—	84,942

Total Assets	$6,447,895	$7,413,272	$2,187,692	$(8,457,799)	$7,591,060

Liabilities and Shareholder's Equity
Current Liabilities:
Accounts payable	$973	$45,879	$56,548	$—	$103,400
Accrued liabilities:
Payroll and related expenses	1,785	48,173	82,096	—	132,054
Self-insured claims and related expenses	—	16,498	68,283	—	84,781
Other	15,303	49,024	73,722		138,049
Deferred revenue	—	150,223	258,253	—	408,476
Liabilities of businesses held pending sale and discontinued operations	—	—	12,983	—	12,983
Current portion of long-term debt	70,749	23,990	99,610	(140,785)	53,564

Total Current Liabilities	88,810	333,787	651,495	(140,785)	933,307

Long-Term Debt	4,022,185	395,435	103,036	(443,409)	4,077,247
Other Long-Term Liabilities:
Deferred taxes	143,679	834,819	101,002	—	1,079,500
Intercompany payable	839,958	—	—	(839,958)	—
Liabilities of businesses held pending sale and discontinued operations	—	—	7,765	—	7,765
Other long-term obligations, primarily self-insured claims	49,729	4,547	135,431	—	189,707

Total Other Long-Term Liabilities	1,033,366	839,366	244,198	(839,958)	1,276,972

Shareholder's Equity	1,303,534	5,844,684	1,188,963	(7,033,647)	1,303,534

Total Liabilities and Shareholder's Equity	$6,447,895	$7,413,272	$2,187,692	$(8,457,799)	$7,591,060

 THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
For the nine months ended September 30, 2008 (Successor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$100,429	$14,999	$91,791	$—	$207,219

Net Cash Provided from (Used for) Operating Activities from Continuing Operations	(136,417)	276,640	17,906	(106,420)	51,709

Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(67,585)	(7,609)	—	(75,194)
Sale of equipment and other assets	—	4,999	91	—	5,090
Acquisition of The ServiceMaster Company	(26,082)	—			(26,082)
Other business acquisitions, net of cash received	—	(27,504)	—	—	(27,504)
Notes receivable, financial investments and securities	1,003	—	96,414	—	97,417

Net Cash (Used for) Provided from Investing Activities from Continuing Operations	(25,079)	(90,090)	88,896	—	(26,273)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	347,000	—	10,000	—	357,000
Payments of debt	(202,438)	(22,841)	(2,033)	—	(227,312)
Debt issuance costs paid	(26,587)	—	—	—	(26,587)
Shareholders' dividends	—	(53,210)	(53,210)	106,420	—
Net intercompany advances	153,622	(106,627)	(46,995)		—

Net Cash Provided from (Used for) Financing Activities from Continuing Operations	271,597	(182,678)	(92,238)	106,420	103,101

Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	—	3,995	—	3,995
Cash used for investing activities Proceeds from sale of businesses	—	—	19,523	—	19,523
Other investing activities	—	—	(208)	—	(208)
Cash used for financing activities	—	—	(167)	—	(167)

Net Cash Provided from Discontinued Operations	—	—	23,143	—	23,143

Cash (Decrease) Increase During the Period	110,101	3,872	37,707	—	151,680

Cash and Cash Equivalents at End of Period	$210,530	$18,871	$129,498	$—	$358,899

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows

For the Successor period from July 25, 2007 to September 30, 2007

(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$79,394	$26,247	$131,924	$—	$237,565

Net Cash Provided from (Used for) Operating Activities from Continuing Operations	(140,185)	93,688	93,867	(13,744)	33,626

Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(3,474)	(4,233)	—	(7,707)
Sale of equipment and other assets	—	595	15	—	610
Acquisition of The ServiceMaster Company	(4,890,648)	—	—	—	(4,890,648)
Other business acquisitions, net of cash received	—	(3,985)	—	—	(3,985)
Notes receivable, financial investments and securities	(23,015)	—	(12,437)	—	(35,452)

Net Cash (Used for) Provided from Investing Activities from Continuing Operations	(4,913,663)	(6,864)	(16,655)	—	(4,937,182)

Cash Flows from Financing Activities from Continuing Operations:
Payments of debt	(245,962)	(3,915)	(425)	—	(250,302)
Borrowings under senior secured term loan facility	2,650,000	—	—	—	2,650,000
Borrowings under senior unsecured interim loan facility	1,150,000	—	—	—	1,150,000
Cash equity contributions	1,431,100	—	—	—	1,431,100
Debt issuance costs paid	(100,813)	—	—	—	(100,813)
Shareholders' dividends	—	(6,872)	(6,872)	13,744	—
Net intercompany advances	172,806	(83,527)	(89,279)	—	—

Net Cash Provided from (Used for) Financing Activities from Continuing Operations	5,057,131	(94,314)	(96,576)	13,744	4,879,985

Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	—	(2,430)	—	(2,430)
Cash used for investing activities	—	—	(110)	—	(110)
Cash used for financing activities	—	—	(47)	—	(47)

Net Cash Provided from Discontinued Operations	—	—	(2,587)	—	(2,587)

Cash (Decrease) Increase During the Period	3,283	(7,490)	(21,951)	—	(26,158)

Cash and Cash Equivalents at End of Period	$82,677	$18,757	$109,973	$—	$211,407

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows

For the Predecessor Period from January 1, 2007 to July 24, 2007

(in thousands)

	The ServiceMaster Company	Guarantors	Non Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$20,442	$13,668	$89,565	$—	$123,675

Net Cash Provided from (Used for) Operating Activities from Continuing Operations	203,829	274,381	43,548	(326,265)	195,493

Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(20,289)	(6,274)	—	(26,563)
Sale of equipment and other assets	—	1,091	—	—	1,091
Acquisition of The ServiceMaster Company	(4,030)		—	—	(4,030)
Other business acquisitions, net of cash received	—	(25,460)	—	—	(25,460)
Notes receivable, financial investments and securities	—	—	38,127	—	38,127

Net Cash (Used for) Provided from Investing Activities from Continuing Operations	(4,030)	(44,658)	31,853	—	(16,835)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	415,411	—	—	—	415,411
Payments of debt	(446,121)	(12,245)	(1,171)	—	(459,537)
Shareholders' dividends	(70,077)	(226,281)	(99,984)	326,265	(70,077)
Proceeds from employee share plans	36,069	—	—	—	36,069
Net intercompany advances	(76,129)	21,382	54,747	—	—

Net Cash Provided from (Used for) Financing Activities from Continuing Operations	(140,847)	(217,144)	(46,408)	326,265	(78,134)

Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	—	12,559	—	12,559
Cash used for investing activities	—	—	988	—	988
Cash used for financing activities	—	—	(181)	—	(181)

Net Cash Provided from Discontinued Operations	—	—	13,366	—	13,366

Cash (Decrease) Increase During the Period	58,952	12,579	42,359	—	113,890

Cash and Cash Equivalents at End of Period	$79,394	$26,247	$131,924	$—	$237,565

 Report of Independent Registered Public Accounting Firm

To the Board of Directors of The ServiceMaster Company
Memphis, Tennessee

        We have audited the accompanying consolidated statements of financial position of The ServiceMaster Company and subsidiaries (the "Company") as of December 31, 2007 (Successor Company) and December 31, 2006 (Predecessor Company), and the related consolidated statements of operations, shareholders' equity and cash flows for the period January 1, 2007 through July 24, 2007 (Predecessor Company), the period July 25, 2007 through December 31, 2007 (Successor Company), and the years ended December 31, 2006 and 2005 (Predecessor Company). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of The ServiceMaster Company as of December 31, 2007 (Successor Company) and December 31, 2006 (Predecessor Company), and the results of their operations and their cash flows for the period January 1, 2007 through July 24, 2007 (Predecessor Company), the period July 25, 2007 through December 31, 2007 (Successor Company), and the years ended December 31, 2006 and 2005 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, effective July 24, 2007, the Company merged with CDRSVM Acquisition Co., Inc. (the "Merger") and all of the outstanding stock of the Company was acquired by ServiceMaster Global Holdings, Inc. in a business combination accounted for as a purchase. As a result of the consummation of the Merger, the consolidated financial statements for the period after July 24, 2007 are presented on a different basis than that for periods before July 25, 2007, as a result of the application of purchase accounting as of July 25, 2007 and, therefore, are not comparable to prior periods.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 19, 2008, except for Note 20, as to which the date is October 16, 2008 and
Note 21, as to which the date is December 5, 2008

Consolidated Statements of Operations

(In thousands)

	Successor	Predecessor
	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Operating Revenue	$1,422,358	$1,934,390	$3,332,703	$3,239,478
Operating Costs and Expenses:
Cost of services rendered and products sold	898,501	1,196,262	2,082,100	2,011,978
Selling and administrative expenses	331,140	530,674	896,676	881,963
Amortization expense	132,662	5,172	7,159	5,454
Merger related charges	799	41,431	992	—
Restructuring charges	26,016	16,919	21,648	—

Total operating costs and expenses	1,389,118	1,790,458	3,008,575	2,899,395

Operating Income	33,240	143,932	324,128	340,083
Non-operating Expense (Income)
Interest expense	177,938	31,643	61,341	56,999
Interest and net investment loss (income)	3,563	(28,624)	(25,942)	(19,832)
Minority interest and other expense, net	233	3,532	8,240	8,218

(Loss) Income from Continuing Operations before Income Taxes	(148,494)	137,381	280,489	294,698
(Benefit) provision for income taxes	(52,182)	51,692	95,205	114,137

(Loss) Income from Continuing Operations	(96,312)	85,689	185,284	180,561
(Loss) income from businesses held pending sale and discontinued operations, net of income taxes	(27,208)	(4,588)	(15,585)	18,364

Net (Loss) Income	$(123,520)	$81,101	$169,699	$198,925

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Financial Position

(In thousands, except share data)

As of December 31,	Successor 2007	Predecessor 2006
Assets:
Current Assets:
Cash and cash equivalents	$207,219	$123,675
Marketable securities	108,816	109,992
Receivables, less allowances of $20,994 and $18,694, respectively	336,068	342,226
Inventories	72,352	69,042
Prepaid expenses and other assets	26,843	25,667
Deferred customer acquisition costs	25,322	37,427
Deferred taxes	48,177	37,400
Assets of businesses held pending sale and discontinued operations	42,474	67,792

Total Current Assets	867,271	813,221

Property and Equipment:
At cost	210,144	407,355
Less: accumulated depreciation	(22,147)	(235,227)

Net Property and Equipment	187,997	172,128

Other Assets:
Goodwill	3,049,923	1,617,645
Intangible assets, primarily trade names, service marks and trademarks, net	3,185,253	233,179
Notes receivable	26,401	29,488
Long-term marketable securities	158,939	192,393
Other assets	30,334	7,626
Debt issuance costs	84,942	16,978
Assets of businesses held pending sale and discontinued operations	—	51,783

Total Assets	$7,591,060	$3,134,441

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$103,400	$109,972
Accrued liabilities:
Payroll and related expenses	132,054	96,478
Self-insured claims and related expenses	84,781	89,398
Income taxes payable	—	33,726
Other	138,049	109,975
Deferred revenue	408,476	439,766
Liabilities of businesses held pending sale and discontinued operations	12,983	19,183
Current portion of long-term debt	53,564	21,144

Total Current Liabilities	933,307	919,642

Long-Term Debt	4,077,247	685,810
Long-Term Liabilities:
Deferred taxes	1,079,500	168,000
Liabilities of businesses held pending sale and discontinued operations	7,765	7,582
Other long-term obligations, primarily self-insured claims	189,707	164,549

Total Long-Term Liabilities	1,276,972	340,131

Minority Interest	—	100,000
Commitments and Contingencies (See Note 10)
Shareholders' Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares (Successor)	—	—
Common stock $0.01 par value, authorized 1,000,000,000 shares; issued 326,168,000 shares (Predecessor)	—	3,262
Additional paid-in capital	1,431,400	1,172,206
Retained (deficit) earnings	(123,520)	319,459
Accumulated other comprehensive (loss) income	(4,346)	10,118
Treasury stock	—	(416,187)

Total Shareholders' Equity	1,303,534	1,088,858

Total Liabilities and Shareholders' Equity	$7,591,060	$3,134,441

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity

(In thousands)

Predecessor	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Restricted Stock	Treasury Stock	Total Equity
Balance December 31, 2004	$3,186	$1,083,057	$212,116	$10,804	$(12,857)	$(304,771)	$991,535

Net income			198,925				198,925
Other comprehensive income (loss), net of tax:
Net unrealized loss on securities				(4,083)			(4,083)
Net unrealized gain on derivative instruments				1,895			1,895
Foreign currency translation				(1,419)			(1,419)

Total comprehensive income (loss)			198,925	(3,607)			195,318
Shareholders' dividends			(128,048)				(128,048)
Shares issued under options, grant plans and other (4,076 shares)	27	34,277			(1,581)	13,516	46,239
Treasury shares purchased (3,791 shares)						(51,595)	(51,595)
Shares issued for acquisitions (88 shares)		54				1,137	1,191

Balance December 31, 2005	$3,213	$1,117,388	$282,993	$7,197	$(14,438)	$(341,713)	$1,054,640

Net income			169,699				169,699
Other comprehensive income (loss), net of tax:
Net unrealized gain on securities				5,227			5,227
Net unrealized loss on derivative instruments				(3,052)			(3,052)
Foreign currency translation				746			746

Total comprehensive income			169,699	2,921			172,620
Restricted stock reclassification(1)		(14,438)			14,438
Shareholders' dividends			(133,233)				(133,233)
Shares issued under options, grant plans and other (5,486 shares)	49	66,607				4,958	71,614
Treasury shares purchased (7,306 shares)						(86,053)	(86,053)
Shares issued for acquisitions (736 shares)		2,649				6,621	9,270

Balance December 31, 2006	$3,262	$1,172,206	$319,459	$10,118	$0	$(416,187)	$1,088,858

Net income			81,101				81,101
Other comprehensive income (loss), net of tax:
Net unrealized loss on securities				(2,493)			(2,493)
Net unrealized gain on derivative instruments				2,734			2,734
Foreign currency translation				1,747			1,747

Total comprehensive income			81,101	1,988			83,089
Adoption of FIN 48			(750)				(750)
Shareholders' dividends			(70,077)				(70,077)
Shares issued under options, grant plans and other (10,445 shares)	27	78,405				82,126	160,558
Shares issued for acquisitions (56 shares)		250				503	753

Balance July 24, 2007	$3,289	$1,250,861	$329,733	$12,106	$0	$(333,558)	$1,262,431

Successor
Net loss			(123,520)				(123,520)
Other comprehensive income (loss), net of tax:
Net unrealized gain on securities				4,636			4,636
Net unrealized loss on derivative instruments				(10,455)			(10,455)
Foreign currency translation				1,473			1,473

Total comprehensive income			(123,520)	(4,346)			(127,866)
Equity contribution		1,431,100					1,431,100
Stock-based employee compensation—contribution from Holdings		300					300

Balance December 31, 2007	$0	$1,431,400	$(123,520)	$(4,346)	$0	$0	$1,303,534

(1)
Upon the adoption of SFAS 123(R) and effective January 1, 2006, the Company reclassified within Shareholders' Equity the $14.4 million balance of "Restricted Stock (unearned compensation)" to "Additional paid-in capital."

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Cash and Cash Equivalents at Beginning of Period	$237,565	$123,675	$114,508	$256,626
Cash Flows from Operating Activities from Continuing Operations:
Net (Loss) Income	(123,520)	81,101	169,699	198,925
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Loss (income) from discontinued operations	27,208	4,588	15,585	(18,364)
Depreciation expense	22,979	27,242	47,177	44,313
Amortization expense	132,662	5,172	7,159	5,454
Amortization of debt issuance costs	16,147	1,261	2,271	1,732
Option and restricted stock expense	300	3,415	10,869	8,566
Restructuring charges	26,016	16,919	21,648	—
Cash payments related to restructuring charges	(27,069)	(8,236)	(10,044)	—
Merger related charges	799	41,431	992	—
Change in working capital, net of acquisitions:
Change in tax accounts:
Current and deferred income taxes	(63,772)	31,394	56,457	60,941
Resolution of income tax audits	—	—	(3,480)	(86,356)
Receivables	70,819	(66,454)	(27,409)	(29,439)
Inventories and other current assets	1,504	(59,482)	(5,592)	(3,743)
Accounts payable	(28,744)	18,455	15,034	36,741
Deferred revenue	6,400	55,070	3,348	1,540
Accrued liabilities	935	40,635	(9,808)	17,848
Other, net	4,734	2,982	4,725	4,550

Net Cash Provided from Operating Activities from Continuing Operations	67,398	195,493	298,631	242,708

Cash Flows from Investing Activities from Continuing Operations:
Property additions	(15,556)	(26,563)	(51,593)	(41,771)
Sale of equipment and other assets	2,636	1,091	1,819	2,838
Acquisition of The ServiceMaster Company	(4,906,526)	(4,030)	—
Other business acquisitions, net of cash acquired	(14,889)	(25,460)	(143,406)	(33,719)
Notes receivable, financial investments and securities	(29,647)	38,127	(26,495)	(8,371)

Net Cash Used for Investing Activities from Continuing Operations	(4,963,982)	(16,835)	(219,675)	(81,023)

Consolidated Statements of Cash Flows (Continued)

(In thousands)

	Successor	Predecessor
	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	$415,411	$1,259,565	$730,287
Payments of debt	(262,354)	(459,537)	(1,250,980)	(894,102)
Borrowings under senior secured term loan facility	2,650,000	—	—	—
Borrowings under senior unsecured interim loan facility	1,150,000	—	—	—
Cash equity contributions	1,431,100	—	—	—
Debt issuance costs paid	(101,534)	—	—	—
Shareholders' dividends	—	(70,077)	(133,233)	(128,048)
Purchase of treasury stock	—	—	(86,053)	(52,324)
Proceeds from employee share plans	158	36,069	54,606	29,518

Net Cash Provided from (Used for) Financing Activities from Continuing Operations	4,867,370	(78,134)	(156,095)	(314,669)

Cash Flows from Discontinued Operations:
Cash (used for) provided from operating activities	(896)	12,559	(28,007)	14,181
Cash (used for) provided from investing activities:
Proceeds from sale of businesses	—	—	115,415	—
Other investing activities	(138)	988	(756)	(3,315)
Cash Used for Financing Activities	(98)	(181)	(346)	—

Net Cash (Used for) Provided from Discontinued Operations	(1,132)	13,366	86,306	10,866

Cash (Decrease) Increase During the Period	(30,346)	113,890	9,167	(142,118)

Cash and Cash Equivalents at End of Period	$207,219	$237,565	$123,675	$114,508

See accompanying Notes to the Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

Note 1. Significant Accounting Policies

        The consolidated financial statements include the accounts of The ServiceMaster Company and its majority-owned subsidiary partnerships and corporations, collectively referred to as the "Company" or "ServiceMaster". Intercompany transactions and balances have been eliminated. The financial results as well as the assets and liabilities related to InStar, American Residential Services and American Mechanical Services have been classified in the financial statement caption "businesses held pending sale and discontinued operations" in all periods due to the classification of InStar as held for sale in 2007 and the sale of American Residential Services and American Mechanical Services in 2006.

         Basis of Presentation:    On March 18, 2007, ServiceMaster entered into the Merger Agreement with Holdings and Acquisition Co. The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Co. would merge with and into ServiceMaster, with ServiceMaster as the surviving corporation.

        On the Closing Date, the Merger was completed, and each issued and outstanding share of ServiceMaster common stock, other than shares held by ServiceMaster or Holdings or their subsidiaries and shares held by stockholders who validly perfected their appraisal rights under Delaware law, was converted into the right to receive $15.625 in cash. Each share of ServiceMaster common stock owned by ServiceMaster, Holdings or Acquisition Co. or any of their respective direct or indirect wholly-owned subsidiaries was cancelled and retired, and no consideration was paid in exchange for it.

        Although ServiceMaster continued as the same legal entity after the Merger, the accompanying consolidated financial statements are presented for two periods: Predecessor and Successor, which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The Company refers to the operations of ServiceMaster for both the Predecessor and Successor periods. The consolidated statements of financial position as of December 31, 2007 and the consolidated statements of operations, shareholders' equity and cash flows for the period July 25, 2007 to December 31, 2007 reflect the financial position, operations and cash flows of the Successor. The consolidated statements of financial position as of December 31, 2006, the consolidated statements of operations, shareholders' equity and cash flows for the period January 1, 2007 to July 24, 2007, and the years ended December 31, 2006 and 2005 reflect the financial position, operations and cash flows of the Predecessor.

        As a result of the consummation of the Merger and the application of purchase accounting as of July 25, 2007, the consolidated financial statements for the period after July 24, 2007 are presented on a different basis than and are not comparable to periods before July 25, 2007. The purchase price of the Company has been preliminarily allocated to the assets and liabilities acquired based on their estimated fair market value at July 24, 2007. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill.

         Summary:    The preparation of the consolidated financial statements requires management to make certain estimates and assumptions required under GAAP which may differ from actual results. The more significant areas requiring the use of management estimates relate to revenue recognition; the allowance for uncollectible receivables; accruals for self-insured retention limits related to medical, workers' compensation, auto and general liability insurance claims; accruals for home warranty and termite damage claims; the possible outcome of outstanding litigation; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; useful lives for depreciation and amortization expense; and the valuation of tangible and intangible assets. In 2007, there have been no changes in the significant areas that require estimates or in the underlying

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

methodologies used in determining the amounts of these associated estimates, except for the impacts of applying purchase accounting and the adoption of FIN 48.

        The allowance for receivables is developed based on several factors including overall customer credit quality, historical write-off experience and specific account analyses that project the ultimate collectibility of the outstanding balances. As such, these factors may change over time causing the reserve level to vary.

        The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers' compensation, auto and general liability risks. The Company has both self-insured retention limits and layers of excess insurance coverage above such self-insured retention limits that is insured by third parties. The Company is required to pay all claims that fall below the retention limits. The Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. The actuarially determined provision and related accrual include consideration of both known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

        Accruals for warranty claims in the American Home Shield business are made based on the Company's claims experience and actuarial projections. Termite damage claim accruals are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits, and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period the adjustments are identified.

        The Company records deferred income tax balances based on the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and income tax purposes. The Company records its deferred tax items based on the estimated value of the tax basis. The Company adjusts tax estimates when required to reflect changes based on factors such as changes in tax laws, results of tax authority reviews and statutory limitations.

        The Company accounts for uncertain tax positions in accordance with FIN 48. Accordingly, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

        Fixed assets and intangible assets with finite lives are depreciated and amortized on a straight-line basis over their estimated useful lives. These lives are based on the Company's previous experience for similar assets, the potential for market obsolescence and other industry and business data. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying amount and the fair value of the asset. Changes in the estimated useful lives or in the asset values could cause the Company to adjust its book value or future expense accordingly. As part of applying purchase accounting related to the merger, the Company has established useful lives for depreciable and amortizable assets and assigned fair values to its tangible and intangible assets.

        The Company does not amortize its goodwill or indefinite-lived intangible assets. The Company tests these assets for impairment, at a minimum, on an annual basis (October 1st) by applying a

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

fair-value based test. An impairment loss would be recorded if and when the Company determines that the expected present value of the future cash flows is less than the book value. As permitted under SFAS 142, the Company carries forward a reporting unit's valuation from the most recent valuation under the following conditions: the assets and liabilities of the reporting unit have not changed significantly since the most recent fair value calculation, the most recent fair value calculation resulted in an amount that exceeded the carrying amount of the reporting unit by a substantial margin, and based on the facts and circumstances of events that have occurred since the last fair value determination, the likelihood that a current fair value calculation would result in an impairment would be remote.

         Revenue:    Revenues from lawn care and pest control services, as well as liquid and fumigation termite applications, are recognized as the services are provided. Revenues from landscaping services are recognized as they are earned based upon contract arrangements or when services are performed for non-contractual arrangements. The Company eradicates termites through the use of baiting systems, as well as through non-baiting methods (e.g., fumigation or liquid treatments). Termite services using baiting systems, termite inspection and protection contracts, as well as home warranty services, are frequently sold through annual contracts for a one-time, upfront payment. Direct costs of these contracts (service costs for termite contracts and claim costs for warranty contracts) are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company's obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). Home warranty contract revenue is recognized based on the expected emergence of total claim costs. The Company regularly reviews its estimates of direct costs for its termite bait and home warranty contracts and adjusts the estimates when appropriate. Revenue from trade name licensing arrangements is recognized when earned. Franchised revenue (which in the aggregate represents approximately four percent of consolidated revenue from continuing operations) consists principally of continuing monthly fees based upon the franchisee's customer level revenue. Monthly fee revenue is recognized when the related customer level revenue is reported by the franchisee and collectibility is assured. Franchise revenue also includes initial fees resulting from the sale of a franchise. These fees are fixed and are recognized as revenue when collectibility is assured and all material services or conditions relating to the sale have been substantially performed. Total profits from the franchised operations (excluding trade name licensing) comprised 73.4, 22.0, 15.8 and 14.1 percent of consolidated operating income from continuing operations in the period from July 25 to December 31, 2007, the period from January 1 to July 24, 2007, and the years 2006 and 2005, respectively. The portion of total franchise fee income related to initial fees received from the sale of a franchise was immaterial to the Company's consolidated financial statements for all periods.

        The Company had $408 million and $440 million of deferred revenue at December 31, 2007 and 2006, respectively. Deferred revenue consists primarily of payments received for annual contracts relating to home warranty, termite baiting, termite inspection, pest control and lawn care services.

         Deferred Customer Acquisition Costs:    Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale.

         Interim Reporting:    TruGreen LawnCare has significant seasonality in its business. In the winter and spring, this business sells a series of lawn applications to customers which are rendered primarily in

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

March through October (the production season). This business incurs incremental selling expenses at the beginning of the year that directly relate to successful sales for which the revenues are recognized in later quarters. On an interim basis, TruGreen LawnCare defers these incremental selling expenses, pre-season advertising costs and annual repairs and maintenance procedures that are performed primarily in the first quarter. These costs are deferred and recognized in proportion to the contract revenue over the production season, and are not deferred beyond the calendar year-end. Other business segments of the Company also defer, on an interim basis, advertising costs incurred early in the year. These pre-season costs are deferred and recognized approximately in proportion to revenue over the balance of the year, and are not deferred beyond the calendar year-end.

         Advertising:    As discussed in the "Interim Reporting" note above, certain pre-season advertising costs are deferred and recognized approximately in proportion to the revenue over the year. Certain other advertising costs are expensed when the advertising occurs. The cost of direct-response advertising at Terminix and TruGreen LawnCare, consisting primarily of direct-mail promotions, is capitalized and amortized over its expected period of future benefits. Advertising expense for the Successor period from July 25, 2007 to December 31, 2007, the Predecessor period from January 1, 2007 to July 24, 2007, and the years 2006 and 2005 was $67 million, $75 million, $127 million and $117 million, respectively.

         Inventory Valuation:    Inventories are valued at the lower of cost (primarily on a weighted average cost basis) or market. The inventory primarily represents finished goods to be used on the customers' premises or sold to franchisees.

         Property and Equipment, Intangible Assets and Goodwill:    Buildings and equipment used in the business are stated at cost and depreciated over their estimated useful lives using the straight-line method for financial reporting purposes. The estimated useful lives for building and improvements range from 10 to 40 years, while the estimated useful lives for equipment range from 3 to 10 years. Leasehold improvements relating to leased facilities are depreciated over the remaining life of the lease. Technology equipment as well as software and development have an estimated useful life of three to seven years. Intangible assets consist primarily of goodwill ($3,050 million), trade names ($2,468 million) and other intangible assets ($717 million).

        As required by SFAS 142, goodwill is not subject to amortization and intangible assets with indefinite useful lives are not amortized until their useful lives are determined to no longer be indefinite. Goodwill and intangible assets that are not subject to amortization are subject to an assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. As permitted under SFAS 142, the Company carries forward a reporting unit's valuation from the most recent valuation under the following conditions: the assets and liabilities of the reporting unit have not changed significantly since the most recent fair value calculation, the most recent fair value calculation resulted in an amount that exceeded the carrying amount of the reporting unit by a substantial margin, and based on the facts and circumstances of events that have occurred since the last fair value determination, the likelihood that a current fair value calculation would result in an impairment would be remote.

        As required by SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company's long-lived assets, including fixed assets and intangible assets (other than goodwill), are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying value is no longer recoverable based upon the

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying amount and the fair value of the asset.

         Fair Value of Financial Instruments and Credit Risk:    The year-end carrying amounts of receivables, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The year-end carrying amounts of long-term notes receivables approximate fair value as the effective interest rates for these instruments are comparable to market rates at year-end. The year-end carrying amounts of current and long-term marketable securities also approximate fair value, with unrealized gains and losses reported net-of-tax as a component of accumulated comprehensive income (loss), or, for certain unrealized losses, reported in interest and net investment income in the statements of operations if the decline in value is other than temporary. The carrying amount of total debt is $4,131 million and $707 million and the estimated fair value is approximately $3,922 million and $670 million at December 31, 2007 and 2006, respectively. The estimated fair value of debt is based upon borrowing rates currently available to the Company for long-term borrowings with similar terms and maturities.

        The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company has entered into specific financial arrangements in the normal course of business to manage certain market risks, with a policy of matching positions and limiting the terms of contracts to relatively short durations.

        The Company has historically hedged approximately two-thirds of its annual fuel consumption of approximately 30 million gallons. The Company has also hedged the interest payments on a portion of its variable rate debt through the use of interest rate swap agreements. In accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", the Company's fuel hedges and interest rate swap agreements are classified as cash flow hedges and as such, the hedging instruments are recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of changes in the fair value attributable to the hedged risks recorded in other comprehensive income.

        Financial instruments, which potentially subject the Company to financial and credit risk, consist principally of investments and receivables. Investments consist primarily of publicly traded debt and common equity securities. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which it competes. The majority of the Company's receivables have little concentration of credit risk due to the large number of customers with relatively small balances and their dispersion across geographical areas. The Company maintains an allowance for losses based upon the expected collectibility of receivables.

         Income Taxes:    The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." This Statement uses an asset and liability approach for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

        The Company accounts for uncertain tax positions in accordance with FIN 48. Accordingly, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

Stock-Based Compensation:

Successor

        The Company accounts for stock-based compensation under SFAS 123 (revised 2004), "Share-Based Payment" (SFAS 123(R)), which requires that stock options and share grants be measured at fair value and this value is recognized as compensation expense over the vesting period.

Predecessor

        In December 2004, the Financial Accounting Standards Board issued SFAS 123(R), which replaces SFAS 123, "Accounting for Stock-Based Compensation" (SFAS 123), and supersedes Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25). SFAS 123(R) requires that compensation expense be recorded for newly issued awards as well as the unvested portion of previously issued awards that remain outstanding as of the adoption of SFAS 123(R). The Company adopted the provisions of SFAS 123(R) effective January 1, 2006 using the modified prospective method. Prior to adopting SFAS 123(R), and beginning in 2003, the Company was using the "Prospective Method" as permitted under SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123", which required the Company to expense the fair value of new employee option grants awarded subsequent to 2002.

        The following table presents the pro forma impact on continuing operations for the year ended December 31, 2005 of compensation expense relating to stock option awards as computed under SFAS 123(R):

(In thousands)	2005
Net income as reported (income from continuing operations)	$180,561
Add back: Stock-based compensation expense included in reported net income, net of related tax effects	2,280
Deduct: Stock-based compensation expense determined under SFAS 123(R)	(5,742)

Pro forma net income	$177,099

Newly Issued Accounting Statements and Positions:

        In September 2006, the FASB issued SFAS 157, "Fair Value Measurement". This Statement defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. There are no new fair value measurements required. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 for financial assets and liabilities and for fiscal years beginning after November 15, 2008 for non-financial assets and liabilities. The Company has assessed the impact of this Statement to the Company's consolidated financial position, results of operations and cash flows. The Company does not expect the adoption of this Statement to have a material effect on these consolidated financial statements. In February 2008, the FASB approved the issuance of FASB Staff Position (FSP) FAS157-2. FSP FAS 157-2 defers the effective date of Statement No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

        In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This Statement permits entities to choose to measure at fair value many financial instruments and certain other items such as investments, debt and derivative instruments. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not anticipate that it will elect to apply the fair value option to any of its financial assets or liabilities.

        In December 2007, the FASB issued SFAS 141(R), "Business Combinations". This Statement will significantly change the accounting for business combinations and is effective for business combinations finalized in fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of this Statement on its consolidated financial statements.

        In December 2007, the FASB issued SFAS 160, "Non-controlling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51". This Statement establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of this Statement on its consolidated financial statements.

Note 2. Acquisition of ServiceMaster

        As discussed in Note 1, the Merger was completed on July 24, 2007.

        Upon the completion of the Merger, all of the outstanding capital stock of Holdings, the ultimate parent company of ServiceMaster, was owned by investment funds sponsored by, or affiliates with the Equity Sponsors.

        Equity contributions totaling $1,431.1 million from the Equity Sponsors, together with (i) borrowings under a new $1,150 million senior unsecured interim loan facility, (ii) borrowings under a new $2,650 million senior secured term loan facility, and (iii) cash on hand at ServiceMaster, were used, among other things, to finance the aggregate Merger Consideration, to make payments in satisfaction of other equity-based interests in ServiceMaster under the Merger Agreement, to settle existing interest rate swaps, to redeem or provide for the repayment of certain of the Company's existing indebtedness and to pay related transaction fees and expenses. In addition, letters of credit issued under a new $150 million pre-funded letter of credit facility (together with the senior secured term loan facility, the "Term Facilities") were used to replace and/or secure letters of credit previously issued under a ServiceMaster credit facility that was terminated as of the Closing Date. On the Closing Date, the Company also entered into, but did not draw under, a new $500 million senior secured revolving credit facility.

        In connection with the Merger and the Transactions, ServiceMaster retired certain of its existing indebtedness, including the 2009 Notes. On the Closing Date, the 2009 Notes were called for redemption and they were redeemed on August 29, 2007. Additionally, the Company utilized a portion of the proceeds from the Term Facilities to repay at maturity the 2007 Notes.

        See Note 14 for a description of the Company's indebtedness.

        Upon consummation of the Merger, ServiceMaster de-listed its shares of common stock from the New York Stock Exchange (the "NYSE") and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading of The ServiceMaster Company common stock on the NYSE was July 24, 2007.

Notes to the Consolidated Financial Statements (Continued)

Note 2. Acquisition of ServiceMaster (Continued)

        The Company incurred certain costs related to the Merger that are presented as "Merger related charges" in the Consolidated Statements of Operations and are recorded in the Other Operations and Headquarters business segment. During the Predecessor period from January 1, 2007 to July 24, 2007, the Company recorded Merger related costs of $41.4 million ($34.7 million, after-tax). In the Successor period from July 25, 2007 to December 31, 2007, the Company recorded Merger related costs of $0.8 million ($0.1 million, after-tax). For the year ended December 31, 2006, the Company recorded Merger related costs of $1.0 million ($0.1 million after-tax). The Merger related costs include investment banking, accounting, legal and other costs associated with the Merger.

Note 3. Purchase Accounting

        The Company accounted for the Merger in accordance with SFAS No. 141, "Business Combinations", which requires the cost of the Merger to be allocated to the assets and liabilities of the Company based on fair value. The Merger and the allocation of the purchase price have been recorded as of July 25, 2007.

        The sources and uses of funds in connection with the Transactions are summarized below (in millions):

Sources
Equity Sponsors contribution	$1,431
Senior unsecured interim loan facility	1,150
Senior secured term loan facility	2,650
Cash on hand	43

Total sources	$5,274

Uses
Purchase price	$4,758
Direct acquisition costs	132

Acquisition of ServiceMaster	4,890
Merger related charges	43
Debt issuance costs	102
Repayment of existing indebtedness	239

Total uses	$5,274

        The excess of the purchase price over the net tangible and intangible assets acquired was recorded as goodwill. As of December 31, 2007, the Company has recorded purchase accounting adjustments to increase the carrying value of property, to establish intangible assets for trade names, service marks and trademarks ("trade names"), customer relationships, franchise agreements, backlog and lease commitments, among other things, as well as to reduce to fair value deferred revenue and deferred customer acquisition costs.

        Allocation of the purchase price for the Merger of the Company was based on estimates of the fair value of net assets acquired. The purchase price allocation is subject to finalization of the assessment of the fair value of property and equipment and transaction costs. Revisions to the preliminary purchase price allocation will be made as additional information becomes available, but such revisions are not expected to be material to the Company's balance sheet or results of operations.

Notes to the Consolidated Financial Statements (Continued)

Note 3. Purchase Accounting (Continued)

The Company expects to finalize the allocation of the purchase price during the second quarter of 2008.

        The purchase price has been allocated on a preliminary basis as follows:

(In millions)
Purchase consideration	$4,890
Net assets acquired (historical basis)	(1,262)

Purchase price in excess of historical assets	$3,628

Identifiable intangible assets:
Trade names	$2,484
Customer relationships	652
Franchise agreements	88
Backlog	68
Subcontractor and realtor network	10
Favorable lease commitments	10
Software	17

Total identifiable intangible assets	3,329
Eliminate historical basis of identifiable intangible assets	(249)

Net adjustment to identifiable intangible assets	3,080
Goodwill	1,377
Current assets (deferred customer acquisition costs)	(68)
Current liabilities (primarily deferred revenue)	93
Fixed assets	29
Fair value adjustment to existing debt	88
Other non-current liabilities	(5)
Historical debt issuance fees written off	(16)
Deferred taxes	(954)
Other	4

Allocation of purchase price in excess of historical assets	$3,628

        Goodwill and most trade names are indefinite-lived intangible assets. As a result, goodwill and indefinite-lived trade names will not be amortized but will be evaluated for impairment at least annually.

Notes to the Consolidated Financial Statements (Continued)

Note 3. Purchase Accounting (Continued)

        The following table summarizes the estimated useful lives of the finite lived intangible assets and the amortization expense recorded in the Successor period July 25, 2007 to December 31, 2007:

(In thousands)	Estimated useful life		Amortization Expense in the Successor Period July 25, 2007 to December 31, 2007
Trade names(1)	5 to 10 years		$1,185
Customer relationships	1 to 8 years	(2)	64,437
Franchise agreements	23 to 25 years	(2)	5,121
Backlog	6 months		59,313
Sub-contractor and realtor network	7 to 10 years		545
Favorable lease commitments	5 years		1,005
Software	7 years		1,056

			$132,662

    (1)
    Approximately $2,468 million of trade names have indefinite lives and $14 million of trade names have the finite lives presented above.

    (2)
    Customer relationships and franchise agreements are amortized in proportion to the amount and timing of cash flows expected to be received over the anticipated period of the customer relationship or duration of the franchise agreement.

        The following pro forma results of operations assume that the Transactions had occurred at the beginning of the respective periods and are adjusted for the impact of certain acquisition related items, such as: additional amortization of identified intangible assets, increased interest expense on acquisition debt, and the related income tax effects. Merger related charges are not included as they would have been incurred prior to the Transaction closing. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Transactions had actually occurred on that date, or of the results that may be obtained in the future.

(In thousands)	2007	2006
Operating revenue	$3,332,636	$3,238,028
Operating income	190,588	161,542
Interest expense, net	(399,789)	(402,640)
Net loss	$(139,695)	$(138,180)

Note 4. Business Segment Reporting

        The business of the Company is conducted through five reportable segments: TruGreen LawnCare, TruGreen LandCare, Terminix, American Home Shield and Other Operations and Headquarters.

        In accordance with SFAS 131, "Disclosures About Segments of an Enterprise and Related Information", the Company's reportable segments are strategic business units that offer different services. The TruGreen LawnCare segment provides residential and commercial lawn care services. The TruGreen LandCare segment provides landscaping services primarily to commercial customers. The

Notes to the Consolidated Financial Statements (Continued)

Note 4. Business Segment Reporting (Continued)

Terminix segment provides termite and pest control services to residential and commercial customers. The American Home Shield segment provides home warranties to consumers that cover HVAC, plumbing and other home systems and appliances. The Other Operations and Headquarters segment includes the franchised and Company- owned operations of ServiceMaster Clean, AmeriSpec, Furniture Medic and Merry Maids, which provide primarily residential disaster restoration, commercial cleaning, carpet and upholstery cleaning, home inspection services, furniture repair and maid services. The Other Operations and Headquarters segment also includes the Company's headquarters operations, which provide various technology, marketing, finance, legal and other support services to the business units.

        Information regarding the accounting policies used by the Company is described in Note 1. The Company derives substantially all of its revenue from customers in the United States with less than two percent generated in foreign markets. Operating expenses of the business units consist primarily of direct costs. Identifiable assets are those used in carrying out the operations of the business unit and include intangible assets directly related to its operations.

Notes to the Consolidated Financial Statements (Continued)

Note 4. Business Segment Reporting (Continued)

        Segment information for continuing operations is presented below.

  Business Segment Table

	Successor	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Operating Revenue:
TruGreen LawnCare	$501,830	$597,147	$1,052,257	$1,024,641
TruGreen LandCare	169,741	242,154	444,338	453,323
Terminix	445,760	645,700	1,075,481	1,056,285
American Home Shield	209,661	331,361	564,817	528,687
Other Operations and Headquarters	95,366	118,028	195,810	176,542

Total Operating Revenue	$1,422,358	$1,934,390	$3,332,703	$3,239,478

Operating Income (Loss):(1,2)
TruGreen LawnCare	$42,156	$75,656	$157,695	$171,758
TruGreen LandCare	(6,351)	(2,206)	(587)	4,317
Terminix	49,216	109,461	152,161	145,568
American Home Shield	(20,764)	35,582	62,780	70,959
Other Operations and Headquarters(2)	(31,017)	(74,561)	(47,921)	(52,519)

Total Operating Income	$33,240	$143,932	$324,128	$340,083

Identifiable Assets:
TruGreen LawnCare	$2,186,497		$932,584	$885,153
TruGreen LandCare	168,419		93,575	92,694
Terminix	2,630,405		909,984	862,270
American Home Shield	1,107,535		593,293	530,486
Other Operations and Headquarters	1,455,730		485,430	464,966

Total Identifiable Assets	$7,548,586		$3,014,866	$2,835,569

Depreciation & Amortization Expense:
TruGreen LawnCare	$88,628	$8,552	$14,462	$12,611
TruGreen LandCare	5,928	3,171	6,209	8,411
Terminix	28,543	10,596	14,433	11,778
American Home Shield	22,038	3,687	8,222	8,492
Other Operations and Headquarters	10,504	6,408	11,010	8,475

Total Depreciation & Amortization Expense(3)	$155,641	$32,414	$54,336	$49,767

Capital Expenditures:
TruGreen LawnCare	$2,417	$6,353	$10,204	$11,724
TruGreen LandCare	1,591	3,324	6,776	3,659
Terminix	5,128	9,050	14,928	11,417
American Home Shield	1,855	3,091	9,312	5,343
Other Operations and Headquarters	4,565	4,745	10,373	9,628

Total Capital Expenditures	$15,556	$26,563	$51,593	$41,771

Footnotes on following page.

Notes to the Consolidated Financial Statements (Continued)

Note 4. Business Segment Reporting (Continued)

(1)
Presented below is a reconciliation of segment operating income to (loss) income from continuing operations before income taxes.

	Successor	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to July 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Segment Operating Income	$33,240	$143,932	$324,128	$340,083
Non-operating expense (income):
Interest expense	177,938	31,643	61,341	56,999
Interest and net investment loss (income)	3,563	(28,624)	(25,942)	(19,832)
Minority interest and other expense, net	233	3,532	8,240	8,218

(Loss) Income from Continuing Operations before Income Taxes	$(148,494)	$137,381	$280,489	$294,698

(2)
The 2007 results include restructuring charges for severance, as well as costs associated with Fast Forward, and payments for employee retention and severance related to the Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $26.0 million pretax in the period from July 25 to December 31, 2007 and $16.9 million in the period from January 1 to July 24, 2007. The results also include Merger charges related to the purchase of ServiceMaster by a group of investors led by Clayton, Dubilier & Rice, Inc. The Merger related charges totaled $0.8 million pretax in the period from July 25 to December 31, 2007, $41.4 million pretax in the period from January 1 to July 24, 2007 and $1.0 million pretax in 2006. The 2006 results include restructuring charges for severance, as well as costs associated with Project Accelerate, and accruals for employee retention and severance to be paid in future periods that are related to the Company's decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $21.6 million pretax.

(3)
There are no adjustments necessary to reconcile total depreciation and amortization as presented in the business segment table to the consolidated totals. Amortization of debt issue costs is not included in the business segment table.

        The Other Operations and Headquarters segment includes the operations of ServiceMaster Clean and Merry Maids, as well as the Company's headquarters function. The ServiceMaster Clean and Merry Maids franchise operations reported combined revenue of $92 million from July 25 to December 31, 2007, $114 million from January 1 to July 24, 2007, $189 million in 2006 and $169 million in 2005. The ServiceMaster Clean and Merry Maids franchise operations reported combined operating income of $21 million from July 25 to December 31, 2007, $33 million from January 1 to July 24, 2007, $55 million in 2006 and $51 million in 2005.

        See Note 5 for information relating to segment goodwill.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Goodwill and Intangible Assets

        In accordance with SFAS 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. For the 2007 annual goodwill and trade name impairment review performed as of October 1, 2007, the Company carried forward the valuations of each reporting unit completed as of July 24, 2007 in conjunction with the purchase accounting discussed in Notes 2 and 3. No impairment was recognized as a result of this review.

        During the Successor period from July 25, 2007 through December 31, 2007, the increase in goodwill and other intangible assets resulted principally from the Merger as discussed in Notes 2 and 3. The remaining increase in goodwill and other intangible assets in the period from July 25, 2007 through December 31, 2007 relates primarily to tuck-in acquisitions completed throughout the period by Terminix and TruGreen LawnCare. During the fourth quarter of 2007, a goodwill impairment charge of $12.9 million ($8.8 million after-tax) was recorded in the Other Operations and Headquarters segment associated with the InStar reporting unit, which was designated as held for sale in 2007 as further discussed in Note 8. To determine the amount of the charge, the Company estimated the fair value of the InStar reporting unit using a probability weighted cash flow valuation methodology, and measured the goodwill impairment following the provisions of SFAS No. 142. The analysis included making assumptions about the realization of future cash flows upon the disposition of InStar which the Company believed to be reasonable.

        During the Predecessor period from January 1, 2007 through July 24, 2007, the increase in goodwill and other intangibles relates primarily to tuck-in acquisitions completed throughout the period by Terminix and TruGreen LawnCare.

        In February 2006, the Company acquired InStar, a provider of commercial disaster response and reconstruction services for approximately $85 million in cash, with approximately $31 million of the acquisition price allocated to goodwill and $20 million allocated to other intangibles. The remaining increase in goodwill and intangible assets for 2006 relates to the acquisition of Safeguard Pest Control and other tuck-in acquisitions primarily at Terminix and TruGreen LawnCare.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Goodwill and Intangible Assets (Continued)

        The table below summarizes the goodwill balances by segment for continuing operations:

(In thousands)	TruGreen LawnCare	TruGreen LandCare	Terminix	American Home Shield	Other Operations & Headquarters	Total
Balance at Dec. 31, 2005 (Predecessor)	$700,029	$—	$661,166	$85,526	$101,349	$1,548,070
Acquisitions	29,922	—	36,791	—	2,862	69,575
Other(1)	10,298	—	7,912	1,392	(19,602)	—

Balance at Dec. 31, 2006 (Predecessor)	740,249	—	705,869	86,918	84,609	1,617,645
Acquisitions	13,876	—	10,262	—	1,860	25,998
Other(2)	—	—	—	(2,560)	2,560	—

Balance at July 24, 2007 (Predecessor)	754,125	—	716,131	84,358	89,029	1,643,643
Change in Goodwill due to Merger(3)	385,063	48,676	599,954	265,872	95,854	1,395,419
Acquisitions	4,851	—	8,268	—	768	13,887
Other(4)	(369)	(804)	(400)	(151)	(1,302)	(3,026)

Balance at Dec. 31, 2007 (Successor)	$1,143,670	$47,872	$1,323,953	$350,079	$184,349	$3,049,923

(1)
In the fourth quarter of 2006, $20 million of enterprise goodwill was reclassified to the TruGreen LawnCare, Terminix, and American Home Shield segments from the Other Operations and Headquarters segment.

(2)
In the Predecessor period from January 1, 2007 to July 24, 2007, the AmeriSpec business was transferred from the American Home Shield segment to the Other Operations & Headquarters segment.

(3)
Excludes the impact of the Merger on the goodwill of the InStar reporting unit, which was a part of the Other Operations & Headquarters segment prior to being classified as held for sale.

(4)
Reflects the impact of the resolution of certain tax items and the impact of the amortization of tax deductible goodwill.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Goodwill and Intangible Assets (Continued)

        The table below summarizes the other intangible asset balances for continuing operations:

	Successor	Predecessor
(In thousands)	2007	2006
Trade names(1)	$2,468,200	$215,493
Other intangible assets	849,715	59,976
Accumulated amortization	(132,662)	(42,290)

Net other intangibles	717,053	17,686

Total	$3,185,253	$233,179

    (1)
    Not subject to amortization.

        Amortization expense of $133 million, $5 million, $7 million and $5 million was recorded in the period from July 25, 2007 to December 31, 2007, the period from January 1, 2007 to July 24, 2007, 2006 and 2005, respectively. For the existing intangible assets, the Company anticipates amortization expense of $171 million, $156 million, $129 million, $79 million and $52 million in 2008, 2009, 2010, 2011 and 2012 respectively.

Note 6. Income Taxes

        The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the adoption of FIN 48, the Company recorded a $0.8 million increase in the liability for certain tax items and a corresponding reduction to the January 1, 2007 balance of retained earnings. As of December 31, 2007, the Company has $13.3 million of tax items primarily reflected in state tax returns that have not been recognized for financial reporting ("unrecognized tax benefits"). If recognized in 2008, a benefit of $10.7 million, net of federal and state tax effects, would be recorded as a purchase accounting adjustment to goodwill and a benefit of $0.3 million, net of federal and state tax effects, would favorably impact the effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)	2007
Predecessor
Gross unrecognized tax benefits at January 1	$18.4
Increases in tax positions for prior years	—
Decreases in tax positions for prior years	(0.1)
Increases in tax positions for current year	2.9
Lapse in statute of limitations	(5.3)

Gross unrecognized tax benefits at July 24	15.9
Successor
Increases in tax positions for prior years	—
Decreases in tax positions for prior years	(1.4)
Increases in tax positions for current year	0.5
Settlements	(1.2)
Lapse in statute of limitations	(0.5)

Gross unrecognized tax benefits at December 31	13.3

Notes to the Consolidated Financial Statements (Continued)

Note 6. Income Taxes (Continued)

        It is expected that the amount of unrecognized tax benefits will change in the next twelve months. Up to $1.8 million ($1.2 million, net of federal and state benefits) of the Company's unrecognized tax benefits could be recognized within the next twelve months. As a result of the closing of certain state audits and the expiration of statutes of limitation on certain state tax returns, the Company recognized approximately $5.4 million ($3.5 million, net of federal and state tax effects) of its unrecognized tax benefits during the Predecessor period January 1, 2007 to July 24, 2007 and approximately $3.1 million ($2.0 million, net of federal and state tax effect) during the Successor period July 25, 2007 to December 31, 2007.

        The Company files consolidated and separate income tax returns in the United States federal jurisdiction and in many state and foreign jurisdictions. The Company has been audited by the United States Internal Revenue Service (IRS) through 2005 and is no longer subject to state and local or foreign income tax examinations by tax authorities for years before 2001.

        In the ordinary course, the Company is subject to review by domestic and foreign taxing authorities, including the IRS. As previously disclosed, the U.S. federal tax returns filed by the Company through the 2005 return have been reviewed by the IRS. The Company paid $3 million primarily in the first quarter of 2006 relating to the resolution of the 2003 and 2004 audits. In the fourth quarter of 2006, the IRS completed the audit of the Company's tax return for 2005, with no adjustments or additional payments. The IRS commenced examinations of the Company's U.S. federal income tax returns for 2006 and 2007 in the first quarter of 2006 and 2007, respectively, which are anticipated to be completed by the end of 2008. At this time, the outcome of these audits is not known and no significant adjustments have been proposed by the IRS pertaining to these audit periods. Three state tax authorities are in the process of auditing state income tax returns of various subsidiaries. One state audit is at the appeals level. If state authorities were to prevail with their assessments, the Company does not anticipate that these adjustments would have a material impact on the Company's financial position, results of operations or cash flows.

        The Company's policy is to recognize potential interest and penalties related to its tax positions within the tax provision. During the Successor period July 25, 2007 through December 31, 2007 and the Predecessor period January 1, 2007 through July 24, 2007 the Company recognized interest income of approximately $0.3 million and $0.8 million, respectively, through the tax provision, primarily as a result of the expiration of the statutes of limitation on certain tax positions and favorable state audit settlements. As of December 31, 2007, the Company had accrued for the payment of interest and penalties of approximately $2.4 million ($1.4 million, net of federal and state tax effects).

        The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's effective income tax rate for continuing operations is as follows:

	Successor	Predecessor
	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	2006	2005
Tax at U.S. federal statutory rate	(35.0)%	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal benefit	(0.8)	4.3	3.5	3.3
Tax credits	(0.6)	(0.8)	(0.7)	(1.0)
State NOL not previously recorded	—	—	(2.0)	—
Other, including reserves and permanent items	1.3	(0.9)	(1.9)	1.4

Effective rate	(35.1)%	37.6%	33.9%	38.7%

Notes to the Consolidated Financial Statements (Continued)

Note 6. Income Taxes (Continued)

        The effective tax rate for discontinued operations for the Successor period July 25, 2007 through December 31, 2007 and the Predecessor period January 1, 2007 through July 24, 2007 was a tax benefit of 31.8% and 40.1%, respectively.

        The effective tax rate for discontinued operations was a tax benefit of 5.8% in 2006 (which included the impact of non-deductible goodwill) and tax expense of 39.5% in 2005.

        Income tax expense from continuing operations is as follows:

	Successor Period from July 25, 2007 to Dec. 31, 2007
(In thousands)	Current	Deferred	Total
U.S. federal	17,111	(67,831)	(50,720)
State and local	493	(1,955)	(1,462)

	17,604	(69,786)	(52,182)

	Predecessor Period from January 1, 2007 to July 24, 2007
	Current	Deferred	Total
U.S. federal	19,687	28,205	47,892
State and local	1,562	2,238	3,800

	21,249	30,443	51,692

	Predecessor 2006
	Current	Deferred	Total
U.S. federal	$70,244	$20,825	$91,069
State and local	3,190	946	4,136

	$73,434	$21,771	$95,205

	Predecessor 2005
	Current	Deferred	Total
U.S. federal	$12,393	$87,813	$100,206
State and local	1,723	12,208	13,931

	$14,116	$100,021	$114,137

        Deferred income tax expense results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The deferred tax asset primarily reflects the impact of future tax deductions related to the Company's accruals and certain net operating loss carryforwards. Management believes that, based upon its history of profitable operations, it is probable that its deferred tax assets will be realized, primarily from the generation of future taxable income. The deferred tax liability is primarily attributable to the basis differences related to intangible assets.

Notes to the Consolidated Financial Statements (Continued)

Note 6. Income Taxes (Continued)

        Significant components of the Company's deferred tax balances are as follows:

	Successor	Predecessor
(In thousands)	Dec. 31, 2007	Dec. 31, 2006
Deferred tax assets (liabilities):
Current:
Prepaid expenses	$(10,203)	$(14,300)
Receivables allowances	14,382	14,900
Accrued insurance expenses	10,618	10,900
Current reserves	15,497	14,703
Accrued expenses and other	17,883	11,197

Total current asset	48,177	37,400

Long-Term:
Intangible assets(1)	(1,142,715)	(225,300)
Accrued insurance expenses	5,589	6,100
Net operating loss and tax credit carryforwards	83,034	44,100
Less valuation allowance	(9,031)	(1,800)
Other long-term obligations	(16,377)	8,900

Total long-term liability	(1,079,500)	(168,000)

Net deferred tax liability	$(1,031,323)	$(130,600)

    (1)
    The deferred tax liability relates primarily to the difference in the tax versus book basis of intangible assets. The majority of this liability will not actually be paid until a business unit of the Company is sold.

        At December 31, 2007, the Company had tax effected federal and state net operating loss carryforwards net of valuation allowances of approximately $70 million, expiring at various dates up to 2027. The Company also had federal and state tax credit carryforwards net of valuation allowances of approximately $4 million which expire at various dates up to 2027.

        In the Successor period from July 25, 2007 through December 31, 2007, cash paid for income taxes was $8.1 million. In the Predecessor period from January 1, 2007 through July 24, 2007, cash paid for income taxes was $17.4 million. In 2006, cash paid for income taxes was $46 million, including a payment of $3 million relating to the resolution of the 2003 and 2004 audits. In 2005, cash paid for income taxes was $146 million, including a net payment of $86 million to the IRS and various states pursuant to the Company's agreement with the IRS.

Note 7. Acquisitions

        Acquisitions have been accounted for using the purchase method and, accordingly, the results of operations of the acquired businesses have been included in the Company's consolidated financial statements since their dates of acquisition. The assets and liabilities of these businesses were recorded in the financial statements at their estimated fair values as of the acquisition dates.

Notes to the Consolidated Financial Statements (Continued)

Note 7. Acquisitions (Continued)

Current Year

        During the Successor period from July 25, 2007 through December 31, 2007, the Company completed several lawn care and pest control acquisitions for a total net purchase price of $17.9 million. Related to these acquisitions, the Company recorded goodwill of approximately $13.9 million and other intangible assets of $3.6 million.

        During the Predecessor period from January 1, 2007 through July 25, 2007, the Company completed several lawn care and pest control tuck-in acquisitions, along with several Merry Maids' franchise acquisitions, for a total net purchase price of $31.6 million. Related to these acquisitions, the Company recorded goodwill of approximately $26.0 million and other intangible assets of $5.9 million.

Prior Years

        In February 2006, the Company acquired InStar, a leading provider of disaster response and reconstruction services, for approximately $85 million in cash. The Company recorded $31 million of goodwill and other intangible assets of $20 million related to the InStar acquisition.

        During 2006, the Company completed several lawn care and pest control tuck-in acquisitions, including Safeguard Pest Control (acquired in October 2006), for a total net purchase price of $82 million. Related to these acquisitions, the Company recorded goodwill of approximately $69.6 million and other intangible assets of $10 million.

        Throughout 2005, the Company completed several small tuck-in acquisitions, primarily in the pest control and lawn care businesses. Additionally, in the third quarter of 2005, ServiceMaster Clean acquired a distributorship. The net purchase price of the 2005 acquisitions was $51 million. The Company recorded goodwill of approximately $36 million and other intangible assets of $15 million related to the 2005 acquisitions.

Cash Flow Information for Acquisitions

        Supplemental cash flow information regarding the Company's acquisitions, excluding the Merger, is as follows:

	Successor(1)	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	2006	2005
Purchase price	$18,809	$36,061	$196,891	$53,692
Less liabilities assumed	(939)	(4,452)	(29,955)	(2,425)

Net purchase price	$17,870	$31,609	$166,936	$51,267

Net cash paid for acquisitions	$14,889	$25,460	$143,406	$33,719
Value of shares issued	—	753	9,270	1,191
Seller financed debt	2,981	5,396	14,260	16,357

Payment for acquisitions	$17,870	$31,609	$166,936	$51,267

    (1)
    Excludes the Merger.

Notes to the Consolidated Financial Statements (Continued)

Note 8. Businesses Held Pending Sale and Discontinued Operations

Current Year

        In the fourth quarter of 2007, management of the Company concluded that InStar did not fit within the long-term strategic plans of the Company and committed to a plan to sell the business. InStar provides disaster response and reconstruction services primarily to commercial customers and was previously disclosed as part of the Company's Other Operations and Headquarters segment. As a result of the decision to sell this business, an $18.1 million impairment charge ($12.3 million, net of tax) was recorded in "income (loss) from businesses held pending sale and discontinued operations, net of income taxes" in the fourth quarter of 2007 to reduce the carrying value of InStar's long-lived assets to their fair value less cost to sell in accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This charge was in addition to the $12.9 million ($8.8 million, net of tax) goodwill impairment charge discussed in Note 5.

        The assets held for sale balance at December 31, 2007 includes approximately $42.0 million of InStar receivables (including approximately $14.4 million of work-in-process that has not yet been billed). InStar's receivables include hurricane disaster recovery work performed in New Orleans, southern Florida and other hurricane-affected areas in late 2005 and 2006. The assets held for sale included an allowance for doubtful accounts at December 31, 2007 of approximately $8.8 million related to InStar's accounts receivable. Such allowance reflects management's best estimate of the amounts that will not be collected. If the estimated amounts recoverable on the projects change from the amounts currently recorded, these differences will be recognized as income or loss when the change in estimate is made. Such changes, if any, would not currently be expected to be material to the Company's consolidated financial statements.

        Accounts receivable and work-in-process balances for commercial disaster response and reconstruction projects are recorded based on estimates of the percentage of completion of the projects, which includes several factors including the contract values, the total expected costs to complete the projects, historical returns and margins on comparable projects, and the mix and type of labor and equipment required to complete the project.

        On November 8, 2006, InStar entered into a plea agreement with the United States Attorney's Office for the Southern District of Florida requiring that InStar implement an environmental compliance plan, be placed on probation for a period of up to five years, pay a fine of $0.5 million for each count, and make a contribution of $2.0 million to the Florida Environmental Task Force Trust Fund. Under the plea agreement, the Company has agreed to take all reasonable steps necessary to ensure the implementation and enforcement of the environmental compliance plan by InStar.

        Since the conduct of InStar that was the subject of the plea agreement occurred prior to the Company's acquisition of InStar, the Company pursued indemnification from the sellers of InStar for its damages and expenses including fines, contributions and attorney's fees. On December 19, 2006, the Company, InStar and the sellers entered into a settlement agreement and mutual release. The sellers paid InStar $5 million in full settlement of all claims of InStar and/or the Company arising from the sale of InStar to the Company.

        The Company believes that any disruption to the InStar business arising from the plea will not have a material effect on the Company's financial condition or results of operations.

Notes to the Consolidated Financial Statements (Continued)

Note 8. Businesses Held Pending Sale and Discontinued Operations (Continued)

Prior Year Dispositions

        In the third quarter of 2006, the Company completed the sales of ARS and AMS generating gross cash proceeds of approximately $115 million, which was used to reduce outstanding debt balances. The results of the ARS/AMS operations, which provide HVAC, plumbing and electrical installation and repair, have been reported within the financial statement caption "income (loss) from businesses held pending sale and discontinued operations, net of income taxes" for all periods. During the first quarter of 2006, the Company recorded a $25 million after-tax ($42 million pretax) impairment charge for expected losses on the disposition of certain ARS/AMS properties held pending sale. Related to the sales of the ARS and AMS businesses, the Company recorded an after-tax net loss of ($0.5) million. The sale of ARS resulted in the elimination of $56 million of goodwill that had previously been included in the assets of discontinued operations.

Financial Information for Discontinued Operations

        Reported "income (loss) from businesses held pending sale and discontinued operations, net of income taxes" for all periods presented include the operating results of the sold and discontinued businesses noted above. The operating results and financial position of discontinued operations are as follows:

	Successor	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005
Operating Results:
Operating revenue	$30,994	$43,413	$615,271	$764,888
Operating income	(8,833)	(7,617)	16,509	30,355
Interest expense	(34)	(38)	(55)	—
Impairment charge	(31,006)	—	(42,000)	—

Pretax income (loss)	(39,873)	(7,655)	(25,546)	30,355
Provision (benefit) for income taxes	(12,665)	(3,067)	(10,456)	11,991
(Loss) on sale, net of tax	—	—	(495)	—

Income (loss) from businesses held pending sale and discontinued operations	$(27,208)	$(4,588)	$(15,585)	$18,364

	Successor
		Predecessor
	Dec. 31, 2007
		Dec. 31, 2006
Financial Position:
Current assets	$42,474	$67,792
Long-term assets	—	51,783

Total assets	$42,474	$119,575

Current liabilities	$12,983	$19,183
Long-term liabilities	7,765	7,582

Total liabilities	$20,748	$26,765

Notes to the Consolidated Financial Statements (Continued)

Note 8. Businesses Held Pending Sale and Discontinued Operations (Continued)

        The table below summarizes the activity during the Predecessor period from January 1, 2007 through July 24, 2007 and the Successor period from July 25, 2007 through December 31, 2007 for the remaining liabilities from operations that were discontinued in years prior to 2007. The remaining obligations primarily relate to long-term self-insurance claims. The Company believes that the remaining reserves continue to be adequate and reasonable.

Predecessor

(In thousands)	Balance at Dec. 31, 2006	Cash Payments or Other	Income/ (Expense)	Balance at Jul. 24, 2007
Remaining liabilities of discontinued operations:
ARS/AMS	$4,300	$1,623	$352	$2,325
LandCare Construction	1,714	324	(271)	1,661
LandCare utility line clearing business	2,075	293	—	1,782
Certified Systems, Inc. and other	7,095	200	—	6,895

Successor

(In thousands)	Balance at Jul. 25, 2007	Cash Payments or Other	Income/ (Expense)	Balance at Dec. 31, 2007
Remaining liabilities of discontinued operations:
ARS/AMS	$2,325	$300	$(359)	$2,384
LandCare Construction	1,661	200	204	1,257
LandCare utility line clearing business	1,782	332	100	1,350
Certified Systems, Inc. and other	6,895	174	—	6,721

Note 9. Restructuring Charges

        For the Successor period from July 25, 2007 to December 31, 2007 and for the Predecessor period from January 1, 2007 to July 24, 2007 the Company recognized $26.0 million ($15.9 million after-tax) and $16.9 million ($10.7 million after-tax) of restructuring charges, respectively. Approximately $8.3 million ($5.1 million after-tax) (Successor) and $17.1 million ($10.9 million after-tax) (Predecessor) of these charges are related to the Company's consolidation of its corporate headquarters into its operations support center in Memphis, Tennessee and closing of its headquarters in Downers Grove, Illinois. Such costs include employee retention and severance costs, lease termination costs, training of replacement employees, and temporary employee staffing and recruiting costs. Almost all such costs were cash expenditures. In accordance with GAAP, these costs were expensed over the transition period.

        The transition to Memphis was substantially completed in 2007 and the Company expects costs incurred related to this transition in 2008 to be insignificant. The Successor Period restructuring amount also includes approximately $7.9 million ($4.8 million after-tax) of charges related to organizational changes, primarily severance costs, made within the TruGreen LandCare operations.

Notes to the Consolidated Financial Statements (Continued)

Note 9. Restructuring Charges (Continued)

        The Company is engaged in a reorganization and restructuring of certain of its businesses and support functions ("Fast Forward"). Among the purposes of Fast Forward is to eliminate layers and bureaucracy and simplify work processes in order to better align the Company's work processes around its operational and strategic objectives. It is expected that Fast Forward will be effected in phases. The first phase involves, among other things, a reduction in work force and various process improvements, including the closing of American Home Shield's call center located in Santa Rosa, California. The second phase is expected to include the outsourcing to third party vendors of various business activities that currently are handled internally, as well as other employee workforce reductions expected to result in cost-savings. The first phase of Fast Forward is expected to be substantially complete in the first quarter of 2008, and the second phase is expected to begin implementation in the second half of 2008.

        In connection with the first phase of Fast Forward, the Company incurred costs in the Successor period of approximately $9.8 million ($6.0 million after-tax). Such costs include lease termination and other costs related to closing the Santa Rosa call center of approximately $3.7 million; and severance and other costs of approximately $6.1 million.

        The 2006 aggregate restructuring charges totaled $21.6 million pretax. The after-tax impact of the restructuring charges includes approximately $6 million of non-recurring net operating loss carryforward benefits which became realizable to the company as a result of its decision to consolidate its corporate headquarters in Memphis, Tennessee. The 2006 aggregate restructuring charges were comprised of the following:

  •
  Severance costs and third party professional fees and expenses resulting from the organizational changes made as part of Project Accelerate and severance costs associated with the resignation in the second quarter of the Company's former Chief Executive Officer. These costs totaled $11.2 million, substantially all of which was paid by the end of 2006.

  •
  Approximately $10.4 million of restructuring charges in the fourth quarter of 2006 related to the Company's consolidation of its corporate headquarters into its operations support center in Memphis, Tennessee and closing of its headquarters in Downers Grove, Illinois.

        For the Successor period from July 25 to December 31, 2007 and for the Predecessor period from January 1 to July 24, 2007 the Company incurred $0.8 million ($0.1 million after-tax) and $41.4 million ($34.7 million after-tax) of Merger related expenses, respectively. These Merger related costs include investment banking, accounting, legal and other costs associated with the Merger, which cannot be capitalized as part of the purchase cost for financial reporting purposes.

        The Company has change in control severance agreements with certain of its officers. These agreements generally provide, among other things, for severance pay and other benefits to the officer if, within two years following a change in control of ServiceMaster, the officer's employment is terminated by the Company other than for cause or is terminated by the officer for good reason. The consummation of the Merger constituted a change of control for purposes of these agreements. The financial results through December 31, 2007 include severance and retention costs for certain officers in the Company's Downers Grove, Illinois office whose employment has been or will be terminated due to the consolidation of the corporate headquarters into the Memphis, Tennessee operations support center. The consummation of the Merger resulted in additional severance costs and other benefits that were due under the change in control severance agreements for these officers. These additional costs, as well as change in control severance costs and other benefits due to certain terminated officers of the Company's Memphis, Tennessee operations support center totaled $42.8 million pretax, which is not

Notes to the Consolidated Financial Statements (Continued)

Note 9. Restructuring Charges (Continued)

included in the statements of operations and is reflected as a cost of the acquisition as presented in Notes 2 and 3. These costs are incremental to the costs described in the preceding paragraph. Approximately $21.8 million of change in control severance costs were paid in the 2007 Successor period and the remaining amount will be paid during the first quarter of 2008.

Note 10. Commitments and Contingencies

        The Company leases certain property and equipment under various operating lease arrangements. Most of the property leases provide that the Company pay taxes, insurance and maintenance applicable to the leased premises. As leases for existing locations expire, the Company expects to renew the leases or substitute another location and lease.

        Rental expense for the Successor period from July 25, 2007 to December 31, 2007, the Predecessor period from January 1, 2007 to July 24, 2007, 2006 and 2005 was $72 million, $97 million, $172 million and $164 million, respectively. Future long-term non-cancelable operating lease payments are approximately $70 million in 2008, $60 million in 2009, $42 million in 2010, $30 million in 2011, $19 million in 2012, and $46 million in 2013 and thereafter.

        The majority of the Company's fleet and some equipment are leased through operating leases. Lease terms are non-cancelable for the first twelve month term and then are month-to-month leases, cancelable at the Company's option. There are residual value guarantees by the Company (ranging from 70 percent to 87 percent of the estimated terminal value at the inception of the lease depending on the agreement) relative to these vehicles and equipment, which historically have not resulted in significant net payments to the lessors. There are no net payments reflected in the future minimum lease obligation as the leases are cancelable and there are no expected net payments due under the guarantees. At December 31, 2007, there was approximately $184 million of residual value guarantee relating to the Company's fleet and equipment leases. Approximately $67 million of this residual value is with a lessor that has exercised its option to terminate the lease effective August 2008. The fair value guarantee of the assets under all of the fleet and equipment leases is expected to substantially mitigate the Company's obligations under the agreements. At December 31, 2007, the Company has recorded the estimated fair value of this guarantee (approximately $2.4 million) in the Consolidated Statements of Financial Position.

        The Company maintains lease facilities with banks totaling $68 million, which provide for the financing of branch properties to be leased by the Company. At December 31, 2007, approximately $68 million was funded under these facilities. Approximately $15 million of these leases are treated as capital leases and have been included on the balance sheet as assets with related debt as of December 31, 2007. The balance of the funded amount is treated as operating leases. The Company has guaranteed the residual value of the properties under the leases up to 73 percent of the fair market value at the commencement of the lease. At December 31, 2007, the Company's residual value guarantee related to the leased assets totaled $53 million for which the Company has recorded the estimated fair value of this guarantee (approximately $0.1 million) in the Consolidated Statements of Financial Position. In connection with the closing of the Merger, the Company amended these leases effective July 24, 2007. Among the modifications, the Company extended the lease terms through July 24, 2010. The operating lease and capital lease classifications of these leases did not change as a result of the modifications.

        Certain of the Company's assets, including certain branch properties discussed above, a call center facility, and equipment, are leased under capital leases with approximately $26 million in remaining

Notes to the Consolidated Financial Statements (Continued)

Note 10. Commitments and Contingencies (Continued)

lease obligations as of December 31, 2007. Future lease payments under capital leases are approximately $2 million in 2008, $2 million in 2009, $17 million in 2010, $2 million in 2011, $1 million in 2012, and $2 million in 2013 and thereafter.

        In the normal course of business, the Company periodically enters into agreements that incorporate indemnification provisions. While the maximum amount to which the Company may be exposed under such agreements cannot be estimated, the Company does not expect these guarantees and indemnifications to have a material effect on the Company's business, financial condition, or results of operations.

        The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers' compensation, auto and general liability risks. The Company has both self-insured retention limits and layers of excess insurance coverage above such self-insured retention limits that is insured by third parties. The Company is required to pay all claims that fall below the retention limits. As of December 31, 2007 and 2006, the Company had total accrued self-insured claims of $159 million and $166 million, respectively. During the Successor period July 25, 2007 to December 31, 2007, the Predecessor period January 1, 2007 to July 24, 2007 and the Predecessor years ended December 31, 2006 and 2005, the Company recorded provision for claims totaling $21 million, $29 million, $53 million and $72 million, respectively, and the Company paid claims totaling $23 million, $33 million, $61 million and $60 million, respectively. The Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. The actuarially determined provision and related accrual include consideration of both known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

        As part of the ARS and AMS sale agreements, the Company continues to be obligated to third parties with respect to operating leases for which the Company has been released as being the primary obligor, as well as certain real estate leased and operated by the buyers. The Company's obligations under these agreements may be limited in terms of time and or amount, and in some cases, the Company may have recourse against the buyers for any potential future payments made by the Company. At the present time, the Company does not believe it is probable that the buyers will default on their obligations subject to guarantee. The fair value of the Company's obligations related to these guarantees is not significant and no liability has been recorded.

        In addition, the Company has guarantees on certain bonds issued by the divested companies, primarily performance type bonds. The maximum payments the Company could be required to make if the buyers are unable to fulfill their obligations is approximately $9.4 million at December 31, 2007. All of the bonds are scheduled to expire in 2008, but may be extended depending on the completion of the related projects. The Company believes that if it were to incur a loss on any individual bond guarantee, the likelihood of which the Company believes is remote, such loss would not have a material effect on the Company's business, financial condition or results of operations.

        In the ordinary course of conducting its business activities, the Company becomes involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include general and commercial liability and employment actions as well as a small number of environmental proceedings. The Company does not expect any of these proceedings to have a material effect on the Company's business, financial condition, or results of operations.

Notes to the Consolidated Financial Statements (Continued)

Note 11. Related Party Transactions

        In connection with the Transactions, the Company paid the Equity Sponsors and certain affiliates thereof approximately $80 million in fees and expenses for financial and transaction structuring advice and analysis as well as assistance with due diligence investigations and debt financing negotiations. The amount has been included in the purchase price of the Merger. Also in connection with the Transactions, the Company entered into a consulting agreement with CD&R under which CD&R will provide the Company with on-going consulting and management advisory services in exchange for a minimum annual management fee of $2 million. This fee is payable quarterly. The Company recorded management fees of $0.9 million for the Successor period July 25, 2007 to December 31, 2007. The consulting agreement also provides that CD&R will receive future fees in connection with certain subsequent financing and acquisition or disposition transactions.

Note 12. Employee Benefit Plans

        Effective January 2, 2007, the Company approved a new long-term incentive plan (the "LTIP") designed to reward certain employees based on the accumulated three year Company financial performance against pre-tax income and revenue goals. Pursuant to the LTIP, the awards will be paid out in cash at the end of a three year performance period. The costs of the awards are recognized over the performance period and are included in selling and administrative expense in the consolidated statements of operations. Compensation expense related to the LTIP was $3.4 million in 2007.

        Discretionary contributions to qualified profit sharing and non-qualified deferred compensation plans were made in the amount of $3.5 million for the period from July 25, 2007 through December 31, 2007, $5.8 million for the period from January 1, 2007 through July 24, 2007, $10.2 million for 2006 and $9.9 million for 2005. Under the Employee Share Purchase Plan, the Company contributed $0.2 million in the period from January 1, 2007 through July 24, 2007, $0.9 million in 2006 and $0.8 million in 2005. These funds defrayed part of the cost of the shares purchased by employees. The Employee Share Purchase Plan was terminated in conjunction with the Merger.

Note 13. Minority Interest Ownership

        On June 4, 2007, the minority equity interest in Terminix was converted into eight million shares of ServiceMaster common stock and the minority interest balance in the Consolidated Statements of Financial Position was reduced to zero. As a result of the Merger, the eight million shares of ServiceMaster common stock that were issued were converted into the right to receive $15.625 in cash per the Merger Consideration.

Notes to the Consolidated Financial Statements (Continued)

Note 14. Long-Term Debt

        Long-term debt at December 31, 2007 and December 31, 2006 is summarized in the following table:

(In thousands)	Successor 2007	Predecessor 2006
Senior secured term loan facility maturing in 2014	$2,636,750	$—
Senior unsecured interim loan facility maturing in 2008	1,150,000	—
6.95% notes maturing in 2007	—	49,225
7.88% notes maturing in 2009	—	179,000
7.10% notes maturing in 2018(1)	59,772	79,473
7.45% notes maturing in 2027(1)	142,457	195,000
7.25% notes maturing in 2038(1)	58,206	82,650
Other	83,626	121,606
Less current portion	(53,564)	(21,144)

Total long-term debt	$4,077,247	$685,810

    (1)
    The decrease from the balance at December 31, 2006 reflects fair value adjustments related to purchase accounting, which increases the effective interest rate from the coupon rates shown above.

        In connection with the completion of the Transactions, the Company (i) entered into the Senior Term Loan Facility, (ii) entered into a new $1.15 billion senior unsecured interim loan facility, (iii) entered into a new $500 million senior secured revolving credit facility, (the "Revolving Credit Facility") and (iv) entered into a new synthetic letter of credit facility in an aggregate principal amount of $150 million. Additionally, the Company repaid certain of its existing indebtedness, including the 2009 Notes. The 2009 Notes were called for redemption on the Closing Date and were redeemed on August 29, 2007. Additionally, the Company utilized a portion of the proceeds from the Term Facilities described and defined below to repay at maturity the 2007 Notes. The debt issuance costs related to the Merger have been capitalized and these costs are being amortized to interest expense over the terms of the underlying debt instruments. The debt issue costs at December 31, 2006 of approximately $17 million have been reclassified to debt issuance costs from long-term debt to provide consistency with the 2007 presentation.

(a)
Term Facilities

        On the Closing Date, in connection with the completion of the Merger, Acquisition Co. entered into the Term Facilities. The rights and obligations of Acquisition Co. under the Term Facilities were assumed by ServiceMaster on the Closing Date of the Merger.

        The "Term Facilities" consist of (1) the Senior Term Loan Facility providing for term loans in an aggregate principal amount of $2.65 billion, and (2) a pre-funded synthetic letter of credit facility in an aggregate principal amount of $150 million. As of December 31, 2007, the Company had issued approximately $146 million of letters of credit, resulting in unused commitments under the synthetic letter of credit facility of approximately $4 million.

        The Term Facilities will mature on July 24, 2014. The interest rates applicable to the loans under the Term Facilities are based on a fluctuating rate of interest measured by reference to either, at ServiceMaster's option, (i) an adjusted London inter-bank offered rate (adjusted for maximum

Notes to the Consolidated Financial Statements (Continued)

Note 14. Long-Term Debt (Continued)

reserves), plus a borrowing margin (as of December 31, 2007—2.75%), or (ii) an alternate base rate, plus a borrowing margin (as of December 31, 2007—1.75%). The borrowing margin, in each case, will be adjusted from time to time based on the Consolidated Secured Leverage Ratio (as defined in the Term Facilities agreement) for the previous fiscal quarter.

        In August 2007, the Company entered into three, 3-year interest rate swap agreements, effective September 4, 2007. The total notional amount of the agreements was $530 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of approximately 5.05% on the $530 million notional amount and the Company will receive a floating rate of interest (based on the one month LIBOR) on the notional amount. Therefore, the effective interest rate for $530 million of the term loans is fixed at approximately 7.80%, including the borrowing margin described above. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the Company's interest rate swap agreements are classified as cash flow hedges and, as such, the hedging instruments are recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in other comprehensive income.

(b)
Interim Loan Facility

        On the Closing Date, in connection with the completion of the Merger, Acquisition Co. entered into the Interim Loan Facility. The rights and obligations of Acquisition Co. under the Interim Loan Facility were assumed by ServiceMaster on the Closing Date of the Merger.

        The Interim Loan Facility will mature on July 24, 2008. On the maturity date (or at the election of the Company following the completion of a standard high yield road show after which no senior notes to refinance in whole or part the Interim Loan Facility loans were issued) outstanding amounts under the Interim Loan Facility shall be converted into 10.75%/11.50% senior toggle notes due 2015 ("Permanent Notes"). The Permanent Notes would be issued pursuant to a refinancing indenture. In connection with the issuance of Permanent Notes, ServiceMaster would enter into a registration rights agreement to be dated the date of the issuance of the Permanent Notes, pursuant to which ServiceMaster will be required to file a shelf registration statement (or, at ServiceMaster's option, an exchange offer registration statement) with respect to the Permanent Notes.

        ServiceMaster may, at its option prior to the start of any interest period (three month interest period for loans under the Interim Loan Facility and six month interest period for Permanent Notes) through July 2011, elect to pay Cash Interest, PIK Interest, or 50% as Cash Interest and 50% as PIK Interest. All interest payments due through January 2008 were paid entirely as Cash Interest. The Company has elected to pay the interest for the next interest period due in April 2008 entirely as Cash Interest.

        The interest rates applicable to the loans under the Interim Loan Facility are based on a fluctuating rate of interest measured by reference to an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin (as of December 31, 2007—4.50%) and, in the case of PIK Interest, an additional PIK margin of 0.75%. If the borrowings under the Interim Loan Facility are not repaid in whole within the six-month period following the Closing Date, the borrowing margin will increase by 0.50% per annum at the end of such six-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until, but excluding, the maturity date, provided, however, that such interest rate shall not exceed 10.75% in the case of Cash Interest or 11.50% in the case of PIK Interest.

Notes to the Consolidated Financial Statements (Continued)

Note 14. Long-Term Debt (Continued)

(c)
Revolving Credit Facility

        On the Closing Date, in connection with the completion of the Merger, ServiceMaster entered into the Revolving Credit Facility. The Revolving Credit Facility provides for senior secured revolving loans and stand-by and other letters of credit of up to a maximum aggregate principal amount of $500 million. The Revolving Credit Facility limits outstanding letters of credit to $75 million. There were no amounts outstanding under the Revolving Credit Facility on December 31, 2007.

        The final maturity date of the Revolving Credit Facility is July 24, 2013. The interest rates applicable to the loans under the Revolving Credit Facility will be based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (1) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin (as of December 31, 2007—2.75%), or (2) an alternate base rate, plus a borrowing margin (as of December 31, 2007—1.75%). The borrowing margin, in each case, will be adjusted from time to time based on the Consolidated Secured Leverage Ratio (as defined in the Revolving Credit Agreement) for the previous fiscal quarter.

        The agreements governing the Term Facilities, the Interim Loan Facility and the Revolving Credit Facility contain certain covenants that, among other things, limit or restrict the incurrence of additional indebtedness, liens, sales of assets, certain payments (including dividends) and transactions with affiliates, subject to certain exceptions. The Company was in compliance with the covenants under these agreements at December 31, 2007.

        Cash interest payments were $141 million from July 25 to December 31, 2007 (Successor), $27 million from January 1 to July 24, 2007 (Predecessor), $57 million in 2006 (Predecessor) and $57 million in 2005 (Predecessor). Future scheduled long-term debt payments are $54 million in 2008 (average rate of 6.4 percent), $43 million in 2009 (average rate of 6.4 percent), $54 million in 2010 (average rate of 6.9 percent), $34 million in 2011 (average rate of 6.9 percent) and $29 million in 2012 (average rate of 7.2 percent).

Note 15. Cash and Marketable Securities

        Cash, money market funds and certificates of deposits, with maturities of three months or less, are included in the Statements of Financial Position caption "Cash and Cash Equivalents." As of December 31, 2007 and 2006, the Company's investments consist primarily of domestic publicly traded debt of $131 million and $115 million, respectively and common equity securities of $131 million and $182 million, respectively.

        The aggregate market value of the Company's short-term and long-term investments in debt and equity securities was $262 million and $297 million and the aggregate cost basis was $255 million and $284 million at December 31, 2007 and 2006, respectively.

        Interest and dividend income received on cash and marketable securities was $12 million from July 25, 2007 to December 31, 2007 (Successor), $28 million from January 1, 2007 to July 24, 2007 (Predecessor), $26 million in 2006 (Predecessor), and $20 million in 2005 (Predecessor). Gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the period they are realized. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which it competes. The Company recorded an impairment charge of approximately $11 million ($7 million after-tax) due to other than temporary declines in the value of certain investments in the

Notes to the Consolidated Financial Statements (Continued)

Note 15. Cash and Marketable Securities (Continued)

Successor period from July 25, 2007 to December 31, 2007. There were no significant similar impairments recorded in any of the predecessor periods. The unrealized gains in the investment portfolio were approximately $8 million and $18 million as of December 31, 2007 and 2006, respectively. Unrealized losses were approximately $1 million and $3 million as of December 31, 2007 and 2006, respectively. There were no unrealized losses older than one year at December 31, 2007. The portion of unrealized losses older than one year at December 31 2006 was less than $2 million. The aggregate fair value of the investments with unrealized losses totaled $20 million and $109 million at December 31, 2007 and 2006, respectively, and consist primarily of corporate bonds and common equity securities.

Note 16. Receivable Sales

        The Company has an agreement to provide for the ongoing revolving sale of a designated pool of accounts receivable of TruGreen LawnCare and Terminix to a wholly-owned, bankruptcy-remote subsidiary, ServiceMaster Funding Company LLC. ServiceMaster Funding Company LLC has entered into an agreement pursuant to which it may transfer, on a revolving basis, an undivided percentage ownership interest in a pool of accounts receivable to unrelated third party purchasers. ServiceMaster Funding Company LLC retains an undivided percentage interest in the pool of accounts receivable and bad debt losses for the entire pool are allocated first to this retained interest. During 2007, 2006 and 2005, there were no receivables sold to third parties under this agreement. However, the Company may sell its receivables in the future which would provide an alternative funding source. The agreement is a 364-day facility that is renewable at the option of ServiceMaster Funding Company LLC, with a final termination date of July 17, 2012. The Company may sell up to $70 million of its receivables to these purchasers and therefore has immediate access to cash proceeds from these sales. The amount of the eligible receivables varies during the year based on seasonality of the business and will, at times, limit the amount available to the Company.

Note 17. Comprehensive Income

        Comprehensive income, which encompasses net income, unrealized gains/(losses) on marketable securities, unrealized gains/(losses) on derivative instruments and the effect of foreign currency

Notes to the Consolidated Financial Statements (Continued)

Note 17. Comprehensive Income (Continued)

translation is disclosed in the Statements of Shareholders' Equity. The following table summarizes the activity in other comprehensive income and the related tax effects.

	Successor	Predecessor
(In thousands)	Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 2007	Year Ended Dec. 31, 2006		Year Ended Dec. 31, 2005
Net unrealized gains/(losses) on securities:
Unrealized gains(1)	$4,390	$10,009	$$	13,673	$2,216
Reclassification adjustment for net gains realized(2)	246	(12,502)		(8,446)	(6,299)

Net unrealized gains/(losses) on securities	4,636	(2,493)		5,227	(4,083)

Net unrealized gains/(losses) on derivative instruments:
Unrealized gains/(losses)(3)	(10,614)	1,897		(1,452)	5,973
Reclassification adjustment for net gains realized(4)	159	837		(1,600)	(4,078)

Net unrealized gains/(losses) on derivative instruments	(10,455)	2,734		(3,052)	1,895

Foreign currency translation	1,473	1,747		746	(1,419)

Other comprehensive income (loss)	$(4,346)	$1,988		$2,921	$(3,607)

(1)
Net of tax effect of ($2.3) million from July 25, 2007 to December 31, 2007, ($5.1) million from January 1, 2007 to July 24, 2007, ($7.1) million in 2006 and ($1.1) million in 2005.

(2)
Net of tax effect of ($0.1) million from July 25, 2007 to December 31, 2007, $7.3 million from January 1, 2007 to July 24, 2007, $4.9 million in 2006 and $3.8 million in 2005.

(3)
Net of tax effect of $7.1 million from July 25, 2007 to December 31, 2007, ($1.3) million from January 1, 2007 to July 24, 2007, $1.0 million in 2006 and ($4.0) million in 2005.

(4)
Net of tax effect of ($0.1) million from July 25, 2007 to December 31, 2007, ($0.6) million from January 1, 2007 to July 24, 2007, $1.1 million in 2006 and $2.7 million in 2005.

        Accumulated comprehensive income included the following components as of December 31:

	Successor	Predecessor
(In thousands)	2007	2006
Net unrealized gains on securities, net of tax	$4,636	$9,012
Net unrealized gains on derivative instruments, net of tax	(10,455)	(2,213)
Foreign currency translation	1,473	3,319

Total	$(4,346)	$10,118

Note 18. Capital Stock

        Effective July 24, 2007 upon completion of the Merger, the Certificate of Incorporation of the Company was amended to provide for the authorization of 1,000 shares of common stock to replace

Notes to the Consolidated Financial Statements (Continued)

Note 18. Capital Stock (Continued)

the previously authorized, issued and outstanding common stock. As a result of the Merger, CDRSVM Holding, Inc. holds 1,000 shares of the Company's common stock, which represents all of the authorized and issued common stock.

Note 19. Stock-Based Compensation

Successor

        On November 20, 2007, the board of directors of Holdings adopted the ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the sale of shares of Holdings stock to ServiceMaster's executive officers, other key employees and directors as well as the grant of deferred share units and options to purchase shares of Holdings to those individuals. The board of directors of Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and determines the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 12,445,000 shares of Holdings stock are reserved for issuance under the Stock Incentive Plan. Holdings currently intends to satisfy any need for shares of common stock of Holdings associated with the exercise of options issued under the Stock Incentive Plan through those new shares reserved for issuance.

        All option grants under the Stock Incentive Plan will be non-qualified options with a per-share exercise price no less than the fair market value of one share of Holdings stock on the grant date. Any stock options granted will generally have a term of ten years and vesting will be subject to an employee's continued employment. The board of directors of Holdings, or a committee designated by it, may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or three months following termination of employment (one year in the case of death, disability or retirement at normal retirement age).

        Unless sooner terminated by the board of directors of Holdings, the Stock Incentive Plan will remain in effect until November 20, 2017.

        On December 19, 2007, Holdings completed an equity offering to certain executive officers and key employees pursuant to the Stock Incentive Plan. The shares sold and options granted to employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. In connection with this offering, Holdings sold 1,416,870 shares of common stock at a purchase price of $10.00 per share and sold 576,668 deferred share units ("DSUs") at a purchase price of $10.00 per DSU. DSUs represent a right to receive a share of common stock in the future. Holdings also granted options to purchase 3,937,076 additional shares of common stock at an exercise price of $10.00 per share in connection with this equity offering. In addition, Holdings granted ServiceMaster's executive officers and key employees options to purchase an additional 5,332,125 shares of Holdings common stock at an exercise price of $10.00 per share. These options are subject to and governed by the terms of the Stock Incentive Plan. The $10.00 per share purchase price and exercise price was

Notes to the Consolidated Financial Statements (Continued)

Note 19. Stock-Based Compensation (Continued)

based on the determination by the board of directors of Holdings of the fair market value of the common stock of Holdings as of the purchase/grant date.

        All options granted in 2007 will vest in four equal annual installments, subject to an employee's continued employment. The four-year vesting period is the requisite service period over which compensation cost will be recognized on a straight-line basis for all grants. The options will be accounted for as equity-classified awards. The non-cash stock-based compensation expense associated with the Stock Incentive Plan is pushed down from Holdings and recorded in the financial statements of ServiceMaster.

        The value of each option award was estimated on the grant date using the Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Expected volatility is based on actual historical experience of the predecessor Company's publicly traded stock. The expected life represents the period of time that options granted are expected to be outstanding and is estimated based on actual historical experience of the predecessor Company's stock options and expected future exercise and forfeiture activity related to the successor Company's stock options. The risk-free interest rate is based on the U.S. Treasury security with terms similar to the expected life of the options as of the grant date.

Assumption	Jul. 25, to Dec. 31, 2007
Expected volatility	25.1%
Expected dividend yield	0.0%
Expected life (in years)	6.0
Risk-free interest rate	3.56%

        The weighted-average grant-date fair value of the options granted in the period from July 25 to December 31, 2007 was $3.27 per option. The Company has applied a forfeiture assumption of 3.5% per annum in the recognition of the expense related to these options.

        A summary of option activity under the Stock Incentive Plan as of December 31, 2007 is presented below. All of the outstanding options are non-vested and not exercisable.

	Stock Options	Weighted Avg. Exercise Price	Remaining Contractual Term (in years)
Total outstanding, July 25, 2007
Granted to employees	9,269,201	$10.00
Exercised	—
Terminated or resigned	—

Total outstanding, December 31, 2007	9,269,201	$10.00	10.0
Total exercisable, December 31, 2007	—

        During the successor period from July 25 to December 31, 2007, we recognized compensation cost of approximately $0.3 million ($0.2 million, net of tax), and, as of December 31, 2007, there was approximately $27.5 million of total unrecognized compensation cost related to non-vested stock options granted by Holdings under the Stock Incentive Plan. These remaining costs are expected to be

Notes to the Consolidated Financial Statements (Continued)

Note 19. Stock-Based Compensation (Continued)

recognized over the remaining 4.0 years of the four-year requisite service period that began on the grant date.

Predecessor

        The Company maintained a shareholder approved incentive plan that allowed for the issuance of equity-based compensation awards, including stock options, stock appreciation rights, share grants, restricted stock awards and restricted stock unit awards ("Share Plan"). The Share Plan was terminated upon the consummation of the Merger.

        The Company's stock options and stock appreciation rights are collectively referred to as "options." During the period from January 1 to July 24, 2007 and the years ended December 31, 2006 and 2005, the Company recognized pretax option expense of approximately $1.7 million, $6.7 million and $3.8 million, respectively, and the Company recognized related tax benefits of $0.7 million, $2.7 million and $1.5 million, respectively.

        During the period from January 1 to July 24, 2007 and the years ended December 31, 2006 and 2005, the Company recognized total pretax share grant and restricted stock compensation expense of approximately $1.7 million, $4.1 million and $4.8 million, respectively, and the Company recognized related tax benefits of $0.7 million, $1.6 million and $1.9 million, respectively.

        The Company did not issue stock options, stock appreciation rights, share grants, restricted stock awards or restricted stock unit awards during the Predecessor period from January 1 to July 24, 2007. Due to provisions in the Share Plan that allowed for the cash settlement of equity awards upon a change in control of the Company, the Company recorded a charge of $46 million pretax for the reclassification of the awards from equity awards to liability awards. Additionally, the Merger resulted in the accelerated vesting of previously unvested equity awards, for which the Company recorded a charge of $12 million pretax. These charges were not included in the statements of operations of the Predecessor or Successor, rather they were reflected as a cost of the Merger.

Note 20. Subsequent Events

        In February 2008, the Company entered into two, 3-year interest rate swap agreements and one 4-year interest rate swap agreement, effective March 3, 2008. The total notional amount of the 3-year agreements was $250 million and the total notional amount of the 4-year swap agreement was $250 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of approximately 3.15% on the $250 million notional amount of 3-year swap agreements and 3.48% on the 4-year swap agreement. The Company will receive a floating rate of interest (based on three month LIBOR) on the notional amount. Therefore, the effective interest rate for $500 million of the term loans is fixed at a rate between 5.90% and 6.23%, including the borrowing margin described in Note 14.

        In August 2008, the Company entered into two 3-year interest rate swap agreements effective September 2, 2008. The total notional amount of the swap agreements was $200 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of approximately 3.83% on the $200 million notional amount of the swap agreements. The Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, the effective interest rate for $200 million of the term loans is fixed at a rate of approximately 6.58%, including the borrowing margin described in Note 14.

Notes to the Consolidated Financial Statements (Continued)

Note 20. Subsequent Events (Continued)

        In September 2008, the Company entered into a 4-year interest rate swap agreement effective October 1, 2008. The notional amount of the swap agreement was $200 million. Under the terms of the agreement, the Company will pay a weighted average fixed rate of interest of 3.53% on the $200 million notional amount of the swap agreement. The Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, the effective interest rate for $200 million of the term loans is fixed at a rate of approximately 6.28%, including the borrowing margin described in Note 14.

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the interest rate swap agreements referred to above are classified as cash flow hedges and, as such, the hedging instruments will be recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in other comprehensive income.

        The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into 10.75%/11.50% senior toggle notes due 2015 ("Permanent Notes"). The Permanent Notes were issued pursuant to a refinancing indenture. In connection with the issuance of Permanent Notes, the Company entered into a registration rights agreement, pursuant to which the Company will be required to file with the SEC a registration statement with respect to the resale of the Permanent Notes.

        In August 2008, the Company completed the sale of InStar for $22.9 million, with the payment of $3 million of that amount deferred until November 2011.

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries

        The following condensed consolidating financial statements of the Company and subsidiaries have been prepared pursuant to Rule 3-10 of Regulation S-X. These condensed consolidating financial statements have been prepared from the Company's financial information on the same basis of accounting as the condensed consolidated financial statements. Goodwill and other intangible assets have been allocated to all of the subsidiaries of the Company based on management's estimates.

        On July 24, 2008, outstanding amounts under the Interim Loan Facility converted into the Permanent Notes. The payment obligations of the Company under the Permanent Notes are jointly and severally guaranteed on a senior unsecured basis by certain of the Company's domestic subsidiaries excluding certain subsidiaries subject to regulatory requirements in various states ("Guarantors"). Each of the Guarantors is wholly-owned, directly or indirectly, by the Company, and all guarantees are full and unconditional. All other subsidiaries of the Company, either directly or indirectly owned, do not guarantee the Permanent Notes ("Non-Guarantors").

        The financial results of InStar were previously included in the Guarantor columns for all periods presented in the Registration Statement on Form S-1 filed on October 22, 2008. InStar ceased being a Guarantor following the completion of the sale of InStar in the second half of 2008. Accordingly, the financial results of InStar have been reclassified from the Guarantor column to the Non-Guarantor column for all periods presented in the condensed consolidating financial statements below.

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statements of Operations
For the period July 25, 2007 to December 31, 2007 (Successor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$1,180,256	$273,124	$(31,022)	$1,422,358
Operating Costs and Expenses:
Cost of services rendered and products sold	—	781,445	148,078	(31,022)	898,501
Selling and administrative expenses	1,489	206,792	122,859	—	331,140
Amortization expense	96	112,424	20,142	—	132,662
Merger related charges	799	—	—	—	799
Restructuring charges	—	8,691	17,325	—	26,016

Total operating costs and expenses	2,384	1,109,352	308,404	(31,022)	1,389,118

Operating (Loss) Income	(2,384)	70,904	(35,280)	—	33,240
Non-operating Expense (Income):
Interest expense (income)	175,383	3,637	(1,082)	—	177,938
Interest and net investment (income) loss	(413)	1,157	2,819	—	3,563
Minority interest and other expense, net	—	—	233	—	233

(Loss) Income from Continuing Operations before Income Taxes	(177,354)	66,110	(37,250)	—	(148,494)
(Benefit) provision for income taxes	(63,372)	2,349	8,841	—	(52,182)

(Loss) Income from Continuing Operations	(113,982)	63,761	(46,091)	—	(96,312)
Loss from businesses held pending sale and discontinued operations, net of income taxes	—	—	(27,208)	—	(27,208)
Equity in losses of subsidiaries (net of tax)	(9,538)	(76,091)	—	85,629	—

Net Loss	$(123,520)	$(12,330)	$(73,299)	$85,629	$(123,520)

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statements of Operations
For the period January 1, 2007 to July 24, 2007 (Predecessor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$1,565,266	$408,148	$(39,024)	$1,934,390
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,055,793	179,493	(39,024)	1,196,262
Selling and administrative expenses	2,185	330,625	197,864	—	530,674
Amortization expense	—	4,527	645	—	5,172
Merger related charges	41,431	—	—	—	41,431
Restructuring charges	—	—	16,919	—	16,919

Total operating costs and expenses	43,616	1,390,945	394,921	(39,024)	1,790,458

Operating (Loss) Income	(43,616)	174,321	13,227	—	143,932
Non-operating Expense (Income):
Interest expense (income)	19,293	11,917	433	—	31,643
Interest and net investment (income) loss	(1,764)	1,443	(28,303)	—	(28,624)
Minority interest and other expense, net	3,423	—	109	—	3,532

(Loss) Income from Continuing Operations before Income Taxes	(64,568)	160,961	40,988	—	137,381
(Benefit) provision for income taxes	(14,320)	25,836	40,176	—	51,692

(Loss) Income from Continuing Operations	(50,248)	135,125	812	—	85,689
(Loss) income from businesses held pending sale and discontinued operations, net of income taxes	—	—	(4,588)	—	(4,588)
Equity in earnings (losses) of subsidiaries (net of tax)	131,349	(7,209)	—	(124,140)	—

Net Income	$81,101	$127,916	$(3,776)	$(124,140)	$81,101

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statements of Operations
For the Year Ended December 31, 2006 (Predecessor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$2,698,937	$700,960	$(67,194)	$3,332,703
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,826,701	322,593	(67,194)	2,082,100
Selling and administrative expenses	2,967	573,314	320,395	—	896,676
Amortization expense	—	6,051	1,108	—	7,159
Merger related charges	992	—	—	—	992
Restructuring charges	—	—	21,648	—	21,648

Total operating costs and expenses	3,959	2,406,066	665,744	(67,194)	3,008,575

Operating (Loss) Income	(3,959)	292,871	35,216	—	324,128
Non-operating Expense (Income):
Interest expense	10,944	24,061	26,336	—	61,341
Interest and net investment (income) loss	(531)	2,194	(27,605)	—	(25,942)
Minority interest and other expense, net	8,000	—	240	—	8,240

(Loss) Income from Continuing Operations before Income Taxes	(22,372)	266,616	36,245	—	280,489
(Benefit) provision for income taxes	(5,967)	43,733	57,439	—	95,205

(Loss) Income from Continuing Operations	(16,405)	222,883	(21,194)	—	185,284
Income (loss) from businesses held pending sale and discontinued operations, net of income taxes	—	—	(15,585)	—	(15,585)
Equity in earnings (losses) of subsidiaries (net of tax)	186,104	(42,107)	—	(143,997)	—

Net Income (Loss)	$169,699	$180,776	$(36,779)	$(143,997)	$169,699

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statements of Operations
For the Year Ended December 31, 2005 (Predecessor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$2,651,047	$654,137	$(65,706)	$3,239,478
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,778,817	298,867	(65,706)	2,011,978
Selling and administrative expenses	2,584	561,522	317,857	—	881,963
Amortization expense	—	4,426	1,028	—	5,454

Total operating costs and expenses	2,584	2,344,765	617,752	(65,706)	2,899,395

Operating (Loss) Income	(2,584)	306,282	36,385	—	340,083
Non-operating Expense (Income):
Interest (income) expense	(5,791)	28,576	34,214	—	56,999
Interest and net investment loss (income)	1,906	—	(21,738)	—	(19,832)
Minority interest and other expense, net	8,000	—	218	—	8,218

(Loss) Income from Continuing Operations before Income Taxes	(6,699)	277,706	23,691	—	294,698
Provision for income taxes	1,337	67,828	44,972	—	114,137

(Loss) Income from Continuing Operations	(8,036)	209,878	(21,281)	—	180,561
Income from businesses held pending sale and discontinued operations, net of income taxes	—	—	18,364	—	18,364
Equity in earnings (losses) of subsidiaries (net of tax)	206,961	(7,179)	—	(199,782)	—

Net Income (Loss)	$198,925	$202,699	$(2,917)	$(199,782)	$198,925

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statement of Financial Position
As of December 31, 2007 (Successor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$100,429	$14,999	$91,791	$—	$207,219
Marketable securities	—	—	108,816	—	108,816
Receivables	2	154,811	322,040	(140,785)	336,068
Inventories	—	69,212	3,140	—	72,352
Prepaid expenses and other assets	—	14,410	12,433	—	26,843
Deferred customer acquisition costs	—	9,611	15,711	—	25,322
Deferred taxes	6,573	33,706	7,898	—	48,177
Assets of businesses held pending sale and discontinued operations	—	—	42,474	—	42,474

Total Current Assets	107,004	296,749	604,303	(140,785)	867,271

Property and Equipment:
At cost	—	141,933	68,211	—	210,144
Less: accumulated depreciation	—	(14,404)	(7,743)	—	(22,147)

Net property and equipment	—	127,529	60,468	—	187,997

Other Assets:
Goodwill	—	2,689,231	360,692	—	3,049,923
Intangible assets, primarily trade names, service marks and trademarks, net	—	2,265,350	919,903	—	3,185,253
Notes receivable	363,409	41,207	65,194	(443,409)	26,401
Long-term marketable securities	35,100	—	123,839	—	158,939
Investments in and advances to subsidiaries	5,831,624	1,992,455	49,526	(7,873,605)	—
Other assets	25,816	751	3,767	—	30,334
Debt issuance costs	84,942	—	—	—	84,942

Total Assets	$6,447,895	$7,413,272	$2,187,692	$(8,457,799)	$7,591,060

Liabilities and Shareholder's Equity
Current Liabilities:
Accounts payable	$973	$45,879	$56,548	$—	$103,400
Accrued liabilities:
Payroll and related expenses	1,785	48,173	82,096	—	132,054
Self-insured claims and related expenses	—	16,498	68,283	—	84,781
Other	15,303	49,024	73,722	—	138,049
Deferred revenue	—	150,223	258,253	—	408,476
Liabilities of businesses held pending sale and discontinued operations	—	—	12,983	—	12,983
Current portion of long-term debt	70,749	23,990	99,610	(140,785)	53,564

Total Current Liabilities	88,810	333,787	651,495	(140,785)	933,307

Long-Term Debt	4,022,185	395,435	103,036	(443,409)	4,077,247
Long-Term Liabilities:
Deferred taxes	143,679	834,819	101,002	—	1,079,500
Intercompany payable	839,958	—	—	(839,958)	—
Liabilities of businesses held pending sale and discontinued operations	—	—	7,765	—	7,765
Other long-term obligations, primarily self-insured claims	49,729	4,547	135,431	—	189,707

Total Long-Term Liabilities	1,033,366	839,366	244,198	(839,958)	1,276,972

Shareholders' Equity	1,303,534	5,844,684	1,188,963	(7,033,647)	1,303,534

Total Liabilities and Shareholders' Equity	$6,447,895	$7,413,272	$2,187,692	$(8,457,799)	$7,591,060

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statement of Financial Position
As of December 31, 2006 (Predecessor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$20,442	$13,668	$89,565	$—	$123,675
Marketable securities	—	—	109,992	—	109,992
Receivables	—	161,494	322,524	(141,792)	342,226
Inventories	—	66,318	2,724	—	69,042
Prepaid expenses and other assets	—	14,953	10,714	—	25,667
Deferred customer acquisition costs	—	15,463	21,964	—	37,427
Deferred taxes	—	30,163	7,237	—	37,400
Assets of businesses held pending sale and discontinued operations	—	—	67,792	—	67,792

Total Current Assets	20,442	302,059	632,512	(141,792)	813,221

Property and Equipment:
At cost	—	263,289	144,066	—	407,355
Less: accumulated depreciation	—	(151,132)	(84,095)	—	(235,227)

Net property and equipment	—	112,157	59,971	—	172,128

Other Assets:
Goodwill	—	1,518,901	98,744	—	1,617,645
Intangible assets, primarily trade names, service marks and trademarks, net	—	220,343	12,836	—	233,179
Notes receivable	366,503	41,702	67,787	(446,504)	29,488
Long-term marketable securities	44,415	—	147,978	—	192,393
Investments in and advances to subsidiaries	1,495,532	(461,267)	—	(1,034,265)	—
Other assets	7,391	584	13,748	(14,097)	7,626
Debt issuance costs	16,978	—	—	—	16,978
Assets of businesses held pending sale and discontinued operations	—	—	51,783		51,783

Total Assets	$1,951,261	$1,734,479	$1,085,359	$(1,636,658)	$3,134,441

Liabilities and Shareholder's Equity
Current Liabilities:
Accounts payable	$992	$43,751	$65,229	$—	$109,972
Accrued liabilities:
Payroll and related expenses	1,584	35,956	58,938	—	96,478
Self-insured claims and related expenses	—	14,520	74,878	—	89,398
Income taxes payable	29,996	—	3,730	—	33,726
Other	26,099	39,031	44,845	—	109,975
Deferred revenue	—	167,014	272,752	—	439,766
Liabilities of businesses held pending sale and
discontinued operations	—	—	19,183	—	19,183
Current portion of long-term debt	46,750	18,734	97,452	(141,792)	21,144

Total Current Liabilities	105,421	319,006	637,007	(141,792)	919,642

Long-Term Debt	612,567	412,032	107,715	(446,504)	685,810
Long-Term Liabilities:
Deferred taxes	—	182,097	—	(14,097)	168,000
Intercompany payable	—	4,119	629,388	(633,507)	—
Liabilities of businesses held pending sale and discontinued operations	—	—	7,582	—	7,582
Other long-term obligations, primarily self-insured claims	44,415	221	119,913	—	164,549

Total Long-Term Liabilities	44,415	186,437	756,883	(647,604)	340,131

Minority Interest	100,000	—	—	—	100,000
Shareholders' Equity	1,088,858	817,004	(416,246)	(400,758)	1,088,858

Total Liabilities and Shareholders' Equity	$1,951,261	$1,734,479	$1,085,359	$(1,636,658)	$3,134,441

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
For the period July 25, 2007 to December 31, 2007 (Successor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$79,394	$26,247	$131,924	$—	$237,565

Net Cash (Used for) Provided from Operating Activities from Continuing Operations	154,992	210,528	17,259	(315,381)	67,398

Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(8,489)	(7,067)	—	(15,556)
Sale of equipment and other assets	—	2,607	29	—	2,636
Acquisition of The ServiceMaster Company	(4,906,526)	—	—	—	(4,906,526)
Other business acquisitions, net of cash acquired	—	(14,889)	—	—	(14,889)
Notes receivable, financial investments and securities	(23,015)	—	(6,632)	—	(29,647)

Net Cash Used for Investing Activities from Continuing Operations	(4,929,541)	(20,771)	(13,670)	—	(4,963,982)

Cash Flows from Financing Activities from Continuing Operations:
Payments of debt	(252,921)	(9,129)	(304)	—	(262,354)
Borrowings under senior secured term loan facility	2,650,000	—	—	—	2,650,000
Borrowings under senior unsecured interim loan facility	1,150,000	—	—	—	1,150,000
Cash equity contributions	1,431,100	—	—	—	1,431,100
Debt issuance costs paid	(101,534)	—	—	—	(101,534)
Shareholders' dividends	—	(248,279)	(67,102)	315,381	—
Proceeds from employee share plans	158	—	—	—	158
Net intercompany advances	(81,219)	56,403	24,816	—	—

Net Cash Provided from (Used for) Financing Activities from Continuing Operations	4,795,584	(201,005)	(42,590)	315,381	4,867,370

Cash Flows from Discontinued Operations:
Cash provided from (used for) operating activities	—	—	(896)	—	(896)
Cash used for investing activities	—	—	(138)	—	(138)
Cash used for financing activities	—	—	(98)	—	(98)

Net Cash Provided from (Used for) Discontinued Operations	—	—	(1,132)	—	(1,132)

Cash Increase (Decrease) During the Period	21,035	(11,248)	(40,133)	—	(30,346)

Cash and Cash Equivalents at End of Period	$100,429	$14,999	$91,791	$—	$207,219

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
For the period January 1, 2007 to July 24, 2007 (Predecessor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$20,442	$13,668	$89,565	$—	$123,675

Net Cash Provided from Operating Activities from Continuing Operations	203,829	274,381	43,548	(326,265)	195,493

Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(20,289)	(6,274)	—	(26,563)
Sale of equipment and other assets	—	1,091	—	—	1,091
Acquisition of The ServiceMaster Company	(4,030)		—	—	(4,030)
Other business acquisitions, net of cash acquired	—	(25,460)	—	—	(25,460)
Notes receivable, financial investments and securities	—	—	38,127	—	38,127

Net Cash (Used for) Provided from Investing Activities from Continuing Operations	(4,030)	(44,658)	31,853	—	(16,835)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	415,411	—	—	—	415,411
Payments of debt	(446,121)	(12,245)	(1,171)	—	(459,537)
Shareholders' dividends	(70,077)	(226,281)	(99,984)	326,265	(70,077)
Proceeds from employee share plans	36,069	—	—	—	36,069
Net intercompany advances	(76,129)	21,382	54,747		—

Net Cash Used for Financing Activities from Continuing Operations	(140,847)	(217,144)	(46,408)	326,265	(78,134)

Cash Flows from Discontinued Operations:
Cash provided from (used for) operating activities	—	—	12,559	—	12,559
Cash provided from investing activities	—	—	988	—	988
Cash used for financing activities	—	—	(181)	—	(181)

Net Cash Provided from (Used for) Discontinued Operations	—	—	13,366	—	13,366

Cash Increase During the Period	58,952	12,579	42,359	—	113,890

Cash and Cash Equivalents at End of Period	$79,394	$26,247	$131,924	$—	$237,565

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2006 (Predecessor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$14,550	$14,961	$84,997	$—	$114,508

Net Cash Provided from Operating Activities from Continuing Operations	292,529	243,246	106,076	(343,220)	298,631

Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(32,470)	(19,123)	—	(51,593)
Sale of equipment and other assets	—	1,819	—	—	1,819
Other business acquisitions, net of cash acquired	(88,560)	(57,624)	2,778	—	(143,406)
Notes receivable, financial investments and securities		—	(26,495)	—	(26,495)

Net Cash Used for Investing Activities from Continuing Operations	(88,560)	(88,275)	(42,840)	—	(219,675)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	1,259,565	—	—	—	1,259,565
Payments of debt	(1,227,614)	(18,485)	(4,881)	—	(1,250,980)
Shareholders' dividends	(133,233)	(278,235)	(64,985)	343,220	(133,233)
Purchase of treasury stock	(86,053)	—	—	—	(86,053)
Proceeds from employee share plans	54,606	—	—	—	54,606
Net intercompany advances	(180,763)	140,456	40,307	—	—

Net Cash Used for Financing Activities from Continuing Operations	(313,492)	(156,264)	(29,559)	343,220	(156,095)

Cash Flows from Discontinued Operations:
Cash used for operating activities	—	—	(28,007)	—	(28,007)
Cash provided from (used for) investing activities
Proceeds from sale of businesses	115,415	—	—	—	115,415
Other investing activities	—	—	(756)	—	(756)
Cash used for financing activities	—	—	(346)	—	(346)

Net Cash Provided from (Used for) Discontinued Operations	115,415	—	(29,109)	—	86,306

Cash Increase (Decrease) During the Period	5,892	(1,293)	4,568	—	9,167

Cash and Cash Equivalents at End of Period	$20,442	$13,668	$89,565	$—	$123,675

Notes to the Consolidated Financial Statements (Continued)

Note 21. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries (Continued)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2005 (Predecessor)
(in thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$78,577	$11,030	$167,019	$—	$256,626

Net Cash Provided from Operating Activities from Continuing Operations	220,587	436,019	21,001	(434,899)	242,708

Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(27,630)	(14,141)	—	(41,771)
Sale of equipment and other assets	—	2,838	—	—	2,838
Other business acquisitions, net of cash acquired	—	(33,719)	—	—	(33,719)
Notes receivable, financial investments and securities	—	—	(8,371)	—	(8,371)

Net Cash Used for Investing Activities from Continuing Operations	—	(58,511)	(22,512)	—	(81,023)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	730,287	—	—	—	730,287
Payments of debt	(869,907)	(22,540)	(1,655)	—	(894,102)
Shareholders' dividends	(128,048)	(325,966)	(108,933)	434,899	(128,048)
Purchase of treasury stock	(52,324)	—	—	—	(52,324)
Proceeds from employee share plans	29,518	—	—	—	29,518
Net intercompany advances	5,860	(25,071)	19,211		—

Net Cash Used for Financing Activities from Continuing Operations	(284,614)	(373,577)	(91,377)	434,899	(314,669)

Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	—	14,181	—	14,181
Cash used for investing activities	—	—	(3,315)	—	(3,315)

Net Cash Provided from Discontinued Operations	—	—	10,866	—	10,866

Cash (Decrease) Increase During the Period	(64,027)	3,931	(82,022)	—	(142,118)

Cash and Cash Equivalents at End of Period	$14,550	$14,961	$84,997	$—	$114,508

        Until                                    , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

10.75%/11.50% Senior Toggle Notes due 2015

PROSPECTUS

                       , 2009.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The table below sets forth the costs and expenses payable by ServiceMaster in connection with the registration of these securities. All amounts are estimated except the SEC registration fee. All costs and expenses are payable by ServiceMaster.

SEC Registration Fee	$45,195.00
Legal Fees and Expenses	$170,000.00
Accounting Fees and Expenses	$100,000.00
Transfer Agent and Registrar Fees	$10,000.00
Printing and Engraving Expenses	$150,000.00
Miscellaneous Expenses	$27,805.00

Total	$453,000.00

Item 14.    Indemnification of Directors and Officers.

Registrants Incorporated Under Delaware Law

        The ServiceMaster Company, InStar Services Group, Inc., ServiceMaster Consumer Services, Inc., ServiceMaster Holding Corporation, ServiceMaster Management Corporation, Terminix International, Inc. and TruGreen, Inc. are each incorporated under the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

        ServiceMaster's amended and restated certificate of incorporation contains provisions that limit the personal liability of our directors and officers for monetary damages for a breach of fiduciary duty to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholder for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

  •
  any breach of their duty of loyalty to The ServiceMaster Company or our stockholder,

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

  •
  any transaction from which the director derived an improper personal benefit.

        Article Eight of our amended and restated certificate of incorporation ("Article Eight") provides that no person shall have any liability of any kind by reason of a Relevant Loss (as defined below) caused in whole or in part by any act or failure to act which occurred while such person was an officer or director of the Company except: (i) obligations arising under the express terms of any written contract to which such person is a party; (ii) the obligation to return to the Company an amount up to the value actually realized by such person by stealing or by any other action which constitutes a criminal felony; (iii) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (iv) any other liability from which it shall not be possible to exempt such person under applicable law either as constituted on the date on which the amended and restated certificate was filed with the Secretary of State of Delaware (the "Filing Date") or at any time thereafter. The term "Relevant Loss" designates and includes any loss, damage or expense of any kind (i) experienced for any reason by the Company or by any entity controlled by the Company; (ii) which any person may experience by reason of any purchase (or failure to purchase), maintenance of an interest in, sale (or failure to sell) or failure to obtain payment of any amount due on any note, debenture, preferred stock, common stock or other security issued or issuable by the Company or (iii) which shall otherwise be caused in whole or in part by or arise in connection with (or would not have occurred but for) such person's service as a director or officer of the Company. In addition, Article Eight provides that every director of the Company shall be exempt (except to the extent expressly set forth therein) from any personal liability to the Company or any of the Company's stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by (i) Section 102(b)(7) of the DGCL as constituted on the Filing Date or (ii) any provision of the law of the State of Delaware as constituted at any time after the December 11, 1991.

        Except as otherwise provided in the amended and restated certificate, Article Nine of the amended and restated certificate ("Article Nine") provides that the Company shall indemnify any person against, and shall reimburse, such person for any amount which such person shall pay to satisfy, settle or otherwise deal with, any attempt to impose any liability or obligation of any kind upon such person if such attempt or such liability or obligation or both shall arise in connection with or by reason of, or would not have arisen but for, Covered Service (defined below) by such person (or any agreement by such person to serve as a director or officer of the Company or to provide other Covered Service) including, but not limited to: (i) any claim resulting from any loss, injury, damage, harm or other disadvantage which the Company, any affiliate, any employee plan or any person who acquires, holds, or disposes of any interest in any security issued by the Company suffers or is alleged to have suffered; (ii) any claim resulting from any act or failure to act by any person which is (or is alleged to be) beyond the scope of his or her authority, contrary to instructions or orders or contrary to his or her duties or applicable law; and (iii) any attempt by any governmental authority or other person to impose any fine or penalty or to obtain any other recovery by reason of any actual or alleged breach of any law or other governmental requirement.

        The term "Covered Service" designates and includes: (a) service as a director or officer of the Company; (b) service by a person while he or she is an officer or director of the Company (i) as an agent or representative of the Company, (ii) in any other capacity with the Company, (iii) as a director, officer, employee, agent or representative of, or in any other capacity with, any affiliate, (iv) in any capacity with any Employee Plan (as defined therein), and (v) in any other capacity in which such person shall have been asked to serve by the Company's Board of Directors or Chief Executive Officer; (c) any services which constituted "Covered Service" under the Amended and Restated Agreement of Limited Partnership for ServiceMaster Limited Partnership; and (d) any other service of any kind by any person with any organization or entity of any kind (whether or not affiliated with the Company) which shall be designated in writing as Covered Service by a majority of the members of the Company's Board of Directors or by the Company's Chief Executive Officer. Service is deemed to constitute "Covered Service" if it is so designated by the terms in the preceding sentence regardless of whether it shall have been performed prior to, at, or after the time Article Nine became part of the Company's Certificate of Incorporation. Any person is entitled to rely upon any written confirmation provided by the Company's Chief Executive Officer or by the Company's Board of Directors that service by such person in any capacity specified in such confirmation will constitute Covered Service and to rely upon the protection afforded by Article Nine in connection with such service.

        Except to the extent the Company shall otherwise expressly agree in writing, the Company is not obligated under Article Nine to reimburse any person for or otherwise indemnify any person against: (a) any obligation the person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification from the Company under Article Nine or otherwise; (b) any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person in connection with any Covered Service; (c) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (d) any obligation to pay an amount up to the value personally realized by such person by stealing or by any other action which constitutes a criminal felony. Except as otherwise provided in the amended and restated certificate of incorporation, the Company is not obligated under Article Nine to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

        Article Nine provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, agreed to serve as a director or officer of the Company or is or was providing any other Covered Service, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Company or in any other Covered Service position, shall, except as otherwise provided therein, be indemnified and hold harmless by the Company to the fullest extent authorized by Delaware law against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act as amended from time to time and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of the Company or to provide any other Covered Service and shall inure to the heirs, executors and administrators of such person.

        Article Nine provides that the Company shall reimburse any Covered Person (as defined therein) for any payment made by such person for any legal fees or other expenses reasonably incurred by such person in order to investigate, evaluate, defend against, pay in full, settle or otherwise deal with (i) any Covered Claim (as defined therein) or (ii) any development or state of facts which could give rise to a Covered Claim.

        Article Nine also provides that any officer of the Company or any member of its Board of Directors shall have the right and power to execute on behalf of the Company any written contract with any other person providing indemnification or other protection to such other person in connection with service by such other person as a director or officer of the Company or in connection with any other Covered Service by such person, and any such contract shall be legal, valid and binding upon the Company and shall be enforceable against the Company in accordance with its terms to the maximum extent permitted by Article Nine or by applicable law, if it shall be approved by a majority of the members of the Company's Board of Directors exclusive of the person to whom indemnification is provided by such contract. The rights of any person under any particular contract made in accordance with the provisions of the preceding sentence shall not be impaired or eliminated (i) by reason of the fact that all or any one or more of the members of the Board who approved such contracts shall be parties to contracts affording them similar protection (regardless of when those other contracts shall have been approved or signed) or shall otherwise have been provided with protection similar to that provided in the particular contract or shall be subject to the same claims against which the particular contract is intended to protect or (ii) for any other reason whatsoever. It is expressly intended that each person with whom the Company shall enter into a written contract to provide indemnification or other protection in connection with such person's service as an officer or director of the Company or in connection with other Covered Service by such person shall be entitled to rely upon (and shall conclusively be presumed to have relied upon) the rights which such contract purports to provide to such person. No separate written contract shall however be necessary in order for any person to obtain any indemnification or payment to which Article Nine purports to entitle such person, and any Covered Person who has no separate contact of any kind with the Company shall be entitled to receive all indemnification, payments and other benefits which the provisions in Article Nine purport to provide to such Covered Person.

        The bylaws and/or certificates of incorporation of InStar Services Group, Inc., ServiceMaster Consumer Services, Inc., ServiceMaster Holding Corporation, ServiceMaster Management Corporation, Terminix International, Inc. and TruGreen, Inc. provide for the indemnification of directors and officers to the fullest extent permitted by the laws of Delaware.

Registrants Governed by the Delaware Limited Liability Company Act

        MM Maids L.L.C., SM Clean L.L.C., TruGreen Companies L.L.C. and TruGreen LandCare L.L.C. are each a limited liability company formed under the laws of the state of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to any standards and restrictions, if any, set forth in a company's limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        MM Maids L.L.C., SM Clean L.L.C. and TruGreen LandCare L.L.C. each have operating agreements which provide that the company will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, she or it is or was serving at the request of the company as an officer against judgments, penalties, fines, settlements and reasonable costs and expenses (including attorneys' fees) actually incurred by him, her or it in connection with such proceeding if he, she or it acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful.

        TruGreen Companies L.L.C. has an operating agreement that provides that, to the full extent permitted by applicable law, officers of the company shall be entitled to indemnification from the company for any costs, losses, liabilities and damages paid or accrued by such officer in connection with the business of the company.

Registrants Governed by the Delaware Revised Uniform Limited Partnership Act

        Merry Maids Limited Partnership, ServiceMaster Consumer Services Limited Partnership, ServiceMaster Residential/Commercial Services Limited Partnership, The Terminix International Company Limited Partnership and TruGreen Limited Partnership are each limited partnerships organized under the laws of the state of Delaware. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        The Agreement of Limited Partnership of each of Merry Maids Limited Partnership, ServiceMaster Residential/Commercial Services Limited Partnership, The Terminix International

Company Limited Partnership and TruGreen Limited Partnership states that the partnership shall indemnify and hold harmless the general partner, its affiliates and their directors, officers, partners, employees and agents against any losses, claims, damages, liabilities (joint and several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions suits or proceedings (civil, criminal, administrative or investigative), in which he, she or it may be involved, or threatened to be involved, as a party or otherwise by reason of its relationship with the partnership, which relate to or arise out of the partnership, its property, business or affairs, regardless of whether he, she or it continues to have a relationship with the partnership at the time of any such liability or expense is paid or incurred, if (a) he, she or it acted in good faith and in a manner it in good faith believed to be in, or not opposed to, the best interests of the partnership, and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (b) his, her or its conduct did not constitute gross negligence or willful or wanton misconduct.

        The Agreement of Limited Partnership of ServiceMaster Consumer Services Limited Partnership states that the partnership shall indemnify and hold harmless the general partner, its affiliates and their directors, officers, partners, employees and agents against any losses, claims, damages, liabilities (joint and several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions suits or proceedings (civil, criminal, administrative or investigative), in which he, she or it may be involved, or threatened to be involved, as a party or otherwise by reason of any actions or failure to act by such person relating in any way to the partnership or arise out of the partnership, its property, business or affairs, regardless of whether such person continues to have a relationship with the partnership at the time of any such liability or expense is paid or incurred, if such person acted in good faith and in a manner it in good faith believed to be in, or not opposed to, the best interests of the partnership, and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

Registrants Governed by the California Uniform Partnership Act

        TruGreen LandCare is a partnership organized under the laws of the state of California. The Partnership Agreement of TruGreen LandCare states that the California Uniform Partnership Act shall govern the rights and obligations of the partners and the administration of the partnership.

Item 15.    Recent Sales of Unregistered Securities.

        Registrant sold 1,000 shares of common stock to CDRSVM Holding, Inc., a Delaware corporation, on July 24, 2007, in connection with the Merger in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On July 24, 2008, in accordance with the terms of the Interim Loan Facility, the $1,150 million of senior interim loans under the Interim Loan Facility were automatically converted in accordance with the terms of such facility into $1,150 million aggregate principal amount of 10.75%/11.50% Senior Toggle Notes due 2015 (the "Notes") that are the subject of this registration statement. No registration statement was required in connection with this conversion as it did not involve, for purposes of the Securities Act, a sale of the Notes. Nevertheless, each of the recipients of the Notes represented that they were (i) "qualified institutional buyers" as defined under Rule 144A of the Securities Act; (ii) "accredited investors" within the meaning of Regulation D under the Securities Act; and (iii) receiving the Notes for their own accounts and not with a view to any public distribution thereof.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of The ServiceMaster Company, amended as of July 24, 2007, is incorporated by reference to Exhibit 3(i) to the Registrant's Current Report on Form 8-K dated July 30, 2007 (the "2007 8-K")
3.2	Bylaws of The ServiceMaster Company, amended as of July 24, 2007, are incorporated by reference to the 2007 8-K
3.3**	Amended and Restated Certificate of Incorporation of InStar Services Group, Inc.
3.4**	Bylaws of InStar Services Group, Inc.
3.5**	Certificate of Limited Partnership of Merry Maids Limited Partnership, as amended
3.6**	Amended and Restated Agreement of Limited Partnership of Merry Maids Limited Partnership, as amended
3.7**	Certificate of Formation of MM Maids L.L.C.
3.8**	Operating Agreement of MM Maids L.L.C.
3.9**	Certificate of Incorporation of ServiceMaster Consumer Services, Inc.
3.10**	Bylaws of ServiceMaster Consumer Services, Inc.
3.11**	Certificate of Limited Partnership of ServiceMaster Consumer Services Limited Partnership, as amended
3.12**	Amended and Restated Agreement of Limited Partnership of ServiceMaster Consumer Services Limited Partnership, as amended
3.13**	Articles of Incorporation of ServiceMaster Holding Corporation
3.14**	Bylaws of ServiceMaster Holding Corporation
3.15**	Certificate of Incorporation of ServiceMaster Management Corporation
3.16**	Bylaws of ServiceMaster Management Corporation
3.17**	Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, as amended
3.18**	Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, as amended
3.19**	Certificate of Formation of SM Clean L.L.C.
3.20**	Operating Agreement of SM Clean L.L.C.
3.21**	Certificate of Incorporation of Terminix International, Inc., as amended
3.22**	Bylaws of Terminix International, Inc., as amended
3.23**	Certificate of Limited Partnership of The Terminix International Company Limited Partnership, as amended
3.24**	Second Amended and Restated Agreement of Limited Partnership of The Terminix International Company Limited Partnership

3.25**	Certificate of Formation of TruGreen Companies L.L.C.
3.26**	Second Amended and Restated Operating Agreement of TruGreen Companies L.L.C.
3.27**	Certificate of Incorporation of TruGreen, Inc.
3.28**	Bylaws of TruGreen, Inc.
3.29**	Certificate of Formation of TruGreen LandCare L.L.C., as amended
3.30**	First Amended and Restated Operating Agreement of TruGreen LandCare L.L.C.
3.31**	Certificate of Limited Partnership of TruGreen Limited Partnership, as amended
3.32**	Amended and Restated Agreement of Limited Partnership of TruGreen Limited Partnership, as amended
3.33**	Partnership Agreement of TruGreen LandCare
4.1
Indenture, dated July 24, 2008, among The ServiceMaster Company, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust FSB, as trustee, is incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated July 24, 2008
4.2
Exchange and Registration Rights Agreement, dated July 24, 2008, among The ServiceMaster Company, the Subsidiary Guarantors named therein and JPMorgan Chase Bank, N.A., as administrative agent, is incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated July 24, 2008
4.3**	First Supplemental Indenture, dated August 13, 2008, among TruGreen LandCare, The ServiceMaster Company, each existing Subsidiary Guarantor under the Indenture and Wilmington Trust, FSB
5.1**	Opinion of Sidley Austin LLP
10.1
Term Loan Credit Agreement, dated as of July 24, 2007, among CDRSVM Acquisition Co., Inc. ("Acquisition Co."), certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Term Loan Administrative Agent") and collateral agent (in such capacity, the "Term Loan Collateral Agent") and letter of credit facility issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.1 to the 2007 8-K
10.2	Term Loan Assumption Agreement, dated as of July 24, 2007, between Acquisition Co. and the Company is incorporated by reference to Exhibit 10.2 to the 2007 8-K
10.3
Guarantee and Collateral Agreement, dated as of July 24, 2007, made by the Company and the other Granting Parties (as defined therein), in favor of the Term Loan Administrative Agent and the Term Loan Collateral Agent is incorporated by reference to Exhibit 10.3 to the 2007 8-K
10.4
Security Agreement, dated as of July 24, 2007, made by the Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Term Loan Collateral Agent and Term Loan Administrative Agent is incorporated by reference to Exhibit 10.4 to the 2007 8-K

10.5
Term Loan Amendment Letter, dated as of July 30, 2007, among the Company, the Commitment Letter Lenders and Joint Lead Arrangers (each as defined therein) parties thereto, and the other parties thereto is incorporated by reference to Exhibit 10.5 to the 2007 8-K
10.6
Revolving Credit Agreement, dated as of July 24, 2007, among the Company, certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Revolving Administrative Agent"), collateral agent (in such capacity, the "Revolving Collateral Agent") and issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.6 to the 2007 8-K
10.7
Guarantee and Collateral Agreement, dated as of July 24, 2007, made by the Company and the other Granting Parties (as defined therein), in favor of the Revolving Collateral Agent and the Revolving Administrative Agent is incorporated by reference to Exhibit 10.7 to the 2007 8-K
10.8
Security Agreement, dated as of July 24, 2007, made by the Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Revolving Collateral Agent and Revolving Administrative Agent is incorporated by reference to Exhibit 10.8 to the 2007 8-K
10.9
Transaction Fee Agreement, dated as of July 24, 2007, among the Company, CDRSVM Topco, Inc. ("Holdings"), Clayton Dubilier & Rice, Inc., Bank of America Capital Investors V, L.P., Citigroup Alternative Investments LLC and J.P. Morgan Ventures Corporation is incorporated by reference to Exhibit 10.12 to the 2007 8-K
10.10	Consulting Agreement, dated as of July 24, 2007, among the Company, Holdings, and Clayton Dubilier & Rice, Inc. is incorporated by reference to Exhibit 10.13 to the 2007 8-K
10.11(a)
Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and Clayton Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P. and CD&R Parallel Fund VII, L.P. is incorporated by reference to Exhibit 10.14(a) to the 2007 8-K
10.11(b)
Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and Banc of America Capital Investors V, L.P., BAS Capital Funding Corporation, BACSVM, L.P., Banc of America Strategic Investments Corporation, Banc of America Capital Management V, L.P., BACM I GP, LLC and BA Equity Co-Invest GP LLC is incorporated by reference to Exhibit 10.14(b) to the 2007 8-K
10.11(c)
Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CPE Co-Investment (ServiceMaster) LLC and Citigroup Private Equity LP is incorporated by reference to Exhibit 10.14(c) to the 2007 8-K
10.11(d)	Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and J.P. Morgan Ventures Corporation is incorporated by reference to Exhibit 10.14(d) to the 2007 8-K

10.12
Intercreditor Agreement, dated as of July 24, 2007, between the Revolving Administrative Agent and Revolving Collateral Agent and the Term Loan Administrative Agent and Term Loan Collateral Agent is incorporated by reference to Exhibit 10.15 to the 2007 8-K
10.13
Corporate Performance Plan, formerly known as the 2001 Long-Term Performance Award Plan, as amended March 16, 2001, is incorporated by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001
10.14	Annual Bonus Plan is incorporated by reference to Exhibit C to the April 16, 2003 Proxy Statement relating to The ServiceMaster Company's 2003 Annual Meeting of Shareholders held May 21, 2003
10.15
ServiceMaster Deferred Compensation Plan, as amended and restated effective January 1, 2005, is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated December 14, 2005
10.16
Employment Agreement dated August 16, 2006, effective as of June 30, 2006, between the Company and J. Patrick Spainhour is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated August 15, 2006
10.17
Change in Control Severance Agreement dated August 16, 2006 between the Company and J. Patrick Spainhour is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated August 15, 2006
10.18
Employment Agreement dated as of April 1, 2002 between the Company and Mitchell T. Engel is incorporated by reference to Exhibit 10.25 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002
10.19	Agreement dated as of November 15, 2006 between the Company and Ernest J. Mrozek is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated November 16, 2006
10.20	Agreement, dated as of September 27, 2007, between Ernie Mrozek and the Company is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated September 28, 2007
10.21
Separation Agreement and General Release dated as of February 26, 2007 between the Company and Jim Kaput is incorporated by reference to Exhibit 10.33 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2006 (the "2006 10-K")
10.22	Separation Agreement and General Release dated as of February 26, 2007 between the Company and Mitchell T. Engel is incorporated by reference to Exhibit 10.34 to the 2006 10-K
10.23	Agreement, dated as of August 31, 2007, between Scott Cromie and the Company is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated September 4, 2007
10.24	Form of change in control severance agreement is incorporated by reference to Exhibit 10.30 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2001
10.25	2007 Long-Term Incentive Plan ("LTIP") is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated March 20, 2007

10.26	Form of Participation Unit Award Agreement under the LTIP is incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K dated March 20, 2007
10.27
ServiceMaster Global Holdings, Inc. Stock Incentive Plan ("MSIP") is incorporated by reference to Exhibit 10.30 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2007 (the "2007 10-K")
10.28	Form of Employee Stock Subscription Agreement under the MSIP is incorporated by reference to Exhibit 10.31 to the 2007 10-K
10.29	Form of Employee Stock Option Agreement under the MSIP is incorporated by reference to Exhibit 10.32 to the 2007 10-K
10.30	Form of Employee Deferred Share Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.33 to the 2007 10-K
10.31	Form of Participation Agreement under the MSIP is incorporated by reference to Exhibit 10.34 to the 2007 10-K
10.32**	Term Loan Assumption Agreement, dated as of August 13, 2008, made by TruGreen Landcare in favor of CitiBank, N.A.
10.33**	Term Loan Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Landcare, L.L.C. in favor of CitiBank, N.A.
10.34**	Term Loan Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A.
10.35**	Revolving Credit Assumption Agreement, dated as of August 13, 2008, made by TruGreen Landcare in favor of CitiBank, N.A.
10.36**	Revolving Credit Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Landcare, L.L.C. in favor of CitiBank, N.A.
10.37**	Revolving Credit Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A.
10.38
Master Services Agreement, dated December 11, 2008, by and between ServiceMaster Consumer Services, L.P. and International Business Machines Corporation including Transaction Document No. 1 thereunder and all related exhibits and schedules (portions omitted pursuant to The ServiceMaster Company's request for confidential treatment filed with the Securities and Exchange Commission) is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated December 23, 2008
12.1**	Statement re: computation of ratios of earnings to fixed charges
21**	Subsidiaries
23.1	Consent of Sidley Austin LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2*	Consent of Deloitte & Touche LLP
24.1**	Power of Attorney
25.1**	Form T-1 Statement of Eligibility of Trustee

*
Filed herewith.

**
Previously filed.

(b)
Financial Statement Schedules.

To the Board of Directors of The ServiceMaster Company
Memphis, Tennessee

        We have audited the consolidated statements of financial position of The ServiceMaster Company and subsidiaries (the "Company") as of December 31, 2007 (Successor Company) and December 31, 2006 (Predecessor Company), and the related consolidated statements of operations, shareholders' equity, and cash flows for the period January 1, 2007 through July 24, 2007 (Predecessor Company), the period July 25, 2007 through December 31, 2007 (Successor Company), and the years ended December 31, 2006 and 2005 (Predecessor Company), and have issued our report (which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in basis for the consolidated financial statements for the period after July 24, 2007, as a result of the application of purchase accounting as of July 25, 2007) thereon dated March 19, 2008, except for note 20, as to which the date is October 16, 2008 and note 21, as to which the date is December 5, 2008; such consolidated financial statements and report are included elsewhere in this Registration Statement. Our audits also included the consolidated financial statement schedule of the Company listed in Item 16. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 19, 2008

 SCHEDULE II
THE SERVICEMASTER COMPANY
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions(1)	Balance at End of Period
FOR THE PERIOD FROM JULY 25, 2007 TO DECEMBER 31, 2007 (SUCCESSOR)
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$21,924	$19,618	$22,122	$19,420
Notes receivable	1,387	241	54	1,574
Income tax valuation allowance	8,786	374	129	9,031
FOR THE PERIOD FROM JANUARY 1, 2007 TO JULY 24, 2007 (PREDECESSOR)
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$17,145	$23,971	$19,192	$21,924
Notes receivable	1,549	119	281	1,387
Income tax valuation allowance	1,800	6,986	—	8,786
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2006 (PREDECESSOR)
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$16,456	$38,965	$38,276	$17,145
Notes receivable	1,246	542	239	1,549
Income tax valuation allowance	—	1,800	—	1,800
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2005 (PREDECESSOR)
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$19,526	$42,574	$45,644	$16,456
Notes receivable	2,213	307	1,274	1,246
Income tax valuation allowance	—	—	—	—

(1)
Deductions in the allowance for doubtful accounts for accounts and notes receivable reflect write-offs of uncollectible accounts. Deductions for the remaining items reflect cash payments.

Item 17.    Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)
Each of the undersigned registrants hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such date of first use.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

The ServiceMaster Company
By:	/s/ J. PATRICK SPAINHOUR J. Patrick Spainhour Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. PATRICK SPAINHOUR J. Patrick Spainhour	Principal Executive Officer	January 15, 2009
/s/ STEVEN J. MARTIN Steven J. Martin	Principal Financial Officer and Principal Accounting Officer	January 15, 2009
* Kenneth Giuriceo	Director	January 15, 2009
* David Wasserman	Director	January 15, 2009

*By:	/s/ STEVEN J. MARTIN Steven J. Martin Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

InStar Services Group, Inc.
By:	/s/ STEVEN J. MARTIN Steven J. Martin President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. MARTIN Steven J. Martin	Principal Executive Officer and Director	January 15, 2009
/s/ MARK W. PETERSON Mark W. Peterson	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

Merry Maids Limited Partnership By: MM Maids L.L.C., its general partner
By:	/s/ LAURA J. HENDRICKS Laura J. Hendricks President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAURA J. HENDRICKS Laura J. Hendricks	Principal Executive Officer	January 15, 2009
/s/ BARRY L. WICKTOM Barry L. Wicktom	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

MM Maids L.L.C.
By:	/s/ LAURA J. HENDRICKS Laura J. Hendricks President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAURA J. HENDRICKS Laura J. Hendricks	Principal Executive Officer	January 15, 2009
/s/ BARRY L. WICKTOM Barry L. Wicktom	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

ServiceMaster Consumer Services, Inc.
By:	/s/ STEVEN J. MARTIN Steven J. Martin President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. MARTIN Steven J. Martin	Principal Executive Officer and Director	January 15, 2009
/s/ MARK W. PETERSON Mark W. Peterson	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

ServiceMaster Consumer Services Limited Partnership
By:	ServiceMaster Consumer Services, Inc., its general partner
By:	/s/ STEVEN J. MARTIN Steven J. Martin President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. MARTIN Steven J. Martin	Principal Executive Officer and Director	January 15, 2009
/s/ MARK W. PETERSON Mark W. Peterson	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

ServiceMaster Holding Corporation
By:	/s/ STEVEN J. MARTIN Steven J. Martin President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. MARTIN Steven J. Martin	Principal Executive Officer	January 15, 2009
/s/ MARK W. PETERSON Mark W. Peterson	Principal Financial Officer and Principal Accounting Officer	January 15, 2009
/s/ JANE ADAM Jane Adam	Director	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

ServiceMaster Management Corporation
By:	/s/ STEVEN J. MARTIN Steven J. Martin President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. MARTIN Steven J. Martin	Principal Executive Officer	January 15, 2009
/s/ MARK W. PETERSON Mark W. Peterson	Principal Financial Officer and Principal Accounting Officer	January 15, 2009
/s/ JANE ADAM Jane Adam	Director	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

ServiceMaster Residential/Commercial Services Limited Partnership
By:	SM Clean L.L.C., its general partner
By:	/s/ MICHAEL M. ISAKSON Michael M. Isakson President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL M. ISAKSON Michael M. Isakson	Principal Executive Officer	January 15, 2009
/s/ KEVIN J. GREEN Kevin J. Green	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

SM Clean L.L.C.
By:	/s/ MICHAEL M. ISAKSON Michael M. Isakson President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL M. ISAKSON Michael M. Isakson	Principal Executive Officer	January 15, 2009
/s/ KEVIN J. GREEN Kevin J. Green	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

Terminix International, Inc.
By:	/s/ THOMAS G. BRACKETT Thomas G. Brackett President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS G. BRACKETT Thomas G. Brackett	Principal Executive Officer and Director	January 15, 2009
/s/ THEODORE A. SCHULZ Theodore A. Schulz	Principal Financial Officer, Principal Accounting Officer and Director	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

The Terminix International Company Limited Partnership
By:	Terminix International, Inc., its general partner
By:	/s/ THOMAS G. BRACKETT Thomas G. Brackett President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS G. BRACKETT Thomas G. Brackett	Principal Executive Officer and Director	January 15, 2009
/s/ THEODORE A. SCHULZ Theodore A. Schulz	Principal Financial Officer, Principal Accounting Officer and Director	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

TruGreen Companies L.L.C.
By:	/s/ RICHARD A. ASCOLESE Richard A. Ascolese President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. ASCOLESE Richard A. Ascolese	Principal Executive Officer	January 15, 2009
/s/ MARK W. PETERSON Mark W. Peterson	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

TruGreen, Inc.
By:	/s/ J. PATRICK SPAINHOUR J. Patrick Spainhour President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. PATRICK SPAINHOUR J. Patrick Spainhour	Principal Executive Officer	January 15, 2009
/s/ JOSEPH M. BROWN, JR. Joseph M. Brown, Jr.	Principal Financial Officer and Principal Accounting Officer	January 15, 2009
/s/ STEVEN J. MARTIN Steven J. Martin	Director	January 15, 2009
/s/ THOMAS E. COURTNEY Thomas E. Courtney	Director	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

TruGreen LandCare L.L.C.
By:	/s/ RICHARD A. ASCOLESE Richard A. Ascolese President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. ASCOLESE Richard A. Ascolese	Principal Executive Officer	January 15, 2009
/s/ CHARLES E. DANIEL Charles E. Daniel	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

TruGreen Limited Partnership
By:	TruGreen, Inc., its general partner
By:	/s/ J. PATRICK SPAINHOUR J. Patrick Spainhour President and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. PATRICK SPAINHOUR J. Patrick Spainhour	Principal Executive Officer	January 15, 2009
/s/ JOSEPH M. BROWN, JR. Joseph M. Brown, Jr.	Principal Financial Officer and Principal Accounting Officer	January 15, 2009
/s/ STEVEN J. MARTIN Steven J. Martin	Director	January 15, 2009
/s/ THOMAS E. COURTNEY Thomas E. Courtney	Director	January 15, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on January 15, 2009.

TruGreen LandCare
By:	TruGreen Companies L.L.C., its general partner
By:	/s/ RICHARD A. ASCOLESE Richard A. Ascolese President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. ASCOLESE Richard A. Ascolese	Principal Executive Officer	January 15, 2009
/s/ MARK W. PETERSON Mark W. Peterson	Principal Financial Officer and Principal Accounting Officer	January 15, 2009

Exhibit List

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of The ServiceMaster Company, amended as of July 24, 2007, is incorporated by reference to Exhibit 3(i) to the Registrant's Current Report on Form 8-K dated July 30, 2007 (the "2007 8-K")
3.2	Bylaws of The ServiceMaster Company, amended as of July 24, 2007, are incorporated by reference to the 2007 8-K
3.3**	Amended and Restated Certificate of Incorporation of InStar Services Group, Inc.
3.4**	Bylaws of InStar Services Group, Inc.
3.5**	Certificate of Limited Partnership of Merry Maids Limited Partnership, as amended
3.6**	Amended and Restated Agreement of Limited Partnership of Merry Maids Limited Partnership, as amended
3.7**	Certificate of Formation of MM Maids L.L.C.
3.8**	Operating Agreement of MM Maids L.L.C.
3.9**	Certificate of Incorporation of ServiceMaster Consumer Services, Inc.
3.10**	Bylaws of ServiceMaster Consumer Services, Inc.
3.11**	Certificate of Limited Partnership of ServiceMaster Consumer Services Limited Partnership, as amended
3.12**	Amended and Restated Agreement of Limited Partnership of ServiceMaster Consumer Services Limited Partnership, as amended
3.13**	Articles of Incorporation of ServiceMaster Holding Corporation
3.14**	Bylaws of ServiceMaster Holding Corporation
3.15**	Certificate of Incorporation of ServiceMaster Management Corporation
3.16**	Bylaws of ServiceMaster Management Corporation
3.17**	Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, as amended
3.18**	Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, as amended
3.19**	Certificate of Formation of SM Clean L.L.C.
3.20**	Operating Agreement of SM Clean L.L.C.
3.21**	Certificate of Incorporation of Terminix International, Inc., as amended
3.22**	Bylaws of Terminix International, Inc., as amended
3.23**	Certificate of Limited Partnership of The Terminix International Company Limited Partnership, as amended
3.24**	Second Amended and Restated Agreement of Limited Partnership of The Terminix International Company Limited Partnership
3.25**	Certificate of Formation of TruGreen Companies L.L.C.

3.26**	Second Amended and Restated Operating Agreement of TruGreen Companies L.L.C.
3.27**	Certificate of Incorporation of TruGreen, Inc.
3.28**	Bylaws of TruGreen, Inc.
3.29**	Certificate of Formation of TruGreen LandCare L.L.C., as amended
3.30**	First Amended and Restated Operating Agreement of TruGreen LandCare L.L.C.
3.31**	Certificate of Limited Partnership of TruGreen Limited Partnership, as amended
3.32**	Amended and Restated Agreement of Limited Partnership of TruGreen Limited Partnership, as amended
3.33**	Partnership Agreement of TruGreen LandCare
4.1
Indenture, dated July 24, 2008, among The ServiceMaster Company, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust FSB, as trustee, is incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated July 24, 2008
4.2
Exchange and Registration Rights Agreement, dated July 24, 2008, among The ServiceMaster Company, the Subsidiary Guarantors named therein and JPMorgan Chase Bank, N.A., as administrative agent, is incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated July 24, 2008
4.3**	First Supplemental Indenture, dated August 13, 2008, among TruGreen LandCare, The ServiceMaster Company, each existing Subsidiary Guarantor under the Indenture and Wilmington Trust, FSB
5.1**	Opinion of Sidley Austin LLP
10.1
Term Loan Credit Agreement, dated as of July 24, 2007, among CDRSVM Acquisition Co., Inc. ("Acquisition Co."), certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Term Loan Administrative Agent") and collateral agent (in such capacity, the "Term Loan Collateral Agent") and letter of credit facility issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.1 to the 2007 8-K
10.2	Term Loan Assumption Agreement, dated as of July 24, 2007, between Acquisition Co. and the Company is incorporated by reference to Exhibit 10.2 to the 2007 8-K
10.3
Guarantee and Collateral Agreement, dated as of July 24, 2007, made by the Company and the other Granting Parties (as defined therein), in favor of the Term Loan Administrative Agent and the Term Loan Collateral Agent is incorporated by reference to Exhibit 10.3 to the 2007 8-K
10.4
Security Agreement, dated as of July 24, 2007, made by the Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Term Loan Collateral Agent and Term Loan Administrative Agent is incorporated by reference to Exhibit 10.4 to the 2007 8-K
10.5
Term Loan Amendment Letter, dated as of July 30, 2007, among the Company, the Commitment Letter Lenders and Joint Lead Arrangers (each as defined therein) parties thereto, and the other parties thereto is incorporated by reference to Exhibit 10.5 to the 2007 8-K

10.6
Revolving Credit Agreement, dated as of July 24, 2007, among the Company, certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Revolving Administrative Agent"), collateral agent (in such capacity, the "Revolving Collateral Agent") and issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.6 to the 2007 8-K
10.7
Guarantee and Collateral Agreement, dated as of July 24, 2007, made by the Company and the other Granting Parties (as defined therein), in favor of the Revolving Collateral Agent and the Revolving Administrative Agent is incorporated by reference to Exhibit 10.7 to the 2007 8-K
10.8
Security Agreement, dated as of July 24, 2007, made by the Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Revolving Collateral Agent and Revolving Administrative Agent is incorporated by reference to Exhibit 10.8 to the 2007 8-K
10.9
Transaction Fee Agreement, dated as of July 24, 2007, among the Company, CDRSVM Topco, Inc. ("Holdings"), Clayton Dubilier & Rice, Inc., Bank of America Capital Investors V, L.P., Citigroup Alternative Investments LLC and J.P. Morgan Ventures Corporation is incorporated by reference to Exhibit 10.12 to the 2007 8-K
10.10	Consulting Agreement, dated as of July 24, 2007, among the Company, Holdings, and Clayton Dubilier & Rice, Inc. is incorporated by reference to Exhibit 10.13 to the 2007 8-K
10.11(a)
Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and Clayton Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P. and CD&R Parallel Fund VII, L.P. is incorporated by reference to Exhibit 10.14(a) to the 2007 8-K
10.11(b)
Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and Banc of America Capital Investors V, L.P., BAS Capital Funding Corporation, BACSVM, L.P., Banc of America Strategic Investments Corporation, Banc of America Capital Management V, L.P., BACM I GP, LLC and BA Equity Co-Invest GP LLC is incorporated by reference to Exhibit 10.14(b) to the 2007 8-K
10.11(c)
Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CPE Co-Investment (ServiceMaster) LLC and Citigroup Private Equity LP is incorporated by reference to Exhibit 10.14(c) to the 2007 8-K
10.11(d)	Indemnification Agreement, dated as of July 24, 2007, among the Company and Holdings and J.P. Morgan Ventures Corporation is incorporated by reference to Exhibit 10.14(d) to the 2007 8-K
10.12
Intercreditor Agreement, dated as of July 24, 2007, between the Revolving Administrative Agent and Revolving Collateral Agent and the Term Loan Administrative Agent and Term Loan Collateral Agent is incorporated by reference to Exhibit 10.15 to the 2007 8-K
10.13
Corporate Performance Plan, formerly known as the 2001 Long-Term Performance Award Plan, as amended March 16, 2001, is incorporated by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001

10.14	Annual Bonus Plan is incorporated by reference to Exhibit C to the April 16, 2003 Proxy Statement relating to The ServiceMaster Company's 2003 Annual Meeting of Shareholders held May 21, 2003
10.15
ServiceMaster Deferred Compensation Plan, as amended and restated effective January 1, 2005, is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated December 14, 2005
10.16
Employment Agreement dated August 16, 2006, effective as of June 30, 2006, between the Company and J. Patrick Spainhour is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated August 15, 2006
10.17
Change in Control Severance Agreement dated August 16, 2006 between the Company and J. Patrick Spainhour is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated August 15, 2006
10.18
Employment Agreement dated as of April 1, 2002 between the Company and Mitchell T. Engel is incorporated by reference to Exhibit 10.25 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002
10.19	Agreement dated as of November 15, 2006 between the Company and Ernest J. Mrozek is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated November 16, 2006
10.20	Agreement, dated as of September 27, 2007, between Ernie Mrozek and the Company is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated September 28, 2007
10.21
Separation Agreement and General Release dated as of February 26, 2007 between the Company and Jim Kaput is incorporated by reference to Exhibit 10.33 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2006 (the "2006 10-K")
10.22	Separation Agreement and General Release dated as of February 26, 2007 between the Company and Mitchell T. Engel is incorporated by reference to Exhibit 10.34 to the 2006 10-K
10.23	Agreement, dated as of August 31, 2007, between Scott Cromie and the Company is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated September 4, 2007
10.24	Form of change in control severance agreement is incorporated by reference to Exhibit 10.30 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2001
10.25	2007 Long-Term Incentive Plan ("LTIP") is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated March 20, 2007
10.26	Form of Participation Unit Award Agreement under the LTIP is incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K dated March 20, 2007
10.27
ServiceMaster Global Holdings, Inc. Stock Incentive Plan ("MSIP") is incorporated by reference to Exhibit 10.30 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2007 (the "2007 10-K")
10.28	Form of Employee Stock Subscription Agreement under the MSIP is incorporated by reference to Exhibit 10.31 to the 2007 10-K

10.29	Form of Employee Stock Option Agreement under the MSIP is incorporated by reference to Exhibit 10.32 to the 2007 10-K
10.30	Form of Employee Deferred Share Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.33 to the 2007 10-K
10.31	Form of Participation Agreement under the MSIP is incorporated by reference to Exhibit 10.34 to the 2007 10-K
10.32**	Term Loan Assumption Agreement, dated as of August 13, 2008, made by TruGreen Landcare in favor of CitiBank, N.A.
10.33**	Term Loan Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Landcare, L.L.C. in favor of CitiBank, N.A.
10.34**	Term Loan Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A.
10.35**	Revolving Credit Assumption Agreement, dated as of August 13, 2008, made by TruGreen Landcare in favor of CitiBank, N.A.
10.36**	Revolving Credit Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Landcare, L.L.C. in favor of CitiBank, N.A.
10.37**	Revolving Credit Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A.
10.38
Master Services Agreement, dated December 11, 2008, by and between ServiceMaster Consumer Services, L.P. and International Business Machines Corporation including Transaction Document No. 1 thereunder and all related exhibits and schedules (portions omitted pursuant to The ServiceMaster Company's request for confidential treatment filed with the Securities and Exchange Commission) is incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated December 23, 2008
12.1**	Statement re: computation of ratios of earnings to fixed charges
21**	Subsidiaries
23.1	Consent of Sidley Austin LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2*	Consent of Deloitte & Touche LLP
24.1**	Power of Attorney
25.1**	Form T-1 Statement of Eligibility of Trustee

*
Filed herewith.

**
Previously filed.

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TABLE OF CONTENTS
SUMMARY
Company Overview
The Offering
Risk Factors
Summary Historical Consolidated Financial Information
Ratios of Earnings to Fixed Charges
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
2007 Grants of Plan-Based Awards
2007 Outstanding Equity Awards at Fiscal Year-End
2007 Option Exercises and Stock Vested
2007 Nonqualified Deferred Compensation
2007 Director Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
RELATED MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
  APPENDIX A
INDEX TO FINANCIAL STATEMENTS
THE SERVICEMASTER COMPANY Condensed Consolidated Statements of Operations (Unaudited) (In thousands)
THE SERVICEMASTER COMPANY Condensed Consolidated Statements of Financial Position (Unaudited) (In thousands, except share data)
THE SERVICEMASTER COMPANY Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statements of Operations For the nine months ended September 30, 2008 (Successor) (in thousands)
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statements of Operations For the Successor period July 25, 2007 to September 30, 2007 (in thousands)
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statements of Operations For the Predecessor Period from January 1, 2007 to July 24, 2007 (in thousands)
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statements of Financial Position As of September 30, 2008 (in thousands)
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statements of Financial Position As of December 31, 2007 (in thousands)
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statement of Cash Flows For the nine months ended September 30, 2008 (Successor) (in thousands)
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statement of Cash Flows For the Successor period from July 25, 2007 to September 30, 2007 (in thousands)
THE SERVICEMASTER COMPANY AND SUBSIDIARIES Condensed Consolidating Statement of Cash Flows For the Predecessor Period from January 1, 2007 to July 24, 2007 (in thousands)
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Operations (In thousands)
Consolidated Statements of Financial Position (In thousands, except share data)
Consolidated Statements of Shareholders' Equity (In thousands)
Consolidated Statements of Cash Flows (In thousands)
Notes to the Consolidated Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
SCHEDULE II THE SERVICEMASTER COMPANY VALUATION AND QUALIFYING ACCOUNTS (In thousands)
  Item 17. Undertakings.
SIGNATURES
Exhibit List